AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 2004
                        REGISTRATION NO. 333-[__________]

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              DIOMED HOLDINGS, INC.
                         (NAME OF SMALL BUSINESS ISSUER)

            DELAWARE                         3845                   84-1480636
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                 ONE DUNDEE PARK
                                ANDOVER, MA 01810
                                 (978) 475-7771
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                -----------------

                               JAMES A. WYLIE, JR.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ONE DUNDEE PARK
                                ANDOVER, MA 01810
                                 (978) 475-7771
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    COPY TO:

                             WILLIAM A. NEWMAN, ESQ.
                                MCGUIREWOODS LLP
                     1345 AVENUE OF THE AMERICAS, 7TH FLOOR
                            NEW YORK, NEW YORK 10105
                                 (212) 548-2100

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by the selling stockholders after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]

                                       CALCULATION OF ADDITIONAL REGISTRATION FEE
====================================================================================================================================
                                                           PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF                                 OFFERING PRICE PER      PROPOSED MAXIMUM        AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED    AMOUNT TO BE REGISTERED         SHARE(1)       AGGREGATE OFFERING PRICE              FEE
 ----------------------------- ------------------------ --------------------- -------------------------- ---------------------------
Shares of common stock, par           12,224,717                $3.47               $42,419,768            $5,374.58
value $0.001 per share, issued
to the selling stockholders on
October 25, 2004, common stock
issuable upon conversion of
debentures issued October 25,
2004 and common stock underlying
warrants issued October 25, 2004
to the purchasers of common stock
and debentures.
----------------------------- ------------------------ ------------------------------------------------- ---------------------------

(1) Estimated solely for the purpose of determining the amount of the registration fee, based upon the average of the high and low sales prices of the common stock as reported by the American Stock Exchange in accordance with Rule 457 under the Securities Act of 1933, which was $3.47 per share on November 22, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2004

                                   PROSPECTUS

                        12,224,717 SHARES OF COMMON STOCK

                              DIOMED HOLDINGS, INC.

In this prospectus, unless the context requires otherwise, "we," "our," "us," "Diomed" and the "Company" refer to Diomed Holdings, Inc. and its subsidiaries.

We have prepared this prospectus to allow the selling stockholders to sell up to an aggregate of 12,224,717 shares of our common stock. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

The selling stockholders have advised us that they will sell the shares from time to time in the open market, on the American Stock Exchange (AMEX), in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution." We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling commission, brokerage fees and related expenses.

The following may be "underwriters" within the meaning of the Securities Act of 1933 in connection with the sale of their shares: Omicron Master Trust and its affiliates and Galleon Healthcare Partners L.P. and its affiliates. Additional selling stockholders and any participating broker-dealers may also be deemed to be "underwriters" as defined in the Securities Act. We cannot estimate at the present time the amount of commissions or discounts that will be paid to these underwriters or any other selling stockholders or broker-dealers who are deemed to be underwriters on account of their sale of shares of common stock. We have agreed to indemnify the selling stockholders, including these underwriters, against certain liabilities, including liabilities under the Securities Act, to the extent these liabilities are based on any untrue statement, or alleged untrue statement, of any material fact contained herein, or any omission, or alleged omission, of any material fact required to be stated herein, of on our violation of applicable securities law relating to any action or inaction required of us in connection with the registration of our common stock under this registration statement.

Our common stock is currently traded on the AMEX under the symbol "DIO." On November 22, 2004, the closing trading price of our common stock as reported on the AMEX was $3.47 per share.

SEE "RISK FACTORS," BEGINNING ON PAGE 6, FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________, __, 2004.

                                TABLE OF CONTENTS

DESCRIPTION                                                                                           PAGE
-----------                                                                                           ----
SUMMARY ................................................................................................3
SUMMARY FINANCIAL DATA .................................................................................4
RISK FACTORS............................................................................................6
SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS ..........................................18
RECENT DEVELOPMENTS....................................................................................19
CAPITALIZATION.........................................................................................20
DIVIDEND POLICY .......................................................................................20
BUSINESS ..............................................................................................20
LEGAL PROCEEDINGS .....................................................................................36
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION ......................37
DESCRIPTION OF PROPERTY................................................................................62
CERTAIN MARKET INFORMATION ............................................................................62
DESCRIPTION OF SECURITIES .............................................................................64
MANAGEMENT.............................................................................................66
EXECUTIVE COMPENSATION.................................................................................69
RELATED TRANSACTIONS...................................................................................75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL  OWNERS AND MANAGEMENT .......................................87
SELLING STOCKHOLDERS...................................................................................88
PLAN OF DISTRIBUTION...................................................................................91
TRANSFER AGENT.........................................................................................92
LEGAL MATTERS .........................................................................................92
EXPERTS ...............................................................................................92
WHERE YOU CAN FIND MORE INFORMATION....................................................................92
FINANCIAL STATEMENTS..................................................................................F-1
PART II..............................................................................................II-1
INDEMNIFICATION OF OFFICERS AND DIRECTORS ...........................................................II-1
RECENT SALES OF UNREGISTERED SECURITIES .............................................................II-1
EXHIBITS ............................................................................................II-13
UNDERTAKINGS ........................................................................................II-15
SIGNATURES...........................................................................................II-17
INDEX TO EXHIBITS....................................................................................II-18

                                     SUMMARY

                                   THE COMPANY

We specialize in developing and commercializing laser and related disposable product technologies used in minimally and micro-invasive medical procedures. Minimally and micro-invasive medical procedures typically result in reduced pain and scarring, shorter recovery periods and increased effectiveness compared to traditional surgical procedures. Most of the pain associated with traditional surgical procedures results from the slicing of the layers of skin and muscle tissue, which can be significantly diminished or eliminated with minimally and micro-invasive procedures.

In developing and marketing our clinical solutions, we use proprietary technology and we aim to secure strong commercial advantages over our competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the minimally and micro-invasive medical procedure industry, we seek to develop medical applications for our laser technology, to incorporate disposable products into these applications and to market our products to physicians who perform medical procedures using our products and the techniques that we develop or acquire. To optimize our revenues, we focus on clinical procedures which generate revenue from both our laser equipment and our disposable products, such as kits and optical fibers.

Our high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents for the endovenous laser treatment of varicose veins, we currently focus on endovenous laser treatment (our EVLT(R) product line) for use in varicose vein treatments, photodynamic therapy (our PDT product line) for use in cancer treatments, and other clinical applications.

Our principal executive offices are located at One Dundee Park, Andover, MA 01810. Our telephone number is (978) 475-7771.

                                  THE OFFERING

Common stock currently outstanding
   and available to trade publicly(1) ......... 15,218,938 shares

Common stock offered by the
   selling stockholders(2) .................... 12,224,717 shares

Common stock to be available
   to trade publicly
   after the offering(3) ...................... 27,443,655 shares

Use of proceeds ............................... We will not receive any proceeds from the sale of the shares of
                                                common stock offered by this
                                                prospectus.

American Stock Exchange Symbol ................ DIO

----------

(1) Includes approximately 3,100,000 shares held by affiliates. Excludes 2,362,420 shares of common stock that we issued on October 25, 2004 to the investors who purchased common stock in our private placement equity financing, which will not be available to trade publicly until the registration statement of which this prospectus is a part is declared effective by the SEC. Accordingly, the total number of shares of common stock currently outstanding is 17,581,359.

(2) This number (i) assumes (a) the full conversion of all principal and accrued interest on the variable rate convertible debentures that we issued in our private placement equity and debt financing on October 25, 2004 into 4,403,683 shares of common stock and (b) the exercise of all common stock purchase warrants that we issued on October 25, 2004 for 3,013,671 shares, and (ii) reflects a 25% allowance for possible increase in common stock that may become issuable pursuant to antidilution provisions in the debentures that we issued on October 25, 2004. See "Selling Stockholders - Determination of Number of Shares to be Registered," below for details regarding how we calculated the number of shares to be registered under the registration statement of which this prospectus is a part.

(3) Assumes no affiliates sell or acquire shares of common stock prior to the offering.

                             SUMMARY FINANCIAL DATA

The following table summarizes the financial data for our business and includes our audited consolidated financial data for the years ended December 31, 2002 and 2003, and unaudited consolidated financial data for the nine months ended September 30, 2003 and 2004, on an actual basis and as adjusted to reflect the pro forma effects of securities we issued in the equity financing completed on October 25, 2004 (as if the transaction occurred on January 1, 2003) which are being offered for resale under this prospectus. The pro forma amounts include adjustments to the balance sheet at September 30, 2004 as if the transaction occurred on that date. You should read the following information in conjunction with the consolidated financial statements and the related financial statement notes appearing elsewhere in this prospectus.

          STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE)

                                                                                                                    NINE MONTHS
                                                                                                       YEAR ENDED      ENDED
                                                       YEAR ENDED              NINE MONTHS ENDED       DECEMBER 31, SEPTEMBER 30,
                                                      DECEMBER 31,                SEPTEMBER 30,         PRO FORMA    PRO FORMA
                                                                                                       AS ADJUSTED  AS ADJUSTED

                                                   2002          2003          2003          2004          2003          2004
                                                 --------      --------      --------      --------      --------      --------
                                                                                   (UNAUDITED)          (UNAUDITED)   (UNAUDITED)
Revenues                                         $  5,556      $  9,198      $  6,644      $  9,409      $  9,198      $  9,409

Cost of Revenues                                    5,214         5,873         4,211         5,822         5,873         5,822
                                                 --------      --------      --------      --------      --------      --------

Gross Profit                                          342         3,325         2,433         3,587         3,325         3,587
                                                 --------      --------      --------      --------      --------      --------

Operating Expenses:
     Research and Development                         928           850           635         1,123           850         1,123
     Selling and Marketing                          3,263         4,055         2,892         4,866         4,055         4,866
     General and Administrative                     3,825         4,400         2,830         4,521         4,400         4,521
                                                 --------      --------      --------      --------      --------      --------

         Total Operating Expenses                   8,016         9,305         6,357        10,510         9,305        10,510
                                                 --------      --------      --------      --------      --------      --------

         Loss from Operations                      (7,674)       (5,980)       (3,924)       (6,924)       (5,980)       (6,924)
                                                 --------      --------      --------      --------      --------      --------

Interest Expense, Non-cash (1)                        225        12,893         2,933            --        13,137           183
Interest Expense, Cash-based (1)                      102         1,008           450            37         1,808           637
                                                 --------      --------      --------      --------      --------      --------
             Total Interest Expense                   327        13,901         3,383            37        14,945           820
                                                 --------      --------      --------      --------      --------      --------

  Net Loss Applicable to Common Stockholders     $ (8,001)     $(19,881)     $ (7,307)     $ (6,961)     $(20,925)     $ (7,743)
                                                 ========      ========      ========      ========      ========      ========

   Basic and Diluted Net Loss per Share
Applicable to Common Stockholders (2)            $ (14.70)     $  (8.99)     $  (7.26)     $  (0.50)     $  (4.57)     $  (0.47)
                                                 ========      ========      ========      ========      ========      ========

   Basic and Diluted Weighted Average
Common Shares Outstanding (2)                         544         2,212         1,007        14,042         4,575        16,401
                                                 ========      ========      ========      ========      ========      ========

                                                                         SEPTEMBER
                                                 SEPTEMBER 30,              30,
                                                    2004                   2004
                                                   ACTUAL                PRO FORMA
                                                                        AS ADJUSTED
                                                 (UNAUDITED)            (UNAUDITED)

BALANCE SHEET DATA (3)
Cash and cash equivalents                           6,825                16,380
Working Capital                                     6,827                16,508
Total assets                                       17,801                27,972
Non-current liabilities                               485                 5,607
Accumulated deficit                               (66,296)              (66,296)
Total stockholders' equity                         12,167                17,342

(1) The pro forma amounts include an additional $799,940 and $599,955 in general interest expense and $243,378 and $182,534 in non-cash interest expense pertaining to interest expense on notes, debt discount and deferred financing costs for the periods ended December 31, 2003 and September 30, 2004, respectively.

(2) Adjusted on a retroactive basis to give effect to the 1 for 25 reverse stock split, effective June 17, 2004.

(3) Adjusted to reflect the cash proceeds, convertible debt issued net of discount and the additional common stock issued October 25, 2004.

                                  RISK FACTORS

If you purchase our common stock and become a Company stockholder, you will be subject to the risks inherent in our business. Our stock price will fluctuate for many reasons, including how our business performs relative to, among other things, competition, market conditions and general economic and industry conditions. You should carefully consider the following risk factors as well as other information in this prospectus before purchasing our common stock. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry. If any of the following risks actually occur, the market price of our common stock could decline, and you may lose all or a significant part of the money you paid to buy our common stock. There may be other risks which we do not believe are currently material that may nonetheless impair our business.

The following risks relate primarily to general business issues including, our business plan, operations, revenues, losses, manufacturing, distribution, sales, marketing, distribution and personnel:

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES. WE MAY NOT EVER ACHIEVE OR MAINTAIN PROFITABILITY.

We have incurred significant operating losses since our inception, and, as of September 30, 2004, we have accumulated deficit of approximately $66.3 million, including $15.9 million in non-cash interest expense. We may continue to incur operating losses over the next few years, depending largely upon the commercial success of our EVLT(R) product line. We will need to generate revenues in excess of our losses to become profitable, and we may be unable to do so. If we do not become profitable, the value of our common stock may decline.

Our operating losses may increase as we continue to incur costs for research and development, regulatory, sales and marketing, manufacturing and general corporate activities. Whether we achieve and maintain profitability depends in part upon our ability, alone or with others, to successfully complete the development of future clinical applications, obtain required regulatory clearances and sell our products at profitable prices.

YOU MAY HAVE DIFFICULTY EVALUATING AN INVESTMENT IN OUR STOCK BECAUSE WE HAVE A LIMITED OPERATING HISTORY IN OUR CURRENT MARKETS.

Although we were founded in 1991, we have only commercially offered the products used in our EVLT(R) product line since late 1999 in Europe and January 2002 in the United States. As a result, you can only evaluate our business based on this very limited operating history. This short history may not provide an adequate basis for you to fully assess our ability to successfully develop or achieve market acceptance of our products, or to respond to competition.

OUR REQUIRED EXPENDITURES MAY EXCEED OUR BUDGETED EXPENSES, AND WE MAY NOT BE ABLE TO PAY FOR UNANTICIPATED EXPENSES OUT OF REVENUE OR OBTAIN ADDITIONAL INVESTMENT CAPITAL TO FUND THESE EXPENSES.

In November 2003, we completed a private placement equity financing transaction pursuant to which we raised gross proceeds of $22,000,000 and satisfied $1,200,000 in debt, which we had incurred in a May 2003 bridge financing.

In October 2004, we completed a private placement equity financing transaction pursuant to which we raised gross proceeds of $10,600,000. For further details, see "Recent Developments - "Private Placement in Equity and Debt in September 2004."

We have applied, and will continue to apply these proceeds, together with our operating revenue, to pay for our general working capital needs. However, the capital which we received from our 2004 equity financing and 2003 equity financing may not be sufficient to pay for all of our required expenditures if we have underestimated our expenditures or have overestimated our revenues when we prepared our business plan. We may need additional resources to fund the growth, acquisitions and working capital that our business plan envisions. The timing and amount of our future capital requirements will depend on many factors, including:

      -     the scope and results of preclinical studies and clinical trials;

      -     the time and costs involved in obtaining regulatory approvals;

      - the costs involved in preparing, filing, prosecuting, maintaining and enforcing our patents;

      -     the costs involved in any potential litigation;

      -     competing technological and market developments;

      -     our ability to establish additional collaborations;

      -     changes in existing collaborations;

      -     our dependence on others for development of our potential products;

      -     the cost of manufacturing, marketing and distribution;

      - the opportunities available for making acquisitions that would enhance our business; and

      -     the effectiveness of our activities.

If we require additional funds, we cannot be certain that such funds will be available to us on reasonable terms, or at all. In particular, given our capital structure after completing the equity financing and the current market price of our common stock, we may not be able to attract further new investment capital in the near future. The inability to obtain additional financing could cause us to reduce or cease operations, sell all or a portion of our assets, seek a sale of our business or enter into a business combination with a third party.

WE MAY NEED TO EXPAND OUR EXISTING MARKETING AND SALES RESOURCES.

Our marketing and sales resources may not be adequate for the successful commercialization of our products. Currently, we rely primarily on direct sales representatives for the U.S. market and independent distributors for the international market. Direct sales representatives are our employees. Direct sales representatives are paid a salary plus commissions on sales they make. Distributors purchase products from us and then resell our products and services to third parties. We use distributors primarily for sales in Canada and the international market. Our officers and employees develop and implement our marketing strategy, although we do periodically engage non-employee consultants, acting as independent contractors, to assist us in these efforts.

Market forces, such as increasing competition, increasing cost pressures on our customers and general economic conditions, may require us to devote more resources to our sales and marketing efforts, such as changing the composition of our sales and marketing staff and changing our marketing methods. These changes may result in additional expenses. For example, we will incur additional salary expenses if we increase hiring of direct sales representatives to replace independent sales representatives or distributors that we use. Similarly, if we increase our reliance on marketing consultants to assist us, we will incur greater costs. If we decide to increase our advertising, we will also incur higher sales and marketing costs.

As we expand our sales force and increase our marketing activities, we cannot make any assurances that those efforts will result in more sales or higher revenue. Also, we cannot make any assurances that the increased costs we incur by expanding our sales and marketing resources will result in greater sales or in higher revenue. Further, even if we increase our spending on sales and marketing, we may not be able to maintain our current level of sales.

WE MAY NEED TO EXPAND OUR EXISTING MANUFACTURING AND DISTRIBUTION CAPABILITIES.

Our manufacturing and distribution capabilities, and any current or future arrangements with third parties for these activities, may not be adequate for the successful commercialization of our products.

To be successful, we must manufacture our products in commercial quantities and at acceptable costs as required by current good manufacturing practices, the FDA and the applicable standards of other regulators. We currently have the capacity to manufacture products at certain commercial levels within existing good manufacturing practices. Future regulatory clearances by the FDA and other regulatory agencies could result in the need to expand our manufacturing operations. If we expand our manufacturing capabilities, we would need to spend substantial funds, hire and retain significant additional personnel and comply with extensive regulations. If we are not able to expand our manufacturing capabilities, or are unable to continue to comply with good manufacturing practices, our ability to grow and to maintain our competitiveness may be significantly hindered.

WE RELY ON OUR AGREEMENTS WITH OUR SUPPLIERS. IF WE FAIL TO MAINTAIN OR ESTABLISH THESE AGREEMENTS, WE MAY NOT BE ABLE TO OBTAIN MATERIALS THAT ARE NECESSARY TO DEVELOP OUR PRODUCTS AND THEIR APPLICATIONS.

We depend on outside suppliers for certain raw materials and other components for our products, including the diodes for our lasers. Raw materials or components that we need may not always be available at our standards or on acceptable terms, if at all, and we may be unable to get alternative suppliers or produce needed materials or components on our own. If we cannot obtain these raw materials or components, we may be unable to make our products in sufficient quantities to meet our customers' needs. We may also be unable to develop new products and applications and conduct clinical trials. This will, in turn, hinder our ability to obtain regulatory approval of these applications, thereby impairing our ability to expand our markets or create products for new treatments.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND CONSULTANTS. IF WE FAIL TO DO SO, WE MAY NOT BE ABLE TO DEVELOP OUR APPLICATIONS.

Our success depends in large part on our ability to attract and retain highly qualified management and other personnel. We depend upon the principal members of our management team, key employees, staff and consultants that we engage from time to time. Competition for this talent is intense, and we may not be able to continue to attract and retain this talent. If we are unable to attract and retain skilled personnel, our business would suffer.

We have limited resources to attract and retain personnel. Our ability to compensate and provide incentives to management and our employees depends on our financial resources and the availability of equity compensation. In the second quarter of 2003, the board of directors approved a new stock option plan providing for up to 1,600,000 shares of common stock to be issued to our officers, directors, employees and consultants. We have granted incentive awards for shares under this plan, and as of September 30, 2004, 675,196 shares were available for future grants under the 2003 incentive plan. This amount may not be adequate for our needs, and we may wish to adopt a new incentive plan. Any new incentive plan will require stockholder approval before we may grant any stock options or other equity compensation under a new plan.

In addition, our directors and senior officers are likely to require that we maintain directors' and officers' insurance at levels comparable to that which we have maintained in the past. The premiums for this coverage represent a significant expense and are subject to substantial increases if the insurance market becomes more limited. Our current directors' and officers' liability insurance policies provide this coverage through February 2005. If we are unable to provide adequate compensation or are unable to obtain sufficient directors' and officers' insurance coverage, we may not be able to attract or retain key personnel.

Personnel changes may disrupt our operations. Hiring and training new personnel will entail costs and may divert our resources and attention from revenue-generating efforts. From time to time, we also engage consultants to assist us in our business and operations. These consultants serve as independent contractors, and we therefore do not have as much control over their activities as we do over the activities of our employees. Our consultants may be affiliated with or employed by other parties, and some may have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us. Inventions or processes discovered by these persons will not necessarily become our property. If we are unable to find alternative talent, we will not be in a position to avoid or negotiate terms that would seek to protect us from these conditions.

WE MAY SUFFER LOSSES OR ENCOUNTER OTHER PROBLEMS AS A RESULT OF FUTURE BUSINESS COMBINATIONS AND ALLIANCES.

We may expand our operations and market presence by entering into business combinations, joint ventures, co-branding or other strategic alliances with other companies. These transactions create risks, such as:

            - difficulty in assimilating the operations, technology and personnel of the combined companies;

            - the disruption of our ongoing business, including loss of management focus on existing businesses and other market developments;

            - problems retaining key technical and managerial personnel;

            - expenses associated with the amortization of intangible assets;

            - additional operating losses and expenses of acquired businesses;

            - impairment of relationships with existing employees, customers and business partners; and

            - additional losses from any equity investments we might make or the assumption of liabilities from third parties that we combine with.

We may not succeed in addressing these risks, and we may not be able to make business combinations and strategic investments on terms that are acceptable to us. In addition, any business we may acquire may incur operating losses.

SINCE A SUBSTANTIAL PORTION OF OUR REVENUES TO DATE HAVE COME FROM INTERNATIONAL SALES, EVENTS AFFECTING INTERNATIONAL COMMERCE MAY ADVERSELY AFFECT OUR FUTURE INTERNATIONAL SALES, FUTURE REVENUES AND OUR PRODUCTS' FUTURE PROFITABILITY.

International revenue accounted for approximately 45% of our total revenue in 2002, 37% of our total revenue in 2003 and 36% of our total revenue for the nine months ended September 30, 2004. Our key international markets are the European Union, Japan, Australia, South Korea, Peoples' Republic of China and Canada. Outside of the European Union, we must obtain country-by-country approval to import our products. Fluctuations in currency exchange rates may negatively affect our ability to compete, in terms of price, against products denominated in local currencies. Our international sales are made through international distributors and their wholly-owned subsidiaries with payments to us typically denominated in the local currencies of the United Kingdom and Europe and in U.S. dollars in the rest of the world. We believe that the U.S. is the single largest market for our EVLT(R) product line. We anticipate that the comparative portion of our total revenues derived from international sales will decrease as our sales of our EVLT(R) product line in the U.S. will increase, due to our emphasis on selling EVLT(R) in the U.S. However, we expect that international sales will continue to provide a significant portion of our total revenues.

BUSINESS INTERRUPTIONS COULD KEEP U.S. FROM DEVELOPING OUR PRODUCTS' CLINICAL APPLICATIONS AND INCREASING OUR REVENUES.

Natural or man-made disasters, such as fires, earthquakes, power losses, telecommunications failures, terrorist attacks, military operations and other events beyond our control may interrupt our operations. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.

IF WE OR OUR SUPPLIERS FAIL TO COMPLY WITH APPLICABLE MANUFACTURING REGULATIONS, OUR BUSINESS COULD BE HARMED.

We and our key component suppliers are required to demonstrate and maintain compliance with the FDA's Quality System Regulation, or QSR. The QSR sets forth the FDA's requirements for good manufacturing practices of medical devices and includes requirements for, among other things, the manufacturing, packaging, labeling and distribution of such products. The FDA enforces the QSR through inspections. The FDA conducted its most recent QSR inspection in 2002, and the FDA issued a satisfactory letter to us after this inspection. We cannot assure you that we or our key component suppliers are or will continue to be in compliance, will not encounter any manufacturing difficulties, or that we or any of our subcontractors or key component suppliers will be able to maintain compliance with regulatory requirements. Furthermore, we cannot assure you that if we need to seek out new suppliers to satisfy our business requirements that we will be able to locate new suppliers who are in compliance with regulatory requirements. Our failure to do so will have a material adverse effect on our ability to produce our products and on our profitability.

MARKET ACCEPTANCE OF OUR FUTURE PRODUCTS OR THEIR USES IS UNCERTAIN. FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL HARM OUR BUSINESS' OVERALL CHANCES FOR PROFITABILITY.

Our long term business plan envisions our marketing medical products in addition to our current EVLT(R) and photodynamic therapy product lines. These future products will likely require regulatory approval prior to commercialization. Even if regulators approve our future products for marketing, these products may not achieve market acceptance. Our revenues would suffer as a result. The degree of market acceptance will depend upon a number of factors, including:

            - the establishment and demonstration in the medical community of the safety and efficacy of our clinical applications and their potential advantages over existing applications;

            - the pricing and reimbursement policies of government and third-party payors, such as insurance companies, health maintenance organizations and other plan administrators; and

            - the general willingness of physicians, patients, payors or the medical community to accept, utilize or recommend any of our applications.

For example, since most photodynamic therapy treatments still are in clinical trials, there is no long-term safety or efficacy data available. The medical profession may, therefore, prefer to prescribe conventional alternatives to PDT, such as surgery, chemotherapy and radiation. If our future products and clinical applications are not accepted due to these or other factors, our business will not develop as planned and may be harmed.

The following risks relate principally to our commercialization of our current and future products and their clinical applications:

SOME OF OUR PRODUCTS MAY NEVER BE SUCCESSFULLY COMMERCIALIZED, AND, THEREFORE, THESE PRODUCT LINES MAY NEVER BECOME PROFITABLE OR ALLOW U.S. TO RECOUP EXPENSES INCURRED IN THEIR DEVELOPMENT.

We must be able to effectively develop, market and sell our products in order to make a profit. Commercialization depends upon:

            - successfully completing development efforts of our collaborative partners, including finding new clinical applications for our existing products;

            - obtaining the required regulatory approvals;

            - manufacturing our products at an acceptable cost and with appropriate quality;

            - favorable acceptance of any products marketed; and

            - successful marketing and sales efforts by our partner(s) and ourselves.

We may not successfully achieve some or all of these goals, and if so, our business and our financial condition would be adversely affected. The time frame necessary to achieve these goals for any individual clinical application is uncertain. Most applications will require clinical studies and clinical trials, and all applications will require regulatory approval prior to commercialization. The likelihood of our success must be considered in light of these and other problems, expenses, difficulties, complications and delays that may arise.

IF WE FAIL TO GAIN MARKET ACCEPTANCE OF OUR PRODUCTS, OUR BUSINESS WOULD SUFFER.

We are introducing novel products and technology into the vein treatment market. The vein treatment market is dominated by vein stripping procedures which are well established among physicians, have extensive long-term data, and are routinely taught to new surgeons. As a result, we cannot be certain of gaining widespread acceptance of our products and therefore may not achieve expected revenues or ever become profitable.

To achieve growth in our sales of our EVLT(R) product line over time, we believe we must continue to penetrate the market for the treatment of vein disease and expand physicians' education with respect to the EVLT(R) product line.

HEALTH CARE REIMBURSEMENT FOR OUR FUTURE PRODUCTS AND THEIR APPLICATIONS REMAIN UNCERTAIN AND WE MAY BE UNABLE TO ACHIEVE MARKET ACCEPTANCE OR GENERATE PROJECTED REVENUES WITHOUT ROUTINE COVERAGE BY MEDICAL INSURANCE.

Our principal product line is EVLT(R). The American Medical Association and the Center for Medicare and Medicaid Services has established reimbursement codes for laser ablation as a mode of treatment for superficial vein disorders, including our EVLT(R) product line for varicose veins. The new codes form the basis for Medicare and Medicaid reimbursement across the U.S. and are expected to become effective January 1, 2005. The creation of these codes, combined with existing insurance carriers policies in the U.S., represent over 180 million covered lives in the U.S.

It still remains, however, that various health care providers and third party payors may refuse to cover our future products and/or their particular medical applications. If the patients who use our treatments do not obtain coverage, patient demand for our applications may decrease and as a result, physicians may not purchase our products. Our ability to commercialize our future products successfully depends, in part, on the extent to which third parties make reimbursement available for these products and related treatments. These third parties include collaborative partners, government health administration authorities, private health insurers, managed care entities and other organizations. Increasingly, these payors are challenging the price of medical products and services and establishing protocols and formularies, which effectively limit physicians' ability to select products and procedures. Uncertainty exists as to the reimbursement status of health care products, especially innovative technologies. Additionally, reimbursement coverage, if available, may not be adequate for us to achieve market acceptance of our future products or to maintain price levels sufficient for us to realize an appropriate return on our products. If payors decide not to continue covering our products, our sales may not meet our projections.

Further, our strategy depends in part on our collaborative partners. As a result, our ability to commercialize our products may be hindered if cost control initiatives, such as reducing reimbursement rates or amounts, adversely affect our collaborators or the clinical applications they market or are seeking to develop.

FAILURE TO OBTAIN PRODUCT APPROVALS OR COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR ABILITY TO MARKET AND SELL OUR PRODUCTS AND SERVICES AND COULD RESULT IN LOSSES.

We have been successful in receiving governmental clearances for the products listed below along with their indications for use:

                PRODUCT                                                   INDICATION FOR USE
               ---------                                                 ---------------------
EVLT(R)kit and D15 plus diode laser          Closure of the greater saphenous vein in patients with superficial vein reflux

Diomed 15 plus and 30 plus                   Open and endoscopic surgical procedures in fields such as urology, gastroenterology, gynecology and neurosurgery; applications include treatment of vascular lesions and pigmented lesions

Diomed 630 PDT                               Combination pre-market approval application for Photofrin used in palliation of esophageal cancer and endobronchial non-small cell lung cancer and for treatment of Barrett's Esophagus

EVLT(R) kit and D15 plus and
D30 plus diode lasers                        Treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein

The production and marketing of our products and our ongoing research and development, preclinical studies and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and similar regulatory agencies in other countries. Before we can market them, most medical devices that we develop, and all of the drugs we use in conjunction with those devices, must undergo rigorous preclinical studies and clinical trials and clear an extensive regulatory process administered by the FDA and comparable foreign authorities. These processes involve substantial costs and can often take many years. As a result of the required up-front costs for regulatory and relatively long time between developing a product and being able to sell it and generate revenue, we may incur losses and negative cash flows. Regulations provide that failure to comply with the applicable requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution. We have limited experience in performing regulatory activities, we have limited resources available for handling regulatory matters. We rely on our collaborative partners and outside consultants to assist us with our regulatory needs.

We must compile and submit to the FDA or other applicable regulators new indications of use as we determine new clinical applications for our products. We may also be required to seek regulatory clearance for modifications to our existing platform of lasers and disposable products, including changes to suppliers, which must satisfy the FDA's applicable criteria or the criteria of other applicable regulators. We believe that we have not reached this threshold in our program and are not now required to submit an application to the FDA for any changes we have made to our previously reviewed products. In the future, however, we may decide to alter certain disposables or lasers in a manner such that the FDA or other applicable regulators outside the United States will review and approve the change. If we are required to seek FDA for future indications or modifications to our existing products or services, we or our collaborative partners may be unable to satisfy the conditions imposed by the FDA (or other regulators). As a result, we may be required to abandon applications for regulatory approval we make, or we may be unable to obtain FDA clearances or other approvals we seek, and therefore we may be unable to offer products and services relating to the new indications of use or product modifications that we identify.

As to our EVLT(R) product line, in January 2002 the FDA granted clearance for using a diode laser fiber to close the greater saphenous vein to treat superficial reflux. In December 2002 the FDA granted clearance for expanded indications for use of EVLT(R) including Diomed's D15plus and D30plus diode lasers and disposable kits for the treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein.

We are also subject to the Radiation Control for Health and Safety Act with laser radiation safety regulations administered by the Center for Devices and Radiological Health of the FDA. We may be subject to fines or other penalties for failure to comply with these regulations. For detailed information, see "Business--Government Approvals."

SINCE TECHNOLOGY IN OUR INDUSTRY IS CONSTANTLY CHANGING, WE FACE TECHNOLOGICAL UNCERTAINTY AND FACE CERTAIN COMPETITIVE DISADVANTAGES.

We are a relatively new enterprise and are engaged in the development of novel therapeutic technologies, such as EVLT(R). As a result, our resources are limited, and we may experience technical challenges inherent in such novel technologies. Many of our competitors have substantially greater financial, technical and human resources than we do and may also have substantially greater experience in developing products, conducting preclinical studies or clinical trials, obtaining regulatory approvals and manufacturing and marketing. Further, our competitive position could be materially adversely affected if our competitors or other third parties establish patent protection, because we may then have to pursue alternate means of developing our products. Existing competitors or other companies may succeed in developing technologies and products that are safer, more effective or more affordable than those that we develop.

IF PHYSICIANS DO NOT SUPPORT THE USE OF OUR PRODUCTS, WE MAY NOT ACHIEVE FUTURE SALES GROWTH.

Our product sales have mainly been to physicians who are receptive to minimally invasive techniques. Other physicians may not purchase our products until they receive further long-term clinical evidence to convince them to alter their existing treatment methods and recommendations from prominent physicians that our products effectively treat vein disease. Physicians to whom we market our products have been trained in alternative vein treatment procedures. We may be unable to persuade physicians to incur the time necessary to adopt our EVLT(R) procedure in place of those more familiar procedures. We believe that physicians will not use our products unless they determine, based on experience, clinical data and other factors, that our EVLT(R) product line represents an attractive alternative to conventional means of treating vein disease. There are few independently published clinical reports and little long-term clinical follow-up to support our marketing efforts. If our EVLT(R) product line does not receive adequate endorsement by influential physicians or our long-term data does not support our current claims of efficacy, our product sales and profitability could be materially adversely affected.

FAILURE IN OUR PHYSICIAN TRAINING EFFORTS COULD SIGNIFICANTLY REDUCE PRODUCT SALES.

Achieving successful results with our EVLT(R) product line is highly dependent on proper physician technique in performing the procedure. As a result, it is critical to the success of our sales effort to provide a sufficient number of physicians with adequate instruction in the use of our products. We rely on physicians to spend their time to learn the new procedure. If physicians are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury, negative publicity or lawsuits against us, any of which could have an adverse effect on our product sales or increase our product liability risk.

THE TERMINATION OF LICENSES THAT WE NOW HAVE FOR SOME OF THE TECHNOLOGY THAT WE USE COULD ENABLE COMPETITORS TO OFFER PRODUCTS SIMILAR TO OURS OR PREVENT U.S. FROM OFFERING OUR PRODUCTS.

We currently have two technology licenses that are material to our business. The first license relates to our EVLT(R) product line and the second relates to our OPTIGUIDE(R) fiber optic diffuser. For detailed information, see "Business - Patents, Trademarks and Proprietary Technology."

We have an exclusive license to the technology we use in our EVLT(R) products and services with four of the five inventors of this technology. We also acquired directly from the fifth inventor all of his rights to the EVLT(R) patent. If we were to breach our obligations under the exclusive license, our license could be terminated by the licensor. If our license is terminated by the licensor, although we could still make, use or sell our EVLT(R) products and services under our own title to the EVLT(R) patent, the other inventors could license the EVLT(R) patent to our competitors, which would reduce our competitive advantage and could result in lower revenue.

The second license relates to our photodynamic therapy product line. This is a sublicense for patented technology that we currently use in our OPTIGUIDE(R) fiber optic diffuser. Our sublicense for this technology is non-exclusive. The term of this sublicense is for the term of the primary exclusive license from the patent owner to our licensor. The term of the primary exclusive license is the same as the term of the patent. If our license for the OPTIGUIDE(R) technology is terminated, we may not have access to components that we need to manufacture our OPTIGUIDE(R) products. We may not be able to find an alternative technology source to continue manufacturing these products on reasonable terms or at all.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID CHANGES IN THE MEDICAL DEVICES INDUSTRY. AS A RESULT, SOME OR ALL OF OUR PRODUCTS COULD BECOME OBSOLETE. COMPETING PRODUCTS AND TECHNOLOGIES MAY ALSO MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.

Our industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Well-known pharmaceutical and medical device companies are marketing well-established therapies for the treatment of cancer and other diseases. Doctors may prefer existing methods rather than try our products. Therefore, we may be unable to meet our sales goals. Many companies are also seeking to develop new products and technologies for medical conditions for which we and our collaborative partners are developing treatments. Our competitors may succeed in developing products that are safer or more effective than ours and in obtaining regulatory approval for future products before we do. As a result, we may not be able to recoup our costs in developing these products. We anticipate that we will face increased competition as new companies enter our markets and as the scientific development of similar treatments evolves.

The following risks relate primarily to legal protections and related concerns:

THERE ARE SUBSTANTIAL CONCERNS REGARDING SAFETY AND HEALTH IN THE U.S. MEDICAL PRODUCTS INDUSTRY. WE MAY NOT HAVE ADEQUATE PROTECTION AGAINST PRODUCT LIABILITY OR RECALL, AND WE MAY HAVE TO PAY A SIGNIFICANT AMOUNT OF MONEY ON LIABILITY CLAIMS OR RECALLS.

Testing, manufacturing and selling medical products and applications entails significant inherent, industry-wide risks of allegations of product liability. The use of our products in clinical trials and the sale of our products may expose us to liability claims of patients or others who use our products in connection with clinical trials or sales of treatments offered by our customers. We currently carry insurance against these risks in amounts we believe sufficient and comparable to other similarly situated medical device companies, but that insurance coverage may not be adequate to cover all our liabilities.

The following are some of the risks related to liability and recall:

            - we are subject to the inherent risk that a governmental authority or third party may require the recall of one or more of our products;

            - if we obtain insurance coverage in the future, this coverage may not be available at a reasonable cost if at all, or in amounts sufficient to protect us against claims that may be made; and

            - liability claims relating to our products or a product recall could adversely affect our ability to obtain or maintain regulatory approval for our products and their applications.

To date, we have been named as a defendant in one product liability action, arising from a doctor's alleged malpractice while performing a photodynamic therapy treatment on a patient's esophagus. That action is currently in the discovery phase of litigation. We do not expect the outcome of this litigation to be adverse to us, or to incur material expenses or liability in connection with this action.

A successful product liability claim could materially adversely affect our cash flows and our ability to meet the costs of developing our products and their clinical applications. Defense of these claims could also entail significant expense and divert the attention of our management and personnel from other activities.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, OR IF WE LOSE OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

We rely on a combination of patents, licenses, trade secrets and know-how to establish and protect our proprietary rights to our technologies and products. As of September 30, 2004, we held 21 patents in the U.S. and foreign countries. We currently have patents for the following inventions we use in our laser devices and systems:

            - endovascular laser treatment of varicose veins, used in EVLT(R);

            - solid state laser diode light source;

            - high power light source;

            - peltier-cooled apparatus;

            - medical spacing guide; and

            - Fiber optic diffuser.

Of the patents, seven are U.S. patents and 14 are counterparts of the principal U.S. patents filed in different jurisdictions. These patents expire at various times from 2011 to 2019.

In addition to the foregoing patents which we own, we also license certain patented technology. Although we have an ownership interest in the EVLT(R) patent that we purchased in September 2003 from one of the inventors of this technology, we also licensed the rights in the same patent from all of the other inventors on an exclusive basis. We also sub-license technology used in our OPTIGUIDE(R) fiber optic diffuser used in photodynamic therapy applications on a non-exclusive basis from the licensee. For detailed information, see the risk factor captioned "The Termination of Licenses that We Now Have for Some of the Technology that We Use Could Enable Competitors to Offer Products Similar to Ours or Prevent Us from Offering Our Products" and "Business - Patents, Trademarks and Proprietary Technology."

To date, we have sued four competitors for infringement of our EVLT(R) patent:
Vascular Solutions, Inc., AngioDynamics, Inc., Total Vein Solutions, LLC and New Star Lasers, Inc. d/b/a CoolTouch, Inc. See "Legal Proceedings," below for further information regarding these lawsuits. Vascular Solutions, AngioDynamics and Total Vein Solutions have each countered that our EVLT(R) patent is invalid. If our EVLT(R) patent is judicially determined to be invalid, then we will not prevail in our infringement actions. We will write off our patent acquisition costs (currently an intangible asset on our balance sheet) and we will not be able to exclude third parties from using our EVLT(R) technology. This would likely have a material adverse effect on our financial condition.

We cannot guarantee that the steps that we have taken or will take to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition to seeking formal patent protection whenever possible, we attempt to protect our proprietary rights and trade secrets by entering into confidentiality and non-compete agreements with employees, consultants and third parties with which we do business. However, these agreements can be breached and, if they are, there may not be adequate remedies available to us, and we may be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures. If our trade secrets become known, we may lose our competitive advantage.

In addition, we may not be able to detect unauthorized use of our intellectual property or take appropriate steps to enforce our rights. If third parties infringe or misappropriate our patents or other proprietary rights, our business could be seriously harmed. We may be required to spend significant resources to monitor our intellectual property rights. We may not be able to detect infringement of these rights, and consequently we may lose our competitive advantages associated with our intellectual property rights before we do so. In addition, competitors may design around our technology or develop competing technologies that do not infringe on our proprietary rights.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY CLAIMS, WHICH COULD BE COSTLY AND TIME CONSUMING AND COULD DIVERT OUR MANAGEMENT AND KEY PERSONNEL FROM OUR BUSINESS OPERATIONS.

Although we do not believe that any of our products infringe the intellectual property of third parties, we may be unaware of intellectual property rights of others that may be used in our technology and products. Third parties may claim that we are infringing their intellectual property rights. Third parties may also claim that our patents have been improperly granted and may seek to invalidate our existing or future patents. Although we do not believe that any of our active patents should be subject to invalidation, if any claim for invalidation prevailed, the result could be greatly expanded opportunities for third parties to manufacture and sell products which compete with our products.

Litigation or other challenges regarding our patents or other intellectual property could be costly and time consuming and could divert our management and key personnel from our business operations. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain these agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of our products. Infringement claims, even if not substantiated and unsuccessful, could result in significant legal and other costs and may be a distraction to management.

The following risks relate principally to our common stock and its market value:

OUR COMMON STOCK COULD BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, MANY OF WHICH WILL BE BEYOND OUR CONTROL, AND THOSE FLUCTUATIONS MAY PREVENT OUR STOCKHOLDERS FROM RESELLING OUR COMMON STOCK AT A PROFIT.

The securities markets have experienced extreme price and volume fluctuations during the past three years, and the market prices of the securities of emerging companies and technology-oriented companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. In fact, we have been sued for allegedly violating Section 10(b) of the Securities Exchange Act of 1934, in connection with trading activity during the first quarter of 2002. We believe this lawsuit to be without merit, and have moved for dismissal. See "Legal Proceeding" below, for details regarding this lawsuit. Securities class action litigation could result in substantial costs, liabilities and a diversion of management's attention and resources. The shares of common stock recently issued in our equity financing transactions will likely enter the trading market, which may result in lower trading prices if there are not sufficient purchasers to absorb the common stock as it enters the trading market.

Since the February 14, 2002 merger by which we became a public company through September 30, 2004, the price and trading volume of our common stock has ranged widely. During this period, the highest closing price of our common stock was $220.00 on March 8, 2002 (adjusted for our 1-for-25 reverse stock split effective on June 17, 2004), and the lowest closing price of our common stock was $1.66 on October 21, 2004.

OUR COMMON STOCK HAS ONLY BEEN PUBLICLY TRADED SINCE FEBRUARY 22, 2002. THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED WIDELY AND WE EXPECT THAT THE PRICE OF OUR COMMON STOCK COULD CONTINUE TO FLUCTUATE SUBSTANTIALLY.

Until shortly after the February 14, 2002 merger, there was not any significant public market for our common stock. On February 22, 2002, shares of our common stock became listed for trading on the AMEX. We cannot be certain that the AMEX will maintain our listing if we fall below its listing qualifications or do not comply with other applicable AMEX rules. An issuer's securities may be delisted by the AMEX if the issuer fails to meet certain financial criteria, or if a listed security trades at a low market price for a substantial period of time. We have not received notice from the AMEX threatening to delist our common stock, but if we were to receive such a notice in the future, we cannot be certain that we would be able to take corrective action requested by the AMEX to avoid delisting.

If our shares are not listed on the AMEX, our shares are likely to be quoted on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, where they were quoted prior to February 2002, but where there may be less trading of our shares.

The market price for our common stock will be affected by a number of factors, including:

            - developments within our own company;

            - our announcements of new products or new clinical applications for our products;

            - our competitors' announcements of new products or new clinical applications;

            - quarterly variations in our or our competitors' results of operations;

            - changes in earnings estimates, recommendations by securities analysts or our failure to achieve analysts' earning estimates;

            - developments in our industry;

            - the number of shares of our common stock that are available for trading in the markets at any given time; and

            - general market conditions and other factors, including factors unrelated to our or our competitors' operating performance.

In addition, the stock prices of many companies in both the medical device and medical services industries have experienced wide fluctuations, often unrelated to the operating performance of those companies. These factors and industry price fluctuations may materially and adversely affect the market price of our common stock.

SALES OF OUR STOCK BY STOCKHOLDERS PRIOR TO OR FOLLOWING THE FEBRUARY 14, 2002 MERGER MAY HAVE A POTENTIAL IMPACT ON US.

Prior to the February 14, 2002 merger, there was both public and private trading in the shares of Natexco Corporation, which became Diomed Holdings, Inc. in the merger. We have been named as a defendant in a class action consisting of persons who acquired or common stock from February 10, 2002 through March 21, 2002. We believe this suit to be without merit and have moved to dismiss it. See "Legal Proceedings," below. We cannot be certain that other buyers or sellers will not assert claims arising out of their purchases and sales of shares, and we cannot predict whether those claims will involve us. To the extent that we are involved, this may entail expense and diversion of management's attention, and if we are found to be have done something improper, then we may have financial liability, or we may be required to issue additional shares of stock or take other corrective action.

CERTAIN OF OUR INVESTORS HAVE SIGNIFICANT VOTING POWER AND HAVE INFLUENCE ON THE COMPOSITION OF OUR BOARD OF DIRECTORS.

As of October 31, 2004, our investors in the 2003 equity financing continued to hold approximately 60% of our outstanding shares of common stock. Of these investors, investors holding approximately 79% of the shares that we issued in the 2003 equity financing (including Gibralt U.S., which is controlled by Samuel Belzberg, one of our former directors (through February 2004) and, as of October 31, 2004, the holder of approximately 12% of our outstanding common stock) became parties to a stockholders' agreement to which we are also a party.

The stockholders' agreement contains provisions regarding our board of directors. Pursuant to this agreement, we increased the size of our board to nine directors, and, as a result of the increased size of the board and the resignation of Samuel Belzberg as a director, our remaining six directors nominated and appointed to the board three persons selected by those investors who are parties to the stockholders' agreement. Those directors are Joseph Harris, chairman of our audit committee, Sidney Braginsky, a member of our audit committee, and Edwin Snape, Ph.D., a member of our compensation committee.

Under the stockholders' agreement, we also agreed that the size of the board of directors would remain at nine and we will use our best efforts to nominate for election to the board of directors at each annual meeting of stockholders three persons designated by those investors who are parties to the stockholders' agreement. The agreement with regard to the nomination of directors terminates when the investors who are parties to the stockholders' agreement cease to beneficially own more than 50% of the investors' shares that are subject to the agreement. As of October 31, 2004, approximately 79% of the investors' shares that are subject to the agreement continued to be owned by these parties. Gibralt U.S. also agreed to vote its voting securities in favor of the election of the investors' three designees during the first three years after the completion of the equity financing.

The investors in the 2004 equity and debt financing control approximately 13% of our currently outstanding shares of common stock, not including common stock they may acquire upon the exercise of warrants or conversion of convertible debentures that these investors also hold. We have no stockholders' agreement with the investors in the 2004 equity financing.

As a result of the high percentage of ownership of our outstanding shares that the investors in the 2003 equity finacing continue to own and, as to those investors who are parties to the stockholders' agreement and therefore have the right to designate three director nominees, these investors may be able to control the management and affairs of our company. Additionally, the significant percentage of shares held by investors in the 2004 equity and debt financing also results in these investors having influence on us. These investors' interests may vary from yours. The concentration of share ownership that these investors have also gives them influence over our affairs, particularly if these investors act in concert. The effect of our investors' concentration of ownership may also delay or prevent a change in control and might adversely affect the market price of our common stock. Therefore, concentration of ownership in the 2003 and 2004 investor factions may not be in the best interest of our other stockholders.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION ON THE VALUE OF OUR STOCK.

We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our stock, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and, if the price of our stock does not appreciate, then there will be no return on investment.

A SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE AND MAY IMPAIR OUR ABILITY TO RAISE CAPITAL IN THE FUTURE.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the conversion of the convertible debentures or the exercise of outstanding warrants, the market price of our common stock could decrease. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at times and prices that we deem reasonable or appropriate.

Of the approximately 17.6 million shares of common stock currently outstanding, approximately 2.4 million shares are shares that we sold in our 2004 equity and debt financing. In addition, approximately 4.4 million shares of common stock underly convertible debentures that we issued in the 2004 equity financing, and approximately 3 million shares underly warrants that we issued in the 2004 equity and debt financing. The shares that we issued in the 2004 equity and debt financing and the shares underlying the convertible debentures and warrants are being registered under the registration of which this prospectus is a part, at which time these shares will become freely tradable in the public market by the 2004 equity and debt financing investors. Even if these shares are not registered, then the investors will be able to sell their shares to the public under the SEC's Rule 144, which will generally require a one-year holding period (ending October 25, 2005) prior to sale.

The purchase price paid by the investors in the 2004 equity and debt financing for shares of common stock was $1.53, the conversion price of the debentures is, subject to certain adjustments, $2.29 per share, and the exercise price of the warrants is, subject to certain adjustments, $2.10 per share. If these investors are able to sell their shares above these prices, then they may be inclined to sell their shares immediately. Other factors may also cause the investors to decide to sell their shares. If the investors in the 2004 equity and debt financing determine to sell large numbers of their shares when they become registered (or, in the case of the shares underlying the debentures and warrants, when these underlying shares are issued from time-to-time in payment of principal and accrued interest under the debentures or exercise of the warrants), then there might not be sufficient interest in purchasing these shares in the trading market, which may cause the market price of our common stock to decrease.

POTENTIAL DILUTION CAUSED BY CURRENTLY OUTSTANDING STOCK OPTIONS, AND WARRANTS MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

As of September 30, 2004, there were outstanding stock options representing 1,017,006 shares of common stock, with exercise prices ranging from $2.00 to $205.75 per share. The weighted average exercise price of the stock options outstanding as of September 30, 2004 was $8.56. In addition, as of September 30, 2004, there were outstanding warrants representing 882,625 shares of common stock, with exercise prices varying from $0.025 to $87.50 per share. The weighted average exercise price of all warrants outstanding as of September 30, 2004 was $2.50 per share. We issued 1,635,163 of these warrants on September 3, 2003 to our placement agent in the 2003 equity financing, Sunrise Securities Corp., in partial payment of fees that we owed to the placement agent. The warrants issued to our placement agent have exercise prices ranging from $0.025 per share to $2.50 per share.

Additionally, the warrants issued to the placement agent were subject to an anti-dilution adjustment for future equity investments. This adjustment was triggered on October 25, 2004, and as such the warrants with exercise prices of $2.00 were adjusted to $1.93 and 7,588 additional warrants were issued, and the warrants with exercise prices of $2.50 were adjusted to $2.32 and 48,145 additional warrants were issued.

Pursuant to our agreement with Sunrise, on October 25, 2004 we also issued warrants to purchase an additional 73,539 shares of common stock, at an exercise price of $2.10 per share, because we agreed to pay Sunrise commissions for sales of securities within one year of the termination of our agreement with Sunrise that we made to investors who participated in our 2003 equity financing. As of the date of the registration statement of which this prospectus is a part, a total of 1,583,260 of the warrants we issued on September 3, 2003, as adjusted, had been exercised and 107,636 warrants were unexercised and remained outstanding, in addition to the 73,539 warrants we issued on October 25, 2004 as commissions under our agreement with Sunrise.

The warrant holders who exercised their warrants to date used the cashless exercise feature of these warrants. As a result of the cashless exercise, the warrant holders did not pay us in cash for the exercise price of the warrants, but we did not issue the full amount of shares underlying the warrants exercised. Accordingly, we issued a total of 1,340,464 shares of common stock upon exercise of the 1,583,260 warrants.

During 2003, we also implemented a new option plan to help incent and compensate our employees and others who assist our business. This new plan allows us to issue options to purchase up to 1,600,000 shares (adjusted for our 1-for-25 reverse stock split effective on June 17, 2004) of common stock to employees, directors and consultants. The holders of the options and warrants have the opportunity to profit if the market price for the stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the common stock does not exceed the exercise price of these securities, then they will likely not be exercised and may expire on their respective expiration dates.

After the exercise of options or warrants, an increase in the number of outstanding shares will occur, thus decreasing each shareholder's percentage of our total outstanding equity. When the holders exercise a significant number of these options or warrants, the market price of our stock could fall, particularly if these holders seek to sell the underlying common stock soon after exercising their options or warrants.

OUR CORPORATE CHARTER AND BYLAWS CONTAIN PROVISIONS THAT MAY PREVENT TRANSACTIONS THAT COULD BE BENEFICIAL TO STOCKHOLDERS.

Our charter and bylaws restrict certain actions by our stockholders and require greater than majority votes for certain actions. For example:

            - Only our board of directors or the chairman of the board can call special meetings of stockholders.

            - Stockholders must give advance notice to the secretary of any nominations for directors or other business to be brought by stockholders at any stockholders' meeting.

            - Our board of directors has the authority to issue up to approximately 3,000,000 additional shares of preferred stock, which are authorized under our certificate of incorporation but are currently unissued. Our board of directors can fix the price, rights, preferences and privileges of the preferred stock without any further vote or action by our stockholders. These rights, preferences and privileges attached to future preferred stock may be senior to those of the holders of our common stock.

            - Certain stockholders hold a significant percentage of our outstanding shares, and some of these investors have the right to designate three nominees to our nine member board of directors. See the risk factor entitled "Certain of Our Investors Have Significant Voting Power and Have Influence on the Composition of Our Board of Directors."

These and other provisions of our charter, the certificates of designations setting forth the terms of our preferred stock and our bylaws, as well as certain provisions of Delaware law, could prevent changes in our management and discourage, delay or prevent a merger, tender offer or proxy contest, even if the events could be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our stock because these provisions may limit their rights and, thus, make an investment in our stock less attractive to prospective investors.

Additionally, the listing requirements of the AMEX, on which our common stock is listed, provide restrictions on our ability to enter into certain types of transactions, such as the issuance of additional shares of capital stock. These restrictions may make it more difficult to issue securities having terms acceptable to investors in capital financing transactions that we may wish to enter into from time to time. If we are precluded by these requirements from issuing such securities, then our business may suffer because we will be unable to obtain additional equity capital investment.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

There are statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition or Results of Operations," "Business" and elsewhere in this prospectus which are forward-looking. These statements are indicated by words such as "will," "may," "plans," "expects" or "continue" and other similar words. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include those listed under "Risk Factors" in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results.

                              RECENT DEVELOPMENTS

          PRIVATE PLACEMENT EQUITY AND DEBT FINANCING IN SEPTEMBER 2004

On September 28, 2004, we entered into a private placement equity and debt financing transaction with accredited investors who agreed to (i) to lend us $7,000,000 in the form of four-year variable rate convertible debentures, the principal and interest of which is, subject to certain conditions, convertible into common stock at a conversion price of $2.29 per share and (ii) purchase a total of 2,362,420 shares of common stock at a purchase price of $1.53 per share for an aggregate purchase price of $3,614,503. We issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures, and we issued warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements (which was $1.91 per share). The terms of this transaction provided that the equity financing would close after satisfaction of certain conditions precedent, including obtaining AMEX approval of the issuance and listing with the AMEX of the shares to be sold and the shares underlying the debentures and warrants. We completed the equity financing at a closing held on October 25, 2004, at which time we issued the common stock, debentures and warrants and the investors paid us gross proceeds of $10,614,503. The registration statement of which this prospectus forms a part, relates to those shares issued to the investors on October 25, 2004 as well as the shares to be issued upon conversion of the debentures and exercise of the warrants. The selling stockholders referred to in this prospectus are the investors to whom we issued these securities on October 25, 2004.

Of the approximately $10.6 million in gross proceeds we received from the equity financing on October 25, 2004, we paid commissions of approximately $743,000 (or, 7%) to Roth Capital Partners, LLC of Los Angeles, California, whom we had engaged as our placement agent in an effort to raise capital. We also paid approximately $75,000 to Sunrise Securities Corp., which acted as our placement agent for our 2003 equity financing, in accordance with our agreement with Sunrise to pay commissions should we sell securities to investors in the 2003 equity financing within one year of the termination of our agreement with Sunrise. Under that agreement, we also were obligated to issue to Sunrise warrants to purchase approximately 73,500 shares of common stock, at an exercise price of $2.10 per share. We also incurred expenses attributable to the equity financing of approximately $300,000, most of which were for legal fees and registration expenses. We will use the balance of the proceeds of the equity financing for general working capital purposes.

                    1-FOR-25 REVERSE STOCK SPLIT IN JUNE 2004

On June 15, 2004, we held our 2004 annual meeting of stockholders. In addition to other matters, our stockholders approved the following:

            - an amendment to our Certificate of Incorporation allowing our board of directors to implement a 1-for-25 reverse split of our common stock should the board so choose; and

            -an amendment to our Certificate of Incorporation to decrease the number of authorized shares of common stock to 50,000,000, but only if the board of directors chose to implement the reverse stock split.

On June 16, 2004, the board of directors voted to implement the 1-for-25 reverse stock split, effective on the opening of business as of June 17, 2004. After giving effect to the reverse stock split, the number of our issued and outstanding shares was reduced by a factor of 25, from 365,160,559 to 14,606,423, and we also reduced our authorized shares of common stock from 500,000,000 to 50,000,000 shares. Through our transfer agent, Continental Stock Transfer & Trust Company, we conducted a mandatory share exchange of stock certificates in connection with the reverse split.

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2004 on an actual basis and as adjusted to reflect the pro forma effects of the securities we issued in the equity financing on October 25, 2004. We will use the proceeds that we received from this debt and equity financing for our general working capital needs. These shares are being offered for resale under this prospectus. You should read this table in conjunction with our financial statements and the accompanying notes to our financial statements, "Summary Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

                                                           SEPTEMBER 30, 2004
                                                    ------------------------------
                                                                      PRO FORMA
                                                       ACTUAL       AS ADJUSTED (1)
                                                    ------------------------------
                                                             (UNAUDITED)
                                                            (IN THOUSANDS)
Total long-term debt .......................          $    485           $  5,607
Stockholders' equity:
      Common stock, $0.001 par value .......                15                 17
      Preferred stock, $0.001 par value ....                --                 --
      Additional paid-in capital ...........            78,367             83,539
      Accumulated other comprehensive income                81                 81
      Accumulated deficit ..................           (66,296)           (66,296)
            Total stockholders' equity .....            12,167             17,342
            Total Capitalization ...........            12,652             22,949

(1) The pro forma amounts include adjustments to the balance sheet at September 30, 2004 as if the transaction occurred on that date.

                                DIVIDEND POLICY

We have never paid dividends on our common stock or preferred stock. We currently intend to retain any future earnings to fund the development of our business and do not currently anticipate paying any cash dividends in the foreseeable future.

                                    BUSINESS

                            OVERVIEW OF OUR BUSINESS

We carry on our business primarily through our wholly-owned subsidiaries, Diomed, Inc. and Diomed, Ltd.

We specialize in developing and commercializing laser and related disposable product technologies used in minimally and micro-invasive medical procedures. Minimally and micro-invasive medical procedures typically result in reduced pain and scarring, shorter recovery periods and increased effectiveness compared to traditional surgical procedures. Most of the pain associated with traditional surgical procedures results from the slicing of the layers of skin and muscle tissue, which can be significantly diminished or eliminated with minimally and micro-invasive procedures.

In developing and marketing our clinical solutions, we use proprietary technology and we aim to secure strong commercial advantages over our competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the minimally and micro-invasive medical procedure industry, we seek to develop medical applications for our laser technology, to incorporate disposable products into these applications and to market our products to physicians who perform medical procedures using our products and the techniques that we develop or acquire. To optimize our revenues, we focus on clinical procedures which generate revenue from both our laser equipment and our disposable products, such as kits and optical fibers.

Our high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents for the endovenous laser treatment of varicose veins, we currently focus on endovenous laser treatment (our EVLT(R) product line) for use in varicose vein treatments, photodynamic therapy (our PDT product line) for use in cancer treatments, and other clinical applications.

In 2001, we pioneered the commercialization of endovenous laser treatment (EVLT(R)), an innovative minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux. In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for endovenous laser treatment with respect to marketing EVLT(R) in Europe. On January 22, 2002, we were the first company to receive FDA clearance for endovenous laser treatment, with respect to marketing EVLT(R) in the U.S.

EVLT(R) was a primary source of revenue in 2002 and 2003, and will be our primary source of revenue in 2004. We believe that EVLT(R) will achieve a high level of commercial acceptance due to its related short recovery period, quick return to one's normal routine barring vigorous physical activities, reduced pain and minimal scarring, and reduced costs compared to other treatments for varicose veins. We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit, clinical training and customized marketing programs, to assist office-based and hospital-based physicians in responding to the growing demand for treatment of varicose veins in a minimally invasive manner. We have also published a health insurance reimbursement guide to assist physicians in the reimbursement submission process. We believe that these attributes, in addition to EVLT(R)'s superior clinical trial results, favorable peer reviews, and comparatively larger and longer follow-up data reports provide EVLT(R) with a competitive advantage over competing traditional and minimally invasive varicose vein treatment products.

We expect that as the number of EVLT(R) procedures increases, so will our sales of associated disposable items. We believe that the U.S. represents the single largest market for EVLT(R). We are targeting our sales and marketing efforts at hospitals, private physician practices and clinics. We sell our products to hospital and office-based physicians in major population centers throughout the U.S., focusing on specialists in vascular surgery, interventional-radiology, general surgery, phlebology, gynecology and dermatology.

We utilize a direct sales force to market our products in the United States and a network of more than 35 distributors to market our products abroad. We increased our number of sales representatives from 10 at December 31, 2003 to 20 by the third Quarter 2004. This represents a significant investment in sales staff, as we estimate that it takes approximately two quarters before a sales representative can deliver consistent targeted sales performance. We also added two clinical specialists to support field sales efforts. These clinical specialists assist in physician training and post-sales support, freeing the sales representatives to focus on new sales opportunities.

We have developed and maintain a website - www.EVLT.com - to assist both patients and physicians. EVLT.com provides patients with education about treatment options and benefits of EVLT(R) and provides physicians with education about the EVLT(R) procedure. At www.EVLT.com, patients can also locate the nearest physician performing EVLT(R) by inputting their city and state.

Our technology and manufacturing capability has also attracted original equipment manufacturing (OEM) partners. In a typical OEM relationship, we produce the laser and other products to the OEM's specifications, which will then be marketed under the OEM's label. As a result, sales of our products to OEM partners may fluctuate in relation to the achievement of their strategic initiatives. Our most prominent OEM relationship is with Olympus in Japan, which uses our technology for surgical and dental applications. In addition we have a long-term partnership with Dentek Medical Systems GmbH, which uses our laser module for dental applications.

In 2004, we have continued to focus on the development and growth of EVLT(R) sales both domestically and internationally. We will continue to support the development and approval of new applications for PDT products and to continue the development of enhancements to our products in order to further improve their effectiveness and manufacturing efficiency. Our management team focuses on developing and marketing solutions that address serious medical problems that have significant markets. Its determinations are based upon the number of procedures that may be conducted in a market during a three-to-five year time period and the revenue we project we may receive for this type of procedure. Currently, EVLT(R) applications fall within this guideline, and we believe that photodynamic therapy may have the potential to do so as well at some time in the future. However, EVLT(R), and not PDT, is the emphasis of our current business plan.

                              HISTORICAL BACKGROUND

Diomed, Inc. was incorporated on December 24, 1997 in the State of Delaware. On June 23, 1998, Diomed, Inc. succeeded to the business of Diomed, Ltd., a company formed under the laws of the United Kingdom in 1991. It did so by offering to issue shares of Diomed, Inc. on a one-to-one exchange basis to the holders of the shares of Diomed, Ltd. As a result of the exchange, Diomed, Inc. became the owner of 100% of the outstanding shares of Diomed, Ltd., and Diomed, Ltd. became a wholly-owned subsidiary of Diomed, Inc. Diomed, Ltd. continues to operate in the United Kingdom. Its chief activities are product development, manufacturing and international sales and marketing. Also, on June 23, 1998, we acquired the business of Laserlite LLC, a U.S.-based distributor of aesthetic laser systems, by issuing Diomed, Inc. shares in exchange for the outstanding membership interests of Laserlite. We withdrew from the aesthetic laser market in 2001, when we abandoned our Laserlite business because this business did not prove to be successful, and we subsequently migrated to our current laser platform.

Since our inception in 1991 in Cambridge, England, we have focused on the development of medical diode lasers. Our patented technology is capable of bending light from many diodes simultaneously and concentrating them into a very small opening, such as a small optic fiber. Our proprietary diode laser technology has made it possible to simplify and minimize certain medical procedures. Utilizing our core competency in diode light sources and optical fibers, we pioneered the development of diode lasers for medical applications, first with photodynamic therapy and later with EVLT(R).

In November 2000, to enter the disposable market segment of our laser business, we acquired the medical fiber business of QLT, Inc., a company based in Vancouver, British Columbia. We acquired QLT's rights to manufacture and market OPTIGUIDE(R) fibers that were developed for use in photodynamic therapy cancer treatments and the distribution rights to customers of Laserscope and Coherent, Inc., two manufacturers of medical laser devices. In the fourth quarter of 2000, we also created FibersDirect.com. FibersDirect.com is a U.S. business unit that acts as a direct marketing conduit by providing on-line information for certain available products and an e-mail link to our sales staff. FibersDirect.com enables distribution of fibers directly from the manufacturer to the end-user. Our OPTIGUIDE(R) fibers used in photodynamic therapy cancer treatments are promoted via FibersDirect.com.

Diomed, Inc. is now a subsidiary of Diomed Holdings, Inc., a corporation originally formed under the laws of the State of Nevada on March 3, 1998 under the name Natexco Corporation. On February 11, 2002, we changed our name from Natexco Corporation to Diomed Holdings, Inc. On February 14, 2002, Diomed Holdings, Inc. acquired Diomed, Inc. in a reverse merger, pursuant to the terms of an Agreement and Plan of Merger. We refer to the reverse merger that occurred on February 14, 2002 as the "Merger." As a result of the Merger, Diomed, Inc. became a wholly-owned subsidiary of Diomed Holdings, Inc., and the business of Diomed Holdings, Inc. now is principally the business of Diomed, Inc. Accordingly, except for this section or as otherwise indicated, the discussion of our business relates to Diomed, Inc.'s business. The principal purpose of the Merger was to enhance our ability to raise capital for our business by creating a public trading market for shares of our common stock and help us when we negotiate future acquisitions

For financial statement purposes, the Merger was treated as a recapitalization of Diomed, Inc. For tax purposes, we believe the Merger qualifies as a tax-free exchange of equity securities. We have not, however, requested any ruling from the Internal Revenue Service in respect of the tax treatment of the Merger. For detailed information, see Note (8) of the Notes to our December 31, 2003 Audited Consolidated Financial Statements.

In April 2002, our board of directors determined that it was in our best interests and the best interests of our stockholders to change our state of incorporation from Nevada to Delaware by way of the migratory merger. On May 13, 2002, after obtaining stockholder approval, we completed the migratory merger by merging Diomed Holdings, Inc. (Nevada) with and into a newly organized Delaware subsidiary, Diomed Holdings, Inc. (Delaware).

Since we have become a Delaware corporation, we and our stockholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years, did own) 15% or more of the corporation's voting stock.

For detailed information, see "Description of Securities - Recent Sales of Unregistered Securities," and Note (8) of the Notes to the December 31, 2003 Audited Consolidated Financial Statements.

                                BUSINESS STRATEGY

We offer an integrated clinical solution with two key components: a laser and a disposable procedure kit. In addition, we sell lasers and optical fiber for a variety of medical applications directly to physicians, distributors and on an original equipment manufacturing basis. This strategy involves the following major components:

        FULL SERVICE DIFFERENTIATION TO MAXIMIZE REVENUE AND MARKET SHARE

We generate revenues from the sale of products and services. In 2002, in the U.S., we launched our EVLT(R) product line, after receiving FDA clearance in January 2002. In mid 2002, we established a direct sales force to focus on EVLT(R) sales. In the U.S., our sales force concentrates on selling our EVLT(R) products and also our photodynamic therapy product line. We also selectively use a network of independent sales representatives to supplement our direct sales force. Our direct sales force is well trained and versed in selling EVLT(R) as a complete clinical solution for the treatment of varicose veins. Our clinical solution includes not only the laser and disposable procedure kits or single fiber used by physicians in patient EVLT(R) treatments, but also includes physician training and practice management tools which we provide to help physicians develop and manage the business of promoting EVLT(R) as a minimally invasive treatment option for patients suffering from varicose veins. In addition, we have developed a website, www.evlt.com, to provide patients and physicians with information about treatment options and benefits of our EVLT(R) treatment and a physician locator function. International sales are managed through a global network of third party sales agents and distributors. We also take advantage of existing professional relationships and new opportunities to sell photodynamic therapy lasers and disposable fiber for photodynamic therapy and to manufacture laser and disposable items for third parties for other clinical uses.

                  STRATEGIC ALLIANCES TO ENHANCE CUSTOMER REACH

We have established strategic alliances with some notable photodynamic therapy drug companies to bring new treatments to market. However, the underlying products being developed by these companies which are used in conjunction with our products, have gained only limited regulatory approval required for commercialization, and expanded regulatory approval is not assured. Accordingly, we have focused our near-term investment in the commercialization of EVLT(R). In addition, we maintain original equipment manufacture ("OEM") relationships with companies such as Olympus in Japan, which uses our technology for surgical and dental applications, and with Dentek Medical Systems GmbH, which uses our laser module for dental applications. Our strategy is to create long-term and exclusive working relationships that increase laser applications and revenue potential through the sale of our lasers and disposables whenever possible.

   RESEARCH AND DEVELOPMENT TO ENHANCE EFFICIENCIES AND PRODUCT EFFECTIVENESS

We have an internal research and development staff and from time to time have used outside experts to assist us in our development program. Historically, our research and development efforts concentrated on the development of clinical applications and solutions for our lasers and related delivery systems. Through our past efforts, we have created our EVLT(R) and photodynamic therapy product lines. Although current research and development activities are directed at enhancing laser and fiber manufacturing efficiency and functional effectiveness of our EVLT(R) product line, we are continuously evaluating new clinical applications and solutions for our lasers and delivery systems.

Our research and development expenditures were approximately $928,000, or, 17% of sales, for the year ended December 31, 2002, approximately $850,000, or, 9% of sales, for the year ended December 31, 2003 and approximately $1,123,000, or 12%, for the nine months ended September 30, 2004.

                    KEY ACQUISITIONS TO ENHANCE PROFITABILITY

On September 3, 2003, we acquired exclusive rights to U.S. Patent No. 6,398,777 and foreign counterparts regarding the endovenous laser treatment of varicose veins from the five inventors of this procedure. With this proprietary position, we believe we have positioned ourselves to be the leader in minimally invasive varicose vein treatment. Previously, we acquired the rights to manufacture OPTIGUIDE(R) fiber from QLT, Inc. in November 2000. We continue to be interested in entertaining attractive opportunities in related fields, and we expect to expand our efforts to identify and pursue these opportunities, beginning in 2005.

Semiconductor laser diodes are used in optical disc drives, optical fiber telecommunications, printers and bar code scanners. No larger than a grain of salt, the diode chip converts electricity into laser light with such efficiency that power consumption and heat generation are reduced. They are related to the LEDs that are used as indicator lights in most electrical devices. While LEDs produce light measured in milliwatts, high power laser diodes each produce several watts of laser light. Because they are semiconductor components, the products they support have no moving parts, are highly reliable and can be run from a wall socket power supply with only limited requirements to cool the components. The outcome of this miniaturization of laser technology is a portable, lightweight, highly reliable and easy to use laser. Like electronic semiconductors, management believes that semiconductor lasers will increasingly replace most other laser technologies.

To achieve power levels beyond that of a single laser diode, light may be coupled from multiple diodes. This may be achieved by attaching an optical fiber to the end of each diode and "bundle" the fibers together. This entails a number of optical fiber joints inside the laser system to guide and couple the light. Each optical joint reduces the amount of light that passes through the system, and each joint also has a finite lifetime that is usually less than the life of the diode. As one optical joint fails so the others come under greater stress and an increased likelihood of cascade failure. The result is an inefficient optical transfer where the power delivered to the working end of the fiber is a small percentage of the power put out by the diode and a system of optical joints with an excessive failure rate.

Our core technology uses an optical arrangement to manipulate and combine the laser light in "free space," focusing the beams from multiple laser diodes into the final optical fiber. The ability to combine the power from a large number of laser diodes results in a much higher efficiency of power delivered to the working site and in higher reliability than non-combined diodes because there are no optical joints to burn out. The focusing ability of this system also enables a more concentrated delivery of power as the light is focused to a smaller spot size. This increased power density enables a wider variety of medical, and other applications.

The most widely used medical diode laser emits laser energy at 810nm, producing light in the near infra-red portion of the spectrum. At powers of up to 60W and used in conjunction with a flexible optical delivery fiber, this wavelength can be used in various surgical applications to cut, close or vaporise soft tissue.

Semiconductor diode chips, including wavelengths of 630nm, 635nm, 652nm, 690nm and 730nm, are available, thereby permitting the development of practical, portable laser systems for photodynamic therapy in the treatment of certain types of cancer.


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

Practical and versatile, the diode laser can be used in the operating theatre, outpatient clinic and the doctor's office as well as permitting shared use between hospital departments. With healthcare providers under increasing pressure to cut costs while maintaining a high standard of treatment, diode laser technology can assist in achieving these targets.

                 PRODUCTS, COMPETENCIES AND MARKET OPPORTUNITIES

Our focus on the development and commercialization of minimally and micro-invasive medical procedures employing our laser technology and disposable products has led to an array of applications, which are described below.

Minimally and micro-invasive medical procedures in general are a growing market, as they reduce the need for general anesthesia, expensive hospital stays, and long and painful recovery periods. The medical procedures that we address with our products are those which we believe are capable of producing a recurring revenue stream through the sale of a disposable, such as a procedure kit or individual fiber, in addition to one-time revenue from the sale of the laser itself. In 2002, approximately $3,400,000, or, 62%, of our total revenues were derived from laser sales and approximately $2,100,000, or, 38%, of our total revenues were derived from sales of disposable fibers and kits, accessories and services. In 2003, approximately $5,700,000, or, 62%, of our total revenues were derived from laser sales and approximately $3,500,000, or, 38%, of our total revenues were derived from sales of disposable fibers and kits, accessories and services. During the nine months ended September 30, 2004, approximately $5,500,000, or 59%, of our total revenues were derived from laser sales and approximately $3,900,000, or 41%, of our total revenues were derived from sales of disposable fibers and kits, accessories and services. With the procedures described below, we have demonstrated our skill and ability to be first to market in the U.S. with innovative treatment options, thereby providing meaningful new treatments and the foundation for what we believe will be a profitable growing business.

ENDOVENOUS LASER TREATMENT.

In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for endovenous laser treatment, with respect to marketing EVLT(R) in Europe. In January 2002, we became the first company to receive FDA clearance for endovenous laser treatment, with respect to marketing EVLT(R) in the U.S., for the closure of the greater saphenous vein with superficial reflux. In December 2002, we received FDA clearance for expanded indications for use of EVLT(R), including our D15plus and D30plus diode lasers and disposable kits for the treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein. On September 3, 2003, we acquired exclusive rights to the patent for endovenous laser treatment of varicose veins from the five inventors of this procedure. For detailed information, see "September 2003 Acquisition of Exclusive EVLT(R) Technology."

We commercialized EVLT(R) as an innovative minimally invasive laser procedure for the treatment of varicose veins resulting from reflux of the greater saphenous vein. The causes of varicose veins are commonly genetic. People with past vein diseases, new mothers, overweight individuals and people with jobs or hobbies that require extended standing also are at risk. According to a 1973 report by the University of Michigan under a comprehensive study of the health characteristics of the community of Tecumseh, Michigan, approximately 25% of women in the U.S. have varicose veins. In addition, varicose veins are more prevalent in older people. The Tecumseh study was a comprehensive longitudinal research study that tracked the health of a sample population of 7,000 to nearly 9,000 people at three intervals over the course of a decade, from the late 1950s to the late 1960s. According to the Tecumseh study, at least 42% of Americans over age 60 have varicose veins and this number is increasing as the population continues to age. The Tecumseh study also indicates that at least 72% of women over age 60 in the U.S. have varicose veins. According to the American Association of Retired Persons, approximately 76,000,000 people in the U.S. are 50 or older, and approximately an additional 4,000,000 people turn 50 each year. Based on this data, we estimate that between 25,000,000 and 40,000,000 Americans suffer from venous insufficiency.

We believe that there are currently as many as 25 to 40 million Americans who suffer from some degree of venous insufficiency and that there are approximately 150,000 people in the U.S. and 1,000,000 people worldwide who undergo vein stripping operations annually. We also believe that many people forego vein stripping procedures to treat their venous insufficiency due to the pain, extended recovery time, significant potential of scarring and other serious side effects associated with vein stripping. We believe that most patients who undergo vein-stripping procedures are candidates for endovenous laser treatment. EVLT(R) has several competitive advantages over the current vein-stripping treatment. EVLT(R) is a 45 minute procedure per leg that can be performed in a physician's office, usually under local anesthesia and with the procedure guided by ultrasound technology. EVLT(R) also has a quick recovery period, reduced or minimal pain and no appreciable scarring. In an endovenous laser treatment, the area of the leg affected is anesthetized locally and a thin laser fiber is inserted into the effected vein to deliver the laser energy in short pulses or as a continuous application. At the end of the procedure, after the fiber is withdrawn, a compression bandage is applied and worn up to three days. In addition, a compression stocking is worn for seven days. Patients can resume their normal routine, barring vigorous physical activities, directly after undergoing the treatment. Vein stripping is a surgical procedure that requires an overnight hospital stay, a painful recovery period of several weeks, and possibly post-operative scarring from incisions and post-operative infections. During clinical studies, 98% of first-time EVLT(R) treatments in clinical trials have been successful. A EVLT(R) treatment has successfully resolved the remaining cases.


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

We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit and a training and marketing plan, to assist physicians, clinics and hospitals in responding to the demand for treatment of varicose veins in a minimally invasive manner. EVLT(R) is attractive to physicians because it is a rapid treatment for patients, reduces costs, is an efficient use of resources, reduces the rate of complications and because we believe that patients will request EVLT(R). Also, EVLT(R) for treatment of greater saphenous vein reflex is considered a non-cosmetic procedure that may be reimbursable by health insurance providers if the treating physician is knowledgeable about the reimbursement system and obtains preapproval.

Due to the relative newness of the EVLT(R) procedure, currently available long term clinical data demonstrating the effectiveness of the EVLT(R) procedure in maintaining closure of the greater saphenous vein is limited to three years. The lack of longer term clinical data may affect the ability of patients undergoing this procedure to obtain reimbursement from their health insurance carriers.

Recently, a new study, co-authored by Dr. Robert Min, Diomed's paid consultant, entitled "Endovenous Laser Treatment of Saphenous Vein Reflux: Long-Term Results," was published in the August 2003 issue of the Journal of Vascular and Interventional Radiology. Dr. Min is the Director of Cornell Vascular in New York and Vice-Chairman of Radiology at Weill Medical College of Cornell University. Dr. Min is an inventor of the EVLT(R) treatment, and he sold his rights to this patent to Diomed on September 3, 2003. Dr. Min assists Diomed in physician training and in the development of medical treatments using EVLT(R). He has been a paid consultant to us since August 2001. As of September 30, 2004, Dr. Min owned options to purchase 41,430 shares of common stock.

This study shows what we believe to be excellent long-term results for the successful occlusion of varicose veins caused by reflux of the greater saphenous vein. The data presented in the study shows that minimally invasive laser treatment of varicose veins has a high long-term success rate, low complication rate and rapid recovery. The Cornell study included 499 limbs with varicose veins treated by EVLT(R) over a three-year period. Patients were evaluated clinically and with duplex ultrasound scans at 1 week, 1 month, 6 months, 12 months, 24 months, and 36 months to assess efficacy and adverse reactions. Successful occlusion of the greater saphenous vein after initial treatment was 98.2% and at 2 year follow-up 93.4% remain closed (113 of 121 limbs followed for 2 years). Importantly, all recurrences occurred prior to 9 months with the majority noted less than 3 months following endovenous laser treatment. In this study, there were no reports of skin burns, no abnormal nerve sensation and no deep vein clots. In comparison, traditional surgery (ligation and stripping) often requires general or spinal anesthesia and can take up to 4 weeks for full recovery. Pain, bruising and scarring are also common. The results in this study also show EVLT(R)to be comparable or superior to those reported for other options available for treating greater saphenous vein reflux, including ultrasound guided sclerotherapy, and radiofrequency ablation.

EVLT(R) was a primary source of revenue in 2003, and continues to be the primary source of revenue in 2004. We believe that EVLT(R) will achieve a high level of commercial acceptance due to its related short recovery period, immediate return to one's normal routine barring vigorous physical activities, reduced pain and minimal scarring, and reduced costs compared to other treatments for varicose veins. To date, we have sold in excess of 500 EVLT(R) lasers, and have established Diomed as the leading brand of endovenous laser treatment products for varicose veins in the U.S. We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit, clinical training and customized marketing programs, to assist office and hospital-based physicians in responding to the growing demand for treatment of varicose veins in a minimally invasive manner. We have also published a health insurance reimbursement guide to assist physicians in the reimbursement submission process. In addition, we have developed a website--www.evlt.com--to provide patients with education about treatment options and benefits of EVLT(R). We believe that these attributes, in addition to EVLT(R)'s superior clinical trial results, favorable peer reviews and comparatively larger and longer follow-up data reports provide EVLT(R) with a competitive advantage over competing traditional and minimally invasive varicose vein treatment products. We expect that as the volume of EVLT(R) procedures performed increases so may our disposable sales. We believe that the U.S. represents the single largest market for EVLT(R).

CANCER TREATMENTS UTILIZING PHOTODYNAMIC THERAPY.

We were the first diode laser manufacturer to receive FDA clearance for use of our lasers and optical fibers in photodynamic therapy cancer treatments. Photodynamic therapy is an effective palliative treatment for late-stage lung and esophageal cancers and is under study for treatment of various other cancers throughout the body. Photodynamic therapy is based on the discovery that certain chemicals can kill one-celled organisms in the presence of light. Recent interest in photosensitizing agents stems from research showing that some of these substances have a tendency to collect in cancer cells. The photosensitizing agent injected into the body is absorbed by all cells. The agent remains in or around tumor cells for a longer time than it does in normal tissue. When treated cancer cells are exposed to red light from a laser, the light is absorbed by the photosensitizing agent. This light absorption causes a chemical reaction that destroys the tumor cells. Light exposure is carefully timed to coincide with the period when most of the agent has left healthy cells but still remains in cancer cells. There are several promising features of photodynamic therapy in treating cancer: (1) cancer cells can be selectively destroyed while most normal cells are spared, (2) the damaging effect of the photosensitizing agent occurs only when the substance is exposed to light and
(3) the side effects are relatively mild. The laser light used in photodynamic therapy is directed through an optical fiber (a very thin glass strand). The optical fiber is placed close to the cancer to deliver the proper amount of light. For example, the fiberoptic can be directed through a bronchoscope into the lungs for the treatment of lung cancer or through an endoscope into the esophagus for the treatment of esophageal cancer.

Our photodynamic therapy product line of photodynamic therapy solutions uses our own proprietary technology. When used in combination with a photosensitizing drug, photodynamic therapy provides the cancer therapy. As indicated, photodynamic therapy requires three-interacting elements: (1) a photosensitive drug that is absorbed by cancerous and abnormal cells, (2) a light source (laser) of a specific wavelength that activates the drug and (3) a delivery system, including a thin optical-fiber to guide the light source to the target area. Our photodynamic therapy line is a delivery system of laser technology, support services and fiber disposables to the global photodynamic therapy industry.


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Photodynamic therapy technology is only effective when these three components are working in concert. We have worked early in the clinical development process with photodynamic therapy drug companies to design a laser that optimizes the most effective wavelength in combination with their photodynamic therapy drugs. We have had long-term relationships with some photodynamic therapy drug companies, and have sold lasers to be used in clinical trials for photodynamic therapy applications.

In the U.S., regulatory approval by the FDA is given for each specific treatment in response to a specific pre-market approval application. Each pre-market approval application is generally addressed to a use for the device that the pre-market approval application specifies. The FDA considers photodynamic therapy a modality that requires a combination pre-market approval application, where the photodynamic therapy drug company, laser manufacturer and fiber manufacturer work together to obtain regulatory approval for the complete medical procedure. The lengthy regulatory approval process and FDA modality factor create significant obstacles to potential competition. In addition, we have forged collaborative relationships with significant players in photodynamic therapy drug development, thus limiting our risk should one of the photodynamic therapy companies fail to receive regulatory approval or perform poorly in the marketplace.

In August 2000, we and Axcan Pharma together received regulatory approval for our 630nm laser and OPTIGUIDE(R) fiber, and Axcan Pharma's Photofrin(R) drug used in the palliative treatment for late stage lung and esophageal cancers. In November 2000, we entered into a 5-year exclusive supply contract with Axcan Pharma for lasers. Axcan Pharma is developing other clinical applications using Photofrin(R), including treatment for Barrett's Esophagus, a pre-cursor to cancer of the esophagus. Axcan Pharma has pursued an application for FDA clearance for Photofrin(R) and our lasers and fibers for use in the treatment of Barrett's Esophagus. In December 2002, the FDA issued an approvable letter in connection with Axcan Pharma's application. Axcan Pharma announced that it received FDA clearance for the photodynamic therapy for Barrett's Esophagus in August 2003. In September 2004, our laser development and supply agreement with Axcan Pharma, dated August 2, 2000, was terminated and as a result, we are no longer distributing PDT lasers through Axcan Pharma. Sales to Axcan Pharma represented approximately 1% or less of our sales in 2003 and the first nine months of 2004. We will continue to market PDT lasers through our direct sales force and distributors, both domestically and internationally.

Our understandings regarding the market for photodynamic therapy are derived from a variety of sources, and represents our best estimate of the overall market sizes presented in certain disease areas. The actual market size and our market share, depend upon a number of factors, including:

            - competitive treatments, either existing or those that may arise in the future;

            - our products' performance and subsequent labeling claims; and

            - actual patient population at and beyond product launch.

Our sales of our photodynamic therapy product line are dependent upon the clinical development process and the commercialization of photodynamic therapy drugs by photodynamic therapy drug companies. As a result, our sales may fluctuate in relation to the timing of photodynamic therapy drug companies achieving their strategic initiatives. Certain additional factors may slow the growth of a market for photodynamic therapy procedures. Like any new clinical solution, photodynamic therapy has to show long term results in order to gain acceptance. The cancers that photodynamic therapy is being developed to treat are slow to develop and acceptance of the procedure requires long term follow up. As a result, there is currently a lack of long term clinical data for photodynamic therapy. Furthermore, the diversity of different cancers requires us to obtain data based on each type of cancer studied. Also, photodynamic therapy may cause a photosensitivity side effect in certain patients such that they are highly sensitive to sunlight for several days. In some patients this side effect may cause skin burns if the patient is exposed to sunlight.

We currently believe that the potential market for our EVLT(R) product line is substantially larger than the potential market for our photodynamic therapy product line. We also expect sales of EVLT(R) products and services to account for an increasingly higher proportion of our total sales revenue as compared to photodynamic therapy products. Therefore, while we continue to pursue sales of our photodynamic therapy product line and to pursue development of new photodynamic therapy applications through the efforts of our collaborative partners, our present emphasis is on our EVLT(R) product line and we are concentrating our marketing and sales efforts towards the EVLT(R) product line.

FIBERS AND DISPOSABLE ITEMS.

To address medical conditions with minimally invasive techniques, we offer physicians an integrated clinical solution, including a laser and disposable procedure kits or individual fibers. Optical fiber is the necessary system that delivers the laserlight during surgical, endovenous laser treatment and photodynamic therapy procedures. These sterile fibers, generally used only once to ensure sterility, can generate a steady stream of revenue. We sell self-contained EVLT(R) kits of disposable items, which include an optical fiber, a sheath that acts as an introduction for the fiber, a needle, a tray cloth and protective packaging. In some cases, we sell only the fiber.

The potential market for kits, fibers and other disposable items is driven by the adoption rate of the specific clinical procedure. We have and will continue to generate a disposable market by developing and promoting specific procedures, such as endovenous laser treatments. As EVLT(R) gains market share in comparison to vein-stripping and other varicose vein procedures, so will the volume of kits and fibers used in these treatments, and the volume of fibers we sell for use in these procedures will increase. As a result, we believe that our revenue stream is likely to increase if we are able to incent physicians to purchase the fiber and disposable procedure kits that we sell.

OTHER CLINICAL APPLICATIONS.

Our technologies are also used in general surgical applications as well as in dental applications. While our focus is on the development of specific clinical applications, such as varicose vein treatment with EVLT(R) other medical applications can be, and are being, performed with our lasers. For instance, the FDA has also cleared our diode laser technology for open and endoscopic surgical procedures, which are used to treat vascular and pigmented lesions. Potential clinical applications that we may address include:

NASAL POLYPECTOMY: Nasal polyps are usually benign growths in the nose, which are removed with the laser with minimal bleeding and quick recovery period.

TURBINATE REDUCTION: The turbinates are structures in the nose which can become enlarged due to conditions such as allergies and obstruct the airways. The laser can be used to reduce their size and clear the blockage. Other nasal procedures include: ethmoidectomy, meatal antrostomy, maxillary endo-sinus surgery. These various procedures involve the removal of blockages, opening up of the various airways and gaining access to various structures within the nose.

DACRYOCYSTORHINOSTOMY (DCR): Tear ducts take tears from the corner of the eye down into the nose. Blockage of the tear ducts results in watery eyes. The laser fiber can be used to reopen the channel from the tear duct into the nose and resolve the problem. This simple procedure can be performed under local anesthetic, is less traumatic than conventional surgery and leaves no surgical scarring.

ONTOLOGICAL SURGERY: By carbonizing the end of the fiber, the trapped laser energy heats up the tip producing in effect a tiny "hot knife", which can be used, for cutting away tissue in a variety of conditions in the ear. The fine tip size makes it an exceptionally controllable tool. Applications include Stapedotomy and Stapedectomy (treatments involving the auditory bones in the ear to correct hearing problems), Myringotomy (incision in eardrum to relieve pressure from infection), Cholesteatoma and Acoustic neuron (benign growths in the ear which are removed).

UVULOPALATOPLASTY (LAUP): Reshaping of the soft palate and uvula at the back of the mouth is done in severe cases to reduce snoring and can be performed in one session using a fine sculpted tip fiber. The coagulated area surrounding the incision ensures virtually no blood loss, faster patient recovery and minimal post-operative nursing requirements.

VAPORIZATION OF TUMORS: Areas of abnormal tissue due to inflammation or infection can be destroyed or reduced in size with heat energy. The laser delivers this in a very controllable way with a known depth of effect, which avoids damage to surrounding structures.

GASTRO-INTESTINAL CANCER: Cancer in the gullet will grow and block the tube stopping the patient from swallowing. The cancer can be reduced in size and the tube reopened using the laser. This relieves the symptoms allowing the patient to eat fairly normally, often returning home. It does not cure the cancer but produces a temporary improvement in quality of life.

LUNG TUMORS: Cancers in the lung will grow and obstruct the airways causing breathing problems for the patient. The cancer can be reduced in size and the airway reopened using the laser. This relieves the symptoms allowing the patient to breathe more normally. Again, it does not cure the cancer but produces a temporary improvement in quality of life.

VASCULAR LESIONS: Although seen as primarily a cosmetic problem, vascular and pigmented lesions can have a profound effect on lifestyle especially when they occur in young people. For many years lasers have been used to deal with such lesions with a high degree of success. Such treatments are simple to perform and the nature of the laser light allows for a high degree of precision while side effects are kept to a minimum. The laser can be used by shining it through the skin (transdermally) to reduce the lesions' appearance. Delivery of the laser energy is simplified by a range of specially designed hand pieces.

NEUROSURGERY: There are a variety of intercranial tumors which can be treated with the laser. Those most suitable for laser assisted ablation are the benign forms especially the various meningiomas. The laser can also be useful in gaining access to lesions involving the brain stem and for removing acoustic neuromas. The hemostatic properties of the laser, its controllability and the limited collateral effects make the laser highly suitable for neurosurgical applications.

UROLOGY: The laser can be used in the treatment of Benign Prostate Hypertrophy
(BPH) in three different ways. It can be used transurethrally to debulk the prostate by contact tissue removal or by non-contact tissue coagulation. It can also be used to shrink the prostate by interstitial therapy. In addition, the laser can be used to destroy bladder tumors and for a variety of open surgical techniques where its ability to cut and coagulate simultaneously are utilized.

INTERSTITIAL THERAPY: The laser can be used to treat tumors within normal tissue by thermally destroying them in situ. This technique is applicable to liver metastases, osteoid osteomas and breast tumors. In addition, the laser can be used in a similar way on the nucleus pulposus to cause shrinkage and reduce pressure within the discs of the lower back. This latter technique is called Percutaneous Laser Disc Decompression (PLDD).

There may be one or more common pathways for the development of products for these potential clinical applications. In general, however, each of them will require extensive preclinical studies, successful clinical trials and cleared pre-market approval applications or 510(k)s before we can generate significant revenues from them. We have no pending regulatory applications or clinical studies. We may rely on third parties, including our collaborative partners, to design and conduct any required clinical trials. If, we are not able to find appropriate third parties to design and conduct clinical trials, and if we do not have the resources to administer clinical trials in-house, this process may become even more lengthy and expensive. Since we collaborate with third parties, those parties generally maintain certain rights to control aspects of the application development and clinical programs. Our business depends in part on our ability to obtain regulatory approval for expanding applications and uses of our products. Therefore, delays or other related problems may adversely affect our ability to generate future revenues.

We may rely on third parties, including our collaborative partners, to design and conduct any required clinical trials. In the future, we may not be able to find appropriate third parties to design and conduct clinical trials or we may not have the resources to administer clinical trials in-house. Therefore, this process may become even more lengthy and expensive. Moreover, our collaborative partners have certain rights to control aspects of the application development and clinical programs. As a result, these programs might not be conducted in the manner we currently contemplate. Since our business' success is heavily dependent upon our ability to achieve regulatory approval for the applications and uses of our products, our revenues may be adversely affected by delays or other related problems.

Data already obtained from preclinical studies and clinical trials of our products under development does not necessarily demonstrate that favorable results will be obtained from future preclinical studies and clinical trials. A number of companies in the medical devices industry, as in the pharmaceutical industry, have suffered setbacks in advanced clinical trials, even after promising results in earlier trials.

ORIGINAL EQUIPMENT MANUFACTURING.

Our technology and manufacturing capability has attracted original equipment manufacturing partners. In the typical original equipment manufacturing relationship, we produce the laser and other products to the original equipment manufacturing customer's specifications, which will then be marketed under the original equipment manufacturing's label. Our most significant original equipment manufacturing relationship is with Olympus in Japan, which is using our technology for surgical and dental applications.

                                  MANUFACTURING

We manufacture our products with components and subassemblies that our subcontractors supply. We assemble and test each of our products at our Cambridge, England facility. Ensuring adequate inventory, continuous cost reduction and superior product quality are top priorities of our manufacturing operations. To achieve our goals, we work closely with our research and development, sales and marketing teams, and effectively manage a limited number of what we believe to be the most qualified suppliers.

We use a variety of materials, including mechanical, electronic, optical components and subassemblies for the lasers, plus other materials that our customers purchase for direct consumption, such as disposable items sold in kit form and fibers. With the lasers constructed in the UK, local high-quality sources of supply are utilized for metalwork components and subassemblies. We procure standard off-the-shelf-electronic components from various UK suppliers. Because of their complexity, high quality requirements and relatively low volumes we choose to procure our optical components from a single source.

We also use a number of different laser diodes for our various products. The diodes are also currently single-sourced, although we are exploring available opportunities for dual sourcing. Currently, the majority of these suppliers are located in the U.S., Japan and Europe. In addition, we purchase the fibers contained in our clinical solution kits, and those fibers required to support our FibersDirect.com business, from suppliers in the U.S.

During 2001, our principal supplier of the diodes that we used to manufacture lasers was HPD, and our principal suppliers of materials which we used to manufacture fibers were Pioneer, Inc. and Laser Peripherals. In 2002, we changed our principal supplier of diodes to Laser Diode, Inc., although HPD remains an available alternative supplier of diodes. Pioneer and Laser Peripherals continue to be our main suppliers of fiber. Because most of our raw materials and components are available from various sources, we are currently developing qualified backup suppliers for each of these resources.


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

We currently outsource most of our manufacturing of disposable fibers used in EVLT(R), and other surgical procedures. We own the patent applications for EVLT(R) disposable fiber technology and subcontract the manufacturing to a third party. We subcontract the production of EVLT(R) kits of disposable items, consisting principally of a fiber, a sheath used to introduce the fiber into a vein and a needle used to insert the sheath. Each of these EVLT(R) components is currently purchased from third parties. We purchase disposable fibers used in other surgical procedures directly from third parties.

Lead times for components and materials may vary significantly depending on the size of the order, specific supplier requirements and current market demand for the components. Inability of our suppliers to meet our requirements on a timely basis could interrupt our production until we obtain an alternative source of supply. To date, we have not experienced significant delays in obtaining any of our products.

We are required to manufacture our products to comply with the international standard BS EN ISO 13485:2001 and the FDA's Quality System Regulations, or "QSR." The ISO 13485 and QSR cover the methods and documentation of the design, testing, control, labeling, packaging, storage and shipping of our products. Our manufacturing facility is subject to periodic audits by regulators who conduct inspections that must be satisfactory for us to maintain ISO approval, and it is also auditable by the FDA. Our failure to maintain compliance with the ISO 13485 and QSR requirements could result in the closure of our manufacturing operations and the recall of our products. If one of our suppliers were not to maintain compliance with our quality requirements, we might have to qualify a new supplier and could experience manufacturing delays as a result. In November 1999, we became certified to manufacture in the United Kingdom and upgraded to BS EN ISO 13485: 2001. In 2002, we underwent an FDA Quality Systems Regulation Inspection and received a satisfactory letter in from the FDA as a result of this inspection.

                               SALES AND MARKETING

In the U.S., we sell, market and distribute our products and services directly through direct sales representatives and through "independent sales representatives." Independent sales representatives are independent contractors and not employees. Our independent sales representatives commit to achieving certain minimum sales targets, and we compensate them on a commission only basis. If an independent sales representative fails to meet its minimum sales targets, then we have the right to terminate our relationship. Internationally, we sell our products primarily through distributors.

Our primary sales focus in the U.S. has been the commercialization of EVLT(R). We began to use independent sales representatives in the later half of 2001, before the FDA approved our EVLT(R) product line in January 2002. Subsequent to the FDA's clearance of EVLT(R) and given the dynamics of selling clinical applications, including lasers and disposable products, we made the decision at the end of the first quarter in 2002 to execute a direct sales strategy to commercialize EVLT(R) in the U.S. In addition, in September 2002, we engaged Sigmacon Health Products Corporation to be our distributor in the Canadian market. Since expanding our sales force, we have been engaged in training our sales representatives and in enhancing our proprietary marketing materials. We will continue to monitor sales activities and strategies and adjust the number of direct sales representatives, independent sales representatives and distributors to address market needs and opportunities in the future.

In November 2000, we formed FibersDirect.com, a U.S. business unit that acts as a direct marketing conduit by providing on-line information for available products and access to our sales staff by e-mail. FibersDirect.com enables distribution of fibers directly from the manufacturer to the end-user. Our OPTIGUIDE(R) fibers, used in photodynamic therapy cancer treatments, are promoted via FibersDirect.com.

Internationally, we sell, market and distribute our products and services through a network of distributors in Europe, the Middle East, South America, Central America and Asia. We typically commit our distributors to minimum product purchases, and we may terminate our relationships with distributors who do not meet their minimum purchase levels. We have not given our distributors price protection or product return rights. We do not remotely monitor inventory levels of our products once we sell them to distributors, but may obtain that information as needed by our contact with the distributor. We also develop and maintain strategic marketing alliances for international sales and marketing. These alliances exist under agreements with companies such as Olympus ProMarketing, Inc. Each of these agreements relates to certain products and market segments.

We target our marketing efforts to physicians through office visits, trade shows and trade journals, and to consumers through point of service information brochures and our websites, www.evlt.com (which provides information to patients and physicians about EVLT(R)) and www.fibersdirect.com (which provides product and pricing information to prospective customers about our available optical fibers). We expect that consumer awareness will increase demand for the treatment methodologies we address and for our products. Our sales philosophy includes establishing strong collaborations with well-known professionals in the industry regarding our technology platforms, compiling substantive clinical data and supporting the publication of peer review articles. With respect to EVLT(R), we believe that we have collected more clinical data regarding our products and their application than any of our competitors in the endovenous laser treatment market.

In the fiscal years 2002 and 2003, only one of our customers accounted for more than 10% of our revenues, and sales generated in the U.S. versus internationally were 55% in 2002 and 63% in 2003. In the nine months ended September 30, 2004, no customer accounted for more than 10% of our revenues, and approximately 64% of our sales were generated in the U.S. versus internationally.

Going forward, we believe that our annual dependence on any individual customer or group of customers should decrease because we expect more of our revenues to be generated from sales of EVLT(R) to individual physician practices rather than to large-scale distributors. In addition, we believe that our percentage of sales generated domestically should increase as EVLT(R) market penetration in the U.S. increases.

We envision that by developing and marketing procedures to doctors that involve selling key components--namely lasers and their related single use disposables--we will have the potential to create recurring sales. Our plan is that each future procedure will be accompanied with a disposable component to provide recurring sales.

For the remainder of 2004 and in 2005, we will continue to focus on the development and growth of EVLT(R) sales worldwide. We will continue to support the development and approval of new applications for photodynamic therapy products, and to continue our research and development efforts aimed at enhancing our products' effectiveness and manufacturing efficiencies.

                                   COMPETITION

The medical device industry is highly competitive and regulated, and is subject to rapid and substantial technological change. We compete primarily on the basis of performance, brand name, reputation and price. Developments by others, both public and private, may render our products under development or existing technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments and other market factors. Existing and potential competitors may develop products and clinical solutions that could prove to be more effective, safer or less costly than our products and clinical solutions. Many of these competitors have significantly greater financial and human resources than we do, and have established reputations as well as worldwide distribution channels that are more effective than ours. Such competition involves an intensive search for technological innovations and the ability to market these innovations effectively. The introduction of new products and clinical applications by competitors may result in price reductions, reduced margins, loss of market share and product replacements, even for products protected by patents. There can be no assurance that competitors, many of which may have made substantial investments in competing technologies, would not prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. To compete effectively in the marketplace, we require the financial resources to effectively support our activities in the following key areas: research and development, regulatory compliance, quality control, sales and marketing, distribution and technical information and training services.

In the vein treatment market, our competitors include manufacturers and marketers of surgical and radiofrequency devices, and pharmaceutical companies that provide drugs used in sclerotherapy and other vascular diseases. Within the specific endovenous laser treatment market which our EVLT(R) products serve, Biolitec A.G., AngioDynamics, Inc. (a subsidiary of E-Z-EM, Inc.), Vascular Solutions, Inc., New Star Lasers, Inc., d/b/a CoolTouch, Inc. and Dornier MedTech GmbH are our main competitors for surgical diode lasers. AngioDynamics does not manufacture lasers or optical fiber and we understand it currently has an original equipment manufacturing agreement with Biolitec for these goods. AngioDynamics received FDA clearance for its device in November 2002, approximately 10 months after Diomed, while CoolTouch recently received FDA clearance for its laser treatment of varicose veins on September 30, 2004. Biolitec, Lumenis and Dornier, among others, are our competitors in the general surgical laser market. AngioDynamics, Total Vein Solutions, Inc. and Vascular Solutions, Inc. currently compete with us for kits used in endovenous laser treatment.

We believe that our EVLT(R) system and comprehensive physician management tools are superior to the products offered by our direct competitors. EVLT(R) uses a laser wavelength that has been proven 98% effective in FDA trials and in peer reviewed data. As to varicose vein treatments using radiofrequency, offered by our competitor, VNUS, Diomed's EVLT(R) treatment is a faster procedure, uses substantially less expensive disposables and has clinically proven safety results that are superior to the safety results reported for VNUS. EVLT(R) offers physicians comprehensive practice management tools, including physician training and practice development. Dornier, Biolitec and AngioDynamics offer some practice management assistance, but we believe that, to the extent offered, our competitors' practice management tools are significantly less comprehensive than ours.

In the cancer treatment market, our competitors include manufacturers and marketers of surgical and radiation therapy devices, and all the pharmaceutical companies that provide various drugs used in chemotherapy and immunotherapy. Within the specific photodynamic therapy market, Lumenis, Laserscope and Biolitec are our main competitors. We currently have one FDA-cleared diode laser in the U.S. for photodynamic therapy cancer applications, which is used in conjunction with Axcan Pharma's Photofrin(R) drug for late stage lung and esophagus cancers.

We also face competition from current widespread treatment practices, including surgery, chemotherapy and radiation. Since most photodynamic therapy cancer treatments are still in clinical trials, no long-term safety or efficacy data is available. As a result, cancer patients may be more likely to choose proven traditional forms of treatment.


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

We expect that our principal methods of competition with other photodynamic therapy support companies will be based upon such factors as:

            - the ease of administration of our partners' photodynamic therapy methodologies;

            - the degree of generalized skin sensitivity to light;

            - the number of required doses;

            - the safety and efficacy profile;

            - the selectivity of photodynamic therapy drug for the target lesion or tissue of interest;

            - the type and cost of our light systems; and

            - the cost of our partners' drug.

Increased competition could result in:

            - price reductions;

            - lower levels of third-party reimbursements;

            - failure to achieve market acceptance for our photodynamic therapy product line, and loss of market share.

                 PATENTS, TRADEMARKS AND PROPRIETARY TECHNOLOGY

We hold U.S. and international patents for inventions in the following areas: endovenous laser treatment of varicose veins, solid state laser diode light source, high power light source, peltier-cooled and medical spacing guide. These patents expire from 2010 to 2019.

In June 2002, the U.S. Patent and Trademark Office issued Patent No. 6,398,777 ("Endovascular laser device and the treatment of varicose veins") regarding this technology. The technology is for the process of using lasers and fibers to perform endovenous laser treatment procedures. We formerly licensed technology for the EVLT(R) process from one of its inventors, Dr. Robert Min, on a non-exclusive basis, although Dr. Min had agreed not to license the process technology to any third party so long as we were not in breach of our obligations under our agreement with him. On September 3, 2003, Diomed acquired exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents for endovenous laser treatment of varicose veins. These patents relate to the technology underlying our EVLT(R) product. This acquisition resulted from two transactions.

In the first transaction, Diomed purchased the interest in the EVLT(R) patent owned by one of its five named inventors, Dr. Robert J. Min. This transaction was completed under a purchase agreement between Diomed and Dr. Min entered into on July 23, 2003. On September 3, 2003, Diomed paid the purchase price set forth in the Purchase Agreement (consisting of $500,000 in cash and options to purchase 40,000 (as adjusted by the 1:25 reverse split, effective June 17, 2004) shares of our common stock) in exchange for Dr. Min's assignment to Diomed of his interest in the EVLT(R) patent. Diomed has agreed to pay to Dr. Min variable payments based on Diomed's sales of products using the EVLT(R) patent. Dr. Min had previously licensed the EVLT(R) patent to Diomed and had served as a consultant to Diomed. Dr. Min's consulting agreement with Diomed was amended to reflect the changes in the relationship between him and Diomed as a result of Diomed's acquisition of the EVLT(R) patent rights. Dr. Min will continue to act as a consultant to Diomed under the revised consulting agreement.

In the second transaction, Diomed licensed, on an exclusive basis, the EVLT(R) patent from Endolaser Associates, LLC, the assignee of interest in the EVLT(R) patent from the other four named inventors. This transaction was completed under a license agreement between Diomed and Endolaser Associates entered into on July 11, 2003. On September 3, 2003, Diomed paid Endolaser Associates $1,500,000 in cash in exchange for the exclusive license granted by Endolaser Associates on behalf of the four inventors who had assigned their interest in the EVLT(R) patent to Endolaser Associates. Diomed is to make additional payments totaling $2,500,000 in 10 quarterly installments of $250,000 each, commencing October 1, 2003. Diomed paid all such payments due through October 31, 2004. Diomed has agreed with Endolaser Associates that Diomed will pay variable royalties based on Diomed's sales of products using the EVLT(R) patent.

Together with Dr. Min and his associate, Dr. Stephen Zimmet, we also invented fiber technology that we use with our EVLT(R) products. Drs. Min and Zimmet assigned to us their rights to a patent application regarding this technology. As of November 1, 2004, this patent application was still pending before the U.S. Patent and Trademark Office. We pay a fee for our sale of fibers incorporating this technology. Doctors Min and Zimmet are also our consultants. They provide services to us on an ongoing basis to educate physicians on the use of our EVLT(R) products, and we pay them fees for these services.

We license technology that we currently use in our OPTIGUIDE(R) fiber optic diffuser. Health Research, Inc. owns this patented technology, and exclusively licenses it to QLT, Inc. In turn, QLT sublicenses it to us on a non-exclusive basis. The sublicense continues until the licensed patent rights expire or the license from Health Research to QLT is terminated, whichever comes first. Health Research may terminate its license to QLT if QLT breaches its obligations under the license and does not cure the breach within 90 days, or if QLT becomes insolvent. QLT may terminate our sublicense if we breach our obligations under the sublicense, such as failing to pay royalties, and do not cure the breach within 90 days, or if we become insolvent.


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

We have received trademark registrations from the U.S. Patent and Trademark Office for the trademarks "Diomed," "OPTIGUIDE" and "EVLT." We have initiated trademark registrations "Summer Legs" as a trademark and/or service mark, but we have not yet received registrations for this particular mark. We registered various domain names, including diomedinc.com, diomed-lasers.com, fibersdirect.com, fibresdirect.com, summerlegs.com and evlt.com.

Our proprietary technology includes:

            - a device for scanning laser beams in a pre-defined pattern across the patient's skin;

            - an enclosure for protecting laser diodes and modules;

            - a low cost method for measuring the light from optical fibers of differing geometry (under development);

            - a common platform for laser diodes of different wavelengths; - a user interface that is appropriate to the clinical setting;

            - a monolithic optical geometry for implementing the patented technology;

            - a means for driving the laser diodes that provides a wide dynamic range; and

            - a means for efficiently removing heat from the diodes thereby allowing the instrument to operate with standard line power as the only service.

The patent position of medical device companies generally is highly uncertain. Some of the risks and uncertainties include:

            - the patent applications owned by or licensed to us may not result in issued patents;

            - our issued patents may not provide us with proprietary protection or competitive advantages;

            - our issued patents may be infringed upon or designed around by others;

            - our issued patents may be challenged by others and held to be invalid or unenforceable;

            - the patents of others may have a material adverse effect on us;
and

            - significant time and funds may be necessary to defend our patents.

We are aware that our competitors and others have been issued patents relating to optical fibers and laser devices. In addition, our competitors and others may have been issued patents or filed patent applications relating to other potentially competitive products of which we are not aware. Further, in the future our competitors and others may file applications for patents, or otherwise obtain proprietary rights to technology that can be used for such products. These existing or future patents, applications or rights may conflict with our patents or applications. These conflicts could result in a rejection of our or our licensors' patent applications or the invalidation of issued patents, any of which could have a material adverse effect on our ability to focus on the development or marketing of these applications. If conflicts occur, or if we believe that other products may infringe on our proprietary rights, we may pursue litigation or other legal remedies, or may be required to defend against litigation. Legal proceedings may materially adversely affect our competitive position, and we may not be successful in any such proceeding. Litigation and other proceedings can be expensive and time consuming, regardless of whether we prevail. This can result in the diversion of substantial financial, managerial and other resources from other activities. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related research and development activities or product sales.

Some of the risks and uncertainties include:

            - we may be required to obtain licenses under dominating or conflicting patents or other proprietary rights of others;

            - these licenses may not be made available on terms acceptable to us, if at all; and

            - if we do not obtain such licenses, we could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

For a detailed discussion of current litigation involving our intellectual property, see "Legal Proceedings."

We also seek to protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. These third parties may breach their agreements with us, and we may not have adequate remedies for their breach. Also, competitors may independently learn or discover our trade secrets.


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

                              GOVERNMENT APPROVALS

The FDA and comparable international regulatory bodies regulate our medical device products and their applications.

In the United States, our products are regulated as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act, or FDC Act, and require clearance of a premarket notification under Section 510(k) of the FDC Act or approval of a PMA application, under Section 515 of the FDC Act prior to commercialization. Pursuant to the FDC Act, the FDA regulates, among other things, the following aspects of medical devices:

            - product design and development;

            - product testing for safety and efficacy;

            - product manufacturing;

            - product labeling;

            - product storage;

            - pre-market clearance or approval;

            - product sales and distribution;

            - record keeping;

            - reporting of adverse events; and

            - corrective actions, recalls and removals.

In addition, in conjunction with the Federal Trade Commission, the FDA regulates the advertising and promotion of the medical devices in the United States. Failure to comply with the applicable requirements can result in sanctions such as warning letters, fines, injunctions, civil and criminal penalties against us, our officers, and our employees, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and recommendation that we may not be permitted to enter into government contracts.

Unless an exemption applies, each medical device we wish to commercially distribute in the U.S. will require either prior clearance by the FDA on the basis of what is called a "510(k) application," or a pre-market approval ("PMA") application. The FDA classifies medical devices that are manufactured or sold in the U.S. into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a pre-market notification requesting permission to commercially distribute the device. This process is generally known as 510(k) pre-market notification. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring pre-market approval upon a PMA application submitted by the applicant.

Our laser devices require either 510(k) or pre-market application approval, depending on the clinical application sought. Our devices generally qualify for clearance under 510(k) procedures. To obtain 510(k) clearance, we must submit a pre-market notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 (the date that the FDA called for the submission of PMA applications). The FDA's 510(k) clearance review has recently taken from three to twelve months from the date the application is submitted, but it can take significantly longer.

After a device receives 510(k) clearance, any material changes, major design changes, changes to the safety and efficacy of the product, new claims or indications for use and new technology with no prior history of use in medical devices are subject to a new 510(k) clearance requiring a rigorous demonstration of substantial equivalence to a currently marketed device and or clinical trials. Any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or, alternatively, could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer's determination. If the FDA disagrees with a manufacturer's determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or obtain pre-market approval. If the FDA requires us to seek 510(k) clearance or pre-market approval for any modifications to a previously cleared product, we may be required to cease marketing or recall the modified device for the unapproved, or so called "offlabel," use until we obtain this clearance or approval. Also, under these circumstances, we may be subject to significant regulatory fines or penalties.

We expect that any additional applications that we may seek for our existing laser products will require pre-market approval. The FDA requires pre-market approval for each specific clinical procedure.


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

We are the first company to receive FDA clearance for use of lasers and related applications in endovenous laser treatment and first diode laser manufacturer to receive FDA clearance for use of lasers in photodynamic therapy cancer treatments. In January 2002, we received FDA clearance for use of endovenous laser treatment in the U.S., in respect of our EVLT(R) product line, making us the first company to receive FDA clearance for this modality and use. Specifically, the FDA approved our EVLT(R) surgical laser and procedure kit as intended for use in coagulation of the greater saphenous vein of the thigh in patients with varicose veins, and the FDA specifically found that the FDA would not require us to submit a pre-market approval application for this use. In December 2002, the FDA granted clearance for the use of EVLT(R) for expanded indications, namely, the use of our D15plus and D30plus diode lasers and disposable kits for the treatment of varicose veins and varicosities associated with the superficial vein reflux of the greater saphenous vein. In August 2000, we and Axcan Pharma received regulatory approval for our 630nm laser and OPTIGUIDE(R) fiber, and Axcan Pharma's Photofrin(R) drug used in the cancer treatment for late stage lung and esophageal cancers. In August 2003, Axcan Pharma announced that it received FDA clearance in connection with an application it had made for expanded indications of the use of Photofrin(R) in conjunction with our photodynamic therapy laser products for the treatment of Barrett's Esophagus. In September 2004, our laser development and supply agreement with Axcan Pharma, dated August 2, 2000, was terminated and as a result, we are no longer distributing PDT lasers through Axcan Pharma. Sales to Axcan Pharma represented approximately 1% or less of our sales in 2003 and the first nine months of 2004. We will continue to market PDT lasers through our direct sales force and distributors, both domestically and internationally.

We are also regulated under the Radiation Control for Health and Safety Act, which requires laser products to comply with performance standards, including design and operation requirements, and manufacturers to certify in product labeling and in reports to the FDA that their products comply with all such standards. The law also requires laser manufacturers to file new product reports and annual reports, maintain manufacturing, testing and sales records, and report product defects. We must affix various warning labels and install certain protective devices, depending on the class of the product.

Our failure to comply would initially result in a warning letter from FDA informing us of the noncompliance. Action to correct the non-compliance range from a field correction, such as new labeling being sent to existing customers by mail, to a formal recall of the labeling and replacement with compliant material. As compliance with existing regulations is included in our new product development protocol, it is unlikely a non-compliance will occur. Labeling and new product compliance are reviewed at discrete intervals during new product development by regulatory and compliance departments prior to the release of any new products.

International sales of our products are subject to strict regulatory requirements, which vary substantially from country to country. Our key international markets are the European Union, Japan, Australia, South Korea, Peoples Republic of China and Canada. The time required to obtain clearance or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different.

The European Union, which consists of fifteen countries encompassing most of the major countries in Europe, has adopted numerous directives and standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear the CE conformity marking indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. ISO 9001 certification is one of the CE Mark certification requirements. In November 1999, our facility was awarded ISO 9001 and EN 46001 certification, thereby allowing us to apply the CE mark to our products and market them throughout the European Union. In September 2001, we were the first company to receive the CE mark of approval for marketing endovenous laser therapy products in Europe.

Outside of the European Union, we must obtain country-by-country approval to import our products. Certain countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices.

                            THIRD-PARTY REIMBURSEMENT

A patient's ability to secure reimbursement for our existing and future products is critical to our success. In the U.S., health care providers generally rely on third-party payors, principally private health insurance plans, Medicare and Medicaid, to reimburse all or part of the cost of procedures in which medical devices are used. However, we cannot assure that EVLT(R) and photodynamic therapy, and future products that we develop in connection with photodynamic therapy, endovenous or other medical and clinical procedures, will be reimbursed, or that the amounts reimbursed to physicians would be adequate.

The current cost reduction orientation of the third-party payor community makes it exceedingly difficult for new medical devices and surgical procedures to obtain reimbursement. Often, it is necessary to convince payors that the new devices or procedures will establish an overall cost savings compared to currently reimbursed devices and procedures. We believe that EVLT(R) may offer an opportunity for payors to reduce the costs of treating varicose vein patients by possibly reducing significantly the number of vein stripping procedures performed. We estimate that the cost of varicose vein treatment using EVLT(R) is approximately 25% of the cost of vein stripping procedures. While we believe that EVLT(R) possesses economic advantages that will be attractive to payors, we cannot assure that they will make reimbursement decisions based upon these advantages.


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

Reimbursement by third-party payors is often positively influenced by the existence of peer-reviewed publications of safety and efficacy data and recommendations by knowledgeable physicians. With regard to EVLT(R), we currently exceed the competition in the magnitude of clinical data we have compiled, and we are currently the only company to have peer-reviewed articles published in scientific journals addressing endovenous laser treatment. Most recently, a new study, entitled "Endovenous Laser Treatment of Saphenous Vein
Reflux: Long-Term Results," was published in the August 2003 issue of the Journal of Vascular and Interventional Radiology. This study shows what we believe to be excellent long-term results for the removal of varicose veins caused by reflux of the greater saphenous vein. The study was co-authored by Dr. Robert Min, Director of Cornell Vascular in New York and Vice-Chairman of Radiology at Weill Medical College of Cornell University. Dr. Min is a paid consultant to Diomed, and is an inventor of the EVLT(R), who sold his rights to this patented technology to Diomed on September 3, 2003. Dr. Min assists Diomed in physician training and in the development of medical treatments using EVLT(R). For further details of this study, see "Products, Competencies and Market Opportunities--Endovenous Laser Treatment."

Additionally, we believe that our significant investment in proactive reimbursement activities has produced dramatic results in both the number and breadth of insurance carriers willing to provide positive EVLT coverage. The list of private, regional and national insurance providers with positive coverage policies on EVLT(R) has grown significantly, driven in large part by the addition of UnitedHealth Group Inc. UnitedHealthcare has joined other organizations such as Aetna Inc. and Humana Inc. along with an extensive list of independent Blue Cross Blue Shield and Medicare (Part B) carriers now providing our growing EVLT(R) patient base with access to broad insurance coverage.

On November 4, 2004, the Center for Medicare and Medicaid Services (CMS) established reimbursement codes for laser ablation as a mode of treatment for superficial vein disorders, including EVLT(R) for varicose veins. The new codes, which are established by the American Medical Association and the CMS, form the basis for Medicare and Medicaid reimbursement across the U.S. and are expected to become effective January 1, 2005.

Under the new codes, doctors performing the EVLT(R) procedure in an office or clinic setting will be reimbursed an unadjusted base rate of $2,041 for the first vein treated under code #36478; second and additional veins will have a base rate of $437 under code #36479. When performed in a hospital setting, the new codes allow for professional (Part B) payments of $364 for the first vein treated and $178 for the second and additional veins, along with applicable hospital facility fees. These base rates will be adjusted for regional cost differences.

With the issuance of these CDT codes, existing insurance coverage for EVLT(R) now represents over 180 million covered lives in the U.S.

Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis or a region-by-region basis. In addition, reimbursement systems in international markets may include both private and government-sponsored insurance. We cannot be certain that we will be able to continue to obtain such approvals in a timely manner, if at all. If we fail to receive acceptable levels of international reimbursement approvals, market acceptance of our products in those countries is likely to be adversely affected.

Nevertheless, the efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect our business and financial condition as a medical device company. In foreign markets, pricing or profitability of medical products and services may be subject to government control. In the U.S., we expect that there will continue to be federal and state proposals for government control of pricing and profitability. In addition, increasing emphasis on managed healthcare has increased pressure on pricing of medical products and will continue to do so. These cost controls may have a material adverse effect on our revenues and profitability, and may affect our ability to raise additional capital.

In addition, cost control initiatives could adversely affect our business in a number of ways, including:

            - decreasing the price we, or any of our partners or licensees, receive for any of our products;

            - preventing the recovery of development costs, which could be substantial; and

            - limiting profit margins.

                               NUMBER OF EMPLOYEES

As of September 30, 2004, we employed a total of 80 full-time employees, 35 of whom are based in the U.S. and 45 of whom are based at Diomed Ltd., our wholly-owned subsidiary in Cambridge, England, where manufacturing and certain international sales are conducted. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union. We believe our employee relations are good.

                               LEGAL PROCEEDINGS

On December 12, 2003, we filed a lawsuit in the United States Federal District Court for the District of Massachusetts seeking injunctive and other relief against Vascular Solutions, Inc. and one of its executives. We allege, among other things, that Vascular Solutions and the executive misappropriated our trade secrets and then improperly used that information to develop and market laser accessory products. We also seek to redress what we allege to be the willful and deceptive manner in which Vascular Solutions has been marketing its laser accessory products by, among other things:

            - infringing our registered EVLT(R) mark;

            - marketing Vascular Solutions' products in a way designed to confuse consumers as to the source and origin of its products;

            - making false and defamatory statements about us and our products;

            - tortiously interfering with our existing and prospective customer relationships; and

            - tortiously interfering with agreements previously entered into by the executive and us that prohibit the executive from disclosing our confidential information to Vascular Solutions or any other third party.

On June 16, 2004, Vascular Solutions and the other the defendant(s) answered the complaint, and filed a counterclaim for invalidity of the EVLT(R) trademark. We are now proceeding with the discovery phase of the litigation.

On March 4, 2004, we filed a second lawsuit against Vascular Solutions in the United States Federal District Court for the District of Massachusetts seeking injunctive relief and damages for infringement of our U.S. Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins which we use in our EVLT(R) product line, the exclusive rights to which we acquired on September 3, 2003.

On April 28, 2004, Vascular Solutions answered the complaint and filed a counterclaim for declaratory judgment that the EVLT(R) patent is invalid and not infringed. Vascular Solutions has sought leave to amend its answer and counterclaims to further allege for patent unenforceability, but the Court has not yet acted on that motion. We are now proceeding with the discovery phase of this litigation as well.

On January 6, 2004, we filed a lawsuit in the United States Federal District Court for the District of Massachusetts against AngioDynamics, Inc. seeking injunctive relief and damages for infringement of our U.S. Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins which we use in our EVLT(R) product line. AngioDynamics has generally denied our allegations and has sought a declaratory judgment of invalidity of the EVLT(R) patent. AngioDynamics has added certain counterclaims against us. However, the Court has bifurcated the case, so that those counterclaims will not be litigated until we resolve our patent infringement claims against AngioDynamics. We are currently in the discovery phase of this litigation.

On April 2, 2004, we filed a lawsuit in the United States Federal District Court for the District of Massachusetts against Total Vein Solutions, LLC, seeking injunctive relief and damages for infringement of our U.S. Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins which we use in our EVLT(R) product line. On May 21, 2004, Total Vein Solutions answered the complaint, generally denying our allegations and counterclaiming for declaratory judgment of non-infringement and invalidity of the EVLT(R) patent.

On May 26, 2004, we learned that we, our former chairman, our former chief executive officer and a former director of ours had been named as defendants in a class action lawsuit commenced on March 3, 2004 in the United States District Court, District of Massachusetts . On September 3, 2004, plaintiffs filed an amended complaint in the action that named only us and our former chairman. The amended complaint alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and seeks unspecified damages on behalf of a purported class of plaintiffs consisting of persons who acquired our common stock from February 1, 2002 through and including March 21, 2002. We are named only in the count alleging violation of Section 10(b). We believe that the allegations in the complaint are baseless, and we intend to defend the lawsuit vigorously. To that end, on October 21, 2004, we filed a motion to dismiss the amended complaint on the ground that it fails to state a claim upon which relief can be granted. The Court has not yet acted on that motion.

On October 14, 2004, we filed a lawsuit in the United States Federal District Court for the District of Massachusetts against New Star Lasers, Inc., d/b/a Cooltouch, Inc., seeking injunctive relief and damages for infringement of our U.S. Patent Number 6,398,777 covering the endovascular laser treatment of varicose veins which we use in our EVLT(R) product line. CoolTouch has not yet responded to the complaint.

We are involved in other legal proceedings and claims of various types. While any litigation contains an element of uncertainty, management believes that the outcome of each such other proceeding or claim which is pending or known to be threatened, will not have a material adverse effect on us.


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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION OR PLAN OF OPERATION

In this Prospectus, the terms "Company" and "Diomed Holdings" both refer to Diomed Holdings, Inc. The term "Diomed" refers to the Company's principal subsidiary, Diomed, Inc. and its consolidated subsidiaries. We use the terms "we," "our" and "us" when we do not need to distinguish among these entities or their predecessors, or when any distinction is clear from the context.

This section contains forward-looking statements, which involve known and unknown risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. We refer you to the "Risk Factors" on pages 6 through 17 of this prospectus for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to the commercialization of our current and future products and applications, and risks relating to our common stock and its market value.

In view of our relatively limited operating history, we have limited experience forecasting our revenues and operating costs. Therefore, we believe that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. To date, the Company has incurred substantial costs to create or acquire our products. As of September 30, 2004, we had an accumulated deficit of approximately $66.3 million including $15.9 million in non-cash interest expense. We may continue to incur operating losses due to spending on research and development programs, clinical trials, regulatory activities, and sales, marketing and administrative activities. This spending may not correspond with any meaningful increases in revenues in the near term, if at all. As such, these costs may result in losses until such time as the Company generates sufficient revenue to offset such costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto included in this prospectus.

                                    OVERVIEW

We develop and commercialize minimally invasive medical procedures that employ our laser technologies and associated disposable products. Using our proprietary technology, including our exclusive rights to U.S. Patent No. 6,398,777, we currently focuses on endovenous laser treatment (EVLT(R)) of varicose veins. We also develop and market lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures.

In developing and marketing our clinical solutions, we use proprietary technology and aims to secure strong commercial advantages over competitors by gaining governmental approvals in advance of others, by developing and offering innovative practice enhancement programs including physician training and promotional materials, and obtaining exclusive commercial arrangements. To optimize revenues, we focus on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Our high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), we provide our customers with state of the art physician training and practice development support. Our EVLT(R) procedure and related products were cleared by the United States FDA in January of 2002.

In 2001, we pioneered the commercialization of endovenous laser treatment (EVLT(R)), an innovative minimally invasive laser procedure for the treatment of varicose veins caused by greater saphenous vein reflux. In September 2001, we were the first company to receive the CE mark of the European Economic Union for approval for endovenous laser treatment with respect to marketing EVLT(R) in Europe. On January 22, 2002, we were the first company to receive FDA clearance for endovenous laser treatment, with respect to marketing EVLT(R) in the U.S.

EVLT(R) was a primary source of revenue in 2003, and will continue to be a primary source of revenue in 2004. We believe that EVLT(R) will achieve a high level of commercial acceptance due to its relative short recovery period, immediate return to one's normal routine barring vigorous physical activities, reduced pain and minimal scarring, and reduced costs compared to other treatments for varicose veins. We developed our EVLT(R) product line as a complete clinical solution and marketing model, including a laser, disposable kit, clinical training and customized marketing programs, to assist office-based and hospital-based physicians in responding to the growing demand for treatment of varicose veins in a minimally invasive manner. We have also published a health insurance reimbursement guide to assist physicians in the reimbursement submission process. We believe that these attributes, in addition to EVLT(R)'s superior clinical trial results, favorable peer reviews, and comparatively larger and longer follow-up data reports provide EVLT(R) with a competitive advantage over competing traditional and minimally invasive varicose vein treatment products.

We expect that as the number of EVLT(R) procedures increases, so will our sales of associated disposable items. We believe that the U.S. represents the single largest market for EVLT(R). We are targeting our sales and marketing efforts at hospitals, private physician practices and clinics. We sell our products to hospital and office-based physicians in major population centers throughout the U.S., focusing on specialists in vascular surgery, interventional-radiology, general surgery, phlebology, gynecology and dermatology.

We utilize a direct sales force to market our products in the United States and a network of more than 34 distributors to market our products abroad. We increased our number of sales representatives from ten at December 31, 2003 to 20 by the third Quarter 2004. This represents a significant investment in sales staff, as we allow two quarters before a sales representative is expected to deliver consistent targeted sales performance. We also added two clinical specialists to support field sales efforts. These clinical specialists assist in physician training and post-sales support, freeing the sales representatives to focus on new sales opportunities.

We have developed and maintain a website - www.EVLT.com - to assist both patients and physicians. EVLT.com provides patients with education about treatment options and benefits of EVLT(R) and provides physicians with education about the EVLT(R) procedure. At www.EVLT.com, patients can also locate the nearest physician performing EVLT(R) by inputting their city and state.

Our technology and manufacturing capability has also attracted original equipment manufacturing (OEM) partners. In a typical OEM relationship, we produce the laser and other products to the OEM's specifications, which will then be marketed under the OEM's label. As a result, sales of our products to OEM partners may fluctuate in relation to the achievement of their strategic initiatives. Our most prominent OEM relationship is with Olympus in Japan, which uses our technology for surgical and dental applications. In addition we have a long-term OEM relationship with Dentek Medical Systems GmbH, which uses our laser module for dental applications. In September 2004, our laser development and supply agreement with Axcan Pharma, dated August 2, 2000, was terminated and as a result, we are no longer distributing PDT lasers through Axcan Pharma. Sales to Axcan Pharma represented approximately 1% or less of our sales in 2003 and the first nine months of 2004. We will continue to market PDT lasers through our direct sales force and distributors, both domestically and internationally.

In 2004, we have continued to focus on the development and growth of EVLT(R) sales both domestically and internationally. We will continue to support the development and approval of new applications for PDT products and to continue the development of enhancements to our products in order to further improve their effectiveness and manufacturing efficiency.

In the opinion of management, these unaudited consolidated financial statements contain all adjustments considered normal and recurring and necessary for their fair presentation. Interim results are not necessarily indicative of results to be expected for the year. These interim financial statements have been prepared in accordance with the instructions for Form 10-QSB, and therefore, do not include all information and footnotes necessary for a complete presentation of our operations, financial position, and cash flows in conformity with accounting principles generally accepted in the United States. We filed our 2003 Annual Report on Form 10-KSB with the Securities and Exchange Commission on March 30, 2004, which included audited consolidated financial statements for the year ended December 31, 2003, and included information and footnotes necessary for such presentation. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our annual report on Form 10-KSB for the year ended December 31, 2003.

Our discussion and analysis of our financial condition, results of operations, and cash flows are based on our consolidated financial statements. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, inventory valuation and obsolescence, intangible assets, income taxes, warranty obligations, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

                              RESULTS OF OPERATIONS

    THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE THREE MONTHS ENDED
                               SEPTEMBER 30, 2003

REVENUE

Revenue for the three months ended September 30, 2004 was $3,276,000, increasing approximately $904,000, or 38%, from $2,372,000 for the same period in 2003. In the three months ended September 30, 2004, approximately $1,878,000, or 57%, of our total revenue was derived from laser sales, as compared to approximately $1,504,000, or 63%, in the same period in 2003. In the three months ended September 30, 2004, approximately $1,398,000, or 43%, of our total revenues were derived from sales of disposable fibers and kits, accessories and service, as compared to approximately $868,000, or 37%, in the same period in 2003. Revenue from the EVLT(R) product line increased 45% over the same period last year, including growth of 96% in disposable procedure product revenue.

The increase in revenue is attributable primarily to:

            - increased penetration in the EVLT(R) market,

            - the compounding impact of the recurring revenue stream from disposable sales to both new and existing customers, and

            - the impact of the expansion and development of our sales team.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the three months ended September 30, 2004 was $1,959,000, increasing approximately $419,000 from $1,540,000 for the same period in 2003. Gross profit as a percentage of sales for the three months ended September 30, 2004, at 40%, increased approximately 500 basis points from the same period last year reflecting the impact of incremental volume and improvements in material costs. However, at the cost of revenue line, improvement over 2003 from fixed manufacturing cost leverage on incremental 2004 volume was partially offset by the foreign exchange impact on raw materials purchases and the impact of patent royalties not in effect in the prior period. The Company believes that gross profit as a percentage of sales may reach 60% assuming increases in sales volume that may occur after completion of the patent litigation.

OPERATING EXPENSES

            - Research and Development Expenses for the three months ended September 30, 2004 were $454,000, an increase of $205,000, or 83%, from the same period in 2003. R&D expenditures are expected to remain at an elevated level through year-end as the Company improves the feature-function of our products and continues to reduce product costs.

            - Selling and Marketing Expenses for the three months ended September 30, 2004 were $1,708,000, an increase of $838,000, or 96%, over 2003.
The increase was driven by a significant expansion in the size of the sales force, higher sales commissions resulting from the increased sales volume, and increased marketing expenditures in support of the sales efforts. The Company anticipates increased spending in sales and marketing programs through year-end to support our continued commercialization of EVLT(R).

            - General and Administrative Expenses for the three months ended September 30, 2004 were $1,713,000, an increase of $665,000, or 63%, from the same period in 2003. Incremental legal fees and infrastructure enhancements primarily drove this increase. Legal expenses included the continued cost of patent litigation against Angiodynamics, Vascular Solutions, and Total Vein Solutions, and the cost of litigation against Vascular Solutions in the trade secrets lawsuit filed in the fourth quarter of 2003.

LOSS FROM OPERATIONS

Loss from operations for the three months ended September 30, 2004 was $2,558,000, an increase of approximately $1,223,000 from the same period in 2003.

INTEREST EXPENSE, NET

Interest expense for the three months ended September 30, 2004 was $15,000, compared to $2,214,000 for the same period in 2003. Interest expense in the three months ended September 30, 2003 included non-cash charges totaling $1,995,000 related to the December 2002 debt financing for the amortization of the corresponding discount and beneficial conversion feature.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

Net loss applicable to common stockholders for the three months ended September 30, 2004 was $2,573,000, or $0.18 per share, compared to $3,549,000, or $2.99 per share, for the same period in 2003. As a result of the 2003 equity financing and the April 2004 targeted offering, adjusted for the one-for-twenty-five share reverse split effective on June 17, 2004, basic weighted average common shares outstanding increased from approximately 1.2 million shares for the three months ended September 30, 2003 to 14.6 million shares for the three months ended September 30, 2004.

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2003

REVENUE

Revenue for the nine months ended September 30, 2004 was $9,409,000, increasing approximately $2,765,000, or 42%, from $6,644,000 for the same period in 2003. In the nine months ended September 30, 2004, approximately $5,537,000, or 59%, of our total revenue was derived from laser sales, as compared to approximately $4,206,000, or 63%, in the same period in 2003. In the nine months ended September 30, 2004, approximately $3,872,000, or 41%, of our total revenues were derived from sales of disposable fibers and kits, accessories and service, as compared to approximately $2,438,000, or 37%, in the same period in 2003. Revenue from the EVLT(R) product line increased 54% over the same period last year, including growth of 96% in disposable procedure product revenue.

The increase in revenue is attributable primarily to:

            - increased penetration in the EVLT(R) market,

            - the compounding impact of the recurring revenue stream from disposable sales to both new and existing customers, and

            - the impact of the expansion and development of our sales team.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the nine months ended September 30, 2004 was $5,822,000, an increase of approximately $1,610,000 from $4,211,000 for the same period in 2003. Gross profit for the nine months ended September 30, 2004 of $3,587,000 was 38% of sales, an increase of approximately $1,154,000 or 150 basis points over the same period last year. However, at the cost of revenue line, improvement over 2003 from fixed manufacturing cost leverage on incremental 2004 volume was partially offset by the foreign exchange impact on raw materials purchases and the impact of patent royalties not in effect in the prior year.

OPERATING EXPENSES

            - Research and Development Expenses for the nine months ended September 30, 2004 were $1,123,000, an increase of $488,000, or 77%, from the same period in 2003. R&D expenditures are expected to remain at an elevated level through year-end as the Company improves the feature-function of our products and continues to reduce product costs.

            - Selling and Marketing Expenses for the nine months ended September 30, 2004 were $4,866,000, an increase of approximately $1,974,000, or 68%, over 2003. The increase was driven by a significant expansion in the size of the sales force, higher sales commissions resulting from the increased sales volume, and increased marketing expenditures in support of the sales efforts. The Company anticipates increased spending in sales and marketing programs through year-end to support the continued commercialization of EVLT(R).

            - General and Administrative Expenses for the nine months ended September 30, 2004 were $4,521,000, an increase of approximately $1,692,000, or 60%, from the same period in 2003. The increase was driven by incremental legal fees, sales volume based product liability insurance costs, infrastructure enhancements and a first quarter non-cash charge for stock options granted to a third party. Legal expenses included the cost of patent infringement litigation against Angiodynamics, Vascular Solutions, and Total Vein Solutions, and continuing costs of litigation against Vascular Solutions in the theft of trade secrets suit litigation commenced in the fourth quarter of 2003.

LOSS FROM OPERATIONS

Loss from operations for the nine months ended September 30, 2004 was $6,924,000, an increase of approximately $3,000,000 from the same period in 2003.

INTEREST EXPENSE, NET

Interest expense for the nine months ended September 30, 2004 was $37,000, compared to $3,383,000 for the same period in 2003. Interest expense in the nine months ended September 30, 2003 included non-cash charges totaling $2,933,000 related to the December 2002 debt financing for the amortization of the corresponding discount and beneficial conversion feature.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

Net loss applicable to common stockholders for the nine months ended September 30, 2004 was $6,961,000, or $0.50 per share, compared to $7,307,000, or $7.26 per share, for the same period in 2003. As a result of the 2003 equity financing and the April 2004 targeted offering, adjusted for the one-for-twenty-five share reverse split effective on June 17, 2004, basic weighted average common shares outstanding increased from approximately 1.0 million shares for the nine months ended September 30, 2003 to 14.0 million shares for the nine months ended September 30, 2004.

              LIQUIDITY, CAPITAL RESOURCES AND CAPITAL TRANSACTIONS

OFFERING TO STOCKHOLDERS AS OF AUGUST 29, 2003

On April 20, 2004, the Company completed its offering to those persons who held shares of its common stock as of August 29, 2003, raising the approximate $3.0 million maximum in additional equity financing. The targeted offering, for 1,188,470 shares of the Company's common stock at $2.50 per share, allowed stockholders to purchase one share of the Company's common stock for each share of common stock held on August 29, 2003. The targeted offering also included an "over-subscription right" which allowed stockholders to purchase additional shares to the extent the "basic rights" were not fully subscribed..

We filed a registration statement to register the shares to be offered to the stockholders as of August 29, 2003 (the "targeted offering"). The SEC declared that registration statement effective on February 13, 2004. Proceeds from the targeted offering are being used for general working capital purposes, including supporting the Company's continued growth and intellectual property strategies.

PRIVATE PLACEMENT EQUITY AND DEBT FINANCING AS OF SEPTEMBER 28, 2004

On September 28, 2004, we entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after receiving approval to list the shares from the AMEX, we completed this transaction. We received net proceeds of approximately $9.8 million before related legal and registration expenses of approximately $300,000. We will use the proceeds for general working capital purposes.

The following summarizes the principal terms of the transaction:

VARIABLE RATE CONVERTIBLE DEBENTURES

The Company issued an aggregate of $7,000,000 principal amount of convertible debentures at par. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance.

The debentures are convertible at any time at the option of the holder into the Company's common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, with a minimum conversion price of $2.20 per share unless the Company obtains stockholder approval to reduce the conversion price below $2.20.

Subject to certain conditions, the debentures will also be convertible at the Company's option at any time after the first anniversary of the issuance date if the closing price of the Company's common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, the Company may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock upon maturity, at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

After the first year and at the Company's option, subject to certain conditions, interest may be paid in shares of its common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10% if the Company obtains stockholder approval of this discount. In any event, though, without stockholder approval, the conversion rate for interest will not be less than $1.91, the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements.

COMMON STOCK

The Company issued and sold, for an aggregate gross purchase price of $3,614,503, shares of its common stock at a purchase price of $1.53 per share, which is 80% of the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements. Accordingly, the Company issued a total of 2,362,420 shares of its common stock to the investors who purchased common stock in this transaction.

WARRANTS TO PURCHASE COMMON STOCK

In connection with the issuance of both the convertible debentures and the common stock, the Company issued warrants to purchase shares of its common stock. We issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures, and we issued warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including for future sales of securities below the exercise price, with a minimum exercise price of $1.91 per share unless the Company obtains stockholder approval to reduce the exercise price below $1.91. In addition, if the shares of common stock underlying the warrants are not registered with the United States Securities and Exchange Commission (the "Commission") within one year from the closing date, the warrant holders may exercise their warrants by means of a "cashless exercise" at a formula set forth in the form of warrant instead of paying cash to the Company upon exercise.

REGISTRATION OF COMMON STOCK

The Company has agreed to undertake registration with the Commission of the common stock and common stock underlying the convertible debentures and warrants. Accordingly, the Company is required to file a registration statement with the Commission within 30 days of the closing date of the financing transaction, which registration must be declared effective by the Commission within 90 days of the closing date (or 120 days if the Commission reviews the registration statement). If the Company does not file the registration statement within 30 days of the closing date or if the Commission does not declare the registration statement effective within the prescribed time period, the Company is required to pay certain amounts to the investors.

CHANGES IN CAPITAL STOCK STRUCTURE

On June 15, 2004, we held our 2004 Annual Meeting of Stockholders, where our stockholders voted to permit the Board of Directors, in their discretion, to effect a one-for-twenty-five reverse stock split of our common stock. On June 16, 2004, the Board of Directors approved the reverse stock split effective June 17, 2004. Additionally, our stockholders approved the reduction in our authorized shares of common stock from 500 million to 50 million, which we implemented concurrent with the reverse stock split.

BANK LINES OF CREDIT

Diomed, Ltd., the Company's United Kingdom-based subsidiary, utilizes a line of credit with Barclays Bank, limited to the lesser of (GBP)150,000 ($271,350 at September 30, 2004) or 80% of eligible accounts receivable. The credit line bears interest at a rate of 3% above Barclays base rate (4.75% at September 30, 2004) and borrowings are due upon collection of receivables from customers. As security interest, Barclay's Bank has a lien on all of the assets of our U.K subsidiary, Diomed Ltd., excluding certain intellectual property. As of September 30, 2004 there were no amounts outstanding under this line. At September 30, 2003, there was approximately $292,246 outstanding under this line.

On June 8, 2004, we entered into a line of credit facility with Silicon Valley Bank for $2,500,000, limited to 80% of our domestic accounts receivable and 50% of our eligible inventory balances, as defined. The line of credit bore interest at 1% above the prime interest rate (4.75% at September 30, 2004). The line of credit was secured by the assets of Diomed, excluding certain intellectual property, and was subject to financial covenants including tangible net worth and liquidity. Diomed's obligations under the line of credit were also guaranteed by the Company. At September 30, 2004, there were no amounts outstanding under this line of credit and we were in compliance with the bank covenants. As a result of the Private Placement, we terminated the $2,500,000 line of credit with Silicon Valley Bank. At no time during the term of the line of credit did Diomed draw down on the line, and accordingly, there were no amounts outstanding at the time of termination.

FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002.

REVENUE

Revenues for the year ended December 31, 2003 were $9,199,000, increasing approximately $3,643,000, or 66%, from $5,556,000 for the year ended December 31, 2002. Revenue from EVLT(R) disposable procedure kits increased 220%, representing a volume increase of more than three times the number of kits sold in 2002 (when we received FDA clearance), which we view as a demonstration of the growing acceptance of EVLT(R) in the medical field.

In 2003, approximately $5,726,000, or 62%, of our total revenues, were derived from laser sales, as compared to approximately $3,443,000, or 62%, in 2002. In 2003, approximately $3,473,000, or 38%, of our total revenues were derived from sales of disposable fibers and kits, accessories and service, as compared to approximately $2,113,000, or 38% in 2002. We expect the proportion of revenue derived from disposables to increase as we establish a larger base of installed lasers and the number of EVLT(R) procedures performed grows.

The increase in revenue is attributable primarily to:

      -     increased penetration in the EVLT(R) market,

      - the compounding impact of the recurring revenue stream from disposable sales to both new and existing customers,

      - the impact of new sales management and development of our sales team, and

      - the impact of increased acceptance of the EVLT(R) procedure and expanded reimbursement coverage by health care insurers.

COST OF REVENUE AND GROSS PROFIT

Cost of revenue for the year ended December 31, 2003 was $5,873,000, increasing approximately $658,000, or 13%, from $5,215,000 for the year ended December 31, 2002. Cost of revenue, as a percentage of sales, decreased from 94% to 64% on a year-to-year basis.

The increase in cost of revenue in 2003 was driven by:

      - the corresponding increase in the number of lasers and disposable products sold, offset, on a percentage of sales basis, by the leverage of fixed manufacturing costs across a greater number of units, and

      - new royalties and amortization of an intangible asset from the EVLT(R) patent acquisition.

Gross profit for the year ended December 31, 2003 was $3,325,000, increasing approximately $2,983,000 from $342,000 for the year ended December 31, 2002. On a percent-of-sales-basis, the gross margin increased 30 percentage points from 6% to 36%. The increase in gross profit in 2003 was driven by an increase in sales volume. Our prices remained stable.

OPERATING EXPENSES

            - Research and development expenses for the year ended December 31, 2003 decreased by 8% to $850,000 from $928,000 for the year ended December 31, 2002. This slight downward trend was largely due to cash constraints prior to the equity financing completed in the fourth quarter of 2003. Research and development spending returned to higher levels in the first nine months of 2004, and we expect them to remain at an elevated level through year-end 2004 as the Company improves the feature functions of our products and continues to reduce product costs.

            - Selling and marketing expenses for the year ended December 31, 2003 were $4,056,000, increasing approximately $792,000, or 24%, from $3,264,000 for the year ended December 31, 2002. The increase was primarily driven by higher sales commissions resulting from sales growth, restructuring of the sales field leadership and sales field organization, and an increased investment in marketing initiatives to support the commercialization of EVLT(R). In the first nine months of 2004, we experienced increased selling and marketing expenses due to significantly increasing the size of the direct sales force in the U.S. and we anticipate increased spending in sales and marketing programs through year-end 2004 to support the continued commercialization of EVLT(R).

            - General and administrative expenses for the year ended December 31, 2003 were $4,400,000 increasing approximately $575,000, or 15%, from $3,825,000 for the year ended December 31, 2002. The increase was primarily due to costs incurred in connection with financing initiatives, proxy statements and corresponding stockholder meetings, legal fees in connection with the lawsuit we filed against Vascular Solutions and the $150,000 in legal fees paid for the settlement of the Augenbaum litigation. For detailed information about this litigation, see Note (13) of the Notes to the December 31, 2003 Audited Consolidated Financial Statements-- Exchange of Class C and Class D Convertible Preferred." In the first nine months of 2004, we have experienced an increase in general and administrative expenses due to the growth in the infrastructure we required to support our growing business and due to increased legal fees in connection with patent infringement litigation against Angiodynamics, Vascular Solutions and Total Vein Solutions, and the cost of litigation against Vascular Solutions in the trade secrets lawsuit we filed in the fourth quarter of 2003.

LOSS FROM OPERATIONS

As a result of the above, the loss from operations for the year ended December 31, 2003 was $5,980,000, decreasing approximately $1,694,000, or 22%, from
$7,674,000 for the year ended December 31, 2002, as increasing costs were more than offset by increased operating revenue.

INTEREST EXPENSE, NET

Interest expense for the year ended December 31, 2003 was $13,902,000, compared to $327,000 for the year ended December 31, 2002, and included $12,894,000 in non-cash charges for debt discounts, beneficial conversion features and debt financing costs related to the December 2002, May 2003 and September 2003 debt financings, as well as interest expense on notes related to the May 2003 and September 2003 debt financings that we converted into common stock in the second closing of the equity financing on November 25, 2003. Also, cash-based interest expense in 2003, in the amount of $1,008,000, included $783,000 in amortization of debt financing costs and $132,000 in interest expense on notes related to the December 2002 debt financing. These charges will not continue in 2004, as the December 2002 notes were fully repaid in cash subsequent to the first closing of the equity financing on September 3, 2003, and the May 2003 and September 2003 notes (including all accrued interest thereon) were fully converted into common stock in the second closing of the equity financing in November 2003. In addition, 2003 included $72,000 in interest expense on the $936,000 promissory note we owed to Axcan Pharma, which we fully paid when we repaid the note on January 2, 2004, in accordance with the terms of the note.

Please see the notes to our 2003 financial statements included with this prospectus for further details regarding the accounting for non-cash interest expense.

CASH-BASED (GENERAL) INTEREST EXPENSE:
    December 2002 notes *                                            $   212,000
    May 2003 notes *                                                      51,000
    September 2003 notes *                                               652,000
    Axcan Pharma note *                                                   72,000
    Other                                                                 21,000
                                                                     -----------
    TOTAL                                                            $ 1,008,000
                                                                     ===========

NON-CASH INTEREST EXPENSE:
       December 2002 notes *                                         $ 2,721,000
       May 2003 notes *                                                1,248,000
       September 2003 notes *                                          8,925,000
                                                                     -----------
       TOTAL                                                         $12,894,000
                                                                     ===========

* Interest expense was fully recognized in 2003.

INCOME TAXES

For the years ended December 31, 2002 and 2003, we included no provision for foreign, federal or state income taxes, as we incurred net operating losses.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

As a result of the above, the net loss applicable to common stockholders for the year ended December 31, 2003 was $19,881,000, or $8.99 per share (adjusted for our 1-for-25 reverse stock split effective June 17, 2004), compared to a net loss of $8,001,000, or $14.70 per share (adjusted for our 1-for-25 reverse stock split in June 2004), in the year ended December 31, 2002. The FY2003 net loss included $12,894,000 in non-cash interest expense arising from debt discounts and beneficial conversion features related to the bridge financings in December 2002 through September 2003.

               DESCRIPTION OF INTERIM FINANCING TRANSACTIONS FROM
                        DECEMBER 2002 TO SEPTEMBER 2003

      (Figures throughout this section are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of common stock, options and warrants)

From December 2002 until September 2003, we entered into three interim (or "bridge") financing transactions, each of which was with a related party. Highlights of these three transactions are as follows:

            - December 2002 Interim Financing. At the end of December 2002, we borrowed $2,000,000 from Gibralt U.S. in the form of one-year Class A Secured Convertible Notes (the "Class A Notes") and Class B Unsecured Convertible Notes (the "Class B Notes"). In connection with this loan, we also issued warrants to purchase 333,334 shares of common stock at an exercise price of $6.50 per share. These funds were used to provide working capital while new management and new independent directors completed their assessments of our prospects and operations.

            - May 2003 Interim Financing. In April 2003, we secured loan commitments for up to $1,200,000 as interim financing from Gibralt U.S. and two directors. Gibralt U.S. committed to lend up to $1,100,000, and Mr. Wylie and Peter Norris committed to lend the remaining $100,000 in exchange for one-year Class D Secured Notes (the "Class D Notes"). This transaction closed on May 7, 2003. These funds were used to provide working capital while we pursued our plan to raise long-term equity financing. We issued preferred shares convertible into a total of 120,863 shares of common stock to these lenders in connection with their loan commitments.

            - May 2003 Exchange Transaction. Simultaneously with obtaining the $1,200,000 of loan commitments, we modified several terms and conditions of the Class A and Class B Notes that we believed might impede the completion of a permanent equity financing with institutions and accredited investors. First, we issued Class C Stock, which was convertible into 1,084,690 shares of common stock, in exchange for the redelivery to us of 333,334 warrants and modification of the Class A and Class B Notes to make them non-convertible. Second, we issued Class D Stock, which was convertible into 120,863 shares of common stock, as a discount for the $1,200,000 in committed secured bridge loans. The 1,205,552 shares of common stock underlying the Class C Stock and Class D Stock represented in the aggregate approximately 50.36% of our common stock and common stock equivalents outstanding after the transactions.

            - May 2003 Modification Transaction. On May 28, 2003, we and the holders of the Class A and Class B Convertible Notes made further modifications to the notes to accommodate the plan for permanent equity financing. We did not issue any additional shares or pay any amounts to obtain these changes.

            - August 2003 Exchange of Preferred Shares. As part of our settlement of the Augenbaum lawsuit, we exchanged the convertible preferred stock we issued on May 7, 2003 for an equal number of shares of new classes of preferred stock. The new classes of preferred stock are not by their terms convertible into common stock, but under a written agreement with the stockholders, these shares will be exchanged for an equal number of shares of common stock into which the number the former classes of common stock were convertible. This exchange was made to address a claim in the Augenbaum complaint that the preferred stock we issued in May 2003 could be convertible by its terms. The plaintiff in Augenbaum agreed that we could issue the same number of shares of common stock into which the May 2003 preferred stock would have been convertible, but that the mechanism should be through an exchange of preferred stock for common stock, not a conversion of the preferred stock into common stock. Accordingly, the August 2003 exchange agreements with the holders of the preferred stock provide that after our stockholders approve the issuance of the underlying shares of common stock, then either we or the holders of the preferred stock may request the exchange of the preferred stock for that number of shares of common stock into which the May 2003 preferred stock was convertible.

            - Repayment of $2,000,000 Debt Incurred in December 2002 Interim Financing.

On September 3, 2003, we repaid all of the $2,000,000 in principal and accrued interest on the notes we issued in connection with the December 2002 interim financing, using a portion of the $6,500,000 gross proceeds of the sale of Secured Bridge Notes in the first closing of our 2003 equity financing.

            - Conversion of $1,200,000 Million Debt Incurred in May 2003 Interim Financing. On November 25, 2003, (including accrued interest) the $1,200,000 in notes we issued in our May 2003 interim financing converted into common stock at $2.50 per share. Accordingly, we issued 499,294 shares of common stock to these noteholders.

            - Conversion of Secured Bridge Notes. On November 25, 2003, the $6,995,000 in Secured Bridge Notes we issued at the first closing of the equity financing on September 3, 2003 (including accrued interest) converted into common stock at $2.00 per share. Accordingly, we issued 3,562,788 shares of common stock to these noteholders.

            - Exchange of Class E and Class F Stock. On November 25, 2003, in connection with the final closing of our 2003 equity financing and pursuant to our agreement with the holders of our Class E and Class F Stock, we exchanged all outstanding shares of Class E Stock for a total of 1,084,690 shares of common stock and we exchanged all outstanding shares of Class F Stock for a total of 120,863 shares of common stock.

We summarize in the tables below the material terms of the Class A and Class B Convertible Notes and warrants that we issued in the December 2002 Interim Financing, the Class C Notes that we issued in the May 2003 Exchange Transaction, the Class D Notes that we issued in the May 2003 Interim Financing Transaction and the Class E Notes that we issued in exchange for the Class C Notes and the amendments that we made to the Class D Notes in the May 2003 Modification Transaction. Following these tables, we describe the material terms of these securities in greater detail.

TABLE SUMMARIZING THE DECEMBER 2002 INTERIM FINANCING AND SUBSEQUENT
MODIFICATIONS

The following table summarizes the original terms of the $2,000,000 interim financing that we completed in December 2002, the terms of that $2,000,000 interim financing after giving effect to the exchange transaction that we completed on May 7, 2003 and the subsequent modification on May 28, 2003:

        ORIGINAL TERMS OF                         TERMS OF DECEMBER 2002                  TERMS OF DECEMBER 2002
          DECEMBER 2002                            INTERIM FINANCING AS                    INTERIM FINANCING AS
        INTERIM FINANCING                         MODIFIED MAY 7, 2003                     MODIFIED MAY 28, 2003
Indebtedness:                                Indebtedness:                              Indebtedness:
-------------                                -------------                              -------------
-     $2,000,000 principal amount            -     $2,000,000 principal amount          -     $2,000,000 aggregate
-     interest rate  8% per annum            -     interest rate 8% per annum                  principal amount
-     principal and accrued interest         -     principal and accrued                -     interest rate 12.5% per annum
      payable at maturity                          interest payable at maturity               starting 5/28/03
-     maturity date 1/1/04                   -     maturity date 1/1/04                 -     interest accrued through
                                                                                              5/27/03 added to principal
                                                                                              and becomes payable quarterly
                                                                                              commencing 3/31/04 to the
                                                                                              extent of 50% excess quarterly
                                                                                              cash flow
                                                                                        -     interest accrued from 5/28/03
                                                                                              payable quarterly commencing
                                                                                              9/30/03
                                                                                        -     maturity date 1/1/06

Conversion of Indebtedness:                  Conversion of Indebtedness:                Conversion of Indebtedness:
---------------------------                  ---------------------------                ---------------------------
-     convertible into common stock          -     no conversion rights                 -     no conversion rights
      at noteholder's option
-     number of shares of common
      stock into which convertible
      equals principal and interest
      divided by conversion price
-     conversion price determined at
      time of conversion
-     conversion price is 80% of the
      then-prevailing price of common
      stock (determined on basis of
      market price, price in financing
      transaction or liquidation, as
      applicable)


Other Rights of Noteholders:                 Other Rights of Noteholders:               Other Rights of Noteholders:
----------------------------                 ----------------------------               ----------------------------
-     right to approve future                -     no right to approve future           -     no right to approve future
      financings prior to 1/1/2004                 financings                                 financings
-     right to participate in future         -     no right to participate in           -     no right to participate in
      financings at a 20% discount to the          future financings                          future financings
      price paid by investors in the         -     right to rescind 5/7/03 exchange     -     right to rescind 5/28/03 exchange
      future financing                             transaction if (1) no stockholder          transaction if (1) no stockholder
                                                   approval of issuance of common             approval of issuance of common
                                                   stock upon conversion of preferred         stock upon conversion of preferred
                                                   shares issued in consideration of          shares issued in consideration of
                                                   exchange transaction, or (2)               exchange transaction, or (2)
                                                   financing is not entered into prior        financing is not entered into prior
                                                   to 6/30/03                                 to 7/31/03

Security:                                    Security:                                  Security:
---------                                    ---------                                  ---------
-     $1,000,000 principal amount of         -     entire $2,000,000 principal          -     entire $2,000,000 principal
      notes secured, $1,000,000 principal          amount plus accrued interest               amount plus accrued interest on
      amount unsecured                             secured                                    notes secured
-     security interest granted in           -     security interest is lien on         -     security interest is lien on
      all of our personal property, subject        all of our personal property,              all of our personal property,
      to priority of prior security                subject to priority of prior               excluding intellectual property
      interest in accounts receivable              security interest in accounts              acquired after 12/31/02 and
-     pledge of stock of subsidiary                receivable                                 inventory and fixed assets in
      owning the photodynamic therapy        -     pledge of stock of subsidiary              excess of the stipulated 12/31/02
      business                                     owning the photodynamic therapy            value
                                                   business                             -     security interest in accounts
                                                                                              receivable subject to subrogation
                                                                                              to future creditors if we enter
                                                                                              into receivables financing
                                                                                              transaction
                                                                                        -     pledge of stock of subsidiary
                                                                                              owning the  photodynamic therapy
                                                                                              business

Warrants:                                    Warrants:                                  Warrants:
---------                                    ---------                                  ---------
-     warrants to purchase  333,334          -     December 2002 warrants               -     December 2002 warrants
      shares of common stock at exercise           surrendered, subject to the                surrendered, subject to the
      price of $6.50 per share                     December 2002 warrants being               December 2002 warrants being
-     number of warrant shares                     reissued upon the note-holders'            reissued upon the noteholders'
      subject to increase if shares of             exercise of their rescission rights        exercise of their rescission rights
      common stock or common stock
      equivalents are issued at a price
      less than the warrant exercise price
-     warrant exercise price subject to downward adjustment if common stock or common stock equivalents issued in a financing at less than the warrant exercise price

  TABLE SUMMARIZING THE MAY 2003 INTERIM FINANCING AND SUBSEQUENT MODIFICATIONS

The following table summarizes the original terms of the $1,200,000 interim financing that we completed on May 7, 2003 and the subsequent modification to certain of the terms and conditions of that financing on May 28, 2003:

        ORIGINAL TERMS OF                           TERMS OF MAY 7, 2003
           MAY 7, 2003                         INTERIM FINANCING TRANSACTION
  INTERIM FINANCING TRANSACTION                   AS MODIFIED MAY 28, 2003
Indebtedness:                                Indebtedness:
-------------                                -------------
-    up to $1,200,000 aggregate              -    up to $1,200,000 aggregate
     principal amount                             principal amount
-    interest rate 8% per annum              -    interest rate 8% per annum
-    principal and accrued interest          -    principal and accrued interest
     payable 5/6/2004                             payable 5/6/2004


Conversion of Indebtedness:                  Conversion of Indebtedness:
---------------------------                  ---------------------------
-    no conversion rights                    -    no conversion rights

Other Rights of Noteholders:                 Other Rights of Noteholders:
----------------------------                 ----------------------------
-    no right to approve future              -    no right to approve future
     financings                                   financings
-    right to participate at the             -    mandatory participation in future
     noteholder's option in future                financings at the same price paid
     financings at the same price paid            by investors in the future
     by investors in the future                   financing and otherwise on the same
     financing and otherwise on the same          terms as applicable to those
     terms as applicable to those                 investors
     investors                               -    no right to redeem indebtedness for
-    right to redeem indebtedness for             cash upon completion of future
     cash upon completion of future               financing
     financing                               -    right to accelerate due date of
-    right to accelerate due date of              indebtedness if financing not
     indebtedness if financing not                completed prior to 7/31/2003
     completed prior to 7/1/2003


Security:                                    Security:
---------                                    ---------
-    $1,200,000 principal amount and         -    $1,200,000 principal amount and
     accrued interest on notes secured            accrued interest on notes secured
-    security interest granted in all of     -    security interest granted in all of
     our personal property, subject to            our personal property, excluding
     priority of existing lien in                 accounts receivable, intellectual
     accounts receivable                          property acquired after 12/31/02
-    pledge of stock of subsidiary                and inventory and fixed assets in
     owning the photodynamic therapy              excess of value as of 12/31/02
     business                                -    pledge of stock of subsidiary
                                                  owning the photodynamic therapy
                                                  business

Warrants:                                    Warrants:
---------                                    ---------
-    no warrants issued                      -    no warrants issued

           DESCRIPTION OF DECEMBER 2002 INTERIM FINANCING TRANSACTION

The principal terms of the $2,000,000 bridge financing that we completed on December 27, 2002 were:

            - We borrowed $2,000,000 from Gibralt U.S., whose principal, Samuel Belzberg, was then a member of our board of directors.

            - To evidence the loan, we issued $1,000,000 in Class A Notes that were secured and $1,000,000 in Class B Notes that were unsecured.

            - The maturity date of the notes was January 1, 2004.

            - The notes bore interest at 8% per annum, and accrued interest was payable at maturity.

            - The Class A and the Class B Notes, including principal and accrued interest, were convertible into common stock at 80% of the common stock price determined as follows: (i) if we were to complete a financing transaction in which we issued common stock or common stock equivalents, the price per share of common stock or common stock equivalent (the weighted average if multiple financing transactions occur in a rolling 30-day period), (ii) if we were to complete a financing transaction in which we did not issue common stock or common stock equivalents, the lower of the average of the closing price of the common stock for the 15 business days preceding the public announcement of the financing transaction or the average of the closing price of the common stock for the 15 business days following the public announcement of the financing transaction, (iii) if a liquidity event were to occur in which any person or group other than a stockholder on December 27, 2002 becomes the beneficial owner of at least 51% of voting control of us, the price per share allocated to each share of common stock or common stock equivalent, or (iv) if any other liquidity event were to occur, the lower of the average of the closing price of the common stock for the 15 business days preceding the public announcement of the liquidity event or the average of the closing price of the common stock for the 15 business days following the public announcement of the liquidity event.

            - If a merger or reorganization were to occur, the Class A and Class B Notes were convertible into the kind and number of shares of common stock, other securities or property into which the notes would have been converted into if the notes had been converted into common stock on the business day preceding the merger or reorganization.

            - We agreed not to consummate any financing transaction until January 1, 2004 while any Class A or Class B Notes were outstanding unless we had first received the approval of the holders of at least 66-2/3% of the outstanding principal amount of the notes.

            - We also issued to the noteholder warrants to purchase up to 333,334 shares of common stock. The warrants were exercisable for a period of five years, beginning June 27, 2003, at an exercise price of $6.50 per share, which was 110% of the market price of the common stock on December 26, 2002. If we, during the life of the warrants, were to issue common stock or common stock equivalents at a price per share less than $6.50, the number of warrants would be increased and the exercise price of the warrants would be decreased to the lower price per share. If a merger or reorganization were to occur, the warrants would become convertible into the kind and number of shares of common stock, other securities or property into which the common stock, other securities or property issuable upon exercise of the warrants would have been converted if the warrants had been exercised prior to the merger or reorganization.

            - We and the noteholder entered into an agreement for the registration of the shares of common stock issuable upon the conversion of the notes and upon the exercise of the warrants. Under that agreement, we agreed to notify the noteholder if we were to propose to file certain future registration statements. We agreed to use our best efforts to register any shares of common stock issuable to the noteholder in the registration statement, subject to certain defined limitations, if so requested by the noteholder within 30 days of receipt of our notice. The noteholder agreed to become subject to a "holdback period," by which the noteholder could not effect a public sale of common stock for a period of up to 180 days following the effective date of the registration statement, if so requested by a managing underwriter of the offering.

            - The notes and the warrants, pro rata to the notes, were transferable in part or in whole by the noteholder to one or more third parties, in accordance with all of the same terms agreed to by the noteholder.

On March 18, 2003, Gibralt U.S. sold and transferred to three investors in a private transaction (i) $500,000 aggregate principal amount of the notes ($250,000 of which were Class A Notes and $250,000 of which were Class B Notes), and (ii) 83,334 warrants. None of these transferees was an affiliate of Gibralt U.S., although one of them is Morris Belzberg, a cousin of Samuel Belzberg. Samuel Belzberg does not beneficially own, or have investment discretion over, the securities purchased from him by Morris Belzberg. Accordingly, after this transfer, Mr. Belzberg beneficially owned 250,000 warrants and $1,500,000 aggregate principal amount of notes ($750,000 of which are Class A Notes and $750,000 of which are Class B Notes).

                 DESCRIPTION OF MAY 7, 2003 EXCHANGE TRANSACTION

During the first quarter of 2003, our board of directors and management determined that we should seek permanent financing and continue our efforts to achieve our business plan. Accordingly, the board of directors approved a plan to raise long-term equity financing.

To address certain issues presented by our capital structure, the board of directors created a special committee comprised of independent directors, (the "Independent Committee"). The Independent Committee was comprised of Messrs. Jenkins, Swank and Brooks. Based on information provided by Mr. Wylie and an investment banker engaged by us in April 2003, the Independent Committee found that under prevailing market conditions in the second quarter of 2003, prospective investors were likely to be reluctant to invest in us because of certain features of the December 2002 Interim Financing. Specifically, the Independent Committee found that the future dilution represented by the 333,334 warrants to purchase our common stock and the potential conversion of the $2,000,000 principal amount of the Class A and Class B Notes were unlikely to be acceptable to new investors. In addition, the Independent Committee found that the December 2002 noteholders' right to participate in any future financing at a 20% discount to the price that new investors would be paying and their right to approve future financing were likely to be obstacles to a completed financing. The Independent Committee also determined that issuing additional shares in exchange for modifications to the notes issued in the December 2002 Interim Financing was, from the perspective of our stockholders, preferable to the alternative of ceasing operations due to our inability to raise additional funding.

The Independent Committee began negotiations in April 2003 to modify the terms of the December 2002 Interim Financing to eliminate the potential obstacles to obtaining permanent financing. The Independent Committee and the December 2002 noteholders agreed to the proposed terms of the exchange transaction on April 22, 2003 and the transaction closed on May 7, 2003. The principal terms of the May 7, 2003 exchange transaction were:

            - the noteholders delivered to us the 333,334 warrants held by them;

            - the noteholders returned the Class A secured notes and Class B unsecured notes held by them to us for cancellation;

            - to compensate the December 2002 noteholders for surrendering the conversion rights under the notes and the warrants, we issued a total of 20 shares of Class C Stock (the "Class C Stock") to the December 2002 noteholders, which were convertible into an aggregate of 1,084,690 shares of common stock;

            - we issued Class C secured notes to the noteholders in principal amounts equal to the Class A and Class B notes that were cancelled (the "Class C Notes");

            - the Class C Notes were redeemable for cash at the holder's option if we were to complete our anticipated permanent financing;

            - the Class C Notes were not convertible into our capital stock;

            - the noteholders surrendered their rights to approve future financing transactions;

            - the Class C Notes were secured by a security interest in our property identical to the security interest created in the December 2002 Interim Financing, and otherwise had terms substantially similar to the Class A Notes; and

            - we expanded our obligation under the registration rights agreement entered into in December 2002 by granting demand registration rights to the noteholders regarding the underlying shares of stock.

We also agreed to unwind the May 2003 Exchange Transaction and restore the original terms of the December 2002 Interim Financing if: (1) our stockholders did not approve the issuance of the common stock underlying the capital stock issued to the noteholders in the May 2003 Exchange Transaction, or (2) we did not complete our contemplated financing transaction by June 30, 2003 (this date was subsequently extended to July 31, 2003 under the modifications which were agreed to on May 28, 2003 and again to November 15, 2003 or any later day that is one business day following the date agreed by us and the investors for the second closing of the equity financing).

If the May 2003 Exchange Transaction had been rescinded, then the original terms of the December 2002 Interim Financing would have been reinstated (except that all of the notes will be secured). The original terms of the December 2002 notes provided for conversion of the notes at a variable conversion rate. The original terms of the Class A and Class B Notes provided for conversion at the noteholder's option of principal and accrued interest into common stock at a conversion price equal to 80% of the common stock price, with the common stock price being determined at the time of conversion. In addition, if the May 7, 2003 exchange transaction had been rescinded, we would have been required to redeliver the warrants to purchase 333,334 shares of common stock to the December 2002 noteholders.

To allow for the issuance of the preferred shares associated with the exchange transaction, on May 5, 2003, we created a new class of preferred stock, consisting of 20 shares of preferred stock designated as "Class C Stock," each share of which was to automatically convert into 54,235 shares of common stock at the time when our stockholders approve the issuance of common stock underlying the Class C Stock. This would have resulted in an additional 1,084,690 shares of common stock being issued and outstanding after the conversion occurs. Under the terms of the Class C Stock, the holders of the Class C Stock held the right to vote that number of shares into which the Class C Stock is convertible, voting as one class with the holders of common stock and other capital stock convertible into common stock.

In the May 7, 2003 exchange transaction, Gibralt U.S. and the three other securityholders received (1) Class C Notes in the principal amount equal to the aggregate principal amount of the Class A and Class B Notes surrendered by them and (2) shares of Class C Stock, all in exchange for surrendering the conversion rights of the Class A and Class B Notes (Class C Stock convertible into a total of 732,714 shares of common stock, or, approximately 36,186 shares of common stock per $100,000 principal amount of notes exchanged for non-convertible notes) and the warrants (Class C Stock, convertible into a total of 360,976 shares of common stock, or, approximately 4,332 shares of common stock per 4,000 warrants surrendered). On April 22, 2003, the effective date of the May 7, 2003 exchange transaction, the closing price of the common stock on the AMEX was $4.00 per share.

The number of shares of Class C Stock issued in the exchange transaction and the value of the Class C Stock issued to the December 2002 security holders in the exchange transaction, using the closing price of the common stock of $4.00 on April 22, 2003, is as follows:

Gibralt U.S.
Principal Amount of Notes Exchanged:                              $1,500,000
Number of Warrants Surrendered:                                      250,000
Shares of Class C Stock Issued:                                           15
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                    813,518
Shares of Common Stock Issuable upon conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                      $3,254,069

Morris Belzberg
Principal Amount of Notes Exchanged:                                $300,000
Number of Warrants Surrendered:                                       50,000
Shares of Class C Stock Issued:                                            3
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                    162,704
Shares of Common Stock Issuable upon Conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                        $650,814

Steven Shraiberg
Principal Amount of Notes Exchanged:                                $100,000
Number of Warrants Surrendered:                                       16,667
Shares of Class C Stock Issued:                                            1
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                     54,235
Shares of Common Stock Issuable upon conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                        $216,938

Charles Diamond
Principal Amount of Notes Exchanged:                                $100,000
Number of Warrants Surrendered:                                       16,667
Shares of Class C Stock Issued:                                            1
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                     54,235
Shares of Common Stock Issuable upon conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                        $216,938

After the May 2003 Exchange Transaction and Interim Financing were completed and in light of discussions with our investment banker, the Independent Committee determined that further modifications to the terms of the securities issued in the May 2003 transactions would be necessary to assist us in completing the permanent financing. The material terms of these modifications are described under "Description of May 2003 Modifications to May 7, 2003 Exchange Transaction and Interim Financing."

              DESCRIPTION OF MAY 2003 INTERIM FINANCING TRANSACTION

In March 2003, the board of directors also determined that we had an immediate need for capital to support our operations until we completed the contemplated permanent financing. In April 2003, the board of directors approved a plan to raise up to $1,200,000 of interim financing prior to May 15, 2003. The board further determined that, because of our history of operating losses and cash position at the time, the contemplated permanent financing was likely to involve the issuance of substantial amounts of equity.

The Independent Committee negotiated with Samuel Belzberg, a principal investor and a former director, to obtain the needed $1,200,000 interim financing. Mr. Belzberg committed to lend (through his affiliate, Gibralt U.S.) up to $1,100,000 to us, and two other directors, James A. Wylie, Jr. and Peter Norris, each agreed to lend $50,000 to us, to demonstrate their commitment to and support of us. The board did not believe there were other prospective investors available to us to provide the interim financing on terms and within a time period acceptable to us. The Independent Committee and these directors agreed to the proposed terms of the interim financing on April 22, 2003, and the transaction closed on May 7, 2003.

The material terms of the May 7, 2003 interim financing transaction are as follows:

            - Gibralt U.S. committed to lend up to $1,100,000 to us ($1,000,000 of which was to be funded according to a predetermined funding schedule and the other $100,000 of which was to be funded upon completion of a certain third party transaction), and Messrs. Wylie and Norris loaned $50,000 to us. Gibralt U.S. funded all of its commitment.

            - We issued Class D secured notes in a principal amount equal to the amount loaned to us (secured on an equal basis with the indebtedness incurred in the December 2002 Interim Financing and having substantially similar terms as the Class C notes issued in the May 7, 2003 exchange transaction, except that they would mature one year from the date of issuance).

            - To compensate the lenders for the risk attendant to their investment and based on our financial condition, need for additional funding and lack of definitive terms for a future permanent financing or commitment from any investor to provide such permanent financing, we issued shares of capital stock equal to 20% of the amount of the loan commitment of the interim financing lenders (or, $240,000), in the form of a total of 24 shares of Class D Convertible Preferred Stock, which were convertible into an aggregate of 120,863 shares of common stock.

            - The Class D noteholders held rights (but not the obligation) to redeem their notes for the securities issued by us in the permanent financing on the same terms and conditions as the investors in the permanent financing.

            - The Class D noteholders held rights to redeem their notes for cash if we consummated our permanent financing.

            - The Class D noteholders held registration rights identical to those granted to the holders of the Class C Notes issued in the May 7, 2003 exchange transaction.

During the negotiation process, the lenders required that if the contemplated financing did not occur prior to June 30, 2003 (subsequently extended to July 31, 2003 in the May 28, 2003 modifications, described below and thereafter extended to November 15, 2003 and again to a day after November 15, 2003 that we and the investors agree as the date for the second closing of the equity financing), then the lenders could accelerate the maturity date of their notes.

We created a new class of preferred stock from our authorized preferred stock, consisting of 24 shares of preferred stock designated as "Class D Convertible Preferred Stock," each share of which would have been automatically converted into 5,036 shares of common stock when our stockholders approved the issuance of these shares of common stock underlying the Class D Convertible Preferred Stock. This would have resulted in an additional 120,863 shares of common stock being issued and outstanding after the conversion occurs. Under the terms of the Class D Stock, the holders of the Class D Stock hold the right to vote that number of shares into which the Class D Stock is convertible, voting as one class with the holders of common stock and other capital stock convertible into common stock.

The loan commitments of the lenders in the May 7, 2003 interim financing and the principal amount of Class D Notes, the number of shares of Class D Convertible Preferred Stock (and the number of shares of common stock into which the Class D Stock was convertible) the lenders received, as well as the value of the Class C Stock issued to the lenders in the interim financing using the closing price of the common stock of $4.00 on April 22, 2003, and after giving effect to the issuance of the shares to be issued upon conversion of the Class C Stock and the Class D Stock, is as follows:

Gibralt U.S.
Loan Commitment:                                            Up to $1,100,000
Principal Amount of Notes Issued:                           Up to $1,100,000
Shares of Class D Convertible Preferred Stock Issued:                     22
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:              110,791
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                       $ 221,580

James A. Wylie, Jr.
Loan Commitment:                                                      $50,000
Principal Amount of Notes Issued:                                     $50,000
Shares of Class D Convertible Preferred Stock Issued:                       1
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:                 5,036
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                          $10,072

Peter Norris
Loan Commitment:                                                      $50,000
Principal Amount of Notes Issued:                                     $50,000
Shares of Class D Convertible Preferred Stock Issued:                       1
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:                 5,036
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                          $10,072

Gibralt U.S., Mr. Norris and Mr. Wylie loaned a total of $1,200,000 to us, representing their entire loan commitments.

  DESCRIPTION OF MAY 28, 2003 MODIFICATIONS TO MAY 7, 2003 EXCHANGE TRANSACTION
                              AND INTERIM FINANCING

As we proceeded to seek our permanent financing during May 2003, we assessed the availability of investment capital for development stage companies. The Independent Committee determined that it was essential to extend the maturity date of the Class C Notes beyond January 1, 2004, to eliminate the right of the holders of the Class C Notes to redeem those notes for cash upon the completion of the future permanent financing and to limit in certain respects the collateral securing our obligations under the Class C and Class D Notes. The Independent Committee determined that these modifications were necessary because the terms of the Class C and Class D Notes would likely, unless modified, deter investors from investing in us. The Independent Committee found that prospective investors would presumably expect that we would use the proceeds of their investment as working capital rather than apply the proceeds to the satisfaction of existing debt. Accordingly, the Independent Committee negotiated further modifications to the May 7, 2003 exchange transaction, as well as modifications to the May 2003 interim financing transaction, as described below in this section.

The Independent Committee determined that the maturity date of the Class C Notes should be extended to January 1, 2006. In addition, the Independent Committee determined that the security interest granted to the Class C noteholders should be limited to certain collateral that was owned at December 31, 2002 and that the note collateral should not include our after-acquired property, thereby making that property available as security to our future investors. The Independent Committee further determined that the Class D Notes should not be redeemable for cash upon the closing of the future financing transaction. Instead, the Class D Notes should be converted into the securities issued in the future financing on the same terms and conditions offered to the other investors. With these objectives, the Independent Committee commenced negotiations with the holders of the Class C Notes and the Class D Notes.

The Class C noteholders required that, in exchange for the modifications we sought, the terms of their notes be revised to increase the interest rate from 8% to 12.5% per annum, and to require that we commence making payments of interest accrued from December 27, 2002 through May 27, 2003 and principal on a quarterly basis beginning the first quarter of 2004, but only to the extent of 50% of our excess quarterly cash flow.

The Class C noteholders also agreed to modify the security for the notes, the change to become effective when we raised at least $6,000,000 in our permanent financing. The Class C noteholders agreed that their security interest in accounts receivable would be subordinated to a future security interest granted by us in a receivables financing transaction and that their security interest in intellectual property would be limited to that owned as of December 31, 2002.

The Class C noteholders required that we maintain minimum inventory and fixed asset levels, determined quarterly, of not less than $2,000,000. In addition, our combined cash, inventory and fixed assets must be at least $3,271,400. A failure to comply with these covenants is an event of default. The notes have other events of default for matters such as non-payment of interest or principal, breach of representations and warranties, failure to satisfy any agreement or condition under the agreements with the investor which is not cured within 30 days, a "cross-default" for our other institutional indebtedness and our voluntary or judicial dissolution or bankruptcy. We and the Class C noteholders exchanged the Class C Notes for an equal principal amount of Class E Notes with these modified terms.

The covenant relating to minimum inventory, net book assets and cash levels would not apply unless and until we raised at least $6,000,000 in gross proceeds in a future financing. We did not expect an event of default relating to this requirement to occur if we completed our contemplated permanent financing and no events of default did occur. If any event of default were to occur and was not cured within the applicable cure period, then, unless the default is waived by a majority in interest of the noteholders, at the option and in the discretion of the holders of at least 66 2/3% of the principal amount of the Class E Notes, the noteholders would have declared the notes and all accrued interest to be immediately due and payable, and could have immediately enforced any and all of the noteholder's rights and remedies provided in the agreements with the investors and any other rights or remedies afforded by law.

The Class D noteholders agreed to redeem their Class D Notes in exchange for the securities issued in the contemplated permanent financing on the same terms and conditions offered to the other investors and to forego the option of redeeming their notes for cash after the permanent financing occurred.

The noteholders also agreed to extend the date by which we would be required to raise $6,000,000 in our permanent financing (to avoid triggering the December 2002 securityholders' right to rescind the May 7, 2003 exchange transaction) from June 30, 2003 to July 31, 2003 (and subsequently, to November 15, 2003 and again to a day after November 15, 2003 that we and the investors agree as the date for the second closing of the of the equity financing), and to defer our obligation to seek stockholder approval of the conversion of the Class C Stock and Class D Stock into shares of common stock until a future meeting of the stockholders, at which we would also seek approval of the issuance of common stock underlying securities that may be issued by it in the permanent financing. The rescission right was not available unless the meeting was held and the issuance was not approved. Since we held the meeting and our stockholders approved the issuance at our November 25, 2003 meeting, this rescission right never became available.

On September 3, 2003, we redeemed all of our outstanding Class E Notes (principal of $2,000,000 plus accrued interest of approximately $132,000), and no Class E Notes remain outstanding. We used a portion of the proceeds of the first closing of the equity financing to pay for the redemption of the Class E Notes.


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

                    AUGUST 2003 EXCHANGES OF PREFERRED SHARES

As a result of the stipulation of settlement that we reached in the Augenbaum litigation, we entered into exchange agreements with the holders of the outstanding shares of our Class C Stock and Class D Convertible Preferred Stock. Upon entering into the exchange agreements, on August 22, 2003 the holders of the Class C Stock exchanged their Class C Stock for 20 Class E Shares, on a share-for-share basis. Similarly, upon execution of the exchange agreements, the holders of the 24 outstanding Class D Stock exchanged their Class D Stock for Class F Shares, on a share-for-share basis. Following these exchanges, we eliminated all Class C Stock and all Class D Stock.

Shares of the Class E Stock are preferred in liquidation to the extent that, before any distribution of assets can be made to the holders of our common stock, there will be distributed pro rata to the holders of the issued and outstanding Class E Shares and Class F Shares the amount of $108,469 as to each outstanding Class E Share and $10,072 per share as to each outstanding Class F Share. The holders of the common stock then share in the remainder of net liquidation of proceeds. The term liquidation means our liquidation, dissolution or winding up, as well as any sale, lease, exchange or other disposition of all or substantially all of our assets. The aggregate liquidation preference of the Class E Shares is $2,169,380 and the aggregate liquidation preference of the Class F Shares is $241,728. The aggregate liquidation preference was determined to be equal to the dollar value that the board of directors allocated to the conversion rights, warrants and other rights that we agreed to pay to the holders of the Class C Stock and the discount that we agreed to pay to the holders of the Class D Stock in the May 7, 2003, transactions.

The holders of the Class E Shares and Class F Shares have the right to one vote per share, respectively, for each outstanding Class E Share and each outstanding Class F Share.

The holders of the Class E Shares are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each Class E Share being 1,355,862 times the dividend or distribution to be paid on each share of common stock. The holders of the Class F Shares are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each Class F Share being 5,036 times the dividend or distribution to be paid on each share of common stock.

The exchange agreements also gave both us and the holders of the Class E Shares and the Class F Shares rights to exchange those preferred shares for shares of our common stock, as long as our stockholders approve the issuance of the shares of our common stock underlying the preferred shares and the AMEX approves the listing of these shares of common stock. Specifically, the agreement provided that if the stockholders approve the common stock issuance and the AMEX lists these the shares of common stock, then the holders of the Class E Share have the right to sell to us, and we have the right to purchase from them, each outstanding Class E Share in exchange for 54,235 shares of our common stock per Class E Share. Similarly, the holders of the Class F Shares have the right to sell to us, and we have the right to purchase from them, each outstanding Class F Share in exchange for 5,036 shares of our common stock per Class F Share. The exchange agreements also provided that, should any sale, lease, exchange or other disposition of all or substantially all of our assets occur while the Class E Shares and the Class F Shares are outstanding, each holder of the Class E Shares has the right to sell to us all Class E Shares in exchange for 54,235 shares of common stock per Class E Share. Similarly, each holder of Class F Share has the right to sell to us all Class F Shares in exchange for 5,036 shares of common stock per Class F Share.

The board of directors determined that the terms of the exchange agreements were appropriate in order to provide the former holders of the Class C Stock and the Class D Stock with the economic equivalence of the conversion rights they held in conjunction with the Class C Stock and Class D Stock. Upon exchange of all Class E Stock, the former holders of the Class C Stock will receive 1,084,690 shares of our common stock, or the same number of shares of our common stock we were obligated to issue to them upon conversion of the Class C Stock. In connection with the final closing of our equity financing, we exchanged the Class E and Class F Stock as provided by our August 2003 exchange agreement with the holders of the Class E and Class F Stock. Upon exchange of all shares of the Class F Stock, the former holders of the Class D Stock were to receive 120,863 shares of common stock, or the same number of shares of our common stock that we were obligated to issue to them upon conversion of the Class D Stock. In the stipulation of settlement for the Augenbaum litigation, the parties agreed on the exchange of shares of our common stock in these specific amounts for the Class E Stock and Class F Stock, as well as the exchange of the Class E Stock for the Class C Stock and the exchange of the Class F Stock for the Class D Stock. A hearing before the Delaware Chancery Court for approval of the stipulation of settlement was held on September 15, 2003. After this hearing, the court entered an order approving the stipulation of settlement as submitted. The stipulation of settlement became final on October 15, 2003 when the appeal period terminated with no appeal having been filed.

At the request of the investors in our equity financing, we and Gibralt U.S., on behalf of itself and the other holders of the Class E Stock and Class F Stock, agreed not to exchange the Class E Stock or Class F Stock for common stock until the second closing of the equity financing. Gibralt U.S. also acknowledged that the common stock to be issued upon the exchange of the Class E Stock and Class F Stock will not be eligible to participate in the offering to stockholders we plan to make to the holders of common stock as of August 29, 2003, and that only those shares of common stock held by Gibralt U.S. and the other holders of Class E Stock and Class F Stock as of August 29, 2003 would be eligible to participate in that offering.

            PARTICIPATION BY RELATED PARTIES IN THE EQUITY FINANCING

INVESTMENT BY THE HOLDERS OF THE CLASS E NOTES AT THE FIRST CLOSING. As part of the negotiation of the equity financing, the investors indicated that, were they to purchase notes that would be convertible into shares of our common stock, the notes would be required to be secured by all of our assets, including the patent rights acquired by us with the proceeds of the first closing and also by those assets that, prior to the first closing, were encumbered by security interests in favor of the then-outstanding Class E Notes. As a result, we offered to Gibralt U.S. and to the other three holders of the Class E Notes the opportunity to purchase $2,000,000 of the Secured Bridge Notes, which was the outstanding principal amount of the Class E Notes, and to use part of the proceeds of the first closing to retire the Class E Notes in full, making the collateral securing the Class E Notes available to all holders of the Secured Bridge Notes. The board of directors unanimously, with the abstention of Samuel Belzberg, approved the terms on which the holders of the Class E Notes would participate in the equity financing at the first closing. Under those terms, the full $2,000,000 new investment made by the holders of the Class E Notes would be allocated to the purchase of Secured Bridge Notes and the holders of the Class E Notes would, in exchange, terminate the security interest encumbering our assets and make those assets available as collateral for all holders of the Class E Notes. The former holders of the Class E Notes received as security for the repayment of the Secured Bridge Notes held by them, a pro rata interest in the same collateral securing all of the other Secured Bridge Notes. As is the case with all Secured Bridge Notes, on November 25, 2003, the Secured Bridge Notes held by Gibralt U.S. and the other former holders of the Class E Notes converted into common stock at a purchase price of $2.00 per share.

CONVERSION OF CLASS D NOTES AT SECOND CLOSING. The terms and conditions under which we issued our outstanding Class D Notes to Gibralt U.S., Peter Norris and James A. Wylie, Jr. in May 2003 included a requirement that the Class D Notes be converted into equity on the same terms and conditions on which all other investors participate in an equity financing. Therefore, on November 25, 2003, the $1,200,000 principal amount plus accrued interest on the Class D Notes converted into our common stock at a price of $2.00 per share.

                   SEPTEMBER 2003 EQUITY FINANCING TRANSACTION

On September 2, 2003, we entered into an equity financing transaction in which 119 accredited investors agreed to purchase 10,177,500 shares of common stock for an aggregate purchase price of $23,200,000. Under the terms of the equity financing, $22,000,000 of the aggregate purchase price was payable in cash, and $1,200,000 was payable by conversion of certain of our outstanding debt, previously issued in connection with our May 2003 bridge financing.

The first closing of the equity financing occurred on September 3, 2003. At that time, the investors funded $6,500,000 of the equity financing in the form of a secured bridge loan. The second closing of the equity occurred on November 25, 2003. The notes that we issued in connection with the secured bridge loans at the first closing converted into common stock at the second closing at a price of $2.00 per share. Also at the second closing, the remaining $16,700,000 of the equity financing was provided to us by the investors for the purchase of common stock at a price of $2.50 per share. Of the $16,700,000 provided by the investors at the second closing, $15,500,000 was paid by the investors in cash and $1,200,000 was paid by conversion of our outstanding Class D Notes due 2004, which we issued in connection with loans made in our May 2003 interim financing transaction.

Three of the investors in the equity financing are related to us. These are:
Gibralt U.S., Inc., an affiliate of Samuel Belzberg, a former director and significant stockholder of us, James A. Wylie, Jr., a director and our chief executive officer and Peter Norris, a former director and a stockholder of us. Gibralt U.S. loaned $1,500,000 to us at the first closing and accordingly, we issued $1,500,000 in secured bridge notes to him. Gibralt U.S. also owned $1,100,000 of Class D Notes that were converted into common stock at the second closing, and Mr. Wylie and Mr. Norris each own $50,000 of Class D Notes that were converted into common stock at the second closing.

                          PLACEMENT AGENT COMPENSATION

In connection with the 2003 equity financing, we issued warrants to purchase up to 1,635,163 shares of common stock to our placement agent, Sunrise Securities Corp., a New York corporation and a registered broker-dealer (the "Placement Agent"). The warrants issued to the Placement Agent are exercisable for five years at per share prices of $0.025, $2.00 and $2.50. The Placement Agent also participated as an investor in the equity financing by reinvesting $495,000 of its fee in exchange for Secured Bridge Notes which were converted into 247,500 shares of common stock.

                        INVESTORS' SELECTION OF DIRECTORS

In connection with the equity financing, we agreed to use our best efforts to cause the board of directors to be increased to nine directors within 12 days of the closing of the equity financing, and to cause to be elected to the board three persons selected by the investors who have opted to become parties to the stockholders' agreement. We also agreed to use our best efforts to cause the board of directors to appoint one nominee that the investors have so designated as one of the members of the committees of the board of directors. On November 25, 2003, our stockholders approved an amendment to the certificate of incorporation that permitted us to increase increased the size of our board of directors to nine, which we promptly did. The increase in the size of our board, coupled with the anticipated resignation of Samuel Belzberg, created three available director positions. Our board then nominated and appointed to the board three persons selected by those investors who are parties to the stockholders' agreement. Those directors are Joseph Harris, chairman of our audit committee, Sidney Braginsky, a member of our audit committee, and Edwin Snape, Ph.D., a member of our compensation committee.

We and Gibralt U.S. agreed with the investors that the size of the board of directors will remain at nine and we will use our best efforts to nominate for election to the board of directors at each annual meeting of stockholders three persons designated by the investors who have opted to become parties to the stockholders' agreement. The agreement with regard to the nomination of directors terminates when the investors who are parties to the stockholders' agreement cease to beneficially own more than 50% of the investors' shares that are subject to this agreement. As of October 31, 2004, these investors continued to hold approximately 79% of the shares that were originally subject to the stockholders' agreement, and the agreement therefore has not been terminated.

                        INVESTORS' CONTROL OF THE COMPANY

In addition to our agreement to use the proceeds of the 2003 equity financing in the manner agreed with the investors and to use our best efforts to appoint three directors that the investors have selected to become members of the board of directors after the equity financing was completed, we made other agreements with the investors. These agreements related to actions that we were obligated to take in the future. We agreed to use our best efforts to follow the direction of the majority in interest of the investors in whether to pursue a reverse stock split that we had considered implementing shortly after the completion of the equity financing. A majority in interest of the investors recommended that we not pursue the proposed reverse split, and the board of directors determined not to pursue the reverse split at that time. (Subsequently, at our 2004 annual meeting of stockholder on June 15, 2004, we sought and received stockholder approval to allow our board to implement a 1 for 25 reverse split, which our board determined to implement and which became effective as of June 17, 2004). In addition to our agreement regarding the use of proceeds and our agreement regarding the director designees of the investors, both as discussed above, we agreed to register the common stock that the investors purchased in the equity financing (including the shares of common stock underlying the warrants issued to the Placement Agent) and to list these shares with the AMEX for sale. The board of directors believed that these agreements were reasonable when it negotiated the final terms of the equity financing.

The common stock issued to the investors and the placement agent in the 2003 equity financing (assuming the exercise of all of the warrants we issued to the placement agent) represented approximately 83% of our outstanding capital stock outstanding immediately after we completed our 2003 equity financing, and these investors continue to hold approximately 60% of our common stock outstanding as of October 31, 2004. As a result, the investors are able to control any matters submitted to our stockholders for approval. Except for the investors' agreements concerning the selection and election of directors described above, we are not aware of any agreements among the investors to vote collectively in respect of matters affecting our operations. However, the investors may have made, or may in the future may make, formal or informal agreements regarding voting of our common stock or other actions affecting us.

            OFFERING TO STOCKHOLDERS OF RECORD AS OF AUGUST 29, 2003

The terms of the equity financing also contemplated that we would commence an offering of up to 1,188,470 shares of common stock targeted at the holders of our common stock as of August 29, 2003. In February 2004, we registered the shares of common stock that we would be offering to our stockholders as of August 29, 2003, and we completed this offering in April 2004. We sold all shares offered to the offeree stockholders in this targeted offering, at a price of $2.50 per share.

                                 USE OF PROCEEDS

We applied a portion of the proceeds from the first closing of the September 2003 equity financing to repay in full all outstanding Class E Notes (approximately $2,100,000 of principal and interest, including approximately $1,575,000 repaid to Gibralt U.S., Inc., an affiliate of Samuel Belzberg, one of our former directors) and to acquire additional intellectual property rights related to our EVLT(R) product line ($2,000,000). We also paid fees incurred by legal counsel to the investors (approximately $100,000) and reimbursable expenses incurred by our placement agent (approximately $14,000). We intend to use the balance of these proceeds, together with the proceeds from the November 25, 2003 closing of the equity financing and our operating revenue, for general working capital purposes, including 10 quarterly payments of $250,000 each to be paid for our exclusive license to the EVLT(R) patent to support our sales and marketing initiatives, and to effect our intellectual property strategy.

           SEPTEMBER 2003 ACQUISITION OF EXCLUSIVE EVLT(R) TECHNOLOGY

On September 3, 2003, we acquired rights to U.S. Patent No. 6,398,777 and related foreign patents for endovenous laser treatment of varicose veins. The EVLT Patent relates to the technology underlying our EVLT(R) product line. This acquisition resulted from two transactions.

In the first transaction, we purchased the interest in the EVLT Patent owned by Dr. Robert J. Min, one of the five named inventors of the EVLT Patent. This transaction was completed under a purchase agreement with Dr. Min entered into on July 23, 2003. Pursuant to the agreement, on September 3, 2003, we paid $500,000 in cash and issued options to purchase 40,000 shares of common stock in exchange for Dr. Min's assignment to us of his interest in the EVLT Patent. The stock options are fully vested, have an exercise price of $2.00 per share (the price per share paid by the investors in the first closing of the equity financing), and are exercisable for ten years. We also agreed to pay to Dr. Min variable payments based on our sales of products using the EVLT Patent over the remaining 16-year life of the EVLT Patent. Dr. Min previously licensed the EVLT Patent to us and had served as a consultant to us. Dr. Min's consulting agreement with us was amended to reflect the changes in the relationship with him as a result of the acquisition of his EVLT Patent rights. Dr. Min will continue to act as a consultant to us under the revised consulting agreement.

In the second transaction, we licensed, on an exclusive basis (except for Spain), the EVLT Patent from Endolaser Associates, LLC, the assignee of interest in the EVLT Patent from the other four named inventors of the EVLT Patent. This transaction was completed under a license agreement between us and Endolaser Associates entered into on July 11, 2003. On September 3, 2003, we paid Endolaser Associates $1,500,000 for the exclusive license granted by Endolaser Associates on behalf of the four inventors who had assigned their interest in the EVLT Patent to Endolaser Associates. We agreed to make additional payments totaling $2,500,000 in 10 quarterly installments of $250,000 each, commencing upon the second closing of the equity financing. We have agreed to pay Endolaser Associates variable royalties based on our sales of products using the EVLT Patent over the remaining 16-year life of the EVLT Patent.

We recorded an intangible technology asset in the amount of $4,702,000 to record the acquisition of the EVLT Patent. The intangible asset will be amortized over the remaining 16 year life of the EVLT Patent.

                           CASH POSITION AND CASH FLOW

We have cash balances of approximately $6,825,000 and $13,398,000 at September 30, 2004 and December 31, 2003, respectively.

We have financed our operations primarily through private placements of common stock and preferred stock, and private placements of convertible notes and short-term notes and credit arrangements. In September 2003, we entered into an equity financing transaction pursuant to which we raised gross proceeds of $22,000,000 and satisfied $1,200,000 in debt, which we had issued in a May 2003 bridge financing. Of the cash proceeds raised in 2003, we utilized approximately $8.6 million as follows: $2,250,000 in initial payments to acquire the exclusive rights to the EVLT(R) patent, $2,132,000 to retire the notes we issued in December 2002, $438,000 to retire short-term notes, $1,160,000 in equity financing costs, $1,141,000 in the reduction of trade payables, $150,000 in the Augenbaum litigation settlement, and $1,329,000 in working capital from September through December.

Cash used in operations for the nine months ended September 30, 2004 was approximately $6,882,000. The cash used in operations reflects the significant expansion in the size of the sales force and external marketing initiatives in support of the commercialization of EVLT(R), as well as legal fees incurred in asserting our EVLT(R) patent.

Cash used in investing activities for the nine months ended September 30, 2004 was approximately $331,000, primarily related to demonstration equipment and customer trial programs.

Cash provided by financing activities for the nine months ended September 30, 2004 was approximately $743,000. This primarily includes the $2,971,000 proceeds received from the targeted offering completed on April 20, 2004, and was offset by the first quarter retirement of a promissory note to Axcan Pharma in the aggregate principal amount of $936,000, a reduction in the borrowing outstanding under the UK tradeline facility with Barclay's Bank ($262,000), and in legal and other fees related to the resale and targeted offering registration statements ($248,000). Financing activities also included payments of $750,000 related to current maturities of the EVLT(R) technology acquisition obligation.

Cash used in operations for the year ended December 31, 2003 was $6,431,000. This principally results from the $5,980,000 loss from operations, offset by changes in working capital and reflects the $1,141,000 reduction in trade payables subsequent to completion of the equity financing in November, and the external marketing initiatives and the costs of a direct sales force in support of the commercialization of EVLT(R).

Cash used in investing activities for the year ended December 31, 2003 was $2,579,000. On September 3, 2003, we acquired rights to U.S. Patent No. 6,398,777 for the endovenous laser treatment of varicose veins, which patents relate to the technology underlying our EVLT(R) product line. In connection with this technology acquisition, we paid an aggregate of $2,000,000 to Dr. Robert Min and Endolaser Associates, LLC in initial payments, $250,000 to Endolaser Associates, LLC in subsequent acquisition payments, and $144,000 in other costs. Net cash used by investing activities also includes $230,000 in property, plant and equipment, principally for demonstration equipment for customer trial programs.

Cash provided by financing activities for the year ended December 31, 2003 was $20,093,000. This includes $1,200,000 in gross proceeds from the May interim financing and $22,000,000 in new gross proceeds from the equity financing, and the investment by the placement agent of its $495,000 fee in connection with the equity financing closing on September 3, 2003, offset by the retirement of the December 2002 notes in the aggregate principal amount of $2,000,000, the retirement of short term notes to professional service providers for legal and marketing services in the aggregate principal amount of $445,000 and $1,172,000 in legal, placement agent, auditing and other costs incurred in the equity financing that were offset against additional paid in capital.

                  PROMISSORY NOTES ISSUED TO SERVICE PROVIDERS

In December 2002, we converted fees for legal services, in the amount of $416,102, into a promissory note. Payment terms include a $100,000 payment due upon completing the $2,000,000 bridge financing on December 27, 2002 and the balance due upon completion of a longer-term capital financing in fiscal 2003. The promissory note bore interest, at an annual rate of 6%, which accrued over the life of the promissory note and became payable upon maturity. The promissory note did not provide for conversion rights into equity. On November 26, 2003, we repaid this note, including accrued interest, in full.

In December 2002, we converted fees due a professional service provider for external marketing initiatives, in the amount of $183,016, into a promissory note. Payment terms included a $50,000 payment due upon completing the $2,000,000 bridge financing on December 27, 2002, a 20% surcharge of monthly services until the promissory note was paid, and the balance became due upon completion of a longer-term financing in fiscal 2003. The promissory note did not bear any interest and did not provide for conversion rights into equity. After the final closing of the equity financing on November 25, 2003, we repaid this note in full.

                       PROMISSORY NOTE ISSUED TO CUSTOMER

In October 2000, Axcan Pharma advanced us $936,000 to secure certain key materials. In September 2001, we issued a promissory note to this customer in the amount of the advance. The promissory note bore interest, at an annual rate of 8.5%, which is payable quarterly in arrears. The promissory note matured on January 1, 2004 and did not provide for conversion rights into equity. On January 2, 2004, we repaid this note in full.

                            CAPITAL EQUIPMENT LEASES

The leased assets included in property and equipment primarily include manufacturing equipment. We did not enter into any new capital equipment leases in the years ended December 31, 2003 and 2002. Depreciation expense for leased equipment in the years ended December 31, 2002 and 2003 was $56,226 and $36,823, respectively. During 2004, the Company entered into capital leases totaling $88,116 at September 30, 2004. Depreciation expense for leased equipment at September 30, 2004 was $4,895.

                          CAPITAL TRANSACTIONS IN 2002
      (Figures throughout this section are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of common stock, options and warrants)

On January 1, 2002, in accordance with the terms of a bridge financing provided to us in October 2001, we issued warrants to purchase an additional 400 (in the aggregate) shares of common stock to the two stockholders who provided that bridge financing. The reason for this was that the underlying agreement required us to issue an additional 400 warrants to the stockholders in that bridge financing for each month after December 31, 2001 where we did not consummate a reverse-merger. Because the Merger satisfied that requirement, no additional warrants are issuable in respect of that financing. As of January 1, 2004, all of these 400 warrants had expired, without having been exercised.

In January and August 2002, we issued a total of 33,272 shares of Class A Stock to QLT, Inc. upon the conversion of promissory notes held by QLT (issued in connection with our purchase in October 2000 of QLT's manufacturing rights related to OPTIGUIDE(R) fibers) in the aggregate principal and interest amount of $1,247,691, which QLT converted into common stock at a conversion price of $37.50 per share.

On February 14, 2002, in connection with the Merger, we conducted a private placement offering of common stock. In the private placement, investors subscribed to purchase from Diomed, Inc. an aggregate of 200,000 shares of its common stock at a price per share of $50.00, which resulted in gross proceeds of $10,000,000 and net proceeds of $8,100,000. As a result of the Merger, the shares of Diomed, Inc. common stock issued in the private placement were exchanged for an equal number of shares of Diomed Holdings, Inc.'s common stock. Subsequent to completion of the Merger, we paid back the $700,000 in convertible promissory notes issued to two of our stockholders in October and December 2001, including cumulative interest.

On December 27, 2002, we issued Class A secured notes and Class B unsecured notes in the aggregate principal amount of $2,000,000 to Gibralt U.S., Inc. (an affiliate of a former director, Samuel Belzberg) in exchange for providing bridge financing to us. In connection with the bridge financing, we issued Gibralt U.S., Inc. 333,334 warrants to purchase shares of our common stock at an exercise price of $6.50 per share. The Class A and Class B notes were convertible into common stock. The warrants were cancelled in May 2003. Certain terms of the Notes were also modified in May 2003, and the notes were satisfied in full in September 2003.

AS TO NATEXCO CORPORATION

On January 23, 2002, Natexco purchased 16,000 shares of common stock owned by Anthony Mulhall, a former director of Natexco.

On February 5, 2002 Natexco redeemed all of the shares of preferred stock owned by R.H. Consulting Group, Inc. and Desert Bloom Investments, Inc., which represented all of Natexco's then outstanding preferred stock. All of such shares of preferred stock were then canceled.

                          CAPITAL TRANSACTIONS IN 2003
       (Figures throughout this section are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of common stock, options and warrants)

On May 7, 2003, we issued Class C Preferred Stock to the holders of the notes and warrants we had issued in December 2003 in exchange for certain modifications we made to those notes and warrants. These shares of Class C Stock were convertible into 1,084,690 shares of common stock upon satisfaction of certain conditions. The modifications to the notes included eliminating the convertibility feature of the notes and eliminating the noteholders' right to approve a future financing transaction. We issued Class C notes in exchange for the December 2002 notes to reflect these modified terms. The modification to the warrants was the redelivery of the warrants to us for cancellation.

On May 7, 2003, we also issued $1,200,000 in Class D notes to Gibralt U.S. (an affiliate of a former director, Samuel Belzberg, to which we issued $1,100,000 principal amount notes) and to two directors (James A. Wylie, Jr. and Peter Norris, to each of whom we issued $50,000 principal amount of notes). We issued these notes in exchange for loan commitments made by these noteholders. We also issued to these noteholders Class D Preferred Stock as a prepaid discount to recognize that the loan commitments were expected to be converted into equity in a future equity financing transaction that we then contemplated, and to reflect the risk that the equity financing transaction might not occur. These shares of Class D Stock were convertible into a total of 120,863 shares of common stock upon satisfaction of certain conditions. The notes were convertible into the securities to be issued in the contemplated equity financing on the same terms as applied to the other investors in the equity financing.

On August 22, 2003, we exchanged the Class C Stock for an equal number of shares of Class E Preferred Stock,, and we exchanged the Class D Stock for an equal number of shares of Class F Preferred Stock. We exchanged these shares of preferred stock in accordance with the stipulation of settlement we entered into to settle the Augenbaum class action lawsuit that was filed in late July 2003. That lawsuit claimed, among other things, that the Class C Stock and Class D Stock was not permitted to be, by its terms, convertible into common stock. Accordingly, although we denied the allegations in the lawsuit, to reach a settlement amicably, we created the Class E and Class F Stock and performed the preferred stock exchange. The Class E and F Stock is not by its terms convertible into common stock. However, by a separate agreement between us and the holders of the Class E and F Stock, upon the satisfaction of certain conditions, we were to issue 1,084,690 shares of common stock in exchange for the Class E Stock and we were to issue 120,863 shares of common stock in exchange for the Class F Stock.

On September 2, 2003, we entered into definitive agreements for the equity financing that we had been pursuing since the second quarter of 2003. Pursuant to these agreements, on September 3, 2003, the investors in the equity financing funded to us $6,500,000 in the form of secured bridge loans, and we issued secured bridge notes to these investors. The $1,200,000 principal amount of Class D notes we issued in May 2003 converted into common stock at the final closing of the equity financing on November 25, 2003. We applied part of the proceeds of the secured bridge loans to repay all of the notes that we originally issued in connection with our $2,000,000 December 2002 bridge financing. The secured bridge notes converted into common stock at $2.00 per share at the final closing, the investors purchased $15,500,000 of common stock for $2.50 per shares and the $1,200,000 in Class D notes and accrued interest on these notes were purchased for common stock for $2.50 per share.

On September 3, 2003, in connection with the equity financing, we issued securities to pay the fees of the placement agent that we engaged in April 2003 to assist us in obtaining the financing that we needed. In lieu of paying this fee in cash, we issued to the placement agent $495,000 in secured bridge notes plus warrants to purchase up to 1,635,163 shares of common stock. Of these warrants, 701,663 warrants have an exercise price of $0.025 per share, 247,500 warrants have an exercise price of $2.00 per share and 686,000 warrants have an exercise price of $2.50 per share. These warrants are exercisable for five years.

On November 25, 2003, we had the final closing of our equity financing, pursuant to which we issued a total of 10,262,081 shares of common stock to the investors in the equity financing.

On November 25, 2003, in connection with the final closing of the equity financing, we exchanged all outstanding Class E Stock for a total of 1,084,690 shares of common stock and we exchanged all outstanding Class F Stock for a total of 120,863 shares of common stock, as provided by the August 2003 exchange agreement.

On November 25, 2003, we issued 20,000 shares of common stock to Verus Support Services, Inc. in connection with an agreement we made on September 30, 2003 to issue these shares in lieu of accrued cash payments due under our December 2001 agreement with Verus that we ceased paying in August 2002.

On December 3, 2003 and December 8, 2003, some of the warrants we issued on September 3, 2003 were exercised. Specifically, a total of 440,404 of the warrants with an exercise price of $0.025 per share were exercised, and we issued a total of 439,109 shares of common stock in that connection. Because these holders used the cashless exercise feature of the warrants, they did not have to pay us the exercise price in cash and we issued fewer than the total number of warrants exercised. The following table details these warrant exercises:

------------------------------- --------------------- ----------------------------------------- ------------ -------------------
NAME OF HOLDER                  DATE OF EXERCISE                   NO. WARRANTS EXERCISED                    NO. SHARES ISSUED
------------------------------- --------------------- ----------------------------------------- --------------------------------
Nathan Low                                   12/3/03                                   340,350                          339,349
------------------------------- --------------------- ----------------------------------------- --------------------------------
Sunrise Foundation Trust                     12/3/03                                    86,525                           86,270
------------------------------- --------------------- ----------------------------------------- --------------------------------
Richard Stone                                12/8/03                                    13,417                           13,378
------------------------------- --------------------- ----------------------------------------- --------------------------------
Marcia Kucher                                12/8/03                                       112                              112
------------------------------- --------------------- ----------------------------------------- --------------------------------
TOTAL                                                                                  440,404                          439,109
------------------------------- --------------------- ----------------------------------------- --------------------------------

On December 18, 2003, in connection with the equity financing, we issued an additional 13,903 shares of common stock to those investors who paid cash for their shares at the final closing of the equity financing. We issued these shares because under the terms of the escrow agreement under which these investors deposited all funds for their investment, these investors were entitled to either receive the interest that was earned on their funds while held in escrow or to receive shares in lieu of this interest, with the interest earned being paid to us, as determined by the placement agent. The placement agent elected to have the interest paid to us and for us to issue additional shares to the investors. We received approximately $35,000 in interest from the escrow agent on December 18, 2003, and we then issued the additional shares to the investors (at a price of $2.50 per share).

                          CAPITAL TRANSACTIONS IN 2004
       (Figures throughout this section are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of common stock, options and warrants)

On April 20, 2004, we completed our offering to those persons who held shares of its common stock as of August 29, 2003, raising the approximate $3.0 million maximum in additional equity financing. The targeted offering, for 1,188,470 shares of common stock at $2.50 per share, allowed stockholders to purchase one share of common stock for each share of common stock held on August 29, 2003. The targeted offering also included an "over-subscription right" which allowed stockholders to purchase additional shares to the extent the "basic rights" were not fully subscribed.

We filed a registration statement to register the shares to be offered to the stockholders as of August 29, 2003 (which we refer to as the targeted offering). The SEC declared that registration statement effective on February 13, 2004. We are using the proceeds from the targeted offering for general working capital purposes, including supporting our continued growth and intellectual property strategies.

On September 28, 2004, we entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after the AMEX approved our application list the shares to be issued in this financing, we completed this transaction. We received net proceeds of approximately $9.8 million from this transaction, which will be used for general working capital purposes.

The following summarizes the principal terms of the 2004 equity and debt financing transaction:

VARIABLE RATE CONVERTIBLE DEBENTURES

We issued an aggregate of $7,000,000 principal amount of convertible debentures at par. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance.

The debentures are convertible at any time at the option of the holder into common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, with a minimum conversion price of $2.20 per share unless we obtain stockholder approval to reduce the conversion price below $2.20.

Subject to certain conditions, the debentures will also be convertible at our option at any time after the first anniversary of the issuance date if the closing price of the common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, we may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock upon maturity, at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

After the first year and at our option, subject to certain conditions, interest may be paid in shares of common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10% if we obtain stockholder approval of this discount. In any event, though, without stockholder approval, the conversion rate for interest will not be less than $1.91, the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements.

COMMON STOCK

We issued and sold, for an aggregate gross purchase price of $3,614,503, shares of its common stock at a purchase price of $1.53 per share, which is 80% of the closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. Accordingly, we issued a total of 2,362,420 shares of common stock to the investors who purchased common stock in this transaction.

WARRANTS TO PURCHASE COMMON STOCK

In connection with the issuance of both the convertible debentures and the common stock, we issued warrants to purchase shares of common stock. We issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures, and we issued warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including future sales of securities below an exercise price of $1.91 per share, unless we obtain stockholder approval to reduce the exercise price below $1.91. In addition, if the shares of common stock underlying the warrants are not registered with the United States Securities and Exchange Commission (the "Commission") within one year from the closing date, the warrant holders may exercise their warrants by means of a "cashless exercise" at a formula set forth in the form of warrant instead of paying cash to us upon exercise.

REGISTRATION OF COMMON STOCK

We have agreed to undertake registration with the Commission of the common stock and common stock underlying the convertible debentures and warrants. Accordingly, we are required to file a registration statement with the Commission within 30 days of the closing date of the financing transaction, which registration must be declared effective by the Commission within 90 days of the closing date (or 120 days if the Commission reviews the registration statement). If we do not file the registration statement within 30 days of the closing date or if the Commission does not declare the registration statement effective within the prescribed time period, we are required to pay certain amounts to the investors. The registration statement of which this prospectus is a part is the registration statement we agreed to file in connection with the 2004 equity financing.

                       CHANGES IN CAPITAL STOCK STRUCTURE

On June 15, 2004, we held our 2004 Annual Meeting of Stockholders, where our stockholders voted to permit the Board of Directors, in their discretion, to effect a one-for-twenty-five reverse stock split of our common stock. On June 16, 2004, the Board of Directors approved the reverse stock split effective June 17, 2004. Additionally, our stockholders approved the reduction in our authorized shares of common stock from 500 million to 50 million, which we implemented concurrently with the reverse stock split.

                              BANK LINES OF CREDIT

Diomed, Ltd., our United Kingdom-based subsidiary, utilizes a line of credit with Barclays Bank, limited to the lesser of (GBP)150,000 ($271,350 at September 30, 2004) or 80% of eligible accounts receivable. The credit line bears interest at a rate of 3% above Barclays base rate (4.75% at September 30, 2004) and borrowings are due upon collection of receivables from customers. As security interest, Barclay's Bank has a lien on all of the assets of our U.K subsidiary, Diomed Ltd., excluding certain intellectual property. As of September 30, 2004 there were no amounts outstanding under this line.

On June 8, 2004, we entered into a line of credit facility with Silicon Valley Bank for $2,500,000, limited to 80% of our domestic accounts receivable and 50% of our eligible inventory balances, as defined. The line of credit bore interest at 1% above the prime interest rate (4.75% at September 30, 2004). The line of credit was secured by the assets of Diomed, Inc., excluding certain intellectual property, and was subject to financial covenants including tangible net worth and liquidity. At September 30, 2004, there were no amounts outstanding under this line of credit and we were in compliance with the bank covenants. As a result of the 2004 equity and debt financing transaction, we terminated our $2,500,000 line of credit with Silicon Valley Bank. At no time during the term of the line of credit did we draw down on the line, and accordingly, there were no amounts outstanding at the time of termination.

                          CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition, results of operations, and cash flows are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, inventory valuation and obsolescence, intangible assets, income taxes, warranty obligations, contingencies and litigation. Additionally, we use assumptions and estimates in calculations to determine stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our critical accounting policies include:

            - revenue recognition;

            - allowance for doubtful accounts;

            - warranty obligation;

            - allowances for excess and obsolete inventory; and

            - valuation of long-lived and intangible assets.

            REVENUE RECOGNITION. We derive our revenue from primarily two sources: (i) revenues from products including lasers, instrumentation, and disposables, and (ii) revenues from service. We recognize revenue on products and services when persuasive evidence of an arrangement is in place, the price is fixed or determinable, collectability is reasonably assured and title and risk of ownership has been transferred. Transfer of title and risk of ownership generally occurs when the product is shipped to the customer or when the customer receives the product, depending on the nature of the arrangement. We currently provide for the estimated cost to repair or replace products under warranty at the time of sale. Service revenue is recognized as the services are performed.

            ALLOWANCE FOR DOUBTFUL ACCOUNTS. Accounts receivable are customer obligations due under normal trade terms. We sell our products to private physicians, hospitals, health clinics, distributors and OEM customers. We generally require signed sales agreements, non-refundable advance payments and purchase orders, and in certain circumstances, depending upon the type of customer, letters of credit. Some customers seek equipment financing from third party leasing agents. Accounts receivable are stated at the amount billed to the customer less a valuation allowance for doubtful accounts.

            Senior management reviews accounts receivable on a monthly basis to determine if any receivables could potentially be uncollectible. We include specific accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on available information, we believe our allowance for doubtful accounts as of September 30, 2004 is adequate.

            WARRANTY OBLIGATION. We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. In addition to these proactive measures, we also provide for the estimated cost of product warranties at the time revenue is recognized.

            EXCESS AND OBSOLETE INVENTORY. Inventories are valued at the lower cost (first-in, first-out) or market. We maintain reserves for our estimated obsolete inventory based on historical cost.

            VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS. We assess the impairment of identifiable intangibles and long-lived assets on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When we determine that the carrying value of intangibles and long-lived assets may not be recoverable, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. If cash generated in the future by the acquired asset is different from current estimates, or if the appropriate discount rate were to change, then the net present value of the asset would be impacted, resulting in a charge to earnings.

                EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

Our principal executive officer and our principal financial officer have carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a -15e and 15d-15(e) under the Securities Exchange Act of
1934) as of September 30, 2004 and have concluded that, as of such date, our disclosure controls and procedures in place are adequate to ensure material information and other information requiring disclosure is identified and communicated on a timely basis.

              CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

During the nine-month period ended September 30, 2004, there have been no significant changes in our internal control over financial reporting that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

In connection with the filing of the registration statement of which this prospectus is a part, we have filed our audited financial statements for the year ended December 31, 2002 and 2003, in the manner provided for under current SEC guidelines. Our financial statements for 2002 and 2003 were audited by BDO Seidman, LLP, whom we appointed as our auditors to succeed Spicer, Jeffies & Co., which had served as auditors for Natexco Corporation, our procedessor prior to the February 14, 2002 Merger. Diomed's auditors prior to the Merger were Arthur Andersen LLP.

After the merger, acting through our Audit Committee, our board of directors determined to change our independent accountants. Accordingly, we dismissed Arthur Andersen and appointed BDO Seidman to serve as our independent public accountants for the fiscal year ending December 31, 2002. After BDO Seidman completed its standard client acceptance procedures with respect to its engagement by us, BDO Seidman accepted its appointment.

During the fiscal years ended December 31, 2000 and 2001, and through the date we appointed BDO Seidman, we did not consult BDO Seidman with respect to the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on our financial statements or any other matters of reportable events as set forth in Item 304(a)(2) of Regulation S-B.

In October 2002, we engaged Spicer, Jeffries & Co. for the limited purpose of auditing the financial statements for the fiscal year ended December 31, 2001, prior to the merger pursuant to which we became the successor registrant to Natexco Corp. Since Spicer, Jeffries & Co. completed its audit, we have not engaged Spicer, Jeffries & Co. for any other purpose.

                             DESCRIPTION OF PROPERTY

We own no real property. We occupy 20,500 square feet of office, manufacturing, and research and development space in Cambridge, UK under a 25 year lease expiring in April 2024. We, however, have the option to terminate the lease agreement at the end of 15 years and 20 years. If we choose not to exercise our termination option, the lease agreement will continue for the remaining 10 years. We have sublet a portion of this space. We also occupy approximately 3,700 square feet of office and distribution space in Andover, Massachusetts under a lease expiring in June 2005. We believe that these facilities are in good condition and are suitable and adequate for our current operations.

                           CERTAIN MARKET INFORMATION

Our common stock is traded on the AMEX under the symbol "DIO." On November 22, 2004, our common stock closed at a price of $3.47 per share.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since February 22, 2002, our common stock has been listed on the AMEX under the symbol "DIO." Between November 2001 and February 22, 2002, our stock was quoted on the OTC Electronic Bulletin Board. Prior to being quoted on the OTC Bulletin Board, there was no market for our common stock. The following table sets forth for the periods indicated the high and low bid price information for the common stock as reported on the AMEX and the Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The prices per share shown below are adjusted to reflect the 1-for-25 reverse split effective June 17, 2004.

           PERIOD                                        HIGH         LOW
           ------                                        ----         ---
2002

     JANUARY 1 TO FEBRUARY 21 ....................... $  225.00       17.50
     FEBRUARY 22 TO MARCH 31 ........................ $  221.25       96.50
     SECOND QUARTER ................................. $  133.75       26.00
     THIRD QUARTER .................................. $   50.00        8.50
     FOURTH QUARTER ................................. $   16.25        5.50

2003

     FIRST QUARTER .................................. $   9.50        2.50
     SECOND QUARTER ................................. $  13.50        4.00
     THIRD QUARTER .................................. $  13.25        8.00
     FOURTH QUARTER (THROUGH DECEMBER 31, 2003) ..... $  11.00        6.50

2004

     FIRST QUARTER .................................. $  9.50         3.50
     SECOND QUARTER ................................. $  3.50         2.50
     THIRD QUARTER .................................. $  3.39         1.66

On October 25, 2004, the date of the final closing of our equity financing, the closing price of our common stock on the AMEX was $2.26.

As of December 31, 2003, there were approximately 450 holders of record of our common stock (a substantial number of which are nominees for other persons), and as of September 30, 2004, there were approximately 405 holders of record of our common stock (a substantial number of which are nominees for other persons).

It is our present policy not to pay cash dividends and to retain future earnings to support our growth. We do not anticipate paying any cash dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES
      (Figures throughout this section are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of common stock, options and warrants)

References in the following description are to securities of Diomed Holdings, Inc. unless otherwise stated or readily indicated by context.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock.

As of December 31, 2003, approximately 14,324,000 shares of common stock were issued and outstanding (assuming the exercise of all warrants we issued to our placement agent in connection with the 2003 equity financing) and zero shares of preferred stock were issued and outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation and By-laws, which are included as exhibits to this report, and by the provisions of applicable Delaware law.

                                  COMMON STOCK

Subject to preferences that may be applicable to any rights of holders of outstanding stock having prior rights as to dividends, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors from time to time may determine. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is permitted by the Articles of Incorporation. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors. Each share of common stock outstanding as of the date of this prospectus is validly issued, fully paid and nonassessable.

                                 PREFERRED STOCK

Our board of directors is authorized, subject to any limitations prescribed by Delaware law, to issue preferred stock. The board of directors can fix the rights, preferences and privileges of the shares and any qualifications, limitations or restrictions thereon. The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. Each share of preferred stock outstanding as of the date of this prospectus is validly issued, fully paid and nonassessable.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

            - restricting dividends on common stock;

            - diluting the voting power of the common stock;

            - impairing the liquidation rights of the common stock; or

            - delaying or preventing a change in control without further action by the stockholders.

No preferred stock is currently outstanding.

                                  STOCK OPTIONS

As of September 30, 2004, options to purchase a total of 1,017,006 shares of common stock were issued and outstanding, as follows:

                                         OUTSTANDING                                            EXERCISABLE
                       -----------------------------------------------------     -------------------------------------
                                                Weighted
                                                Average
                                               Remaining          Weighted                              Weighted
       Average                                 Contractual         Average                               Average
      Exercise Price    Number of Shares    Life (in Years)    Exercise Price    Number of Shares    Exercise Price
    $  2.00- 50.00            995,327               9.53        $     5.75             205,486         $     8.12
      56.25- 88.50              4,531               3.36             66.40               4,331              66.87
     100.00-164.00             16,508               3.46            153.05              16,508             153.05
    $201.25-205.75                640               1.41            205.75                 640             205.75
                             ---------                          ----------           ---------         ----------
                TOTAL:       1,017,006                          $     8.56             226,965         $    20.42
                             =========                          ==========           =========         ==========

In the first quarter of 2004, we granted 20,059 options to purchase shares of common stock at exercise prices in the range of $5.00 per share to $6.75 per share to two consultants and a third party service provider for services performed. We recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $62,231 in the statement of operations for the nine-month period ended September 30, 2004.

                                    WARRANTS

As of September 30, 2004, warrants to purchase a total of 882,625 shares of common stock were issued and outstanding, as follows:

                                                                                                            Weighted Average
                                             Range of Exercise                         Weighted Average   Remaining Contractual
                                                  Price            Number of Shares     Exercise Price       Life (In Years)
                                           ----------------------------------------------------------------------------------
Outstanding, December 31, 2003                $0.025 - $87.50         1,196,838              $ 2.00                     4.9
        Exercised by former Placement Agent    0.025 -   2.50          (313,813)               0.03                      --
        Forfeited due to expiration                     50.00              (400)              50.00                      --
                                           ---------------------------------------------------------------------------------

Outstanding, September 30, 2004               $0.025 - $87.50           882,625              $ 2.50                     4.2
                                           =================================================================================

Exercisable, September 30, 2004               $0.025 - $87.50           882,625              $ 2.50                     4.2
                                           =================================================================================

                           DELAWARE ANTI-TAKEOVER LAW

We and our stockholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner. A "business combination" includes merger, asset sale and other transaction resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004. We act as our own transfer agent and registrar as to our preferred stock, warrants and stock options.

                                   MANAGEMENT

                        EXECUTIVE OFFICERS AND DIRECTORS

The following information regards our directors as of October 31, 2004:

                                       DIRECTOR                         PRINCIPAL OCCUPATION DURING
NAME                         AGE        SINCE                           LAST FIVE YEARS AND DIRECTORSHIPS
----                         ---        -----                           ---------------------------------
Geoffrey Jenkins             52         2002                            Mr. Jenkins has been a director of Diomed since 2001, a
                                                                        director of the Company since the February 14, 2002
                                                                        merger, is chairman of the Compensation Committee and has
                                                                        been the chairman of the board of directors of the Company since January 2003. Mr. Jenkins has over twenty-five years of experience in building consumer and professional
                                                                        healthcare companies. In 2000, he founded and became the
                                                                        president of UV-Solutions, LLC, a product development
                                                                        company. From 1998 to 2000, Mr. Jenkins held the positions of chief operating officer and then president of MDI
                                                                        Instruments, which was acquired by Becton Dickinson in
                                                                        1999. MDI Instruments developed and marketed diagnostic
                                                                        devices for the healthcare market. Mr. Jenkins holds a BS
                                                                        and BA from Clarkson University, awarded in 1976.

Sidney Braginsky              67         2004                           Mr. Braginsky has been a director since January 2004. Mr.
                                                                        Branginsky has in excess of thirty years of executive
                                                                        experience in scientific and consumer products. During the past five years and prior thereto, Mr. Braginsky has held
                                                                        a variety of executive level positions. Currently, Mr.
                                                                        Braginsky is the chairman of DoubleD Venture Fund, LLC,
                                                                        chairman of Atropos Technologies, LLC and chief executive
                                                                        officer and president of Ineedmd, Ltd. and chairman and
                                                                        chief executive officer of Digilab, LLC, a manufacturer
                                                                        and marketer of spectroscopy instruments. From 2001
                                                                        through 2003, Mr. Braginsky was president of Mediscience
                                                                        Corp., a designer and developer of diagnostic medical
                                                                        devices. From 1994 through 2000, he was president and
                                                                        chief operating officer of Olympus America, Inc., which he joined in 1970. During his tenure at Olympus America, a
                                                                        business unit of the global Japanese company, Mr.
                                                                        Braginsky built Olympus America into a billion dollar
                                                                        business unit focused on optical products. Mr. Braginsky
                                                                        currently serves as a director of Noven Pharmaceutical
                                                                        Corp. (where he is a member of the Audit Committee), a
                                                                        director of Estech Cardiology and a director of
                                                                        E.O.S.Electro-Optical Systems. Mr. Braginsky is also
                                                                        chairman of the board of City University of New York,
                                                                        Robert Chambers Laboratory, chairman of International
                                                                        Standards Organization Optics and Electro-Optical Systems
                                                                        and a board member of several other organizations in the
                                                                        scientific and educational community. Mr. Braginsky
                                                                        attended the City University of New York. Gary Brooks 70
                                                                        2003 Mr. Brooks has been a director of the Company since
                                                                        March 2003 and is a member of the Audit Committee. Mr.
                                                                        Brooks is a nationally recognized turnaround consultant
                                                                        and crisis manager. During the past five years and prior
                                                                        thereto, Mr. Brooks has principally served as chairman and chief executive officer of Allomet Partners, Ltd. where
                                                                        since 1985 he has provided turnaround consulting and
                                                                        interim management services to more than 400 companies. He has over thirty-five years of diversified executive
                                                                        management experience. Mr. Brooks earned a BS in
                                                                        Biochemical Engineering and Industrial Management from
                                                                        Massachusetts Institute of Technology in 1955 and an MS in
                                                                        Chemical Engineering and Operations Research from the
                                                                        University of Rochester in 1959.

A. Kim Campbell              57         2002                            Ms. Campbell has been a director of the Company since
                                                                        March 2002, and is a member of the Compensation Committee.
                                                                        Ms. Campbell served as Canada's 19th (and first female)
                                                                        Prime Minister in 1993. She was also Canada's Minister of
                                                                        Justice, Attorney General and Minister of National
                                                                        Defense. Currently, Ms. Campbell is a Visiting Professor
                                                                        of Practice at the John F. Kennedy School of Government at
                                                                        Harvard University. In 2000, she completed a four-year
                                                                        term as Consul General of Canada in Los Angeles,
                                                                        California, in which she fostered trade in the high-tech
                                                                        and biotechnology industries. Ms. Campbell holds a range
                                                                        of prestigious positions, including Senior Fellow of the
                                                                        Gorbachev Foundation of North America in Boston,
                                                                        Massachusetts, and member of the International of the Asia
                                                                        Society of New York. Ms. Campbell is chair of the Council
                                                                        of Women World Leaders, an organization of current and
                                                                        former Presidents and Prime Ministers, and deputy
                                                                        president of the Club Madrid, an organization of former
                                                                        heads of state and government that democratic transition.
                                                                        Ms. Campbell holds a BA and an LLB from the University of
                                                                        British Columbia, awarded in 1969 and 1983, respectively,
                                                                        performed doctoral work in Soviet government at the London
                                                                        School of Economics from 1970 to 1973 (ABD), and holds
                                                                        four honorary doctorates.

Joseph Harris                 58        2004                            Mr. Harris has been a director of Diomed since February
                                                                        2004. Mr. Harris is currently a partner in Trillium
                                                                        Lakefront Partners, III, an early stage and growth equity
                                                                        venture capital company. He has also served as senior
                                                                        vice-president and director of corporate strategy &
                                                                        development for Smithkline Beecham, where his
                                                                        responsibilities included management of corporate
                                                                        acquisitions, divestitures, and joint ventures; Eastman
                                                                        Kodak, as managing director of business development and
                                                                        director of Licensing Technology Development; and senior
                                                                        vice president, corporate development at Cantel Medical
                                                                        Corp, a publicly-traded medical device Company. Mr. Harris received his bachelors degree in Accounting and his MBA
                                                                        from Syracuse University School of Business. He earned his
                                                                        Juris Doctor degree from the Syracuse University School of
                                                                        Law. He is a certified public accountant and is licensed
                                                                        to practice law in the state of New York. Mr. Harris also
                                                                        serves on the board of directors of PacificHealth
                                                                        Laboratories, Inc., a developer of nutritional products
                                                                        for sports performance, weight loss and Type 2 diabetes.

                                       DIRECTOR                         PRINCIPAL OCCUPATION DURING
NAME                         AGE        SINCE                           LAST FIVE YEARS AND DIRECTORSHIPS
----                         ---        -----                           ---------------------------------
Peter Klein                  51         2002                            Mr. Klein has been a director of Diomed since 1999 and a
                                                                        director of the Company since the February 14, 2002
                                                                        merger. Mr. Klein has served as the president and chief
                                                                        executive officer of Diomed from June 1999 and of the
                                                                        Company since the merger through January 2003, at which
                                                                        time he resigned from the offices of president and chief
                                                                        executive officer, but remained a director. For thirteen
                                                                        years prior to joining Diomed, Mr. Klein has served as an
                                                                        executive in the medical image processing business, first
                                                                        as founder, president and co-chairman of Tomtec Imaging
                                                                        Systems, then as president and chief executive officer of
                                                                        Medison America, Inc., a subsidiary of the Korean Group
                                                                        Medison.

Edwin Snape, Ph.D.         64           2004                            Dr. Snape has been a director since January 2004. Dr.
                                                                        Snape has extensive experience in a broad range of
                                                                        medical-related fields. His experience in the field of
                                                                        medical devices represents a broad range of technologies
                                                                        and markets, including wound drainage, blood transfusion,
                                                                        ultrasound, MRI, implantable devices, drug delivery,
                                                                        vascular access, organ isolation, atrial fibrillation,
                                                                        cardiac monitoring, temperature management and
                                                                        thrombectomy. In the diagnostic field, Dr. Snape's
                                                                        experience includes alcohol and drug testing, diabetes,
                                                                        cardiovascular disease, haematology testing and
                                                                        antibody-based diagnostic testing. His experience in the
                                                                        pharmaceutical field includes drug delivery, CNS
                                                                        disorders, viral and bacterial diseases, GI tract
                                                                        disorders, human tissue and organ regeneration and
                                                                        oncology. During the past five years and prior thereto,
                                                                        Dr. Snape has been a partner of New England Partners, a
                                                                        venture capital company based in Boston, Massachusetts
                                                                        founded in 1995. He was either the founder or management
                                                                        partner in nine private equity funds aggregating , and has been involved in numerous investments, including over 320
                                                                        investments in the health care sector, fourteen of which
                                                                        completed initial public offerings and seventeen of which
                                                                        were either merged or acquired. Dr. Snape earned Bachelor
                                                                        of Science and Ph.D. degrees from University of Leeds,
                                                                        England.

David Swank                  47         2003                            Mr. Swank has been a director of the Company since March
                                                                        2003 and served as chairman of the Audit Committee from
                                                                        that time until he became the Company's chief financial
                                                                        officer, effective September 1, 2003. Mr. Swank is
                                                                        president and founder of BrookstoneFive, Inc., a private
                                                                        consulting firm engaged in corporate strategy formulation
                                                                        and capital acquisition. Since 1997, Mr. Swank has
                                                                        principally been the president of BrookstoneFive, Inc.,
                                                                        although from 2001 to the beginning of 2003, he also
                                                                        served as executive vice president and chief financial
                                                                        officer of Melard Technologies, Inc., a New York-based,
                                                                        privately held high-tech developer of wireless computing
                                                                        devices. From 1994 to 1996, he served as executive vice
                                                                        president-corporate development and senior vice
                                                                        president-chief financial officer at Telxon Corporation, a publicly traded developer of mobile computing devices, and from 1989 to 1992, he was regional controller for PepsiCo
                                                                        Foods International (PFI), the international snack food
                                                                        subsidiary of PepsiCo, Inc. Mr. Swank's other experience
                                                                        includes chief financial officer at AVM Systems, Inc., a
                                                                        high-tech developer of Command and Control Systems, and
                                                                        audit manager at Peat, Marwick, Mitchell & Company
                                                                        (currently KPMG), an international "Big Four" accounting
                                                                        firm. Mr. Swank earned a BS in Business Administration in
                                                                        the honors accounting program at The Ohio State University in 1980 and an MBA with a concentration in Finance at
                                                                        Southern Methodist University in 1989.

James A. Wylie, Jr.          66         2003                            Mr. Wylie has been a director of the Company since January
                                                                        2003, at which time he also became the Company's president and chief executive officer. Prior to joining the Company,
                                                                        Mr. Wylie acted as a consultant from 1994 through 2002,
                                                                        providing strategic advisory and interim executive
                                                                        management services to institutional investors and
                                                                        operating companies in the medical device, health care,
                                                                        chemical and telecommunications industries. Mr. Wylie has
                                                                        more than 30 years of global executive management
                                                                        experience as a division president, group executive,
                                                                        president and chief executive officer of both private and
                                                                        public corporations. Mr. Wylie holds a BS in Chemistry
                                                                        from Bates College.

The following information regards our current executive officers, in addition to Mr. Wylie and Mr. Swank, and highly-compensated non-executive officer employees:

Kevin Stearn, General Manager,                         Mr. Stearn joined us in March 2000 and is Diomed Ltd. the
                                                       general manager of our UK subsidiary. From 1987 to 2000 he served as the operations director of MediSense, a medical
                                                       diagnostic manufacturer, joining that company in its early start-up phase and growing it from revenues of $20 million to $285 million and a workforce of over 700 people and a 30-
                                                       fold increase in production. Mr. Stearn has managed FDA
                                                       inspections.

Christopher Geberth, Vice
President of Finance                                   Mr. Geberth joined us in May 2004 as vice president, finance and controller. Mr. Geberth has prior experience in the
                                                       fields of finance and accounting in technology and
                                                       manufacturing industries. Mr. Geberth has held positions of vice president and controller with Melard Technologies,
                                                       Inc., a New York based, privately held high tech developer of wireless computing devices, and vice president and controller of Netmarket Group, Inc., a privately held e-commerce
                                                       company. Prior to joining Diomed, Mr. Geberth served as an audit manager focusing on emerging growth companies with
                                                       PricewaterhouseCoopers LLP, an international "Big Four"
                                                       accounting firm. Mr. Geberth earned his BA in Accounting
                                                       from Pace University in 1993.

John J. Welch, Vice President of
Marketing                                              Mr. Welch joined us in October 2002 as vice president of
                                                       marketing. He has over 20 years prior experience in
                                                       marketing, sales and management in the medical device
                                                       industry. Prior to joining Diomed, Mr. Welch was worldwide vice president of marketing for the surgical division of
                                                       Haemonetics Corp., and before that he served CR Bard and
                                                       Datex-Ohmeda in sales and marketing capacities and acted as director of marketing and sales for the New England Region of the American Red Cross Blood Program. Mr. Welch holds a
                                                       BS in medical technology from Framingham State College.

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of any class of our capital stock to file with the SEC initial reports of ownership and reports of changes in ownership and to provide copies of such reports to us. Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2003, we believe that all of the filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were complied with during the most recent fiscal year as to which we have issued our annual report, except as follows:

Some of our directors and executive officers did not timely file notices of the acquisition of stock options that we granted during 2003. The following grants of options were not reported within two business days on Forms 4 filed with the SEC but were reported when these officers and directors filed their respective Forms 5 with the SEC on February 17, 2004:

             (Number of shares underlying stock options are adjusted to give effect to the 1:25 reverse stock split effective on June 17, 2004)

--------------------------------------- ------------------------------- -----------------------------------
                                                                                 NUMBER OF SHARES
                                                                                     UNDERLYING
NAME                                            DATE OF GRANT                     STOCK OPTIONS
--------------------------------------- ------------------------------- -----------------------------------
Lisa Bruneau                                        May 1, 2003                           2,500
--------------------------------------- ------------------------------- -----------------------------------
Kevin Stearn                                        May 1, 2003                           2,500
--------------------------------------- ------------------------------- -----------------------------------
Lisa Bruneau                                       June 2, 2003                           3,600
--------------------------------------- ------------------------------- -----------------------------------
Kevin Stearn                                       June 2, 2003                           5,200
--------------------------------------- ------------------------------- -----------------------------------
David Swank                                        June 4, 2003                           8,000
--------------------------------------- ------------------------------- -----------------------------------
Geoffrey Jenkins                                   June 4, 2003                          12,000
--------------------------------------- ------------------------------- -----------------------------------
Gary Brooks                                        June 4, 2003                           4,000
--------------------------------------- ------------------------------- -----------------------------------
Samuel Belzberg                                    June 4, 2003                           8,000
--------------------------------------- ------------------------------- -----------------------------------
Kim Campbell                                       June 4, 2003                           4,000
--------------------------------------- ------------------------------- -----------------------------------
Peter Klein                                        June 4, 2003                           4,000
--------------------------------------- ------------------------------- -----------------------------------
Peter Norris                                       June 4, 2003                           4,000
--------------------------------------- ------------------------------- -----------------------------------
Lisa Bruneau                                    October 8, 2003                           2,500
--------------------------------------- ------------------------------- -----------------------------------
Kevin Stearn                                    October 8, 2003                           2,500
--------------------------------------- ------------------------------- -----------------------------------

      Ajmal Khan, formerly a beneficial holder of greater than 10% of our outstanding shares of common stock, did not timely file notices of sales of common stock he made at various times during 2003. Mr. Khan sold shares as follows, which sales were required to have been reported within two business days on Forms 4 filed with the SEC:

                 (Number of shares underlying stock options are adjusted to give effect to the 1:25 reverse stock split effective June 17, 2004)

--------------------------------- ----------------------------------------
          DATE OF SALE                          NUMBER OF SHARES SOLD
--------------------------------- ----------------------------------------
        February 4, 2003                                              720
--------------------------------- ----------------------------------------
          March 26, 2003                                            4,920
--------------------------------- ----------------------------------------
          April 23, 2003                                              712
--------------------------------- ----------------------------------------
          April 24, 2003                                            4,000
--------------------------------- ----------------------------------------
            May 19, 2003                                            5,490
--------------------------------- ----------------------------------------
            May 23, 2003                                           12,732
--------------------------------- ----------------------------------------
            May 27, 2003                                            8,200
--------------------------------- ----------------------------------------
            May 28, 2003                                           16,000
--------------------------------- ----------------------------------------
            May 29, 2003                                            8,000
--------------------------------- ----------------------------------------
            May 30, 2003                                            6,000
--------------------------------- ----------------------------------------
            June 3, 2003                                            4,000
--------------------------------- ----------------------------------------
            June 4, 2003                                           20,384
--------------------------------- ----------------------------------------
            June 5, 2003                                            7,000
--------------------------------- ----------------------------------------
            June 6, 2003                                            4,000
--------------------------------- ----------------------------------------
            June 9, 2003                                           12,316
--------------------------------- ----------------------------------------
           June 10, 2003                                           12,084
--------------------------------- ----------------------------------------
           June 11, 2003                                            5,436
--------------------------------- ----------------------------------------
           June 12, 2003                                            8,000
--------------------------------- ----------------------------------------
           June 13, 2003                                              496
--------------------------------- ----------------------------------------
           June 16, 2003                                           23,504
--------------------------------- ----------------------------------------
           June 17, 2003                                           16,000
--------------------------------- ----------------------------------------
           June 26, 2003                                              680
--------------------------------- ----------------------------------------
           June 27, 2003                                            1,320
--------------------------------- ----------------------------------------

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning the compensation that we paid for services rendered in all capacities for the fiscal years ended December 31, 2002 and 2003 and by those individuals serving as our chief executive officer during 2002 and our other executive officers serving on December 31, 2003 whose salary and bonuses for 2003 exceeded $100,000. We refer to these officers as the "Named Executive Officers." This information is unaudited. Numbers of shares of common stock in the table below are adjusted to reflect the 1:25 reverse split effective June 17, 2004.

                          ANNUAL COMPENSATION                              LONG-TERM COMPENSATION
                          -------------------------------------------------------------------------------------
                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                                SECURITIES
                           FISCAL YEAR            ANNUAL                        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL             END             COMPENSATION                    OPTIONS (1)       COMPENSATION
POSITION                  GRAPHIC OMITTED         SALARY           BONUS          (#)                 (2)
------------------        ---------------      ------------      --------      -----------       ------------
James A. Wylie, Jr.          12/31/03           $225,000 (3)    $177,000 (3)       32,000 (3)        $75,000 (4)
President and Chief          12/31/02                $0               $0                0            $50,000 (4)
Executive Officer
(effective January 12, 2003)

Peter Klein                  12/31/03           $172,000 (5)           $0           4,000               $0
President and Chief          12/31/02           $250,000               $0               0               $0
Executive Officer,
2/14/02 (after the
Merger) to 12/31/02

Gerald A. Mulhall            12/31/02                 $0               $0               0               $0
President and Chief
Executive Officer,
1/1/02 to 2/14/02 (prior
to the Merger) (6)

Lisa M. Bruneau (7)          12/31/03           $114,000               $0           4,400               $0
Vice President -             12/31/02           $105,000               $0           1,000               $0
Finance; Treasurer,
Secretary

Kevin Stearn (8)             12/31/03           $134,000               $0           6,000               $0
General Manager,             12/31/02           $109,000               $0               0               $0
Diomed Ltd.

John J. Welch (9)            12/31/03           $146,000               $0           4,400               $0
Vice President, Marketing    12/31/02            $35,000               $0           3,200               $0

Leo T. Griffin, Jr. (10)     12/31/03           $109,000               $0           8,000               $0

David B. Swank (11)          12/31/03                 $0               $0           8,000          $96,100
Chief Financial Officer

(1) During fiscal 2003 and 2002, neither Diomed Holdings, Inc. nor Diomed, Inc. granted any restricted stock awards or stock appreciation rights or made any long-term incentive plan payouts to any Named Executive Officer.

(2) Includes all other annual compensation and all other long-term compensation. Perquisites are not included if the aggregate amount is less than the lesser of $50,000 or 10% of salary and bonus.

(3) Pursuant to terms of Mr. Wylie's employment agreement, which included an annual salary of $300,000, a bonus award upon completion of an equity financing and the grant of 32,000 stock options. We paid Mr. Wylie a bonus of $177,000 in 2003 in recognition of his services performed in connection with the equity financing we completed in 2003. We also paid Mr. Wylie a bonus of $50,000 in 2004 in recognition of his other services performed in 2003.

(4) Pursuant to terms of Mr. Wylie's consulting agreement, which provided that Mr. Wylie would act as a consultant for the period December 2, 2002 through February 28, 2003 for a consulting fee of $125,000. When we appointed Mr. Wylie as president and chief executive officer upon the resignation of Peter Klein effective January 10, 2003, we applied the remaining $75,000 of his consulting fee to the payment of his salary for 2003.

(5) Pursuant to the terms of Mr. Klein's employment agreement, we paid Mr. Klein's salary through June 30, 2003 and we also paid him for accrued but unused vacation. We granted options to purchase 4,000 shares of common stock to Mr. Klein in 2003.

(6) Mr. Mulhall was president and chief executive officer of the Company's predecessor, Natexco. Mr. Mulhall's service terminated as of the February 14, 2002 merger.

(7) Ms. Bruneau commenced her employment in November 2001, as controller. Ms. Bruneau was appointed vice president - finance, secretary and treasurer of the Company, with an effective annual salary of $110,000. We increased her annual salary to $122,000 effective September 1, 2003. We granted options to purchase 4,400 shares of common stock to Ms. Bruneau in 2003. We also paid Ms. Bruneau an aggregate bonus of $40,000 in 2004, including $20,000 in recognition of her services performed in connection with the equity financing completed in 2003 and $20,000 in recognition of her other services performed in 2003. Ms. Bruneau resigned from the Company effective April 30, 2004.

(8) Mr. Stearn began employment in February 2000. All figures expressed as converted into U.S. dollars from British Pounds Sterling. Mr. Stearn's annual salary was increased from BPS 78,000 to BPS 91,000 effective September 1, 2003. We granted options to purchase 6,000 shares of common stock to Mr. Stearn in 2003. We also paid Mr. Stearn a bonus of $33,000 in 2004 in recognition of his services performed in 2003.

(9) Mr. Welch became our vice president of marketing in October 2002, at an effective annual salary of $140,000. We increased Mr. Welch's annual salary to $163,000 effective October 1, 2003. We granted options to purchase 110,000 shares of common stock to Mr. Welch in 2003. We also paid Mr. Welch a bonus of $25,000 in 2004 in recognition of his services performed in 2003.

(10) Mr. Griffin became our vice president of sales in May 2002, at an effective annual salary of $175,000. We granted options to purchase 8,000 shares of common stock to Mr. Griffin in 2003. We also paid Mr. Griffin a bonus of $30,000 in 2004 in recognition of his services performed in 2003. Mr. Griffin resigned effective November 2, 2004. We agreed to pay Mr. Griffin his salary through May 2, 2005.

(11) Mr. Swank became a director in March 2003 and served on our Audit Committee from that time until September 1, 2003, when we appointed Mr. Swank as chief financial officer on a consulting basis. We paid Mr. Swank consulting fees of $96,100 during 2003. We also paid Mr. Swank an aggregate bonus of $70,000 in 2004, including $50,000 in recognition of his services performed in connection with the equity financing completed in 2003 and $20,000 in recognition of his other services performed in 2003. We granted options to purchase 8,000 shares of common stock to Mr. Swank in 2003.

                              EMPLOYMENT AGREEMENTS

Effective July 1, 2001, Diomed, Inc. entered into an employment agreement with Mr. Klein, under which his employment continued until terminated in accordance with certain provisions. Upon the closing of the February 14, 2002 merger, we assumed Mr. Klein's employment agreement, and as a result during 2002 Mr. Klein served as our president and chief executive officer at an annual base salary of $250,000. The agreement provided for bonuses as determined by our board of directors, and employee benefits, including vacation, sick pay and insurance, in accordance with our policies. Pursuant the terms of this agreement, after Mr. Klein's resignation effective January 10, 2003, we paid his salary as then in effect and continued his medical benefits until June 30, 2003.

Effective January 10, 2003, we entered into an employment agreement with James
A. Wylie, Jr. as president and chief executive officer. Mr. Wylie became a director as of that date. Mr. Wylie's employment agreement is for a term of two years and provides for an annual base salary of $300,000 (payable commencing March 1, 2003), an award of options to purchase up to 32,000 shares (figure adjusted for 1:25 reverse stock split effective on June 17, 2004) of common stock and certain bonus compensation, including a discretionary bonus as determined by the board of directors and a bonus for the consummation of certain financings (including the equity financing), mergers or similar transactions. If we terminate Mr. Wylie's employment other than for cause, we will be obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term. From December 2, 2002 until the effective date of his employment agreement, Mr. Wylie acted as a consultant to us and an advisory board member, pursuant to a management services agreement. Under the management services agreement, we paid Mr. Wylie a consulting fee of $125,000 for the period December 2, 2002 through February 28, 2003, and agreed to pay a success fee for the consummation of certain financing, merger or similar transactions (excluding the December 27, 2002 bridge financing transaction). The management services agreement was terminated upon the effective date of Mr. Wylie's employment agreement and was superceded by his employment agreement.

Effective December 28, 2003, we entered into a second employment agreement with James A. Wylie, Jr. This agreement supercedes our January 10, 2003 employment agreement with Mr. Wylie, and extends his employment by one year from December 31, 2004 until December 31, 2005. Mr. Wylie's new agreement provides for an annual base salary of $330,000 (commencing January 1, 2004), an award of options to purchase up to 108,000 shares (figure adjusted for 1:25 reverse stock split effective on June 17, 2004) of common stock and certain bonus compensation. If we terminate Mr. Wylie's employment other than for cause, we will be obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term.

Effective September 1, 2003, we entered into a consulting agreement with David
B. Swank, as chief financial officer. Mr. Swank's agreement provides for us to pay him a monthly fee of $12,500, and entitles him to receive options to purchase shares of common stock and bonus compensation. Effective March 1, 2004, we increased Mr. Swank's monthly fee to $16,700. Mr. Swank's agreement is for six-month automatically renewable periods, and is cancelable upon six months notice. Effective September 1, 2004, Mr. Swank's agreement was automatically extended for a second six-month period until March 1, 2005 with a monthly fee of $16,700.

Other executive officers have agreements which generally provide that upon termination of their respective employment without cause, we will pay portions of their annual base salary and continue their medical benefits for a period of between three and eight months. These agreements also provide that these executives are eligible to receive annual bonuses based on performance.

Our employment agreements with our executives also prohibit the executive from directly or indirectly competing with us for a period of one-year following termination of his employment.

There have been no adjustments or amendments to the exercise price of stock options for our executive officers or directors.

                               STOCK OPTION PLANS
     (Figures throughout this section for number of common stock, price per share of common stock, options and warrants are adjusted to give effect to the 1:25 reverse stock split effective on June 17, 2004)

2003 OMNIBUS PLAN

In November 2003, our stockholders approved a new incentive plan, the 2003 Omnibus Plan. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan. We obtained stockholder approval of the 2003 Omnibus Plan at our annual meeting on November 25, 2003, after which we reserved 1,600,000 shares of common stock for issuance pursuant to this plan. As of December 31, 2003, options for 121,517 shares of common stock were outstanding under the 2003 Omnibus Plan, and options for 1,478,484 shares of common stock were available for future grants. As September 30, 2004 options for 924,804 shares of common stock were outstanding under the 2003 Omnibus Plan, and options for 675,196 shares of common stock were available for future grants.

The Compensation Committee of the board of directors, or a subcommittee of the Compensation Committee, administers the 2003 Omnibus Plan. Each member of the Compensation Committee or its subcommittee, which must have at least two members, must meet the standards of independence necessary to be classified as an "outside director" for purposes of Section 162(m) of the Code and a non-employee director for the purposes of Rule 16b-3 under the Securities Exchange Act. Subject to the terms of the 2003 Omnibus Plan, the Compensation Committee will have complete authority and discretion to determine the terms of incentive awards.

The 2003 Omnibus Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. Options granted under the 2003 Omnibus Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The Compensation Committee determines the period of time during which an option may be exercised, as well as any vesting schedule, except that no option may be exercised more than 10 years after the date of grant. The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless we agree otherwise at the time of the grant.

The 2003 Omnibus Plan also authorizes the grant of restricted stock awards on terms and conditions established by the Compensation Committee, which may include performance conditions. The terms and conditions will include the designation of a restriction period during which the shares are not transferable and are subject to forfeiture. In general, the minimum restriction period applicable to any award of restricted stock that is not subject to the achievement of one or more performance standards is three years from the date of grant. The minimum restriction period for any award of restricted stock that is subject to one or more performance standards is one year from the date of grant, except that restriction periods of shorter duration may be approved for awards of restricted stock or restricted stock units combined with respect to up to 180,000 shares reserved for issuance under the 2003 Omnibus Plan.

Restricted stock units may be granted on the terms and conditions established by the Compensation Committee, including conditioning the lapse of restrictions on the achievement of one or more performance goals. In the case of restricted stock units, no shares are issued at the time of grant. Rather, upon lapse of restrictions, a restricted stock unit entitles a participant to receive shares of common stock or a cash amount equal to the fair market value of a share of common stock on the date the restrictions lapse. The requirements with respect to restriction periods for restricted stock units are the same as those for restricted stock awards.

The Compensation Committee may make performance grants to any participants that are intended to comply with Section 162(m) of the Code. Each performance grant will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions. Performance criteria may include price per share of stock, return on assets, expense ratio, book value, investment return, return on invested capital
(ROIC), free cash flow, value added (ROIC less cost of capital multiplied by capital), total Stockholder return, economic value added (net operating profit after tax less cost of capital), operating ratio, cost reduction (or limits on cost increases), debt to capitalization, debt to equity, earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share (including or excluding nonrecurring items), earnings per share before extraordinary items, income from operations (including or excluding nonrecurring items), income from operations compared to capital spending, net income (including or excluding nonrecurring items, extraordinary items and/or the accumulative effect of accounting changes), net sales, return on capital employed, return on equity, return on investment, return on sales, and sales volume.

The Compensation Committee will make all determinations regarding the achievement of performance goals. Actual payments to a participant under a performance grant will be calculated by applying the achievement of performance criteria to the performance goal. Performance grants will be payable in cash, shares of common stock or a combination of cash and shares of common stock. The Compensation Committee may reduce or eliminate, but not increase the payments except as provided in the performance grant.

The 2003 Omnibus Plan authorizes the making of stock awards. The Compensation Committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions. No more than 180,000 shares of common stock, reduced by restricted stock and restricted stock unit awards, may be granted under the 2003 Omnibus Plan without performance restrictions.

The Compensation Committee may grant Stock Appreciation Rights (SARs) under the 2003 Omnibus Plan. Subject to the terms of the award, SARs entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR. Such distributions are payable in cash or shares of common stock, or a combination thereof, as determined by the Compensation Committee.

The Compensation Committee may make provisions in incentive awards with respect to a change in control, including acceleration of vesting or removal of restrictions or performance conditions.

The board may suspend or terminate the 2003 Omnibus Plan without Stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2003 Omnibus Plan will terminate on April 10, 2013.

The board may also amend the 2003 Omnibus Plan at any time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards (except in certain instances to reflect adjustments to capital) or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by the stockholders. A termination or amendment of the 2003 Omnibus Plan will not, without the consent of the participant, adversely affect a participant's rights under an incentive award previously granted to him or her.

Except as otherwise permitted by the Compensation Committee and provided in the incentive award, incentive awards may not be transferred or exercised by another person except by will or by the laws of descent and distribution. The Compensation Committee may permit participants to elect to defer the issuance of common stock or the settlement of awards in cash under the 2003 Omnibus Plan.

Incentive awards representing up to 1,600,000 shares of common stock are authorized for issuance under the 2003 Omnibus Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR
       (Figures throughout this section are adjusted to give effect to the
          1:25 reverse stock split effective June 17, 2004 for number of shares of common stock, price per share of
                       common stock, options and warrants)

The following table sets forth certain information regarding stock options that we granted in 2003 to all Named Executive Officers:

                                                     PERCENT OF
                                                        TOTAL
                           NUMBER OF SHARES        OPTIONS GRANTED
NAME AND                      UNDERLYING            TO EMPLOYEES          EXERCISE PRICE           EXPIRATION
PRINCIPAL POSITION         OPTIONS GRANTED       IN FISCAL YEAR (1)          PER SHARE                DATE
------------------         ---------------       ------------------       --------------         --------------
James A. Wylie, Jr.(2)            32,000                  35.0%                  $ 6.50         January 10, 2013
President and
Chief Executive Officer

David B. Swank (3)                 8,000                   9.0%                    11.50        June 4, 2013
Chief Financial Officer

Lisa M. Bruneau (4)                  400                   0.5%                    4.75         May 1, 2013
VP Finance, Treasurer              3,600                   4.0%                    7.50         June 2, 2013
and Secretary                        400                   0.5%                    8.75         October 8, 2013

John J. Welch (5)                    400                   0.5%                    4.75         May 1, 2013
VP Marketing                       3,600                   4.0%                    7.50         June 2, 2013
                                     400                   0.5%                    8.75         October 8, 2013

Leo T. Griffin, Jr. (6)            8,000                   9.0%                    6.25         May 22, 2013
VP North American Sales

Kevin Stearn (7)                     400                   0.5%                    4.75         May 1, 2013
VP Operations (General             3,600                   4.0%                    7.50         June 2, 2013
Manager Diomed Limited)              400                   0.5%                    8.75         October 8, 2013
                            ------------                -------                 -------
Totals                            61,200                  68.0%                  $ 7.25

(1) Based on a total of 91,660 options granted to employees during 2003.

(2) Mr. Wylie was awarded 108,000 options on February 11, 2004 at an exercise price of $4.50 per share in connection with the extension of his employment contract through December 31, 2005, and 268,000 options on February 24, 2004 at an exercise price of $5.00 per share.

(3) Mr. Swank was awarded 60,000 options on February 24, 2004 at an exercise price of $5.00 per share.

(4) Ms. Bruneau was awarded 22,000 options on February 24, 2004 at an exercise price of $5.00 per share. Ms. Bruneau resigned effective April 30, 2004, and in accordance with the 2003 Omnibus Plan had 90 days to exercise her vested options. She did not exercise any of these vested options within that 90 day period, and accordingly, all of her vested options expired. We cancelled all of her unvested options upon resignation.

(5) Mr. Welch was awarded 28,000 options on February 24, 2004 at an exercise price of $5.00 per share.

(6) Mr. Griffin was awarded 28,000 options on February 24, 2004 at an exercise price of $5.00 per share. Mr. Griffin resigned, effective November 2, 2004, and in accordance with the 2003 Omnibus Plan has 90 days to exercise his vested options. We cancelled all of his unvested options upon resignation.

(7) Mr. Stearn was awarded 34,000 options on February 24, 2004 at an exercise price of $5.00 per share.

                    OPTIONS HELD AT END OF PRIOR FISCAL YEAR
              (Figures throughout this section are adjusted to give
        effect to the 1:25 reverse stock split effective June 17, 2004)

The following table sets forth certain information regarding stock options that the Named Executive Officers held as of December 31, 2003:

                                           NUMBER OF UNEXERCISED
                                                OPTIONS AT                    VALUE OF "IN THE MONEY"
                                            DECEMBER 31, 2003                       OPTIONS AT
NAME AND                                      EXERCISABLE/                      DECEMBER 31, 2003
PRINCIPAL POSITION                            UNEXERCISABLE                 EXERCISABLE/UNEXERCISABLE(1)
-------------------------------------------------------------------------------------------------------------
James A. Wylie Jr.,                             20,000 / 12,000                $130,000 / $78,000
President and Chief Executive Officer

David B. Swank                                   2,667 / 5,333                       $0 / $0
Chief Financial Officer

Lisa M. Bruneau                                  1,580 / 4,821                       $0 / $5,400
VP Finance, Treasurer, Secretary

John J. Welch                                    1,534 / 6,067                       $0 / $5,400
VP Marketing

Leo T. Griffin, Jr.                                  0 / 8,000                       $0 / $50,000
VP North American Sales

Kevin Stearn                                     3,896 / 8,505                       $0 / $5,400
VP Operations (General Manager Diomed Limited)

(1) Based on the closing price of $7.25 on the AMEX on December 31, 2003 and the respective exercise prices of the options held.

No adjustments to the exercise price of any outstanding options were made during the fiscal year ended December 31, 2003, other than in connection with the 1 for 25 reverse split, which effected a 25 fold increase in the exercise price of each outstanding option.

                              RELATED TRANSACTIONS

During the past two years, we and our predecessor entities have entered into transactions with various related parties. Generally, the transactions were completed to finance our operations and to implement our business plans. We believe that each of these transactions were on terms as favorable to it as the terms we could have obtained from independent third parties. Specifically, this section discusses transactions entered into between January 1, 2002 and September 30, 2004 between us and the following persons:

            - Samuel Belzberg, a former director and his affiliates, Gibralt Capital Corp. and Gibralt U.S., Inc., a beneficial holder of more than 5% of our common stock; and

            - Verus International Group Limited and its affiliates, a beneficial holder of more than 5% of the our common stock (prior to the transactions on May 7, 2003, described below).

     INTERIM FINANCING TRANSACTIONS FROM DECEMBER 2002 TO DECEMBER 31, 2003 Figures throughout this section for number of common stock, price per share of common stock, options and warrants are adjusted to give effect to the
               1:25 reverse stock split effective June 17, 2004)

At the beginning of 2003, the board elected a new president and chief executive officer and three new members of the board. In January 2003, Geoffrey Jenkins, one of our directors since 2001, became the chairman of the board. Also in January 2003, James A. Wylie, Jr. became our president and chief executive officer and a director. Mr. Wylie had been engaged on a consulting basis at the end of 2002 to review our business operations and viability. In March 2003, Gary Brooks, a nationally recognized turnaround consultant and crisis manager, and David Swank, an experienced financial executive with significant accounting and financial control experience, became independent directors.

In connection with the changes in the Board's composition and our leadership, we entered into three financing transactions, each of which was with a related party. Highlights of these three transactions are as follows:

            - DECEMBER 2002 INTERIM FINANCING. At the end of December 2002, we borrowed $2,000,000 from Gibralt U.S. in the form of one-year Class A Secured Convertible Notes and Class B Unsecured Convertible Notes. In connection with this loan, we also issued warrants to purchase 333,334 shares of common stock at an exercise price of $6.50 per share. These funds were used to provide working capital while new management and new independent directors completed their assessments of our prospects and operations.

            - MAY 2003 INTERIM FINANCING. In April 2003, we secured loan commitments for up to $1,200,000 as interim financing from Gibralt U.S. and two directors. Gibralt U.S. committed to lend up to $1,100,000, and Mr. Wylie and Peter Norris committed to lend the remaining $100,000 in exchange for one-year Class D Secured Notes. This transaction closed on May 7, 2003. These funds were used to provide working capital for us while we pursued our plan to raise long-term equity financing. We issued preferred shares convertible into a total of 120,863 shares of common stock to these lenders in connection with their loan commitments.

            - MAY 2003 EXCHANGE TRANSACTION. Simultaneously with obtaining the $1,200,000 of loan commitments, we modified several terms and conditions of the Class A and Class B Notes that we believed might impede the completion of a permanent equity financing with institutions and accredited investors. First, we issued Class C Stock, which was convertible into 1,084,690 shares of common stock, in exchange for the redelivery to us of 333,334 warrants and modification of the Class A and Class B Notes to make them non-convertible. Second, we issued Class D Stock, which was convertible into 120,863 shares of common stock, as a discount for the $1,200,000 in committed secured bridge loans. The 1,205,552 shares of common stock underlying the Class C Stock and Class D Stock represented in the aggregate approximately 50.36% of our common stock and common stock equivalents outstanding after the transactions.

            - MAY 2003 MODIFICATION TRANSACTION. On May 28, 2003, we and the holders of the Class A and Class B Convertible Notes made further modifications to the notes to accommodate the plan for permanent equity financing. We did not issue any additional shares or pay any amounts to obtain these changes.

            - AUGUST 2003 EXCHANGE OF PREFERRED SHARES. As part of our settlement of the Augenbaum lawsuit, we exchanged the convertible preferred stock we issued on May 7, 2003 for an equal number of shares of new classes of preferred stock. The new classes of preferred stock were not by their terms convertible into common stock, but under a written agreement with the stockholders, these shares were to be exchanged for an equal number of shares of common stock into which the number the former classes of common stock were convertible. This exchange was made to address a claim in the Augenbaum complaint that the preferred stock we issued in May 2003 could not be convertible by its terms. The plaintiff in Augenbaum agreed that we could issue the same number of shares of common stock into which the May 2003 preferred stock would have been convertible, but that the mechanism should be through an exchange of preferred stock for common stock, not a conversion of the preferred stock into common stock. Accordingly, the August 2003 exchange agreements with the holders of the preferred stock provide that after our stockholders approve the issuance of the underlying shares of common stock, then either we or the holders of the preferred stock may request the exchange of the preferred stock for that number of shares of common stock into which the May 2003 preferred stock was convertible.

            - REPAYMENT OF $2,000,000 DEBT INCURRED IN DECEMBER 2002 INTERIM FINANCING. On September 3, 2003, we repaid all of the $2,000,000 in principal and accrued interest on the notes we issued in connection with the December 2002 interim financing, using a portion of the $6,500,000 gross proceeds of the sale of Secured Bridge Notes in the equity financing.

            - CONVERSION OF $1,200,000 DEBT INCURRED IN MAY 2003 INTERIM FINANCING. On November 25, 2003, the $1,200,000 in notes that we issued in our May 2003 interim financing, including accrued interest, converted into common stock at $2.50 per share. Accordingly, we issued 499,294 shares of common stock to these noteholders.

            - CONVERSION OF SECURED BRIDGE NOTES. On November 25, 2003, the $6,995,000 in Secured Bridge Notes we issued at the first closing of the equity financing in September 3, 2003, including accrued interest, converted into common stock at $2.00 per share. Accordingly, we issued 3,562,788 shares of common stock to these noteholders.

            - EXCHANGE OF CLASS E AND CLASS F STOCK. On November 25, 2003, in connection with the final closing of our equity financing and pursuant to our agreement with the holders of our Class E and Class F Stock, we exchanged all outstanding shares to Class E Stock for a total of 1,084,690 shares of common stock and we exchanged all outstanding shares of Class F Stock for a total of 120,863 shares of common stock.

We summarize in the tables below the material terms of the Class A and Class B Convertible Notes and warrants that we issued in the December 2002 Interim Financing, the Class C Notes that we issued in the May 2003 Exchange Transaction, the Class D Notes that we issued in the May 2003 Interim Financing Transaction and the Class E Notes that we issued in exchange for the Class C Notes and the amendments that we made to the Class D Notes in the May 2003 Modification Transaction. Following these tables, we describe the material terms of these securities in greater detail.

TABLE SUMMARIZING THE DECEMBER 2002 INTERIM FINANCING AND SUBSEQUENT
MODIFICATIONS

The following table summarizes the original terms of the $2,000,000 interim financing that we completed in December 2002, the terms of that $2,000,000 interim financing after giving effect to the exchange transaction that we completed on May 7, 2003 and the subsequent modification on May 28, 2003:

        ORIGINAL TERMS OF                         TERMS OF DECEMBER 2002                  TERMS OF DECEMBER 2002
          DECEMBER 2002                            INTERIM FINANCING AS                    INTERIM FINANCING AS
        INTERIM FINANCING                         MODIFIED MAY 7, 2003                     MODIFIED MAY 28, 2003
Indebtedness:                                Indebtedness:                              Indebtedness:
-------------                                -------------                              -------------
-     $2,000,000 principal amount            -     $2,000,000 principal amount          -     $2,000,000 aggregate
-     interest rate  8% per annum            -     interest rate 8% per annum                  principal amount
-     principal and accrued interest         -     principal and accrued                -     interest rate 12.5% per annum
      payable at maturity                          interest payable at maturity               starting 5/28/03
-     maturity date 1/1/04                   -     maturity date 1/1/04                 -     interest accrued through
                                                                                              5/27/03 added to principal
                                                                                              and becomes payable quarterly
                                                                                              commencing 3/31/04 to the
                                                                                              extent of 50% excess quarterly
                                                                                              cash flow
                                                                                        -     interest accrued from 5/28/03
                                                                                              payable quarterly commencing
                                                                                              9/30/03
                                                                                        -     maturity date 1/1/06

Conversion of Indebtedness:                  Conversion of Indebtedness:                Conversion of Indebtedness:
---------------------------                  ---------------------------                ---------------------------
-     convertible into common stock          -     no conversion rights                 -     no conversion rights
      at noteholder's option
-     number of shares of common
      stock into which convertible
      equals principal and interest
      divided by conversion price
-     conversion price determined at
      time of conversion
-     conversion price is 80% of the
      then-prevailing price of common
      stock (determined on basis of
      market price, price in financing
      transaction or liquidation, as
      applicable)

Other Rights of Noteholders:                 Other Rights of Noteholders:               Other Rights of Noteholders:
----------------------------                 ----------------------------               ----------------------------
-     right to approve future                -     no right to approve future           -     no right to approve future
      financings prior to 1/1/2004                 financings                                 financings
-     right to participate in future         -     no right to participate in           -     no right to participate in
      financings at a 20% discount to the          future financings                          future financings
      price paid by investors in the         -     right to rescind 5/7/03 exchange     -     right to rescind 5/28/03 exchange
      future financing                             transaction if (1) no stockholder             transaction if (1) no stockholder
                                                   approval of issuance of common             approval of issuance of common
                                                   stock upon conversion of preferred         stock upon conversion of preferred
                                                   shares issued in consideration of          shares issued in consideration of
                                                   exchange transaction, or (2)               exchange transaction, or (2)
                                                   financing is not entered into prior        financing is not entered into prior
                                                   to 6/30/03                                 to 7/31/03

Security:                                    Security:                                  Security:
---------                                    ---------                                  ---------
-     $1,000,000 principal amount of         -     entire $2,000,000 principal          -     entire $2,000,000 principal
      notes secured, $1,000,000 principal          amount plus accrued interest               amount plus accrued interest on
      amount unsecured                             secured                                    notes secured
-     security interest granted in           -     security interest is lien on         -     security interest is lien on
      all of our personal property, subject        all of our personal property,              all of our personal property,
      to priority of prior security                subject to priority of prior               excluding intellectual property
      interest in accounts receivable              security interest in accounts              acquired after 12/31/02 and
-     pledge of stock of subsidiary                receivable                                 inventory and fixed assets in
      owning the photodynamic therapy        -     pledge of stock of subsidiary              excess of the stipulated 12/31/02
      business                                     owning the photodynamic therapy            value
                                                   business                             -     security interest in accounts
                                                                                              receivable subject to subrogation
                                                                                              to future creditors if we enter
                                                                                              into receivables financing
                                                                                              transaction
                                                                                        -     pledge of stock of subsidiary
                                                                                              owning the  photodynamic therapy
                                                                                              business

Warrants:                                    Warrants:                                  Warrants:
---------                                    ---------                                  ---------
-     warrants to purchase  333,334          -     December 2002 warrants               -     December 2002 warrants
      shares of common stock at exercise           surrendered, subject to the                surrendered, subject to the
      price of $6.50 per share                     December 2002 warrants being               December 2002 warrants being
-     number of warrant shares                     reissued upon the note-holders'            reissued upon the noteholders'
      subject to increase if shares of             exercise of their rescission rights        exercise of their rescission rights
      common stock or common stock
      equivalents are issued at a price
      less than the warrant exercise price
-     warrant exercise price subject to
      downward adjustment if common stock
      or common stock equivalents issued
      in a financing at less than the
      warrant exercise price

TABLE SUMMARIZING THE MAY 2003 INTERIM FINANCING AND SUBSEQUENT MODIFICATIONS

The following table summarizes the original terms of the $1,200,000 interim financing that we completed on May 7, 2003 and the subsequent modification to certain of the terms and conditions of that financing on May 28, 2003:

        ORIGINAL TERMS OF                           TERMS OF MAY 7, 2003
           MAY 7, 2003                         INTERIM FINANCING TRANSACTION
  INTERIM FINANCING TRANSACTION                   AS MODIFIED MAY 28, 2003
Indebtedness:                                Indebtedness:
-------------                                -------------
-    up to $1,200,000 aggregate              -    up to $1,200,000 aggregate
     principal amount                             principal amount
-    interest rate 8% per annum              -    interest rate 8% per annum
-    principal and accrued interest          -    principal and accrued interest
     payable 5/6/2004                             payable 5/6/2004

Conversion of Indebtedness:                  Conversion of Indebtedness:
---------------------------                  ---------------------------
-    no conversion rights                    -    no conversion rights

Other Rights of Noteholders:                 Other Rights of Noteholders:
----------------------------                 ----------------------------
-    no right to approve future              -    no right to approve future
     financings                                   financings
-    right to participate at the             -    mandatory participation in future
     noteholder's option in future                financings at the same price paid
     financings at the same price paid            by investors in the future
     by investors in the future                   financing and otherwise on the same
     financing and otherwise on the same          terms as applicable to those
     terms as applicable to those                 investors
     investors                               -    no right to redeem indebtedness for
-    right to redeem indebtedness for             cash upon completion of future
     cash upon completion of future               financing
     financing                               -    right to accelerate due date of
-    right to accelerate due date of              indebtedness if financing not
     indebtedness if financing not                completed prior to 7/31/2003
     completed prior to 7/1/2003

Security:                                    Security:
---------                                    ---------
-    $1,200,000 principal amount and         -    $1,200,000 principal amount and
     accrued interest on notes secured            accrued interest on notes secured
-    security interest granted in all of     -    security interest granted in all of
     our personal property, subject to            our personal property, excluding
     priority of existing lien in                 accounts receivable, intellectual
     accounts receivable                          property acquired after 12/31/02
-    pledge of stock of subsidiary                and inventory and fixed assets in
     owning the photodynamic therapy              excess of value as of 12/31/02
     business                                -    pledge of stock of subsidiary
                                                  owning the photodynamic therapy
                                                  business

Warrants:                                    Warrants:
---------                                    ---------
-    no warrants issued                      -    no warrants issued

DESCRIPTION OF DECEMBER 2002 INTERIM FINANCING TRANSACTION

The principal terms of the $2,000,000 bridge financing that we completed on December 27, 2002 were:

            - We borrowed $2,000,000 from Gibralt U.S., whose principal, Samuel Belzberg, was a member of our board of directors until February 2004.

            - To evidence the loan, we issued $1,000,000 in Class A Notes that were secured and $1,000,000 in Class B Notes that were unsecured.

            - The maturity date of the notes was January 1, 2004.

            - The notes bore interest at 8% per annum, and accrued interest was payable at maturity.

            - The Class A and the Class B Notes, including principal and accrued interest, were convertible into common stock at 80% of the common stock price determined as follows: (i) if we were to complete a financing transaction in which we issued common stock or common stock equivalents, the price per share of common stock or common stock equivalent (the weighted average if multiple financing transactions occur in a rolling 30-day period), (ii) if we were to complete a financing transaction in which we did not issue common stock or common stock equivalents, the lower of the average of the closing price of the common stock for the 15 business days preceding the public announcement of the financing transaction or the average of the closing price of the common stock for the 15 business days following the public announcement of the financing transaction, (iii) if a liquidity event were to occur in which any person or group other than a stockholder on December 27, 2002 becomes the beneficial owner of at least 51% of voting control over us, the price per share allocated to each share of common stock or common stock equivalent, or (iv) if any other liquidity event were to occur, the lower of the average of the closing price of the common stock for the 15 business days preceding the public announcement of the liquidity event or the average of the closing price of the common stock for the 15 business days following the public announcement of the liquidity event.

            - If a merger or reorganization were to occur, the Class A and Class B Notes were convertible into the kind and number of shares of common stock, other securities or property into which the notes would have been converted into if the notes had been converted into common stock on the business day preceding the merger or reorganization.

            - We agreed not to consummate any financing transaction until January 1, 2004 while any Class A or Class B Notes were outstanding unless we had first received the approval of the holders of at least 66-2/3% of the outstanding principal amount of the notes.

            - We also issued to the noteholder warrants to purchase up to 333,334 shares of common stock. The warrants were exercisable for a period of five years, beginning June 27, 2003, at an exercise price of $6.50 per share, which was 110% of the market price of the common stock on December 26, 2002. If we, during the life of the warrants, were to issue common stock or common stock equivalents at a price per share less than $6.50, the number of warrants would be increased and the exercise price of the warrants would be decreased to the lower price per share. If a merger or reorganization were to occur, the warrants would become convertible into the kind and number of shares of common stock, other securities or property into which the common stock, other securities or property issuable upon exercise of the warrants would have been converted if the warrants had been exercised prior to the merger or reorganization.

            - We and the noteholder entered into an agreement for the registration of the shares of common stock issuable upon the conversion of the notes and upon the exercise of the warrants. Under that agreement, we agreed to notify the noteholder if we were to propose to file certain future registration statements. We agreed to use our best efforts to register any shares of common stock issuable to the noteholder in the registration statement, subject to certain defined limitations, if so requested by the noteholder within 30 days of receipt of our notice. The noteholder agreed to become subject to a "holdback period," by which the noteholder could not effect a public sale of common stock for a period of up to 180 days following the effective date of the registration statement, if so requested by a managing underwriter of the offering.

            - The notes and the warrants, pro rata to the notes, were transferable in part or in whole by the noteholder to one or more third parties, in accordance with all of the same terms agreed to by the noteholder.

On March 18, 2003, Gibralt U.S. sold and transferred to three investors in a private transaction (i) $500,000 aggregate principal amount of the notes ($250,000 of which were Class A Notes and $250,000 of which were Class B Notes), and (ii) 83,334 warrants. None of these transferees was an affiliate of Gibralt U.S., although one of them is Morris Belzberg, a cousin of Samuel Belzberg. Samuel Belzberg does not beneficially own, or have investment discretion over, the securities purchased from him by Morris Belzberg. Accordingly, after this transfer, Mr. Belzberg beneficially owned 250,000 warrants and $1,500,000 aggregate principal amount of notes ($750,000 of which are Class A Notes and $750,000 of which are Class B Notes).

DESCRIPTION OF MAY 7, 2003 EXCHANGE TRANSACTION

During the first quarter of 2003, our board of directors and management determined that we should seek permanent financing and continue our efforts to achieve our business plan. Accordingly, the board of directors approved a plan to raise long-term equity financing.

To address certain issues presented by our capital structure, the board of directors created a special committee comprised of independent directors, (the "Independent Committee"). The Independent Committee is comprised of Messrs. Jenkins, Swank and Brooks. Based on information provided by Mr. Wylie and an investment banker engaged by us in April 2003, the Independent Committee found that under prevailing market conditions in the second quarter of 2003, prospective investors were likely to be reluctant to invest in us because of certain features of the December 2002 Interim Financing. Specifically, the Independent Committee found that the future dilution represented by the 333,334 warrants to purchase our common stock and the potential conversion of the $2,000,000 principal amount of the Class A and Class B Notes were unlikely to be acceptable to new investors. In addition, the Independent Committee found that the December 2002 noteholders' right to participate in any future financing at a 20% discount to the price that new investors would be paying and their right to approve future financing were likely to be obstacles to a completed financing. The Independent Committee also determined that issuing additional shares in exchange for modifications to the notes issued in the December 2002 Interim Financing was, from the perspective of our stockholders, preferable to the alternative of ceasing operations due to our inability to raise additional funding.

The Independent Committee began negotiations in April 2003 to modify the terms of the December 2002 Interim Financing to eliminate the potential obstacles to obtaining permanent financing. The Independent Committee and the December 2002 noteholders agreed to the proposed terms of the exchange transaction on April 22, 2003 and the transaction closed on May 7, 2003. The principal terms of the May 7, 2003 exchange transaction were:

            - the noteholders delivered the 333,334 warrants held by them;

            - the noteholders returned the Class A secured notes and Class B unsecured notes held by them to us for cancellation;

            - to compensate the December 2002 noteholders for surrendering the conversion rights under the notes and the warrants, we issued a total of 20 shares of Class C Stock (the "Class C Stock") to the December 2002 noteholders, which were convertible into an aggregate of 1,084,690 shares of common stock;

            - we issued Class C secured notes to the noteholders in principal amounts equal to the Class A and Class B notes that were cancelled (the "Class C Notes");

            - the Class C Notes were redeemable for cash at the holder's option if we were to complete our anticipated permanent financing;

            - the Class C Notes were not convertible into capital stock;

            - the noteholders surrendered their rights to approve future financing transactions;

            - the Class C Notes were secured by a security interest in our property identical to the security interest created in the December 2002 Interim Financing, and otherwise had terms substantially similar to the Class A Notes; and

            - we expanded our obligation under the registration rights agreement entered into in December 2002 by granting demand registration rights to the noteholders regarding the underlying shares of stock.

We also agreed to unwind the May 2003 Exchange Transaction and restore the original terms of the December 2002 Interim Financing if: (1) our stockholders did not approve the issuance of the common stock underlying the capital stock issued to the noteholders in the May 2003 Exchange Transaction, or (2) if we did not complete our contemplated financing transaction by June 30, 2003 (this date was subsequently extended to July 31, 2003 under the modifications which were agreed to on May 28, 2003 and again to November 15, 2003 or any later day that is one business day following the date agreed by us and the investors for the second closing of the equity financing).

If the May 2003 Exchange Transaction had been rescinded, then the original terms of the December 2002 Interim Financing would have been reinstated (except that all of the notes will be secured). The original terms of the December 2002 notes provided for conversion of the notes at a variable conversion rate. The original terms of the Class A and Class B Notes provided for conversion at the noteholder's option of principal and accrued interest into common stock at a conversion price equal to 80% of the common stock price, with the common stock price being determined at the time of conversion. In addition, if the May 7, 2003 exchange transaction had been rescinded, we would have been required to redeliver the warrants to purchase 333,334 shares of common stock to the December 2002 noteholders.

To allow for the issuance of the preferred shares associated with the exchange transaction, on May 5, 2003, we created a new class of preferred stock, consisting of 20 shares of preferred stock designated as "Class C Stock," each share of which was to automatically convert into 54,235 shares of common stock at the time when our stockholders approve the issuance of common stock underlying the Class C Stock. This would have resulted in an additional 1,084,690 shares of common stock being issued and outstanding after the conversion occurs. Under the terms of the Class C Stock, the holders of the Class C Stock held the right to vote that number of shares into which the Class C Stock is convertible, voting as one class with the holders of common stock and other capital stock convertible into common stock.

In the May 7, 2003 exchange transaction, Gibralt U.S. and the three other securityholders received (1) Class C Notes in the principal amount equal to the aggregate principal amount of the Class A and Class B Notes surrendered by them and (2) shares of Class C Stock, all in exchange for surrendering the conversion rights of the Class A and Class B Notes (Class C Stock convertible into a total of 723,714 shares of common stock, or, approximately 36,186 shares of common stock per $100,000 principal amount of notes exchanged for non-convertible notes) and the warrants (Class C Stock, convertible into a total of 360,976 shares of common stock, or, approximately 4,332 shares of common stock per 4,000 warrants surrendered). On April 22, 2003, the effective date of the May 7, 2003 exchange transaction, the closing price of the common stock on the AMEX was $4.00 per share.

The number of shares of Class C Stock issued in the exchange transaction and the value of the Class C Stock issued to the December 2002 securityholders in the exchange transaction, using the closing price of the common stock of $4.00 on April 22, 2003, is as follows:

GIBRALT U.S.
------------
Principal Amount of Notes Exchanged: $1,500,000
Number of Warrants Surrendered:                                      250,000
Shares of Class C Stock Issued:                                           15
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                    813,518
Shares of Common Stock Issuable upon conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                      $3,254,069

MORRIS BELZBERG
---------------
Principal Amount of Notes Exchanged:                                $300,000
Number of Warrants Surrendered:                                       50,000
Shares of Class C Stock Issued:                                            3
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                    162,704
Shares of Common Stock Issuable upon Conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                        $650,814

STEVEN SHRAIBERG
----------------
Principal Amount of Notes Exchanged:                                $100,000
Number of Warrants Surrendered:                                       16,667
Shares of Class C Stock Issued:                                            1
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                     54,235
Shares of Common Stock Issuable upon conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                        $216,938

CHARLES DIAMOND
---------------
Principal Amount of Notes Exchanged:                                $100,000
Number of Warrants Surrendered:                                       16,667
Shares of Class C Stock Issued:                                            1
Number of Shares of Common Stock Issuable upon
     Conversion of Class C Stock:                                     54,235
Shares of Common Stock Issuable upon conversion
     of Class C Stock multiplied by
     April 22, 2003 closing price per share:                        $216,938

After the May 2003 Exchange Transaction and Interim Financing were completed and in light of discussions with our investment banker, the Independent Committee determined that further modifications to the terms of the securities issued in the May 2003 transactions would be necessary to assist us in completing the permanent financing. The material terms of these modifications are described under "Description of May 2003 Modifications to May 7, 2003 Exchange Transaction and Interim Financing."

DESCRIPTION OF MAY 2003 INTERIM FINANCING TRANSACTION

In March 2003, the board of directors also determined that we had an immediate need for capital to support our operations until we completed the contemplated permanent financing. In April 2003, the board of directors approved a plan to raise up to $1,200,000 of interim financing prior to May 15, 2003. The board further determined that, because of our history of operating losses and cash position at the time, the contemplated permanent financing was likely to involve the issuance of substantial amounts of equity.

The Independent Committee negotiated with Samuel Belzberg, a principal investor and a former director, to obtain the needed $1,200,000 interim financing. Mr. Belzberg committed to lend (through his affiliate, Gibralt U.S.) up to $1,100,000 to us, and two other directors, James A. Wylie, Jr. and Peter Norris, each agreed to lend $50,000 to us, to demonstrate their commitment to and support of us. The board did not believe there were other prospective investors available to us to provide the interim financing on terms and within a time period acceptable to us. The Independent Committee and these directors agreed to the proposed terms of the interim financing on April 22, 2003, and the transaction closed on May 7, 2003.

The material terms of the May 7, 2003 interim financing transaction are as follows:

            - Gibralt U.S. committed to lend up to $1,100,000 to us ($1,000,000 of which was to be funded according to a predetermined funding schedule and the other $100,000 of which was to be funded upon completion of a certain third party transaction), and Messrs. Wylie and Norris loaned $50,000 to us. Gibralt U.S. funded all of its commitment.

            - We issued Class D secured notes in a principal amount equal to the amount loaned to us (secured on an equal basis with the indebtedness incurred in the December 2002 Interim Financing and having substantially similar terms as the Class C notes issued in the May 7, 2003 exchange transaction, except that they would mature one year from the date of issuance).

            - To compensate the lenders for the risk attendant to their investment and based on our financial condition, need for additional funding and lack of definitive terms for a future permanent financing or commitment from any investor to provide such permanent financing, we issued shares of capital stock equal to 20% of the amount of the loan commitment of the interim financing lenders (or, $240,000), in the form of a total of 24 shares of Class D Convertible Preferred Stock, which were convertible into an aggregate of 120,863 shares of common stock.

            - The Class D noteholders held rights (but not the obligation) to redeem their notes for the securities issued by us in the permanent financing on the same terms and conditions as the investors in the permanent financing.

            - The Class D noteholders held rights to redeem their notes for cash if we consummated our permanent financing.

            - The Class D noteholders held registration rights identical to those granted to the holders of the Class C Notes issued in the May 7, 2003 exchange transaction.

During the negotiation process, the lenders required that if the contemplated financing did not occur prior to June 30, 2003 (subsequently extended to July 31, 2003 in the May 28, 2003 modifications, described below and thereafter extended to November 15, 2003 and again to a day after November 15, 2003 that we and the investors agreed as the date for the second closing of the equity financing), then the lenders could accelerate the maturity date of their notes.

We created a new class of preferred stock from our authorized preferred stock, consisting of 24 shares of preferred stock designated as "Class D Convertible Preferred Stock," each share of which would have been automatically converted into 5,036 shares of common stock when our stockholders approved the issuance of these shares of common stock underlying the Class D Convertible Preferred Stock. This would have resulted in an additional 120,863 shares of common stock being issued and outstanding after the conversion occurs. Under the terms of the Class D Stock, the holders of the Class D Stock had the right to vote that number of shares into which the Class D Stock was convertible, voting as one class with the holders of common stock and other capital stock convertible into common stock.

The loan commitments of the lenders in the May 7, 2003 interim financing and the principal amount of Class D Notes, the number of shares of Class D Convertible Preferred Stock (and the number of shares of common stock into which the Class D Stock is convertible) the lenders received, as well as the value of the Class C Stock issued to the lenders in the interim financing using the closing price of the common stock of $4.00 on April 22, 2003, and after giving effect to the issuance of the shares to be issued upon conversion of the Class C Stock and the Class D Stock, is as follows:

GIBRALT U.S.
------------
Loan Commitment:                                             Up to $1,100,000
Principal Amount of Notes Issued:                            Up to $1,100,000
Shares of Class D Convertible Preferred Stock Issued:                      22
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:               110,791
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                         $221,580

JAMES A. WYLIE, JR.
-------------------
Loan Commitment:                                                      $50,000
Principal Amount of Notes Issued:                                     $50,000
Shares of Class D Convertible Preferred Stock Issued:                       1
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:                 5,036
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                          $10,072

PETER NORRIS
------------
Loan Commitment:                                                      $50,000
Principal Amount of Notes Issued:                                     $50,000
Shares of Class D Convertible Preferred Stock Issued:                       1
Number of Shares of Common Stock Issuable upon
     Conversion of Class D Convertible Preferred Stock:                 5,036
Shares of Common Stock issuable upon conversion
     of Class D Convertible Preferred Stock multiplied by
     April 22, 2003 closing price per share:                          $10,072

      Gibralt U.S., Mr. Norris and Mr. Wylie loaned a total of $1,200,000 to us, representing their entire loan commitments.

DESCRIPTION OF MAY 28, 2003 MODIFICATIONS TO MAY 7, 2003 EXCHANGE TRANSACTION AND INTERIM FINANCING

As we proceeded to seek our permanent financing during May 2003, we assessed the availability of investment capital for development stage companies. The Independent Committee determined that it was essential to extend the maturity date of the Class C Notes beyond January 1, 2004, to eliminate the right of the holders of the Class C Notes to redeem those notes for cash upon the completion of the future permanent financing and to limit in certain respects the collateral securing our obligations under the Class C and Class D Notes. The Independent Committee determined that these modifications were necessary because the terms of the Class C and Class D Notes would likely, unless modified, deter investors from investing in us. The Independent Committee found that prospective investors would presumably expect that we would use the proceeds of their investment as working capital rather than apply the proceeds to the satisfaction of existing debt. Accordingly, the Independent Committee negotiated further modifications to the May 7, 2003 exchange transaction, as well as modifications to the May 2003 interim financing transaction, as described below in this section.

The Independent Committee determined that the maturity date of the Class C Notes should be extended to January 1, 2006. In addition, the Independent Committee determined that the security interest granted to the Class C noteholders should be limited to certain collateral that was owned at December 31, 2002 and that the note collateral should not include our after-acquired property, thereby making that property available as security to our future investors. The Independent Committee further determined that the Class D Notes should not be redeemable for cash upon the closing of the future financing transaction. Instead, the Class D Notes should be converted into the securities issued in the future financing on the same terms and conditions offered to the other investors. With these objectives, the Independent Committee commenced negotiations with the holders of the Class C Notes and the Class D Notes.

The Class C noteholders required that, in exchange for the modifications we sought, the terms of their notes be revised to increase the interest rate from 8% to 12.5% per annum, and to require that we commence making payments of interest accrued from December 27, 2002 through May 27, 2003 and principal on a quarterly basis beginning the first quarter of 2004, but only to the extent of 50% of our excess quarterly cash flow.

The Class C noteholders also agreed to modify the security for the notes, the change to become effective when we raised at least $6,000,000 in our permanent financing. The Class C noteholders agreed that their security interest in accounts receivable would be subordinated to a future security interest granted by us in a receivables financing transaction and that their security interest in intellectual property would be limited to that owned as of December 31, 2002.

The Class C noteholders required that we maintain minimum inventory and fixed asset levels, determined quarterly, of not less than $2,000,000. In addition, our combined cash, inventory and fixed assets must be at least $3,271,400. A failure to comply with these covenants is an event of default. The notes have other events of default for matters such as non-payment of interest or principal, breach of representations and warranties, failure to satisfy any agreement or condition under the agreements with the investor which is not cured within 30 days, a "cross-default" for our other institutional indebtedness and our voluntary or judicial dissolution or bankruptcy. We and the Class C noteholders exchanged the Class C Notes for an equal principal amount of Class E Notes with these modified terms.

The covenant relating to minimum inventory, net book assets and cash levels does not apply unless and until we raise at least $6,000,000 in gross proceeds in a future financing. We did not expect an event of default relating to this requirement to occur if we completed our contemplated permanent financing. No events of default occurred. If any event of default occurred and was not cured within the applicable cure period, then, unless the default was waived by a majority in interest of the noteholders, at the option and in the discretion of the holders of at least 66 2/3% of the principal amount of the Class E Notes, the noteholders could have declared the notes and all accrued interest to be immediately due and payable, and could have immediately enforced any and all of the noteholder's rights and remedies provided in the agreements with and the investors and any other rights or remedies afforded by law.

The Class D noteholders agreed to redeem their Class D Notes in exchange for the securities issued in the contemplated permanent financing on the same terms and conditions offered to the other investors and to forego the option of redeeming their notes for cash after the permanent financing occurred.

The noteholders also agreed to extend the date by which we would be required to raise $6,000,000 in our permanent financing (to avoid triggering the December 2002 securityholders' right to rescind the May 7, 2003 exchange transaction) from June 30, 2003 to July 31, 2003 (and subsequently, to November 15, 2003 and again to a day after November 15, 2003 that we and the investors agree as the date for the second closing of the of the equity financing), and to defer our obligation to seek stockholder approval of the conversion of the Class C Stock and Class D Stock into shares of common stock until a future meeting of the stockholders, at which we would also seek approval of the issuance of common stock underlying securities that may be issued by it in the permanent financing. The rescission right was not available unless the meeting was held and the issuance was not approved.

On September 3, 2003, we redeemed all of our outstanding Class E Notes (principal of $2,000,000 plus accrued interest of approximately $132,000), and no Class E Notes remain outstanding. We used a portion of the proceeds of the first closing of the equity financing to pay for the redemption of the Class E Notes.

AUGUST 2003 AND NOVEMBER 2003 EXCHANGES OF PREFERRED SHARES

As a result of the stipulation of settlement that we reached in the Augenbaum litigation, we entered into exchange agreements with the holders of the outstanding shares of our Class C Stock and Class D Convertible Preferred Stock. Upon entering into the exchange agreements, on August 22, 2003 the holders of the Class C Stock exchanged their Class C Stock for 20 Class E Shares, on a share-for-share basis. Similarly, upon execution of the exchange agreements, the holders of the 24 outstanding Class D Stock exchanged their Class D Stock for Class F Shares, on a share-for-share basis. Following these exchanges, we eliminated all Class C Stock and all Class D Stock.

Shares of the Class E Stock are preferred in liquidation to the extent that, before any distribution of assets can be made to the holders of our common stock, there will be distributed pro rata to the holders of the issued and outstanding Class E Shares and Class F Shares the amount of $108,469 as to each outstanding Class E Share and $10,072 per share as to each outstanding Class F Share. The holders of the common stock then share in the remainder of net liquidation of proceeds. The term liquidation means our liquidation, dissolution or winding up, as well as any sale, lease, exchange or other disposition of all or substantially all of our assets. The aggregate liquidation preference of the Class E Shares is $2,169,380 and the aggregate liquidation preference of the Class F Shares is $241,728. The aggregate liquidation preference was determined to be equal to the dollar value that the board of directors allocated to the conversion rights, warrants and other rights that we agreed to pay to the holders of the Class C Stock and the discount that we agreed to pay to the holders of the Class D Stock in the May 7, 2003, transactions.

The holders of the Class E Shares and Class F Shares have the right to vote one vote per share, respectively, for each outstanding Class E Share and each outstanding Class F Share.

The holders of the Class E Shares are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each Class E Share being 1,355,862 times the dividend or distribution to be paid on each share of common stock. The holders of the Class F Shares are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each Class F Share being 125,898 times the dividend or distribution to be paid on each share of common stock.

The exchange agreements also gave both us and the holders of the Class E Shares and the Class F Shares rights to exchange those preferred shares for shares of our common stock, as long as our stockholders approve the issuance of the shares of our common stock underlying the preferred shares and the AMEX approves the listing of these shares of common Stock. Specifically, if the stockholders approve the common stock issuance and the AMEX lists these the shares of common stock, then the holders of the Class E Share have the right to sell to us, and we have the right to purchase from them, each outstanding Class E Share in exchange for 54,235 shares of our common stock per Class E Share. Similarly, the holders of the Class F Shares have the right to sell to us, and we have the right to purchase from them, each outstanding Class F Share in exchange for 5,036 shares of our common stock per Class F Share. The exchange agreements also provided that, should any sale, lease, exchange or other disposition of all or substantially all of our assets occur while the Class E Shares and the Class F Shares are outstanding, each holder of the Class E Shares has the right to sell to us all Class E Shares in exchange for 54,235 shares of common stock per Class E Share. Similarly, each holder of Class F Share has the right to sell to us all Class F Shares in exchange for 5,036 shares of common stock per Class F Share.

The board of directors determined that the terms of the exchange agreements were appropriate in order to provide the former holders of the Class C Stock and the Class D Stock with the economic equivalence of the conversion rights they held in conjunction with the Class C Stock and Class D Stock. Upon exchange of all Class E Shares, the former holders of the Class C Stock will receive 1,084,690 shares of our common stock, or the same number of shares of our common stock we were obligated to issue to them upon conversion of the Class C Stock. Upon exchange of all the Class F Shares, the former holders of the Class D Stock will receive 120,863 shares of common stock, or the same number of shares of our common stock that we were obligated to issue to them upon conversion of the Class D Stock. In the stipulation of settlement for the Augenbaum litigation, the parties agreed on the exchange of shares of our common stock in these specific amounts for the Class E Shares and Class F Shares, as well as the exchange of the Class E Shares for the Class C Stock and the exchange of the Class F Shares for the Class D Stock. A hearing before the Delaware Chancery Court for approval of the stipulation of settlement was held on September 15, 2003. After this hearing, the court entered an order approving the stipulation of settlement as submitted. The stipulation of settlement became final on October 15, 2003 when the appeal period terminated with no appeal having been filed.

At the request of the investors in our equity financing, we and Gibralt U.S., on behalf of itself and the other holders of the Class E Shares and Class F Shares, agreed not to exchange the Class E Shares or Class F Shares for common stock until the second closing of the equity financing. Gibralt U.S. also acknowledged that the common stock to be issued upon the exchange of the Class E Shares and Class F Shares will not be eligible to participate in the offering to stockholders, and that only those shares of common stock held by Gibralt U.S. and the other holders of Class E Shares and Class F Shares as of August 29, 2003 will be eligible to participate in the offering.

Pursuant to the August 2003 exchange agreement, in connection with the equity financing, on November 25, 2003 we exchanged all outstanding shares of Class E Stock for a total of 1,084,690 shares of common stock and we exchanged all outstanding shares of Class F Stock for a total of 120,863 shares of common stock. After these shares were exchanged, we had no shares of preferred stock outstanding.

PARTICIPATION BY RELATED PARTIES IN THE SEPTEMBER 2003 EQUITY FINANCING

INVESTMENT BY THE HOLDERS OF THE CLASS E NOTES AT THE FIRST CLOSING. As part of the negotiation of the equity financing, the investors indicated that, were they to purchase notes that would be convertible into shares of our common stock, the notes would be required to be secured by all of our assets, including the patent rights acquired by us with the proceeds of the first closing and also by those assets that, prior to the first closing, were encumbered by security interests in favor of the then-outstanding Class E Notes. As a result, we offered to Gibralt U.S. and to the other three holders of the Class E Notes the opportunity to purchase $2,000,000 of the Secured Bridge Notes, which was the outstanding principal amount of the Class E Notes, and to use part of the proceeds of the first closing to retire the Class E Notes in full, making the collateral securing the Class E Notes available to all holders of the Secured Bridge Notes. The board of directors unanimously, with the abstention of Samuel Belzberg, approved the terms on which the holders of the Class E Notes would participate in the equity financing at the first closing. Under those terms, the full $2,000,000 new investment made by the holders of the Class E Notes would be allocated to the purchase of Secured Bridge Notes and the holders of the Class E Notes would, in exchange, terminate the security interest encumbering our assets and make those assets available as collateral for all holders of the Class E Notes. The former holders of the Class E Notes received as security for the repayment of the Secured Bridge Notes held by them, a pro rata interest in the same collateral securing all of the other Secured Bridge Notes. As is the case with all Secured Bridge Notes, the Secured Bridge Notes held by Gibralt U.S. and the other former holders of the Class E Notes converted into common stock on November 25, 2003 at a purchase price of $2.00 per share.

CONVERSION OF CLASS D NOTES AT FINAL CLOSING. The terms and conditions under which we issued our outstanding Class D Notes to Gibralt U.S., Peter Norris and James A. Wylie, Jr. in May 2003 included a requirement that the Class D Notes be converted into equity on the same terms and conditions on which all other investors participate in an equity financing. Therefore, on November 25, 2003, the $1,200,000 principal amount plus accrued interest on the Class D Notes converted into our common stock at a price of $2.50 per share, and we issued 499,294 shares of common stock to the former holders of the Class D Notes.

AGENCY CAPACITY OF GIBRALT U.S. After the first closing of the equity financing, Gibralt U.S. ceased to act as the "Designated Note Purchaser" on behalf of the Class E Notes (because these notes were redeemed and are no longer outstanding), and at the second closing, ceased to act as the "Designated Lender" on behalf of the holders of the Class D Notes because they are converted at the second closing. In addition, Gibralt U.S. agreed to act as the "Designated Note Investor" under the security agreement that provided the security interest to the Secured Bridge Note holders and as the "Designated Pledgeholder" under the pledge agreement under which Gibralt U.S. held all outstanding shares of Diomed PDT, Inc., an indirect wholly-owned subsidiary of us, as security for holders of the Secured Bridge Notes and the Class E Notes.

On August 21, 2003, Gibralt U.S. also agreed, on behalf of the holders of the Class E Shares and the Class F Shares, that their right to registration of those shares of our common stock for which they are exchangeable would be governed by the registration rights agreement entered into connection with the equity financing rather than the agreements that had been entered into at the time of the acquisition of the Class C Stock and the Class D Stock. On August 21, 2003, Gibralt U.S., acting on behalf of all holders of the Class D Notes, also agreed that although it had the right to declare the Class D Notes immediately due and payable , it would extend this deadline to the business day following the second closing of the equity financing.

ACCELERATED CONVERSION OF CLASS A CONVERTIBLE PREFERRED STOCK ON MARCH 31, 2003

In March 2003, the board of directors determined to accelerate the conversion into common stock of all our outstanding shares of Class A Stock, including those shares owned by related parties, pursuant to the authority reserved in the board under the terms of Class A Stock. Pursuant to the terms of the Class A Stock, on December 31, 2002 the Class A Stock had begun to automatically convert into common stock at the rate of 5% of the aggregate number of shares originally issued at that date and at the end of each month thereafter, with those shares that were not converted at the end of February 2004 automatically converting into common stock on February 29, 2004. The original terms of the Class A Stock also provided that after February 28, 2003, the board of directors could in its discretion accelerate the rate of conversion or increase the amount of shares of Class A Stock being converted, so long as the change applied equally to all shares of Class A Stock.

The purpose for the conversion feature of the Class A Stock, when the terms of the Class A Stock were designated in February 2002, was to permit a staggered increase in the number of shares of common stock available for trading in order to minimize the market disruption that otherwise may occur if a large block of shares were to become tradable at once. In March 2003, the board determined that the effect of the incremental conversion of Class A Stock into common stock would impair our ability to procure additional equity investment. The board further determined that due to the apparent negative impact on our ability to obtain equity financing, the board's goal is to have only one class of capital stock outstanding prior to completing our permanent financings. Pursuant to our discretion under the terms of the Class A Stock, the board determined to cause all of the outstanding shares of Class A Stock to convert into common stock as of March 31, 2003. This acceleration affected all holders of Class A Stock equally, whether related parties or non-affiliated parties.

As a result of the board's determination to accelerate the conversion of the Class A Stock, on March 31, 2003 we converted all 525,715 outstanding shares of Class A Stock (including 234,554 shares held by related parties) into an equal number of shares of common stock, resulting in a total of 1,188,470 shares of common stock outstanding and no Class A Stock outstanding. Those related parties who owned Class A Stock as of March 31, 2003 immediately prior to the conversion into common stock and the numbers of shares they held are as follows:

         NAME                             SHARES OF CLASS A STOCK OWNED
         ----                             -----------------------------

Samuel Belzberg (Director until
February 23,2004)
(shares registered to Gibralt
Capital Corporation)                                 34,000

Peter Norris (Director until
September 9, 2003)
(shares registered to spouse)                           558

Ajmal Khan (holder of greater than 5%
of our capital stock ) (79,466 shares
registered to Verus Investments
Holdings, Inc. and 68,000 shares
registered to Verus International
Group Limited)                                      147,466

Winton Capital Corp. (holder of
greater than 5% of our
capital stock)                                       52,530


      The benefit derived by those related parties of us who owned Class A Stock on March 31, 2003 was the conversion of our Class A Stock into common stock. This was the same as the benefit derived by all other former holders of Class A Stock as a result of this transaction.

            TRANSACTIONS INVOLVING AFFILIATES OF NATEXCO CORPORATION,
                          OUR PREDECESSOR CORPORATION

Because of their management positions, organizational efforts and/or percentage share ownership of Natexco Corp., our predecessor corporation, Gerald A. Mulhall and Anthony Mulhall may be deemed to be our "parents" and "promoters," as the Securities Act and the rules thereunder define those terms. Mr. John H. and Ms. Terese M. Tetstill may be "parents" and "promoters" of Security Software, Inc. because of their present management positions with, and organizational efforts on behalf of, Security Software. Because of these relationships, transactions with Security Software, Messrs. Gerald A. Mulhall and Anthony Mulhall, Aboyne Management Ltd., of which Gerald A. Mulhall is the president and controlling stockholder, and Mr. and Ms. Tetstill should not be considered to have occurred at arms-length.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership information as of October 31, 2004 for our capital stock owned by:

            - our chief executive officer and other executive officers whose salary and bonuses for 2003 exceeded $100,000, including Christopher Geberth, who we hired to replace Ms. Bruneau after her resignation in April 2004 and whose annualized salary exceeds $100,000 (we refer to these persons as the Named Executive Officers);

            - each director;

            - our directors and executive officers as a group; and

            - each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock and other classes of voting stock.

To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

                                                         AMOUNT AND NATURE OF
NAME                                                     BENEFICIAL OWNERSHIP       PERCENT OF CLASS(1)
-----                                                    --------------------       ------------------
Sidney Braginsky                                                5,000(2)                    0%
Gary Brooks                                                     7,667(3)                    0%
A. Kim Campbell                                                11,667(4)                   .1%
Joseph Harris                                                   5,000(5)                    0%
Geoffrey Jenkins                                               25,000(6)                   .1%
Peter Klein                                                     7,667(7)                    0%
Edwin Snape                                                     5,000(8)                    0%
David Swank                                                    20,333(9)                   .1%
James A. Wylie, Jr.                                           191,961(10)                1.09%
Lisa M. Bruneau                                                     0                       0%
Christopher Geberth                                             5,000(11)                   0%
Leo Griffin                                                    10,167(12)                  .1%
Kevin Stearn                                                   15,365(13)                  .1%
John J. Welch                                                  10,767(14)                  .1%
All officers and directors as a group (14 persons)            320,593                    1.73%

Beneficial Owners of More than 5% of the Company's common stock

Samuel Belzberg                                             2,150,560(15)                 12.2%

Zesiger Capital Group                                         924,442(16)                  5.3%

Galleon Healthcare Partners, L.P. and affiliates            1,725,000(17)                 9.25%

(1) Calculated pursuant to Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended. Percentages shown for all officers and directors as a group are calculated on an aggregate basis and percentages shown for individuals are rounded to the nearest one-tenth of one percent. The mailing address for each of the directors and officers is c/o Diomed, Inc., One Dundee Park, Andover, MA 01810.

(2) Includes 5,000 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(3) Includes 7,667 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(4) Includes 11,667 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(5) Includes 5,000 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(6) Includes 25,000 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(7) Includes 7,667 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(8) Includes 5,000 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(9) Includes 20,333 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(10) Includes 25,961 shares held plus 166,000 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(11) Includes 5,000 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(12) Includes 10,167 shares of common stock issuable upon the exercise of stock options vested at the time of Mr. Griffin's resignation on November 2, 2004. Pursuant to the terms and conditions of these stock options, any such options not exercised within 90 days of his resignations will terminate.

(13) Includes 15,365 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(14) Includes 10,767 shares of common stock issuable upon the exercise of stock options vested through 12/31/04.

(15) Includes 2,145,893 shares of common stock held by Gibralt US, Inc. and 4,667 shares issuable upon the exercise of fully vested stock options held by Mr. Belzberg. Mr. Belzberg is an affiliate of Gibralt Capital Corp. and Gibralt U.S. Inc., and therefore is deemed to beneficially own the securities it holds. Mr. Belzberg's address is c/o Gibralt Capital Corp., 1075 W Georgia Street, Suite 1075, Vancouver, BC V6E 3C9 Canada.

(16) Includes 924,442 shares of common stock as to which we believe Zesiger has sole dispositive power, as investment adviser for Zesiger clients, none of whom individually owns more than 5% of the common stock. Zesiger's address is 320 Park Avenue, 30th Floor, New York, NY 10022.

(17) Includes 1,150,000 shares of common stock held plus 575,000 shares of common stock issuable upon exercise of warrants. Galleon's address is 135 E 57th Street, 16th Floor, New York, NY 10022.

                              SELLING STOCKHOLDERS

The shares being offered by the selling stockholders relate to the following transactions:

UNDERLYING BASIS FOR ISSUANCE                        NUMBER OF SHARES
-----------------------------                        ----------------
Common stock issued 10/25/04                             2,362,420

Conversion of debentures issued 10/25/04                 4,403,683

Exercise of warrants issued 10/25/04
to purchasers of common stock and debentures             3,013,671

Total shares represented by securities
we issued 10/25/04:                                      9,779,774
                                                        ----------

Additional allowance of 25%                              2,444,943
                                                        ----------

TOTAL REGISTERED                                        12,224,717
----------------                                        ==========

               DETERMINATION OF NUMBER OF SHARES TO BE REGISTERED

The shares we are registering pursuant to the registration statement of which this prospectus is a part consist of the following:

      o 2,362,420 shares of common stock that we sold under a purchase agreement, dated September 28, 2004, between us and nine investors;

      o 4,403,683 shares of common stock that we may issue in the future upon conversion of variable rate convertible debentures outstanding in the aggregate principal amount of $7,000,000 that we sold under a purchase agreement, dated September 28, 2004, between us and three investors; and

      o 3,013,671 shares of common stock that we may issue upon the exercise of common stock purchase warrants that we issued to the investors who purchased the common stock and debentures that we sold under the September 28, 2004 purchase agreements.

The shares being registered consist of the common stock issued in the 2004 equity and debt financing and include (i) the shares of common stock and the common stock underlying the debentures and warrants issued on October 25, 2004 we sold on October 25, 2004, and (ii) securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event and any additional shares we may be required to issue pursuant to the antidilution provisions of the debentures or the warrants. To allow for the possibility of issuing additional shares pursuant to these provisions, we agreed with the investors in the 2004 equity financing that we would seek the registration of 125% of these shares, and accordingly we have added an additional 25% to the number of shares being registered hereunder.

We calculated the number of shares issuable upon conversion of the debentures based on the terms of the debentures and certain assumptions that we made. The principal amount and accrued interest on the debentures is convertible into common stock by the holders or, in certain circumstances, by us.

We calculated the number of shares issuable upon conversion of the entire principal amount of debentures as follows:

PRINCIPAL AMOUNT OF DEBENTURES

The conversion price for interest is stated at $2.29 per share in the debentures. However, the debentures provide for an antidilution reduction to the conversion price if we sell securities at a price lower than the conversion price. This adjustment is subject to a minimum conversion price of $2.20 per share, unless the we obtain stockholder approval of a lower conversion price.

Accordingly, if the antidilution provision is triggered and the conversion price is reduced to $2.20, the number of shares issuable upon conversion will be as follows:

PRINCIPAL AMOUNT                    =  $7,000,000     =     3,181,819 shares
-------------------------              ----------
Adjusted Conversion Price              $2.20

We have therefore allocated 3,181,819 shares for conversion of principal of the debentures for purposes of this registration.

The debentures may require the issuance in the future of common stock in excess of the amount currently applied for in certain circumstances. First, antidilution provisions may cause the conversion price of the Debentures to be reduced below the conversion price used to calculate the number of shares currently applied for in respect of conversion of principal.

INTEREST ACCRUED ON DEBENTURES

The number of shares issuable upon conversion of accrued interest on the debentures is subject to change because the rate of interest on the debentures is variable. Interest on the debentures accrues at a rate of 400 basis points over six-month LIBOR. At the time of the 2004 equity financing, six-month LIBOR was 2.17%, and if this rate were constant for the entire four-year term of the debentures, accrued interest would be approximately $1,728,000. For purposes of this registration, we have assumed that the applicable rate of interest for the entire four-year term of the debentures will be 8.17%, to allow for upward movement of the variable rate. Based on this assumption, accrued interest will be approximately $2,288,000.

In addition, the interest conversion price is variable, and equals the lesser of
(i) the average of the five closing prices immediately prior to the interest payment date, (ii) the average of the four closing prices immediately prior to the interest payment date, (iii) the average of the three closing prices immediately prior to the interest payment date, (iv) the average of the two closing prices immediately prior to the interest payment date, and (v) the closing price immediately prior to the interest payment date, provided, that the interest conversion price may not be less than $1.91 (the AMEX closing price of the common stock on September 27, 2004, the trading day prior to our agreement to sell the debentures) without prior stockholder approval, and PROVIDED, FURTHER, that if we obtain stockholder approval, the interest conversion price will be reduced by 10%. For purposes of this registration, we have assumed that the interest conversion rate will be $1.91, and then we have added an allowance of 2% to allow for the possibility that the market price of our stock will decline in the future below this amount and/or that, after we obtain stockholder approval, we will reduce the otherwise-applicable interest conversion rate by 10%.

We calculated the number of shares of common stock issuable upon conversion of this assumed amount of accrued interest at the assumed interest conversion price of $1.91 as follows:

ACCRUED INTEREST  =        $2,288,000 = 1,197,906 shares x 102% =  1,221,864
----------------           ----------                              shares
interest conversion price  $1.91

We have therefore allocated 1,221,864 shares of common stock for conversion of interest on the debentures for purposes of this registration.

If, in calculating the actual number of shares that we will issue upon conversion of accrued interest, the factors used to calculate the amount of accrued interest and/or the interest conversion price differ from the facts as we have assumed them as set forth above, we may (if we elect to pay interest in shares instead of cash) be required to issue shares in excess of the amount included in the registration statement of which this prospectus is a part for the purposes of conversion of accrued interest.

TOTAL OF SHARES REGISTERED  IN RESPECT OF DEBENTURES

The total number of shares we are registering in respect of the debentures is 4,403,683 (as detailed above, 3,181,819 in respect of principal plus, plus 1,221,864 in respect of interest), multiplied by 125%. If this number is insufficient for the conversion of interest and principal on the debentures, we will seek to register additional shares for issuance upon conversion, or to account for antidilution adjustments under the debentures.

                 INFORMATION REGARDING THE SELLING STOCKHOLDERS

Details regarding the ownership of shares of our common stock held by the selling stockholders are as follows:

HOLDERS OF DEBENTURES AND WARRANTS

          Name of Investor                                                   # Shares      % Beneficially              # Shares
    (Individual(s) with Investment                                          Beneficially        Owned       # Shares  Beneficially
   and/or Voting Control over Shares                                        Owned Before        Before        Being    Owned After
     where Investor is an Entity)              Address                        Offering(1)     Offering(2)    Offered   Offering(3)
------------------------------------------------------------------------------------------------------------------------------------
Omicron Master Trust              810 Seventh Ave., 39th Floor                6,124,785        22.3          6,124,785          0
                                  New York, NY  10019
                                  ATTN:  Brian Daly
------------------------------------------------------------------------------------------------------------------------------------
Iroquois Capital LP               400 Central Avenue, Suite 309                 556,798         2.0            556,798          0
                                  Northfield, IL  60093
------------------------------------------------------------------------------------------------------------------------------------
Cranshire Capital, L.P.           666 Dundee Road, Suite 1901                 1,113,596         4.1          1,113,596          0
                                  Northbrook, IL  60062
------------------------------------------------------------------------------------------------------------------------------------
Total of shares held by those
selling stockholders holding
debentures and warrants:                                                      7,795,179        28.4          7,795,179          0
------------------------------------------------------------------------------------------------------------------------------------

HOLDERS OF COMMON STOCK AND WARRANTS

          Name of Investor                                                   # Shares      % Beneficially              # Shares
    (Individual(s) with Investment                                          Beneficially        Owned       # Shares  Beneficially
   and/or Voting Control over Shares                                        Owned Before        Before        Being    Owned After
     where Investor is an Entity)              Address                       Offering(1)      Offering(2)    Offered   Offering(3)
------------------------------------------------------------------------------------------------------------------------------------
Galleon Healthcare Partners, L.P. 135 east 57th Street, 16th Floor              281,250         1.0            281,250           0
                                  New York, NY  10022
                                  ATTN:  George Lau
------------------------------------------------------------------------------------------------------------------------------------
Galleon Healthcare Offshore LTD   c/o The Bank of Bermuda LTD                 1,875,000         6.8          1,875,000          0
                                  6 Front Street
                                  Hamilton, HM 11 Bermuda
------------------------------------------------------------------------------------------------------------------------------------
ProMed Partners, L.P.             230 Park Avenue, 9th Floor                    606,956         2.2            435,340    171,616
                                  New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------
ProMed Partners II, L.P.          230 Park Avenue, 9th Floor                    104,899          .4            104,899          0
                                  New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------
ProMed Partners Offshore Fund, Ltd.  230 Park Avenue, 9th Floor                  72,508          .3             72,508          0
                                     New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------
Bear Stearns Securities Corp.     Steve Emerson                                 306,375         1.1            306,375          0
Custodian f/b/o                   1522 Ensley Avenue
J. Steven Emerson IRA RO II Los Angeles, CA 90024
------------------------------------------------------------------------------------------------------------------------------------
Sedna Partners L.P.               200 Park Avenue, 39th Floor                   609,375         2.2            609,375          0
                                  New York, NY  10019
------------------------------------------------------------------------------------------------------------------------------------
Woodmont Investments Ltd.         c/o Albert Scerbo                             328,125         1.2            328,125          0
                                  152 W 57th Street
                                  New York, NY  10019
------------------------------------------------------------------------------------------------------------------------------------
Bristol Investment Fund Ltd.      10990 Wilshire Blvd., Suite 1410              416,666         1.5            416,666          0
                                  Los Angeles, CA  90024
------------------------------------------------------------------------------------------------------------------------------------
Total of shares held by those
selling stockholders holding
common stock and warrants:                                                    4,601,154        16.8          4,429,538    171,616
------------------------------------------------------------------------------------------------------------------------------------
TOTAL FOR ALL SELLING STOCKHOLDERS:                                          12,396,333        45.2         12,224,717    171,616
------------------------------------------------------------------------------------------------------------------------------------

(1) Includes those shares being registered hereunder on behalf of each selling stockholder, calculated to include a 25% allowance over the number of shares we calculated for the securities we sold to the selling stockholders on October 25, 2004, as described above.

(2) Based on 27,443,655 shares of common stock outstanding, which includes 15,218,938 shares outstanding and available to trade publicly as of October 25, 2004 plus all 12,224,717 shares being registered on behalf of the selling stockholders hereunder.

(3) Assumes no other disposition or acquisition of common stock and all shares of common stock offered hereby are sold.

                              PLAN OF DISTRIBUTION

Each selling stockholder of the common stock of the company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the AMEX or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

      o block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o settlement of short sales entered into after the date of this prospectus;

      o sale of a specified number of shares at a stipulated price per share based on a agreement between the selling stockholder and the broker-dealer;

      o     a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o     any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder should not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                 TRANSFER AGENT

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

                                  LEGAL MATTERS

The validity of the common stock being offered hereby is being passed upon for us by McGuireWoods LLP.

                                     EXPERTS

We appointed BDO Seidman, LLP as our independent registered public accounting firm for the years ended December 31, 2002 and 2003. The 2002 and 2003 financial statements included in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock to be offered hereby. As used herein, the term "registration statement" means the initial registration statement and any and all amendments thereto. This prospectus, which is a part of the registration statement, contains all material information about the contents of any agreement or other document filed as an exhibit to the registration statement. For further information with respect to us and our common stock reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the contents of any contract or any other document contain all material information regarding that contract or other document but are not necessarily the full text of that contract or document, and reference is made to such contract or other document filed with the SEC as an exhibit to the registration statement.

A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference section of the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Northeast Regional Office, 233 Broadway, New York, New York 10279; and Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 606041. Copies of the registration statement and the exhibits and schedules thereto can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees, or at its web site at http://www.sec.gov.

Our common stock is registered under Section 12 of the Securities Exchange Act of 1934 as amended, and we are therefore subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended. In accordance therewith, we file periodic reports with the Securities and Exchange Commission. Our periodic reports are available for inspection and copying at the public reference facility.

                              FINANCIAL STATEMENTS

                     DIOMED HOLDINGS, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

DESCRIPTION                                                                                                            Page
                                                                                                                       ----
Report of Independent Registered Public Accounting Firm                                                                F-2

Consolidated Balance Sheets as of December 31, 2002 and 2003                                                           F-3

Consolidated Statements of Operations for the Years Ended December 31, 2002 and 2003                                   F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002 and 2003                                   F-6

Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
   2002 and 2003                                                                                                       F-8

Notes to Consolidated Financial Statements                                                                             F-10

Condensed Consolidated Balance Sheets - September 30, 2004 (unaudited) and December 31, 2003                           F-32

Unaudited Condensed Consolidated Statements of Operations - Three and Nine Months Ended September 30, 2004 and 2003    F-33

Unaudited Condensed Consolidated Statements of Cash Flows - Nine Months Ended September 30, 2004 and 2003              F-34

Notes to Unaudited Condensed Consolidated Financial Statements                                                         F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Diomed Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Diomed Holdings, Inc. as of December 31, 2003 and December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the two year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diomed Holdings, Inc. and subsidiaries at December 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for the two year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                                          /s/   BDO SEIDMAN, LLP

        Boston, Massachusetts
        February 5, 2004

                              DIOMED HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                    December 31, 2002      December 31, 2003
                                                    -----------------      -----------------
                ASSETS
Current Assets:
      Cash and cash equivalents                       $  1,848,646             $ 13,398,075
      Restricted cash                                       75,000                       --
      Accounts receivable, net of
         allowance for doubtful accounts
         of $308,000 and $209,000 in
         2002 and 2003, respectively (Notes 2k, 9)         676,444                1,437,238
      Inventories (Note 2f)                              2,012,141                1,892,241
      Prepaid expenses and other current
         assets                                            214,253                  449,625
                                                      ------------             ------------
            Total current assets                         4,826,484               17,177,179
                                                      ------------             ------------
Property and Equipment:
      Office equipment and furniture and
         fixtures                                        1,229,307                1,429,409
      Manufacturing equipment                              731,787                  893,335
      Leasehold improvements                               652,141                  731,408
                                                      ------------             ------------
                                                         2,613,235                3,054,152
      Less--Accumulated depreciation and

         amortization                                    1,548,085                2,306,424
                                                      ------------             ------------
                                                         1,065,150                  747,728
                                                      ------------             ------------

Intangible Manufacturing Asset, net of accumulated
   amortization of $417,000 and $613,000 in
   2002 and 2003, respectively (Note 2h)                   564,270                  367,991

Intangible EVLT Technology Asset, net of accumulated            --                4,604,262
   amortization of $98,000 2003 (Note 2h, 6f and 15)
                                                      ------------             ------------
   Total intangible assets, net                            564,270                4,972,253
                                                      ------------             ------------

Other Assets:
      Deposits                                             597,426                  183,756
      Deferred financing costs, net of accumulated          80,000                       --
        amortization of zero and $80,000 in
        2002 and 2003, respectively (Note 6c)
                                                      ------------             ------------
      Total other assets                                   677,426                  183,756
                                                      ------------             ------------
                                                      $  7,133,330             $ 23,080,916
                                                      ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
      Bank loan (Note 5)                              $    216,306             $    261,676
      Promissory notes payable(Notes 6a and 6b)            445,208                  936,000
      Current maturities of capital lease
         obligations (Note 6g)                              33,993                   13,848

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (CONTINUED)

                                                   December 31, 2002      December 31, 2003
                                                   -----------------      -----------------
      Accounts payable                                   1,608,622                1,497,541
      Accrued expenses (Note 4)                          1,444,100                1,838,632
      Deferred revenue                                          --                   56,802
      Current maturities of EVLT technology payable
         ($1,000,000 face value, net of $35,609 debt
           discount at December 31, 2003)                       --                  964,391
          (Notes 6f and 15)
                                                      ------------             ------------
            Total current liabilities                    3,748,229                5,568,890

Promissory Note Payable (Note 6a)                          936,000                       --

Related Party Convertible Debt, less
   current maturities ($2,000,000 face value, net of
   $2,000,000 debt discount at 12/31/02) (Note 6c)              --                       --

Capital Lease Obligations, less current
   maturities (Note 6g)                                     10,018                       --

EVLT Technology Payable, less current maturities of
         ($1,250,000 face value, net of $173,832 debt
          discount at December 31, 2003)                        --                1,076,168
         (Notes 6f and 15)
                                                      ------------             ------------

      Total liabilities                                  4,694,247                6,645,058
                                                      ------------             ------------
      Commitments and contingencies (Note 11)

Stockholders' Equity (Note 8):
  Preferred stock, $0.001 par value
    Authorized--20,000,000 shares
    Designated Class A convertible preferred stock,
      $0.001 par value Authorized--18,000,000 shares
      Issued and outstanding-14,688,662 and zero shares     14,689                      --
         At December 31, 2002 and 2003, respectively
  Common stock, $0.001 par value
    Authorized--80,000,000 and 500,000,000 shares at
      December 31, 2002 and 2003, respectively
    Issued and outstanding--600,927 and 13,129,119
      shares at December 31, 2002 and 2003,                    601                   13,129
      respectively
  Additional paid-in capital                            41,719,196               75,582,369
  Accumulated other comprehensive income                   158,312                  175,278
  Accumulated deficit                                  (39,453,715)             (59,334,918)
                                                      ------------             ------------
  Total stockholders' equity                             2,439,083               16,435,858
                                                      ------------             ------------
                                                      $  7,133,330             $ 23,080,916
                                                      ============             ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                        Years Ended December 31,
                                                 -----------------------------------
                                                      2002                  2003
                                                 -------------          ------------
Revenues                                         $  5,556,439          $  9,198,592
Cost of Revenues                                    5,214,524             5,873,288
                                                 ------------          ------------
Gross profit                                          341,915             3,325,304
                                                 ------------          ------------
Operating Expenses:
   Research and
   development                                        928,167               849,772
   Selling and
   marketing                                        3,263,517             4,055,625
   General and
   administrative                                   3,824,652             4,399,550
                                                 ------------          ------------
Total operating
expenses                                            8,016,336             9,304,947
                                                 ------------          ------------
Loss from operations                               (7,674,421)           (5,979,643)

Interest Expense,
   non-cash                                           225,260            12,893,718
Interest Expense,
   cash based                                         101,657             1,007,842
                                                 ------------          ------------
Total interest expense                                326,917            13,901,560
                                                 ------------          ------------

Net loss                                         $ (8,001,338)         $(19,881,203)
                                                 ============          ============
Net loss per
  share (Note 3):
  basic and
  diluted net
  loss per share
  applicable to
  common
  stockholders                                   $     (14.70)         $      (8.99)
                                                 ============          ============
  Basic and diluted
  weighted average common
  shares outstanding                                  544,131             2,212,666
                                                 ============          ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Years Ended December 31,
                                                               -----------------------------------
                                                                   2002                   2003
                                                               ------------           ------------
Cash Flows from Operating
   Activities:
      Net loss                                                 $ (8,001,338)          $(19,881,203)
      Adjustments to reconcile net loss
      to net cash used in
      operating activities:
         Depreciation and
         amortization                                               627,366                674,592
         Noncash interest expense                                   225,260             12,893,718
         Issuance of stock
            options to third parties                                 82,329                 22,400
         Changes in operating assets and liabilities:
          Accounts receivable                                       192,786               (760,794)
          Inventories                                               390,041                119,900
          Prepaid expenses
            and other current assets                                (12,824)              (235,372)
          Deposits                                                       --                452,094
          Accounts payable                                         (658,606)              (111,080)
          Accrued expenses                                          560,331                394,532
          Customer advance                                         (293,463)                    --
                                                               ------------           ------------
Net cash used in operating
activities                                                       (6,888,118)            (6,431,213)
Cash Flows from Investing
   Activities:
      Purchases of property
         and equipment                                             (406,924)              (229,718)
      Restricted cash                                               (75,000)                    --
      Acquisition EVLT technology                                        --             (2,349,087)
                                                               ------------           ------------
Net cash used in investing
activities                                                         (481,924)            (2,578,805)
Cash Flows from Financing
   Activities:
      Proceeds from issuance of
         common stock, net                                        8,293,713             14,328,364
      Proceeds from issue
         of preferred stock, net                                         --                     --
      Proceeds from related
         party convertible debt                                   2,000,000                     --
      Proceeds from redeemable debt                                                      1,200,000
      Proceeds from convertible debt                                                     6,995,000
      Net proceeds (payments) from
         bank borrowings                                           (658,142)                45,369
      Payments on
         convertible debt                                          (700,000)                    --
      Payments on
         related party debt                                              --             (2,000,000)
      Payments on capital
         lease obligations                                          (42,190)               (30,163)
      Payments on
         promissory notes                                          (153,911)              (445,208)
      Increase in deferred
         financing costs                                            (80,000)                    --

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)

                                                               Years Ended December 31,
                                                          ----------------------------------
                                                               2002                  2003
                                                          ------------          ------------
Net cash provided by
financing activities                                         8,659,470            20,093,362
                                                          ------------          ------------
Effect of Exchange Rate Changes                                236,651               466,085
                                                          ------------          ------------
Net Increase in Cash and
   Cash Equivalents                                          1,526,080            11,549,429

Cash and Cash Equivalents,
   beginning of year                                           322,566             1,848,646
                                                          ------------          ------------
Cash and Cash Equivalents,
   end of year                                            $  1,848,646          $ 13,398,075
                                                          ============          ============

Supplemental Disclosure of
   Cash Flow Information:
      Cash paid for interest                              $    118,917          $    228,134
                                                          ============          ============

Supplemental Disclosure of Noncash Investing and
   Financing Activities:
Conversion of convertible debt
   into common stock                                      $  1,247,691          $         --
                                                          ============          ============
Value ascribed to warrants issued
   in connection with issuance of
   convertible debt to stockholders equity                $      8,200          $         --
                                                          ============          ============
Value ascribed to call option and
   beneficial conversion feature
   related to preferred stock                             $         --          $         --
                                                          ============          ============
Value ascribed to debt discount and
   warrants feature related to
   convertible debt                                       $  2,000,000          $         --
                                                          ============          ============
Reclassification offering costs to
   additional paid-in capital                             $    387,133          $         --
                                                          ============          ============
Conversion of accounts payable
   to notes payable                                       $    599,118          $         --
                                                          ============          ============
Value ascribed to debt discount
   related to redeemable debt                             $         --          $  1,200,000
                                                          ============          ============
Value ascribed to debt discount
   related to related party debt                          $         --          $    721,333
                                                          ============          ============
Value ascribed to debt discount
   related to convertible debt                            $         --          $  6,995,000
                                                          ============          ============
Value ascribed to stock options
   issued in connection with
   EVLT technology acquisition                            $         --          $    312,078
                                                          ============          ============
Debt associated with EVLT
   technology acquisition                                 $         --          $  2,245,647
                                                          ============          ============
Value ascribed to common stock
   issued to a consultant                                 $         --          $     50,000
                                                          ============          ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003

                                                         SERIES A                         CLASS A
                                                       CONVERTIBLE                      CONVERTIBLE
                                                     PREFERRED STOCK                  PREFERRED STOCK
                                                     ---------------                  ---------------

                                                 NUMBER         $0.001 PAR       NUMBER OF      $0.001 PAR
                                                OF SHARES          VALUE          SHARES           VALUE
                                               ------------    ------------    ------------    ------------
Balance, December 31, 2001                        2,725,000    $     27,250              --              --
     Conversion of debt into
       common stock                                      --              --              --              --
     Conversion of Series A
       convertible preferred stock
       into Class A convertible
       preferred Stock                           (2,725,000)        (27,250)      1,362,500           1,363
     Conversion of common stock
       into Class A convertible
       preferred stock                                   --              --       2,328.923           2,329
     Common stock assumed in
        the Merger                                       --              --              --              --
     Issuance of common stock,
       net of issuance costs
       of $2,093,420                                     --              --              --              --
     Value ascribed to warrants
       issued in connection with
       issuance of debt to
       stockholders                                      --              --              --              --
     Recapitalization of conversion
       of Series A convertible
       preferred stock into Class A
       convertible preferred stock                       --              --       4,087,500           4,088
     Recapitalization of conversion
       of common stock into Class A
       convertible preferred stock                       --              --       6,986,767           6,987
     Compensation expense related to
       issuance of stock options to
       consultants                                       --              --              --              --
     Beneficial conversion related
       to warrants issued in connection
       with issuance of debt to stockholders             --              --              --              --
     Conversion of debt into Class A stock               --              --         696,060             696
     Debt discount ascribed to warrants
       and convertible notes                             --              --
     Conversion of Class A stock into
       common stock                                      --              --        (773,087)           (773)
     Issuance of additional shares of
       common stock                                      --              --
     Change in cumulative translation
       adjustment                                        --              --              --              --
      Net loss

Comprehensive loss                                       --              --              --              --
                                               ------------    ------------    ------------    ------------

Balance, December 31, 2002                               --              --      14,688,662          14,689


                                                 COMMON STOCK
                                                 ------------

                                                                                                                          TOTAL
                                                                        ADDITIONAL                                     STOCKHOLDERS'
                                            NUMBER OF     $0.001 PAR      PAID-IN      TRANSLATION     ACCUMULATED       EQUITY
                                             SHARES         VALUE         CAPITAL       ADJUSTMENT       DEFICIT        (DEFICIT)
                                          ------------   ------------   ------------   ------------    ------------    ------------
Balance, December 31, 2001                     367,199   $        367   $ 30,333,369   $        130    $(31,452,377)   $ (1,091,261)
     Conversion of debt into
       common stock                              5,432              5        339,331             --              --         339,336
     Conversion of Series A
       convertible preferred stock
       into Class A convertible
       preferred Stock                              --             --         25,887             --              --              --
     Conversion of common stock
       into Class A convertible
       preferred stock                        (372,628)          (373)        (1,956)            --              --              --
     Common stock assumed in
        the Merger                             368,000            368           (368)            --              --              --
     Issuance of common stock,
       net of issuance costs
       of $2,093,420                           200,000            200      7,906,380             --              --       7,906,580
     Value ascribed to warrants
       issued in connection with
       issuance of debt to
       stockholders                                 --             --          8,200             --              --           8,200
     Recapitalization of conversion
       of Series A convertible
       preferred stock into Class A
       convertible preferred stock                  --             --         (4,088)            --              --              --
     Recapitalization of conversion
       of common stock into Class A
       convertible preferred stock                  --             --         (6,987)            --              --              --
     Compensation expense related to
       issuance of stock options to
       consultants                                  --             --         82,329             --              --          82,329
     Beneficial conversion related
       to warrants issued in connection
       with issuance of debt to stockhold           --             --        128,700             --              --         128,700
     Conversion of debt into Class A stoc           --             --        907,659             --              --         908,355
     Debt discount ascribed to warrants
       and convertible notes                        --             --      2,000,000             --                       2,000,000
     Conversion of Class A stock into
       common stock                             30,924             31            742             --              --              --
     Issuance of additional shares of
       common stock                              2,000              2             (2)            --              --              --
     Change in cumulative translation
       adjustment                                   --             --             --        158,182              --         158,182
      Net loss

Comprehensive loss                                  --             --             --             --      (8,001,338)     (8,001,338)
                                          ------------   ------------   ------------   ------------    ------------    ------------

Balance, December 31, 2002                     600,927            601   $ 41,719,196   $    158,312    $(39,453,715)   $  2,439,083

The accompanying notes are an integral part of these consolidated financial statements

                                                       CLASS A CONVERTIBLE
                                                         PREFERRED STOCK
                                                       -------------------

                                                        NUMBER        $0.001 PAR                        $0.001 PAR      PREFERRED
                                                       OF SHARES         VALUE      NUMBER OF SHARES      AMOUNT          STOCK
                                                     ------------    ------------   ----------------   ------------    ------------
Balance, December 31, 2002                             14,688,662    $     14,689          600,927     $        601              --

     Conversion of Class A Preferred Stock into
       common stock                                   (14,688,662)        (14,689)         587,547              588              --
     Elimination of unamortized debt discount
       ascribed to warrants and convertible
       notes in December 2002 Interim Financing                --              --               --               --              --
     Debt discount related to issuance of Class
       E Preferred Stock in May 2003 Exchange
       Transaction                                             --              --               --               --       2,000,000
     Debt discount and beneficial conversion
       feature related to issuance of Class F
       Preferred Stock and Class D Notes in May
       2003 Interim Financing                                  --              --               --               --         240,000
     Beneficial conversion feature related to
       secured bridge notes issued at September
       2003 closing of Equity Financing                        --              --               --               --              --
     Debt financing cost related to warrants
       issued to placement agent at September
       2003 closing of Equity Financing                        --              --               --               --              --
     Issuance of common stock, net of issuance
       costs                                                   --              --        6,200,000            6,200              --
     Conversion of Class E Notes, including
       interest, into common stock                             --              --        3,562,788            3,563              --
     Conversion of Class D Notes, including
       interest, into common stock                             --              --          499,294              499              --
     Exchange of Class E and Class F Preferred
       Stock for common stock                                  --              --        1,205,552            1,205      (2,240,000)
     Compensation expense related to issuance of
       stock options to consultants and a
       service provider                                        --              --               --               --              --
     Value ascribed to stock options issued in
       connection with EVLT patent acquisition                 --              --               --               --              --
     Issuance of common stock to a consultant              20,000              20           49,980           50,000
     Issuance of common stock to Equity
       Financing investors as interest on
       escrowed funds                                          --              --           13,903               14              --
     Exercise of warrants by placement agent
       and its  affiliates                                     --              --          439,108              439              --
     Reversal  of  issuance  costs  in  connection
       with February 2002 Private Placement                    --              --               --               --              --

Change in cumulative translation adjustment                    --              --               --               --              --
Net loss                                                       --              --               --               --              --

Balance, December 31, 2003                                     --              --       13,129,119     $     13,129              --


                                                                                                              TOTAL
                                                        ADDITIONAL                                         STOCKHOLDERS'
                                                        PAID-IN         TRANSLATION      ACCUMULATED         EQUITY
                                                        CAPITAL          ADJUSTMENT         DEFICIT          (DEFICIT)
                                                      ------------      ------------     ------------      ------------
Balance, December 31, 2002                            $ 41,719,196      $    158,312     $(39,453,715)     $  2,439,083

     Conversion of Class A Preferred Stock into
       common stock                                         14,101                --                                 --
     Elimination of unamortized debt discount
       ascribed to warrants and convertible
       notes in December 2002 Interim Financing         (1,278,667)               --                         (1,278,667)
     Debt discount related to issuance of Class
       E Preferred Stock in May 2003 Exchange
       Transaction                                              --                --                          2,000,000
     Debt discount and beneficial conversion
       feature related to issuance of Class F
       Preferred Stock and Class D Notes in May
       2003 Interim Financing                              960,000                --                          1,200,000
     Beneficial conversion feature related to
       secured bridge notes issued at September
       2003 closing of Equity Financing                  6,995,000                --                          6,995,000
     Debt financing cost related to warrants
       issued to placement agent at September
       2003 closing of Equity Financing                  1,798,579                --                          1,798,579
     Issuance of common stock, net of issuance
       costs                                            14,381,705                --                         14,387,905
     Conversion of Class E Notes, including
       interest, into common stock                       7,122,010                --                          7,125,573
     Conversion of Class D Notes, including
       interest, into common stock                       1,247,734                --                          1,248,233
     Exchange of Class E and Class F Preferred
       Stock for common stock                            2,238,794                --                                 --
     Compensation expense related to issuance of
       stock options to consultants and a
       service provider                                     22,311                --                             22,311
     Value ascribed to stock options issued in
       connection with EVLT patent acquisition             312,078                --                            312,078
     Issuance of common stock to a consultant
     Issuance of common stock to Equity
       Financing investors as interest on
       escrowed funds                                          (14)               --                                 --
     Exercise of warrants by placement agent
       and its  affiliates                                    (439)               --                                 --
     Reversal  of  issuance  costs  in  connection
       with February 2002 Private Placement                 59,540                --                             59,540

Change in cumulative translation adjustment                     --            16,966                             16,966
Net loss                                                        --               --       (19,881,203)      (19,881,203)

Balance, December 31, 2003                            $ 75,582,369      $    175,278     $(59,334,918)     $ 16,435,858

The accompanying notes are an integral part of these consolidated financial statements

                              DIOMED HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

(1)   OPERATIONS

The Company specializes in developing and commercializing laser and related disposable product technologies used in minimally and micro-invasive medical procedures. Minimally and micro-invasive medical procedures typically result in reduced pain and scarring, shorter recovery periods and increased effectiveness compared to traditional surgical procedures. Most of the pain associated with traditional surgical procedures results from the slicing of the layers of skin and muscle tissue, which can be significantly diminished or eliminated with minimally and micro-invasive procedures.

In developing and marketing its clinical solutions, the Company uses proprietary technology and aims to secure strong commercial advantages over its competitors by gaining governmental approvals in advance of others and through exclusive commercial arrangements. To participate in the minimally and micro-invasive medical procedure industry, the Company seeks to develop medical applications for its laser technology, to incorporate disposable products into these applications and to market its products to physicians who perform medical procedures using its products and the techniques that it develops or acquires. To optimize its revenues, the Company focuses on clinical procedures which generate revenues from both its laser equipment and its disposable products, such as kits and optical fibers.

The Company's high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Using its proprietary technology, including its exclusive rights to U.S. Patent No. 6,398,777 for the endovenous laser treatment of varicose veins, the Company currently focuses on endovenous laser treatment (its EVLT(R) product line) for use in varicose vein treatments, photodynamic therapy (its PDT product line) for use in cancer treatments, and other clinical applications.

Previously, the operations of the Company were that of Diomed, Inc., which was incorporated in December 1997 under the laws of the State of Delaware. On February 14, 2002, Diomed, Inc. became a wholly owned subsidiary of Diomed Holdings, Inc. through a reverse merger. (See Note 12)

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.

(A)   PRINCIPLES OF CONSOLIDATION

These financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

(B)   USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates and assumptions principally relate to reserves, including inventory, doubtful accounts and product warranty, and to services performed by third parties but not yet invoiced. Actual results could differ from those estimates.

(C)   CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists of short-term, highly liquid investments with original maturity dates of 90 days or less.

(D)   FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the foreign subsidiary are translated at the rate of exchange in effect at year-end. Results of operations are translated using the weighted average exchange rate in effect during the year. Translation adjustments, resulting from changes in the rate of exchange between the subsidiary's functional currency and the U.S. dollar, are included in other comprehensive income (loss) with the cumulative effect included as a separate component of stockholders' equity in the accompanying consolidated balance sheets. Transaction gains and losses, resulting from the revaluations of assets and liabilities denominated in other than the functional currency of the Company or its subsidiaries, are included in operating expenses for all periods presented.

(E)   REVENUE RECOGNITION

Revenue from product sales is recognized at the time of shipment, when title passes, to the customer as long as there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection of the related receivable is reasonably assured. The Company provides for estimated product returns and warranty costs at the time of product shipment. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which establishes guidance in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has determined that its existing revenue recognition practices comply with the requirements of SAB No. 101 for all periods presented. In December 2003, the Securities and Exchange Commission ("SEC") published SAB No. 104, Revenue Recognition. SAB No. 104 was effective upon issuance and supersedes SAB No. 101, Revenue Recognition in Financial Statements, and rescinds the accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements that was superseded by EITF Issue No. 00-21. Accordingly, SAB No. 104 rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins. While the wording of SAB No. 104 has changed to reflect the guidance of EITF 00-21, the revenue recognition principles of SAB No. 101 have remained largely unchanged. The adoption of SAB No. 104 did not have a material effect on the Company's financial position, results of operations, or cash flows.

(F)   INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-progress and finished goods consist of materials, labor and manufacturing overhead. Inventories consist of the following:

                                     December 31,

                               2002                2003
                           ----------           ----------
Raw materials             $   982,622           $  856,886
Work-in-progress              446,820              456,934
Finished goods                582,699              578,421
                           ----------           ----------
                           $2,012,141           $1,892,241
                           ==========           ==========

(G)   PROPERTY AND EQUIPMENT

The Company records property and equipment at cost. The Company provides for depreciation and amortization using both straight-line and accelerated methods by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

Description                                          Useful Life
-----------                                          -----------

Office equipment and furniture and fixtures          2-5 years
Manufacturing equipment                              2-5 years
Leasehold improvements                               Lesser of estimated useful
                                                     life or life of lease

Depreciation expense for the years ended December 31, 2002 and 2003 was $431,366 and $380,357, respectively.

(H)   INTANGIBLE ASSETS

Intangible assets are recorded at cost and consist of manufacturing rights acquired in 2001 and the EVLT(R) patent rights acquired in September 2003 (Note
15). The manufacturing rights are being amortized over a five-year estimated useful life. Included in general and administrative expenses is amortization expense relating to these manufacturing rights of approximately $196,000 for each of the years ended December 31, 2002 and 2003, respectively. The EVLT(R) patent rights are being amortized over the remaining 16-year life of the patents, and amortization expense relating to the EVLT(R) patent rights of $98,000 is included in the cost of goods sold for the year ended December 31, 2003.

(I)   LONG LIVED ASSETS

The Company evaluates long-lived assets, such as intangible assets, equipment and leasehold improvements , for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets. The Company records an impairment charge whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets are written down to fair value. The Company did not incur any impairments in the years ended December 31, 2002 and 2003.

(J)   FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's cash, cash equivalents, accounts receivable, accounts payable, capital lease obligations and various debt instruments approximate fair value due to the short-term nature of these instruments. The carrying amounts of debt issued pursuant to agreements with banks approximate fair value as the interest rates on these instruments fluctuate with market interest rates.

(K)   CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

Financial instruments that subject the Company to credit risk primarily consist of cash, cash equivalents and trade accounts receivable. The Company places its cash and cash equivalents in established financial institutions. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company's accounts receivable credit risk is not concentrated within any one geographic area. The Company has not experienced any significant losses related to receivables from any individual customers or groups of customers in any specific industry or by geographic area. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be inherent in the Company's accounts receivable.

Accounts receivable are customer obligations due under normal trade terms. The Company sells its products to private physicians, hospitals, health clinics, distributors and OEM customers. The Company generally requires signed sales agreements, non-refundable advance payments, although collateral is generally not required, and purchase orders depending upon the type of customer, and letters of credit may be required in certain circumstances. Some customers seek equipment financing from third party leasing agents, which the Company is not party to and bears no credit risk. Accounts receivable is stated at the amount billed to the customer less a valuation allowance for doubtful accounts. Senior management reviews accounts receivable on a monthly basis to determine if any receivables could potentially be uncollectible. The Company includes specific accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on available information, the Company believes its allowance for doubtful accounts as of December 31, 2003 is adequate. The allowance for doubtful accounts as of December 31, 2002 and 2003 was $308,145, and $209,167, respectively.

One customer accounted for greater than 10% of total revenues in 2002, and no customers accounted for greater than 10% of total revenues in 2003.

In 2002 and 2003, no customers accounted for 10% or more of gross accounts receivable.

(L)   ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees utilizing the intrinsic value method. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market price of the Company's stock at the date of the fixed grant over the amount an employee must pay to acquire the stock. SFAS No. 123, Accounting for Stock-Based Compensation as amended by SFAS No. 148, establishes a fair value based method of accounting for stock-based compensation plans. The Company has adopted the disclosure only alternative under SFAS No. 123, with respect to its employee stock compensation plan, which requires disclosure of the pro forma effects on net loss and loss per share as if SFAS No. 123 had been adopted as well as certain other information (see Note 8e).

The pro forma effect of applying FAS123 in 2002 and 2003 is as follows:

                                                                      December 31,
                                                             ------------------------------
                                                                2002               2003
                                                             ------------      ------------
Net loss as reported                                         $ (8,001,338)     $(19,881,203)
Deduct: total stock-based employee compensation:
   expense determined under the fair value based method,
   net of tax                                                $   (541,367)     $   (381,816)
                                                             ------------      ------------

Pro forma net loss                                           $ (8,542,705)     $(20,263,019)
                                                             ============      ============

Loss  per share:

Basic and diluted - as reported                              $     (14.70)     $      (8.99)

Basic and diluted - pro forma                                $     (15.70)     $      (9.16)

(M)   RESEARCH AND DEVELOPMENT EXPENSES

The Company charges research and development expenses to operations as incurred.

(N)   COMPREHENSIVE INCOME (LOSS)

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income (loss). Comprehensive income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. For all periods presented, comprehensive loss consists of the Company's net loss and changes in cumulative translation adjustment account. The Company has disclosed comprehensive income (loss) for all periods presented in the accompanying consolidated statements of stockholders' equity.

(O)   INCOME TAXES

The Company follows the provisions of SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are provided on temporary differences that arise in the recording of transactions for financial and tax reporting purposes and result in deferred tax assets and liabilities. Deferred tax assets are reduced by an appropriate valuation allowance if in management's judgment it is more likely than not that the deferred tax asset will not be realized. Tax credits are accounted for as reductions of the current provision for income taxes in the year in which the related expenditures are incurred.

(P)   OTHER RECENT ACCOUNTING PRONOUNCEMENTS

In November 2002, the Emerging Issues Task Force ("EITF") reached consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue arrangements with multiple deliverables include arrangements which provide for the delivery or performance of multiple products, services and/or rights to use assets where performance may occur at different points in time or over different periods of time. EITF Issue No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of the guidance under this consensus did not have an impact on the Company's financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149 which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an underlying (as initially defined in SFAS No. 133) to conform it to language used in FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and amends certain other existing pronouncements. SFAS No. 149 is effective for all contracts entered into or modified after June 30, 2003, subject to certain exceptions. The adoption of this statement did not have an impact on the Company's financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), while many of such instruments were previously classified as equity or "mezzanine" equity. The statement also requires that income statement treatment be consistent with the balance sheet classification. That is, if the instrument is classified as a liability, payments to the holders are interest expense, not dividends, and changes in value are recorded in earnings. The statement relates to three specific categories of instruments: mandatorily redeemable shares, freestanding written put options and forward contracts that obligate an entity to purchase its own shares, and freestanding contracts that obligate an entity to pay with its own shares in amounts that are either unrelated, or inversely related, to the price of the shares. SFAS No. 150 is effective immediately for financial instruments entered into or modified after May 31, 2003 and otherwise is effective in the first interim period beginning after June 15, 2003. The adoption of this statement did not have an impact on the Company's financial position, results of operations, or cash flows.

In December 2003, the FASB issued a revision to FIN No. 46, Consolidation of Variable Interest Entities. The revised FIN No. 46, which replaces the original FIN No. 46 issued in January 2003, clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. While this interpretation exempts certain entities from its requirements, it also expands the definition of a variable interest entity ("VIE") to a broader group of entities than those previously considered special-purpose entities ("SPE's") and specifies the criteria under which it is appropriate for an investor to consolidate VIE's. Application of the revised FIN No. 46 is required in financial statements of public entities that have interest in structures that are commonly referred to as SPE's for periods ending after December 15, 2003. For all other types of VIE's, application of the revised FIN No. 46 by public entities is required for periods ending after March 15, 2004. The application of this interpretation with respect to structures commonly referred to as SPE's did not have a material impact on the Company's financial position, results of operations, or cash flows. The Company currently does not expect the application of this interpretation with respect to other types of VIE's to have a material impact on its financial position, results of operations, or cash flows.

(3)   NET LOSS PER SHARE

Net loss per share is computed based on the guidance of SFAS No. 128, Earnings per Share. SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. As a result of the losses incurred by the Company for the years ended December 31, 2002 and 2003, all potential common shares were antidilutive and were excluded from the diluted net loss per share calculations.

The following table summarizes securities outstanding, adjusted for the 1 for 25 reverse split effective June 17, 2004, as of each year-end which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                                                December 31,
                                       --------------------------------
                                          2002                 2003
                                       --------------------------------
Common stock options                      64,131              222,343
Convertible preferred stock            2,747,547 (A)              --
Convertible debt                         384,616 (B)              --
Common stock warrants                    338,211 (B)        1,196,838 (C)

(A) On February 14, 2002, the Company completed a reverse merger and issued Diomed Inc. shareholders Diomed Holdings, Inc. Class A Convertible Preferred Stock (the "Class A Stock") that was convertible into Diomed Holdings, Inc. Common Stock by February 14, 2004. On December 31, 2002, monthly installments of the Class A Stock began converting into Common Stock at the rate of 30,924 shares per month. The remaining 185,542 shares of Class A Stock were to have converted into Common Stock in February 2004. On March 31, 2003, the Company accelerated the conversion of those shares of Class A Stock that had not yet been converted into Common Stock. As of the close of business on March 31, 2003, no shares of Class A Stock were outstanding:

(B) On December 27, 2002 (the "Closing Date"), the Company completed a $2,000,000 bridge financing with Gibralt U.S., Inc (the "Lender"), whose Principal Samuel Belzberg was a member of the Company's Board of Directors through February 2004. The financing was in the form of Notes, including $1,000,000 in Class A secured Notes and $1,000,000 in Class B unsecured Notes (collectively known as the "Notes"), which were due on January 1, 2004. The Notes accrued interest, at an annual rate of 8%, over the life of the Notes and was payable upon maturity. The Notes, including principal and accrued interest, were convertible into Common Stock, at the election of the Lender, at 80% of the price per share of the Common Stock in defined transactions. Based on the $6.50 closing price per share of the Common Stock on December 31, 2002, the Notes were convertible into 384,616 shares of Common Stock. On September 3, 2003, the Notes in the aggregate principal of $2,000,000 and accrued interest were fully retired.

In connection with the bridge financing, the Company issued the Lender 100% Warrant coverage or 333,334 Warrants, based upon the $6.00 closing price of the Company's Common Stock on December 26, 2002. The warrants were exercisable for a period of five years, beginning six months from the Closing Date, at an exercise price of $6.50. If the Company, over the life of the Warrants, issued Common Stock or Common Stock equivalents at a price per share less than the $6.50 exercise price of the Warrants, the number of Warrants and the exercise price of the Warrants were adjustable to the lower price per share (see Note 6c).

On May 7, 2003, the Company issued to the December 2002 noteholders 20 shares of its Class C Stock, convertible into 1,084,690 shares of common stock in exchange for eliminating the convertibility feature of the $2,000,000 principal amount of notes and the warrants to purchase 333,334 shares of common stock, as well as certain other rights.

The Class C Stock was exchanged for Class E Stock on August 22, 2003. (See Note
13)

On November 25, 2003, in connection with the final closing of the equity financing discussed in Note 14, the Company exchanged all outstanding Class E Stock for a total of 1,084,690 shares of common stock, as provided by the August 2003 exchange agreement.

(C) On September 3, 2003, in connection with the equity financing discussed in
Note 14, the Company issued securities to pay the fees of the placement agent that it engaged in April 2003 to assist in obtaining the financing that was needed. In lieu of paying this fee in cash, the Company issued to the placement agent $495,000 in secured bridge notes plus warrants to purchase up to 1,635,163 shares of common stock. Of these warrants, 701,663 warrants have an exercise price of $0.025 per share, 247,500 warrants have an exercise price of $2.00 per share and 686,000 warrants have an exercise price of $2.50 per share. These warrants are exercisable for five years.

On December 3, 2003 and December 8, 2003, a total of 440,403 of the September 3, 2003 warrants with an exercise price of $0.025 per share were exercised, for which the Company issued a total of 439,108 shares of common stock. Because the warrant holders used the cashless exercise feature of the warrants, the exercise price was not paid in cash and the Company issued fewer common shares than the total number of warrants exercised.

(4)   ACCRUED EXPENSES

Accrued expenses consist of the following:

                                        December 31,
                              -------------------------------
                                  2002                 2003
                              ----------           ----------
Payroll and related costs     $  290,260           $  461,863
Warranty and related costs       538,954              462,154
Deferred rent                     97,333               26,974
Professional fees                365,172              776,864
Other                            152,381              110,777
                              ----------           ----------
                              $1,444,100           $1,838,632
                              ==========           ==========

(5)   LINE-OF-CREDIT ARRANGEMENT

Diomed, Ltd., the Company's subsidiary in the United Kingdom, has a line of credit with Barclays Bank, which is limited to the lesser of (BPS)350,000 ($624,000 at December 31, 2003) or 80% of eligible accounts receivable. This line bears interest at 3% above Barclays Bank's base rate (3.75% at December 31, 2003) and borrowings are due upon collection of receivables from customers. As a security interest, Barclays has a lien on all of the assets of Diomed, Ltd., excluding inventory and certain intellectual property.

As of December 31, 2003, there were borrowings of (BPS)146,663 ($261,676) outstanding under this line and zero was available for future borrowing.

(6)   DEBT

(A)   PROMISSORY NOTE ISSUED TO CUSTOMER

In October 2000, a customer, Axcan Pharma, Inc., advanced the Company $936,000 to secure certain key materials. In September 2001, the Company issued a Promissory Note to this customer in the amount of the advance. The Promissory Note bears interest, at an annual rate of 8.5%, which is payable quarterly in arrears. The Promissory Note matures on January 1, 2004 and does not provide for conversion rights into equity. As of December 31, 2002 and 2003, the balance outstanding on this Promissory Note was $936,000. As of December 31, 2003, accrued interest was $20,053. On January 2, 2004, the Company fully repaid the note and accrued interest in accordance with the terms of the note.

(B)   PROMISSORY NOTES ISSUED TO SERVICE PROVIDERS

In December 2002, the Company converted accounts payable for legal services, in the amount of $416,102, into a Promissory Note. Payment terms included a $100,000 payment due upon completing the $2,000,000 bridge financing on December 27, 2002 and the balance due upon completion of a longer-term capital financing in fiscal 2003, being the earlier of May 15, 2003 and the completion of a subsequent debt or equity financing other than a bridge financing. The Promissory Notes bore interest, at an annual rate of 6%, which accrued over the life of the Promissory Note and was payable upon maturity. The Promissory Note did not provide for conversion rights into equity. As of December 31, 2002, the balance outstanding to this Promissory Note was $316,102. On November 26, 2003, subsequent to completion of the equity financing, the Company repaid the outstanding balance of the Promissory Note plus accrued interest in the amount of $7,442.

In December 2002, the Company converted accounts payable due a professional service provider for external marketing initiatives, in the amount of $183,016, into a Promissory Note. Payment terms included a $50,000 payment due upon completing the $2,000,000 bridge financing on December 27, 2002, a 20% surcharge on monthly services until the Promissory Note was paid in full, and the balance due upon completion of a longer-term financing in fiscal 2003. The Promissory Note did not bear interest and did not provide for conversion rights into equity. As of December 31, 2002, the balance outstanding to this Promissory Note was $129,106. On December 1, 2003, subsequent to completion of the equity financing, the Company repaid the outstanding balance in the amount of $112,639.

(C)   BRIDGE FINANCING WITH RELATED PARTY

On December 27, 2002, the Company completed a $2,000,000 bridge note financing with Gibralt U.S., Inc (the "December 2002 noteholder" and, together with the three persons to whom Gibralt U.S. subsequently transferred $500,000 of the notes, the "December 2002 noteholders"). Samuel Belzberg, a principal of Gibralt U.S., was a member of the Company's Board of Directors during 2003. The financing included $1,000,000 in Class A secured notes and $1,000,000 in Class B unsecured notes due January 1, 2004. The notes accrued interest at an annual rate of 8%, payable upon maturity.

The notes were convertible into common stock at the election of the December 2002 noteholders upon the occurrence of: (i) a financing transaction, (ii) a liquidity event, (iii) a merger or reorganization, or (iv) at any time during the life of the notes at the election of the holders of at least 66 2/3% of the outstanding principal amount of the notes. The notes, including principal and accrued interest, were convertible into common stock at 80% of the common stock price at the time of conversion.

As security for the notes, the Company formed a new wholly owned subsidiary ("PDT Co."), transferred its assets for photodynamic therapy to PDT Co., including intellectual property, manufacturing rights and trademarks for lasers and disposable Optiguide(R) fibers, and pledged 100% of the shares of PDT Co. to the December 2002 noteholders. As additional security, the Company granted a security interest in the following unencumbered assets of Diomed Inc. to the December 2002 noteholders: equipment, inventory, accounts receivable, intellectual property and cash deposit accounts. The December 2002 noteholders' lien on the inventory was subordinate to Axcan Pharma's lien on inventory. (See
Note 6a).

As additional consideration for the financing, the Company issued to the December 2002 noteholders warrants to purchase 333,334 shares of common stock. The warrants were exercisable for a period of five years beginning June 27, 2003 at an exercise price of $6.50, which represented 110% of the market price of the stock on December 26, 2002. If, prior to the exercise of the warrants, the Company issued common stock or common stock equivalents at a price per share less than the exercise price of the warrants, the number of warrants and the exercise price of the warrants were to be adjusted to the lower price per share. In the event of a merger or reorganization, the warrants were convertible into the kind and number of shares of common stock, other securities or property into which the warrants would have been converted into if the warrants had been converted into common stock based on the provisions of the merger or reorganization.

The notes and warrants were transferable in part or in whole by the December 2002 noteholders to one or more third parties in accordance with all of the same terms granted the noteholder by the Company. The December 2002 noteholders could designate a member to the Company's Board of Directors while the notes were outstanding. The Company was required to obtain the advance approval by the December 2002 noteholders for future financing transactions during the life of the notes.

On March 18, 2003, the initial December 2002 noteholder sold and transferred to three investors in a private transaction (i) $500,000 aggregate principal amount of notes ($250,000 of which were Class A notes and $250,000 of which were Class B notes) and (ii) warrants to purchase 83,334 shares of common stock. Accordingly, after the taking effect of this transfer, the initial noteholder owned $1,500,000 aggregate principal amount of notes ($750,000 of which were Class A notes and $750,000 of which were Class B notes) and warrants to purchase 250,000 shares of common stock.

The Company recognized the $2,000,000 fair value of the warrants and the beneficial conversion feature related to the immediate convertibility of the notes to equity as a discount to the notes, with a corresponding increase in additional paid in capital. The value ascribed to the warrants was approximately $1,200,000, as calculated using the Black-Scholes option pricing model, and the value ascribed to the beneficial conversion feature of the notes was $800,000. The discount was to be amortized over the term of the notes to non-cash interest expense, such that the full amount of the discount was to be amortized by the earlier of the maturity date of the notes or the conversion of the notes to equity. The net impact on stockholders' equity was to be zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit. Accordingly, the notes were originally recorded at net value of zero (after the $2,000,000 discount). In the year ended December 31, 2003, $721,000 was recognized in non-cash interest expense pertaining to this amortization of the discount prior to the May 2003 exchange transaction discussed below.

In connection with the bridge financing, the Company incurred $80,000 in related legal fees. As of December 31, 2002, these costs were capitalized as deferred financing costs and were to be amortized to general interest expense over the life of the notes, such that the full amount of costs were amortized by the earlier of the maturity date of the notes or by the month the notes were converted into equity. In May 2003, the Company expensed the balance of the deferred financing costs upon completion of the May 2003 exchange transaction. In the year ended December 31, 2003, the Company recognized $80,000 in general interest expense pertaining to this amortization of the deferred financing costs, and, accordingly, the balance of the deferred financing costs was zero as of December 31, 2003.

During the first quarter of 2003, it became clear that the successful operations of the Company would require additional working capital. In April 2003, the Company began discussions with Gibralt U.S. with a view to its providing interim financing in addition to the interim financing that it had provided in December 2002. The Company also began to consider a subsequent financing expected to begin later in the quarter that would address its longer term capital needs. In late April, the Company elected to obtain up to $1,200,000 of interim financing from Gibralt U.S. and two of its directors. At the same time, the Company proposed a restructuring of the securities issued in December 2002 to improve its access to the financial markets and enhance the likelihood of a subsequent financing. Therefore, the Company offered to repurchase from the December 2002 noteholders certain of their rights that, in light of current market conditions, might have made it more difficult to successfully complete a subsequent financing in the current market.

Using the Black Scholes valuation methodology, the Company calculated the monetary value of the rights of the December 2002 noteholders to convert their notes into shares of common stock and the monetary value of the common stock purchase warrants. The Company further engaged Marshall & Stevens, Incorporated, a professional valuation firm, to provide an opinion as to the valuations that it had calculated. The price per share that the Company employed to calculate the number of shares equal to the monetary value of the rights that the December 2002 noteholders would be surrendering was the presumed price per share of its common stock after giving effect to the issuance of those shares.

At the time the Class A secured notes and Class B unsecured notes were issued, the Company could not issue more than $1,000,000 in secured debt without obtaining prior approval by its preferred stockholders under the terms of its Class A Stock. On March 31, 2003, the Company converted all of its Class A Stock into common stock to eliminate its convertibility feature and its apparent negative impact on the Company's ability to obtain additional financing. On May 7, 2003, the December 2002 noteholders exchanged their $1,000,000 principal amount of secured Class A notes and $1,000,000 principal amount of unsecured Class B notes for $2,000,000 principal amount of secured Class C notes due January 1, 2004. On May 7, 2003, the Company issued to the December 2002 noteholders 20 shares of its Class C Preferred Stock, which was convertible into 1,084,690 shares of common stock, in exchange for eliminating the convertibility feature of the $2,000,000 principal amount of notes and the warrants to purchase 333,334 shares of common stock, as well as certain other rights. The Class C Preferred Stock was exchanged for Class E Preferred Stock on August 22, 2003. (See Note 13)

On May 28, 2003, the Company and the December 2002 noteholders amended certain of the terms of the May 7, 2003 capital restructuring to: (i) extend the due date of the Class C notes from January 1, 2004 until January 1, 2006, (ii) increase the rate of interest payable on the Class C notes from 8.0% to 12.5%,
(iii) provide for mandatory prepayments of principal of the Class C notes in amounts up to 50% of positive quarterly cash flow, (iv) limit the security interest in inventory that secures the Class C notes at $3,271,000, (v) waive the noteholders' right of approval of future financing transactions and (vi) extend the deadline by which the financing was to be completed without triggering the noteholders' right of rescission, from June 30, 2003 to July 31, 2003 (under the terms of the restructuring if the contemplated financing were not completed by July 31, 2003 the December 2002 noteholders had the right to rescind the May 7, 2003 exchange transaction). On July 31, 2003, the deadline by which the financing was to be completed without triggering the noteholders' right of rescission was extended until November 15, 2003. On August 22, 2003, the Class C notes were exchanged for Class E notes reflecting these modified terms, in principal amounts equal to the principal amounts of the Class C notes exchanged. The Class E notes were repaid in full with a portion of the proceeds from the first closing of the equity financing.

The exchange of debt and preferred stock for the elimination of warrants and modification of the December 2002 notes in May 2003 was treated as an extinguishment of the $2,000,000 debt. As a result, the fair market value of the warrants and other consideration, which was limited to the remaining unamortized discount on the December 2002 notes, was recorded as a reduction in additional paid in capital in the amount of $1,167,000 and the remaining unamortized discount was reduced to zero.

The Company recognized the $2,000,000 fair value of the preferred stock issued with the Class E notes, which was recorded as a discount to the notes, with the offset as an increase in preferred stock. The discount was to be amortized over the term of the notes to non-cash interest expense, such that the full amount of the discount was to be amortized by the earlier of the maturity date of the notes or early retirement of the notes. The net impact on stockholders' equity was to be zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit. Accordingly, the notes were originally recorded at net value of zero (after the $2,000,000 discount). On September 3, 2003 the notes were fully retired in advance of their January 1, 2006 maturity date in order to expand the security interest base available to the holders of the September Secured Bridge Notes while the Company obtained stockholder approval to complete the Equity Financing. (See Notes 6e and 14) In the year ended December 31, 2003, $2,000,000 was recognized in non-cash interest expense pertaining to this amortization of the discount.

(D)   BRIDGE LOANS FROM RELATED PARTIES - MAY 7, 2003

On May 7, 2003, Gibralt U.S. and two of the Company's directors, James A. Wylie, Jr. and Peter Norris (the "May 2003 noteholders"), committed to provide financing of up to $1,200,000 in the form of Class D secured notes due May 6, 2004. The Company issued the May 2003 noteholders an aggregate of 24 shares of Class D Preferred Stock, which was convertible into 120,863 shares of common stock. The Class D Preferred Stock was exchanged for Class F Preferred Stock on August 22, 2003. (See Note 13) The Class D notes accrued interest at an annual rate of 8%, payable upon maturity. As of July 7, 2003, the entire $1,200,000 in interim financing had been funded. The May 2003 noteholders had the same security interest and registration rights granted to the December 2002 noteholders, as described in Note 6e. The notes were not transferable without the prior consent of the Company.

The May 2003 noteholders had the right to participate in the Company's financing contemplated for the second half of 2003 on the same terms and conditions as the new investors by redeeming their notes. In determining the price at which the Company sold its notes, an independent committee of the board of directors considered the added risk that the May 2003 noteholders would be accepting in light of the uncertainty of the completion of the contemplated financing. The December 2002 notes provided that the corresponding noteholders had the right to participate in the next financing of the Company at a discount of 20% to the price to be paid by investors. Using this discount factor as a benchmark for assessing the risk that the May 2003 noteholders would be assuming, among other factors, the independent committee authorized the issuance of preferred shares convertible into 120,863 shares of common stock, allocated according to the noteholder's respective loan commitments.

On May 28, 2003, the Company and the May 2003 noteholders amended certain of the terms of the May 7, 2003 interim financing to: (i) add a requirement that 100% of the Class D notes be redeemed into common stock in the contemplated financing at the same price per share and on the same terms as the new investors if the Company raises $6,000,000 or more in gross proceeds and (ii) extend the deadline for completion of the contemplated financing without triggering the right of the May 2003 noteholders to declare the Class D notes due and payable to July 31, 2003. On July 31, 2003, this date was further extended to November 15, 2003. On August 21, 2003, this deadline was extended to the business day following any date after November 15, 2003, which the Company and the Investors in the Equity Financing agree to as the second closing date. At the second closing of the Equity Financing on November 25, 2003, the $1,200,000 in Class D notes and accrued interest in the amount of $48,233 were converted into 499,294 shares of common stock at $2.50 per share. (See Note 14)

The Company recognized an amount of $240,000 for the fair value of the preferred stock issued, which was recorded as a discount to the Class D notes, with a corresponding increase in preferred stock. The discount was to be amortized over the term of the notes to non-cash interest expense, such that the full amount of the discount was amortized by the earlier of the maturity date of the Class D notes or by the month the Class D notes were converted into equity. The net impact on stockholders' equity/(deficit) was zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit. In the year ended December 31, 2003, the Company recognized $240,000 in non-cash interest expense pertaining to this amortization of the discount.

The Company recognized a beneficial conversion feature in the amount of $960,000, which was recorded as a discount to the notes, upon favorable stockholder approval of the equity financing at the annual meeting held on November 25, 2003, with a corresponding increase in additional paid in capital. This discount was fully amortized to non-cash interest expense in the period in which the Class D notes converted to equity. The net impact on stockholders' equity was zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit.

In connection with the interim financing, the Company incurred $51,000 in related legal fees. These costs were capitalized as deferred financing costs and were amortized to general interest expense over the life of the Class D notes, such that the full amount of costs were amortized by the earlier of the maturity date of the Class D notes or by the period the Class D notes were converted into equity. In the year ended December 31, 2003, the Company recognized $51,000 in general interest expense pertaining to this amortization of the deferred financing costs, and, accordingly, the balance of the deferred financing costs were zero as of December 31, 2003.

(E)   SECURED BRIDGE NOTES - SEPTEMBER 3, 2003

On September 2, 2003, the Company entered into agreements that provide for the Equity Financing with 119 Investors who agreed to purchase from the Company 10,177,500 shares of Common Stock for an aggregate purchase price of $23,200,000. Twenty two million dollars of the aggregate purchase price was payable in cash, and $1,200,000 was paid by conversion of the Company's Class D notes at the second closing. (See Note 14)

At the first closing of the Equity Financing, the Company issued $6,995,000 in principal amount of Secured Bridge Notes due September 3, 2004 (the "Secured Bridge Notes"), which accrued interest at an annual rate of 8% and were convertible into 3,497,500 shares of common stock at $2.00 per share upon favorable stockholder approval of the Equity Financing at the annual meeting held on November 25, 2003. The notes were secured by a security interest in collateral that included the Company's rights to U.S. Patent No. 6,398,777 and related foreign patents for endovenous laser treatment of varicose veins (the "EVLT Patent"). These patents relate to the technology that the Company acquired on September 3, 2003 underlying the Company's EVLT(R) product line (See Note 15) and the security interest previously granted to the December 2002 noteholders (See Notes 6c and 6d). The Class E Notes were fully paid at the first closing of the Equity Financing in advance of the January 1, 2006 maturity date to increase the collateral available for the September Secured Bridge Notes.

Under the terms of the Equity Financing, at the second closing on November 25, 2003, the aggregate principal amount of the Secured Bridge Notes converted into 3,497,500 shares of Common Stock at a purchase price of $2.00 per share. Also, on November 25, 2003, the Company issued an additional 65,287 shares of Common Stock to pay accrued interest in the amount of $130,573 on the Secured Bridge Notes. Of the Secured Bridge Notes, $6,500,000 in aggregate principal amount was issued at the first closing in exchange for a purchase price equal to $6,500,000 paid in cash. Gibralt U.S. and the other three holders of the Company's Class E notes purchased $2,000,000 of Secured Bridge Notes at $2.00 per share, the same price as paid by the other Investors who purchased Secured Bridge Notes. Each of the other Investors who subscribed to purchase securities in the Equity Financing purchased on a pro rata basis $4,500,000 in aggregate principal amount of the Secured Bridge Notes. The Company also issued $495,000 in principal amount of the Secured Bridge Notes to the placement agent in partial payment of its fee.

The Company recognized a beneficial conversion feature in the amount of $6,995,000, upon favorable stockholder approval of the Equity Financing at the annual meeting held on November 25, 2003, with a corresponding increase in additional paid in capital. This discount was fully amortized to non-cash interest expense in the period the Secured Bridge Notes converted to equity. The net impact on stockholders' equity was zero when the net loss, including the amortization of the discount, was fully reflected in the accumulated deficit.

In connection with the first closing, the Company incurred $651,923 in placement agent and legal fees, including the fee due to be paid in cash to the placement agent in the amount of $495,000 that the placement agent invested in the Secured Bridge Notes. These costs were capitalized as deferred financing costs and were being amortized to general interest expense over the life of the notes, such that the full amount of costs was amortized by the earlier of the maturity date of the notes or by the month the notes were converted into equity. In the year ended December 31, 2003, the Company recognized $651,923 in general interest expense pertaining to this amortization of the deferred financing costs, and accordingly, the balance of the deferred financing costs was zero as of December 31, 2003.

In connection with the first closing, the Company recognized an additional placement agent fee, in the amount of $1,798,579, for 247,500 warrants issued to a placement agent. The fee was recorded as a deferred financing cost upon stockholder approval of the Equity Financing on November 25, 2003, with a corresponding increase in additional paid in capital, and was fully amortized to general interest expense in the period in which the Secured Bridge Notes converted to equity. The net impact on stockholders' equity was zero when the net loss, including the deferred financing cost, was fully reflected in the accumulated deficit.

(F)   EVLT(R) TECHNOLOGY ACQUISITION - SEPTEMBER 3, 2003

On September 3, 2003, the Company acquired rights to the EVLT Patent, which relates to the technology underlying the Company's EVLT(R) product line. On September 3, 2003, the Company paid Endolaser Associates $1,500,000 in cash in exchange for the exclusive license and agreed to make additional payments totaling $2,500,000 in 10 quarterly installments of $250,000 each, commencing in the fourth quarter of 2003. On December 1, 2003, subsequent to completion of the equity financing, the Company paid Endolaser Associates the first quarterly installment of $250,000. The Company recorded a liability in the amount of $2,500,000, net of a $254,000 discount based on an annual interest rate of 8%, to reflect imputed interest of the liability. The discount is being amortized to general interest expense over the period of the technology payable. (See Note
15)

(G)   CAPITAL EQUIPMENT LEASES

Leased assets included in property and equipment primarily include manufacturing equipment. The Company did not enter into any new capital equipment leases during the years ended December 31, 2002 and 2003. Depreciation expense for leased equipment during the years ended December 31, 2002 and 2003 was $56,226 and $36,823, respectively.

A summary of the current and long-term debt at December 31, 2003 is as follows:

                                                 DECEMBER 31, 2003
                                                 -----------------

Promissory note issued to a customer                $   936,000
EVLT technology payable(face value)                   2,250,000
Capital equipment leases                                 13,848

     Less current portion                            (1,949,848)
                                                    -----------
     Long-term debt                                 $ 1,250,000
                                                    ===========

Future minimum debt payments for capital equipment leases, promissory notes and the EVLT technology payable required under these arrangements at December 31, 2003 are as follows:

                                              Capital Leases              Debt
                                              --------------          ----------
2004                                          $     13,848            $1,936,000

2005                                                    --             1,250,000
                                                ----------            ----------
Total future minimum lease payments                $13,848            $3,186,000
                                                                      ==========

Less--Amount representing interest                      --
                                                ----------
Present value of future minimum lease
payments                                            13,848
Less--Current portion
of capital lease obligations                        13,848
                                                ----------
Capital lease obligations, net of
current portion                                 $       --
                                                ==========

(7)   INCOME TAXES

No provision for foreign, federal or state income taxes has been recorded, as the Company incurred net operating losses for all periods presented. The Company has U.S. federal and state net operating loss carryforwards of approximately $17,000,000 at December 31, 2003 to reduce future federal income taxes, if any. These carryforwards expire through 2023 and are subject to review and possible adjustment by the Internal Revenue Service (IRS). The Company also has approximately $19,350,000 of foreign net operating loss carryforwards at December 31, 2003 to reduce future foreign income taxes, if any. These carryforwards do not have an expiration date.

The Tax Reform Act of 1986 contains provisions that may limit the amount of U.S. federal and state net operating loss and credit carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company believes that its equity financing completed on November 25, 2003 may have triggered a change in ownership, which may limit the utilization of net operating loss carryforwards in future years.

The approximate tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets primarily relate to net operating loss carryforwards and amount to approximately $8,600,000 and $12,600,000 as of December 31, 2002 and 2003, respectively. It is the Company's objective to become a profitable enterprise and to realize the benefits of its deferred tax assets. However, in evaluating the realizability of these deferred tax assets, management has considered the Company's short operating history, the volatility of the market in which it competes and the operating losses incurred to date, and believes that, given the significance of this evidence, a full valuation reserve against its deferred tax assets is required as of December 31, 2002 and 2003. The components of the Company's deferred tax assets are approximately as follows:

                                                      December 31,
                                           ----------------------------------
                                               2002                   2003
                                           -----------            -----------
Net operating loss carryforwards           $ 8,620,000            $12,600,000
Other temporary differences                    255,000                140,000
Valuation allowance                         (8,875,000)           (12,740,000)
                                           -----------            -----------
Net deferred tax asset                     $        --            $        --
                                           ===========            ===========

(8)   STOCKHOLDERS' EQUITY

(A)   CAPITALIZATION OF DIOMED HOLDINGS, INC.

Effective February 14, 2002, the authorized capital stock of the Company was 80,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 4,300,000 shares were designated Class A Convertible Preferred Stock (referred to as "Old Class A Stock").

(B) ISSUANCE OF DIOMED HOLDINGS, INC. CLASS A CONVERTIBLE PREFERRED STOCK ("OLD CLASS A STOCK") IN DIOMED MERGER

On February 14, 2002, Diomed Acquisition Corp. ("Acquisition"), a Delaware corporation and a wholly-owned subsidiary of Diomed Holdings, Inc., a Nevada corporation formerly known as Natexco Corporation, merged with and into Diomed, Inc. pursuant to an Agreement and Plan of Merger, dated as of January 29, 2002.

Pursuant to the Diomed Merger Agreement, Diomed Holdings Nevada issued:

            - 2,328,922.50 shares of its Old Class A Stock to the former holders of Diomed, Inc. common stock in exchange for 9,315,690 shares of common stock of Diomed, Inc. issued and outstanding as of the effective time of the Diomed Merger, which 2,328,922.50 shares were convertible into 9,315,690 shares of Diomed Holdings Nevada common stock; and

            - 1,362,500 of its Old Class A Stock to the former holders of 2,725,000 shares of Diomed, Inc. Series A Preferred Stock issued and outstanding as of the effective time of the Diomed Merger, which 1,362,500 shares were convertible into 5,450,000 shares of Diomed Holdings Nevada common stock.

On October 24, 2002, the Company's registration statement was declared effective by the Securities and Exchange Commission.

On December 31, 2002, according to the Class A Convertible Preferred Stock Certificate of Designation, monthly conversions of the Company's Class A Convertible Preferred Stock ("Class A Stock") began converting into Common Stock at the rate of 5% of the initial shares of the Class A Stock or 773,087 shares, and were to continue to occur on the last day of each month during the period from January 2003 through January 2004. The remaining 4,638,531 shares of Class A Stock were to convert in February 2004.

Because the board of directors determined that the effect of the incremental conversion of Class A Stock into common stock would impair the Company's ability to procure additional equity investments, pursuant to its discretion under the terms of the Class A Stock, the board determined to cause the remaining outstanding shares of Class A Stock to convert into common stock on March 31, 2003, and accordingly, zero shares of Class A Stock are outstanding at December 31, 2003.

(C)   MIGRATORY MERGER OF THE COMPANY; RECAPITALIZATION OF THE COMPANY

The figures below are not adjusted to give effect to the 1:25 reverse split effective June 17, 2004.

In April 2002, the board of directors of the Company determined that it was in the best interest of the Company and its stockholders for the Company to change its state of incorporation from Nevada to Delaware. At a stockholders meeting on May 13, 2002 to consider the proposed reincorporation, the stockholders granted their approval, and the reincorporation was effected by the merger of the Company into a newly-formed Delaware corporation (referred to as the "Migratory Merger"), which occurred on that same date. As a result of the Migratory Merger, each share of common stock of Diomed Holdings Nevada outstanding as of the date of the consummation of the Migratory Merger was converted into one share of Common Stock, and each share of Old Class A Stock was converted into four shares of Class A Convertible Preferred Stock of the Company (referred to as the "Convertible Preferred Stock"). The rights and privileges of the Common Stock and the Convertible Preferred Stock are virtually identical to the common stock of Diomed Holdings Nevada and the Old Class A Stock, other than the one for four exchange of shares of Old Class A Stock for shares of Convertible Preferred Stock, and a reduction in the number of votes from four votes per share for Old Class A Stock to one vote per share for Convertible Preferred Stock.

In connection with the Migratory Merger, the Company assumed the obligations of Diomed Holdings Nevada with respect to Diomed Holdings Nevada's outstanding stock options and warrants (formerly the Diomed stock options and warrants).

In the reverse merger, the Diomed, Inc. Common Stock shareholders received 2,328,922.50 shares of Diomed Holdings, Inc. Class A Convertible Preferred Stock in exchange for their 9,315,690 shares of Diomed, Inc. Common Stock. Based on a conversion factor of "1 to 4", the 2,328,922.50 shares of Diomed Holdings, Inc. Class A Convertible Preferred Stock were convertible into 9,315,690 shares of Diomed Holdings, Inc. Common Stock. Pursuant to the migratory merger and recapitalization on May 13, 2002, the Diomed Holdings, Inc. Class A Convertible Preferred Stock and Common Stock shares were recapitalized on a one-to-four-share basis such that the 2,328,922.50 shares of Class A Stock became 9,315,690 shares of Class A Stock.

In the reverse merger, the Diomed, Inc. Series A Preferred Stock shareholders received 1,362,500 shares of Diomed Holdings, Inc. Class A Convertible Preferred Stock in exchange for their 2,725,000 shares of Diomed, Inc. Series A Preferred Stock. Based on a conversion factor of "1 to 4", the 1,362,500 shares of Diomed Holdings, Inc. Class A Convertible Preferred Stock were convertible into 5,450,000 shares of Diomed Holdings, Inc. Common Stock. Pursuant to the migratory merger and recapitalization on May 13, 2002, the Diomed Holdings, Inc. Class A Convertible Preferred and Common Stock shares were recapitalized on a one-to-four-share basis such that the 1,362,500 shares of Class A Stock became 5,450,000 shares of Class A Stock.

As of May 13, 2002, the Company had authorized 20,000,000 shares of Preferred Stock, including 18,000,000 shares of Class A Convertible Preferred Stock, $0.001 par value, of which 14,765,690 shares are outstanding, and 2,000,000 shares of undesignated shares of Preferred Stock, $.001 par value, of which zero shares are outstanding.

On August 5, 2002, the Company and QLT entered into an agreement pursuant to which the Company issued to QLT, and QLT accepted from the Company, a total of 696,059 shares of Convertible Preferred Stock to both resolve the dispute as to the First Promissory Note and fully satisfy the Company's obligations under the Second Promissory Note. (See Note 8a).

On December 31, 2002, according to the Class A Convertible Preferred Stock Certificate of Designation, monthly conversions of the Company's Class A Convertible Preferred Stock ("Class A Stock") began converting into Common Stock at the rate of 5% of the initial shares of the Class A Stock or 773,087 shares, and were to continue to occur on the last day of each month during the period from January 2003 through January 2004. The remaining 4,638,531 shares of Class A Stock were to convert in February 2004.

As of December 31, 2002, the Company had authorized 20,000,000 shares of Preferred Stock, $0.001 par value, of which 14,688,662 shares were outstanding.

Because the board of directors determined that the effect of the incremental conversion of Class A Stock into common stock would impair the Company's ability to procure additional equity investments, pursuant to its discretion under the terms of the Class A Stock, the board determined to cause the remaining outstanding shares of Class A Stock to convert into common stock on March 31, 2003, and accordingly, the Company had zero shares of Class A Stock outstanding.

As of December 31, 2003, the Company had authorized 20,000,000 shares of Preferred Stock, $0.001 par value, of which zero shares are outstanding.

(D)   COMMON STOCK

The figures below are adjusted to give effect to the 1:25 reverse split effective June 17, 2004 for the number of shares of common stock, price per share, options and warrants.

In February 2002, the Company issued 200,000 shares of its Common Stock, $0.001 par value per share, at a price of $50.00 per share in a private placement financing in connection with the Diomed Merger, resulting in proceeds net of offering costs of $7,900,000.

After the Migratory Merger on May 13, 2002, the Company had authorized 80,000,000 shares of Common Stock, $0.001 par value, of which 568,000 shares are outstanding (excluding securities which may be converted into or exercisable for Common Stock), having been automatically issued to the holders of the Common Stock issued by Diomed Holdings Nevada by virtue of the Migratory Merger.

As per the Merger agreement, the Company was obligated to use its best efforts to file a registration statement with the Securities Exchange Commission to register for resale its common shares that it issued in the private placement offering and those of its common shares that it issued to the Company's former stockholders, and to cause the registration statement to be declared effective. In the event that the Company failed to file or cause the registration statement to be declared effective within 240 days of completing the Merger, or remain effective through the first anniversary of the Merger, the Company was required to issue additional shares of its common stock, up to a maximum of 4% of the shares held by each of the February 2002 private placement investors. On October 24, 2002, the Company received approval of its registration statement by the Securities and Exchange Commission and accordingly issued the February 2002 private placement investors an additional aggregate of 2,000 shares of Common Stock.

On October 24, 2002, the Company's registration statement was declared effective by the Securities and Exchange Commission.

On December 31, 2002, according to the Class A Convertible Preferred Stock Certificate of Designation, monthly conversions of the Company's Class A Convertible Preferred Stock ("Class A Stock") began converting into Common Stock at the rate of 5% of the initial shares of the Class A Stock or 773,087 shares, and were to continue to occur on the last day of each month during the period from January 2003 through January 2004. The remaining 4,638,531 shares of Class A Stock were to convert in February 2004.

As of December 31, 2002, the Company had authorized 80,000,000 shares of Common Stock, $0.001 par value, of which 15,023,087 (600,923 after giving effect to the 1:25 reverse split implemented June 17, 2004) shares were outstanding.

Because the board of directors determined that the effect of the incremental conversion of Class A Stock into common stock would impair the Company's ability to procure additional equity investments, pursuant to its discretion under the terms of the Class A Stock, the board determined to cause the remaining outstanding shares of Class A Stock to convert into common stock on March 31, 2003.

As of March 31, 2003, the Company had 1,188,470 shares of common stock outstanding and zero shares of Class A Stock outstanding.

On May 7, 2003, the Company issued Class C Preferred Stock to the holders of the notes and warrants it had issued in December 2003 in exchange for certain modifications we made to those notes and warrants. These shares of Class C Preferred Stock were convertible into 1,084,690 shares of common stock upon satisfaction of certain conditions. The modifications to the notes included eliminating the convertibility feature of the notes and eliminating the noteholders' right to approve a future financing transaction. The Company issued Class C notes in exchange for the December 2002 notes to reflect these modified terms. The modification to the warrants was the redelivery of the warrants to the Company for cancellation.

On May 7, 2003, the Company also issued $1,200,000 in Class D notes to Gibralt U.S. (an affiliate of a former director, Samuel Belzberg, to which we issued $1,100,000 principal amount notes) and to two directors (James A. Wylie, Jr. and Peter Norris, to each of whom the Company issued $50,000 principal amount of notes). The Company issued these notes in exchange for loan commitments made by these noteholders. The Company also issued to these noteholders Class D Preferred Stock as a prepaid discount to recognize that the loan commitments were expected to be converted into equity in a future equity financing transaction that the Company then contemplated, and to reflect the risk that the equity financing transaction might not occur. These shares of Class D Stock were convertible into a total of 120,863 shares of common stock upon satisfaction of certain conditions. The notes were convertible into the securities to be issued in the contemplated equity financing on the same terms as applied to the other investors in the equity financing.

On August 22, 2003, the Company exchanged the Class C Preferred Stock for an equal number of shares of Class E Preferred Stock, and exchanged the Class D Preferred Stock for an equal number of shares of Class F Preferred Stock. The Company exchanged these shares of preferred stock in accordance with the stipulation of settlement it entered into to settle the Augenbaum class action lawsuit that was filed in late July 2003. That lawsuit claimed, among other things, that the Class C Preferred Stock and Class D Preferred Stock was not permitted to be, by its terms, convertible into common stock. Accordingly, although the Company denied the allegations in the lawsuit, to reach a settlement amicably, the Company created the Class E and Class F Preferred Stock and performed the preferred stock exchange. The Class E and F Preferred Stock is not by its terms convertible into common stock. However, by a separate agreement between the Company and the holders of the Class E and F Preferred Stock, upon the satisfaction of certain conditions, the Company would issue 1,084,690 shares of common stock in exchange for the Class E Preferred Stock and would issue 120,863 shares of common stock in exchange for the Class F Preferred Stock.

On September 2, 2003, the Company entered into definitive agreements for the equity financing that it had been pursuing since the second quarter of 2003. Pursuant to these agreements, on September 3, 2003, the investors in the equity financing funded $6,500,000 in the form of secured bridge loans, and the Company issued secured bridge notes to these investors. The $1,200,000 principal amount of Class D notes the Company issued in May 2003 converted into common stock at the final closing of the equity financing on November 25, 2003. The secured bridge notes converted into common stock at $2.00 per share at the final closing, the investors purchased $15,500,000 of common stock for $2.50 per share and the $1,200,000 in Class D notes and accrued interest on these notes were purchased for common stock for $2.50 per share.

On September 3, 2003, in connection with the equity financing, the Company issued securities to pay the fees of the placement agent that it had engaged in April 2003 to assist in obtaining the financing that was needed. In lieu of paying this fee in cash, the Company issued to the placement agent $495,000 in secured bridge notes plus warrants to purchase up to 1,635,163 shares of common stock. Of these warrants, 701,663 warrants have an exercise price of $0.025 per share, 247,500 warrants have an exercise price of $2.00 per share and 686,000 warrants have an exercise price of $2.50 per share. These warrants are exercisable for five years.

On November 25, 2003, the number of authorized shares of Common Stock were increased from 80,000,000 to 500,000,000 (50,000,000 afer giving effect to the reduction in authorized shares effective June 17, 2004), $0.001 par value, in order to enable the issuance of shares in connection with the equity financing.

On November 25, 2003, the Company held the final closing of our equity financing, pursuant to which the Company issued a total of 10,262,081 shares of common stock to the investors in the equity financing. (See Note 14)

On November 25, 2003, in connection with the final closing of the equity financing, the Company exchanged all outstanding Class E Preferred Stock for a total of 1,084,690 shares of common stock and exchanged all outstanding Class F Preferred Stock for a total of 120,863 shares of common stock, as provided by the August 2003 exchange agreement.

On November 25, 2003, the Company issued 20,000 shares of common stock to Verus Support Services, Inc. in connection with an agreement entered into on September 30, 2003 to issue these shares in lieu of accrued cash payments due under the December 2001 agreement with Verus that the Company ceased paying in August 2002.

The Company agreed to register the common stock issued in the equity financing and the common stock underlying the warrants issued to the placement agent for resale to the public with the Securities Exchange Commission, and accordingly, filed the resale registration statement on December 3, 2003. On February 10, 2004, the Company's registration statement was declared effective by the Securities and Exchange Commission.

On December 3, 2003 and December 8, 2003, a total of 440,403 of the September 3, 2003 warrants with an exercise price of $0.025 per share were exercised, for which the Company issued a total of 439,108 shares of common stock. Because the warrant holders used the cashless exercise feature of the warrants, they did not have to pay the exercise price in cash and the Company issued fewer than the total number of warrants exercised.

On December 18, 2003, in connection with the equity financing, the Company issued an additional 13,903 shares of common stock to those investors who paid cash for their shares at the final closing of the equity financing. The Company issued these shares because under the terms of the escrow agreement under which these investors deposited all funds for their investment, these investors were entitled to either receive the interest that was earned on their funds while held in escrow or to receive shares in lieu of this interest, with the interest earned being paid to the Company, as determined by the placement agent. The placement agent elected to have the interest paid to the Company and for the Company to issue additional shares to the investors. The Company received approximately $35,000 in interest from the escrow agent on December 18, 2003, and then issued the additional shares to the investors at a price of $2.50 per share.

As of December 31, 2003, the Company had authorized 500,000,000 (50,000,000 after giving effect to the reduction in authorized shares effective June 17,
2004) shares of Common Stock, $0.001 par value, of which 13,129,112 (giving effect to the 1:25 reverse split effective June 17, 2004) shares are outstanding.

(E)   STOCK OPTIONS

The figures below are adjusted to give effect to the 1:25 reverse split effective June 17, 2004.

In November 1998 and May 2001, the Company's Board of Directors approved the 1998 Incentive Plan (the 1998 Plan) and the 2001 Stock Option Plan (the 2001
Plan) (collectively, the Plans), respectively, permitting the granting of stock options to employees, directors, consultants and advisors, which may be either incentive stock options or nonqualified options and stock awards. The Board had reserved 30,000 and 70,000 shares of Common Stock for issuance under the 1998 Plan and the 2001 Plan, respectively.

In November 2003, the Company's stockholders approved the 2003 Omnibus Plan, under which the Company reserved 1,600,000 shares of common stock for issuance. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan.

The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two to four years, and expire 10 years after the date of grant. Incentive stock options under the Plans are granted at not less than fair market value per share of Common Stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

As of December 31, 2003, 1,478,484 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plans. In addition, 24,587 options were available under the 1998 Plan and 9,322 options were available under the 2001 Plan as of December 31, 2003. In the years ended December 31, 2002 and 2003, the Company did not grant any stock options under the 1998 Plan. Future stock options will only be granted under the 2003 Omnibus Plan and not under the 1998 Plan or the 2001 Plan.

A summary of stock option activity is as follows:

                                     Range of Exercise                        Weighted Average
                                          Price          Number of Shares      Exercise Price
                                      -------------      ----------------       ------------
Outstanding, December 31, 2001       $ 31.25-205.75             70,950          $     66.25
      Granted                        $  8.50-133.75             18,008          $     58.75
      Forfeited                        31.25-205.75            (24,827)               71.75
                                      -------------          ---------          ------------

Outstanding, December 31, 2002       $  8.50-205.75             64,131          $     72.50
      Granted                           2.00-11.50            174,225                 7.00
      Forfeited                         8.25-156.00            (16,013)               47.50
                                      -------------          ---------          ------------
Outstanding, December 31, 2003       $  2.00-205.75            222,343          $     24.25
                                      =============          =========          ============

Exercisable, December 31, 2002       $  8.50-205.75             46,005          $     87.25
                                      =============          =========          ============

Exercisable, December 31, 2003       $  2.00-205.75            123,947          $     34.50
                                      =============          =========          ============

The following table summarizes information relating to currently outstanding and exercisable options as of December 31, 2003.

                  OUTSTANDING                                             EXERCISABLE
-----------------------------------------------       -------------------------------------------------
                                     WEIGHTED
                                     AVERAGE
                                    REMAINING          WEIGHTED                            WEIGHTED
                                   CONTRACTUAL         AVERAGE                             AVERAGE
     EXERCISE            NUMBER OF   LIFE (IN          EXERCISE       NUMBER OF            EXERCISE
       PRICE              SHARES      YEARS)            PRICE           SHARES              PRICE
  $   2.00-50.00         195,557        9.2           $ 10.25            98,622             $10.25
     56.25-88.50           9,859        3.7             71.75             8,959              72.50
   100.00-164.00          16,287        3.0            154.50            15,726             156.25
  $201.25-205.75             640        2.2            205.75               640             205.75
                         -------                       ------           -------             ------
                         222,343                       $24.25           123,947             $34.50
                         =======                       ======           =======             ======

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

                                                       December 31,
                                               ---------------------------
                                                   2002            2003
                                               ---------------------------
Risk-free interest rate                        1.84-4.74%      1.74-3.37%
Expected dividend yield                               --              --
Expected lives                                   5 years         5 years
Expected volatility                                   75%             75%
Weighted average grant date fair value
   per share                                   $    1.05       $    0.18
Weighted average remaining contractual
   life of options outstanding                 6.9 years       8.5 years

(H)   ISSUANCE OF STOCK OPTIONS TO CONSULTANTS

In fiscal 2002, the Company granted fully exercisable options to purchase 108 shares of common stock at exercise prices per share in the range of $13.75 to $71.75 to the two consultants in exchange for marketing services. The Company recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $1,743 in the statement of operations for year ended December 31, 2002.

In April 2002, the Company entered into an agreement with The Investor Relations Group, Inc. ("IRG"), for investor relations and public relations services. In connection therewith, the Company granted to IRG Options to purchase up to 6,000 shares of Class A Stock at an exercise price of $5.35 per share. These options were not granted under the 2001 Plan, but are subject to the terms and conditions of the 2001 Plan as if granted thereunder. Any unvested options would be cancelled upon the termination of the IRG agreement. The Company calculated the fair value of these options, based on the Black-Scholes option pricing model. In November 2002, the Company terminated its agreement with IRG. In accordance with the agreement, IRG holds 1,750 options that are exercisable until November 2004. In the statement of operations for the year ended December 31, 2002, the Company recorded stock-based compensation expense in the amount of $80,586 related to the vested options.

In fiscal 2003, the Company granted fully exercisable options to purchase 2,565 shares of common stock at exercise prices per share in the range of $4.25 to $11.00 to two consultants in exchange for marketing services. The Company recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $9,011 in the statement of operations for year ended December 31, 2003.

In fiscal 2003, the Company granted options to purchase 4,000 shares of common stock at an exercise price per share of $11.50 to a service provider for legal services. The Company recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $13,300 in the statement of operations for year ended December 31, 2003.

On September 3, 2003, the Company acquired rights to the EVLT Patent, which relates to the technology underlying the Company's EVLT(R) product line. As part of the transaction, the Company entered into an agreement with Dr. Robert Min pursuant to which the Company granted Dr. Min options, to purchase 40,000 shares of Common Stock. The Company recorded the fair value of these options, in the amount of $312,078, based on the Black-Scholes option pricing model, and capitalized this cost as part of the related intangible asset that will be amortized over the remaining life of the EVLT Patent. The amortization of the intangible asset will be recorded as a component of cost of goods sold. (See
Note 15)

(I)   WARRANTS

A summary of warrant activity for the years ended December 31, 2002 and 2003 is as follows:

                                                                        WEIGHTED             WEIGHTED
                                                                        AVERAGE          AVERAGE REMAINING
                                  RANGE OF             NUMBER OF        EXERCISE         CONTRACTUAL LIFE
                                  EXERCISE PRICE       SHARES            PRICE              (IN YEARS)
Outstanding, December 31, 2001    $ 50.00-87.50               4,477        64.00              1.6
   Granted to stockholders               50.00                 400        50.00              0.5
   Granted to related party               6.50             333,334*        6.50              5.5
   Forfeited                                --                  --           --               --
                                    ----------          ----------       ------              ----

Outstanding, December 31, 2002   $  6.50-87.50             338,211        $7.25              5.4
   Exchanged                     $        6.50            (333,334)*       6.50              5.5
   Granted to Placement Agent       0.025-2.50           1,635,163**       1.25              5.0
   Exercised by Placement Agent          0.025            (440,404)**       --                --
   Forfeited                             50.00              (2,800)       50.00               --
                                    ----------          ----------       ------              ----

Outstanding, December 31, 2003   $0.025-$87.50           1,196,838        $2.00              4.9
                                  ============          ==========        =====             =====

Exercisable, December 31, 2002    $ 6.50-87.50               4,877     $  64.00
                                  ============          ==========       ======

Exercisable, December 31, 2003    $0.025-87.50           1,196,838     $   2.00
                                  ============          ==========       ======

* See Note 3B.

** See Note 3C

(9)   VALUATION AND QUALIFYING ACCOUNTS

A summary of the allowance for doubtful accounts is as follows:

                                                    December 31,
                                           ------------------------------
                                              2002                 2003
                                           ------------------------------
Allowance for doubtful accounts:
Balance, beginning of period               $ 217,473            $ 308,145
Provision for doubtful accounts              116,452               44,890
Write-offs                                   (25,780)            (143,868)
                                           ---------           ---------
Balance, end of period                     $ 308,145            $ 209,167
                                           =========            =========

(10)  SEGMENT REPORTING

The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas.

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company's chief decision making group, as defined under SFAS No. 131, is the Executive Management Committee.

The Company's reportable segments are determined by product type: laser systems and fibers and other accessories. The accounting policies of the segments are the same as those described in Note 2. The Executive Management Committee evaluates segment performance based on revenue. Accordingly, all expenses are considered corporate level activities and are not allocated to segments. Also, the Executive Management Committee does not assign assets to its segments.

This table presents revenues by reportable segment:

                                               Years Ended December 31,
                                          --------------------------------
                                             2002                 2003
                                          --------------------------------
Laser systems                             $3,443,228           $5,726,225
Fibers, accessories and service            2,113,211            3,472,367
                                          ----------           ----------
Total                                     $5,556,439           $9,198,592
                                          ==========           ==========

The following table represents percentage of revenues by geographic destination:

                                Years Ended December 31,
                                -------------------------
                                2002           2003
                                -------------------------
        North America            55%            63%
        Asia/Pacific             23%            20%
        Europe                   19%            15%
        Other                     3%             2%
                                ---            ---
        Total                   100%           100%
                                ===            ===

The following table represents long-lived assets by geographic location:

                                           December 31
                                -------------------------------
                                    2002                 2003
                                -------------------------------
        North America           $1,175,410           $5,300,029
        Europe                   1,131,436              603,708
                                ----------           ----------
        Total                   $2,306,846           $5,903,737
                                ==========           ==========

(11)  OTHER COMMITTMENTS

(A)   LEASES

The Company leases certain equipment and office facilities under noncancelable operating and capital leases that expire at various dates through 2014. The Company's building lease at its subsidiary in the United Kingdom is a 25-year lease through 2024. However, the Company has an option, at its election, to terminate the lease agreement after 15 years in 2014. If the Company chooses not to exercise this option, the lease agreement continues for the remaining 10 years through 2024. The Company's building lease at its headquarters in the U.S. expires in June 2004. Total rent expense under these operating lease agreements for the years ended December 31, 2002 and 2003, was $496,539, and $476,585, respectively.

Future minimum payments required under these operating leases at December 31, 2003 are as follows:

                                            Operating
                                               Leases

2004                                       $  570,403
2005                                          539,497
2006                                          539,497
2007                                          539,497
2008                                          539,497
Thereafter                                  2,877,320
                                           ----------
      Total operating leases               $5,605,711
                                           ==========

(B)   LITIGATION

From time to time, the Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management, in consultation with the Company's general counsel, presently believes that the outcome of each such other proceedings or claims which are pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(C)   EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

Effective December 28, 2003, the Company entered into an employment agreement with James A. Wylie, Jr. This agreement supercedes the Company's January 10, 2003 employment agreement with Mr. Wylie, and extends his employment by one year from December 31, 2004 until December 31, 2005. Mr. Wylie's new agreement provides for an annual base salary of $330,000 (commencing January 1, 2004), an award of options to purchase up to 108,000 shares of common stock and certain bonus compensation. If we terminate Mr. Wylie's employment other than for cause, we will be obligated to pay his salary and provide benefits to him for the remainder of his two-year employment term.

(12)  MERGER AND PRIVATE OFFERING OF COMMON STOCK

The Company is a corporation originally formed under the laws of the State of Nevada on March 3, 1998 under the name Natexco Corporation. On February 11, 2002, the Company changed its name from Natexco Corporation to Diomed Holdings, Inc. On February 14, 2002, the Company acquired Diomed, Inc. in a merger. As a result of the merger, Diomed, Inc. became a wholly-owned subsidiary of the Company. The merger was accounted for as a recapitalization. Accordingly, the historical records of Diomed, Inc. became the historical records of Natexco and, after the merger, the Company. After the merger, the business conducted by the Company was the business conducted by Diomed, Inc. prior to the merger.

Under the terms of the merger, the Company issued Class A Preferred Stock to the former stockholders of Diomed, Inc. These shares of Class A Preferred Stock have since converted into Common Stock, and no Class A Stock remains outstanding.

Concurrently with the merger, the Company issued 200,000 shares of Common Stock in a private placement offering at a price of $50.00 per share, resulting in gross proceeds to the Company of $10,000,000 from the private offering. The common stock issued in this private offering were not subject to refund, redemption or rescission and, accordingly, were included as a component of stockholders' equity, net of applicable costs. The Company registered the shares of Common Stock issued in the private offering with the SEC in a registration statement that the SEC declared effective on October 24, 2002.

After the merger, the board of directors of the Company determined that it was in the best interests of the Company and its stockholders for the Company to change its state of incorporation from Nevada to Delaware. On May 13, 2002, after obtaining stockholder approval, the reincorporation was effected by a migratory merger, and the Company is now a Delaware corporation.

The Merger was accounted for as a recapitalization. Costs of approximately $2,100,000 related to the issuance of Parent's shares in the private placement financing and to its preparation and negotiation of the documentation for the Merger were paid by the Company at the closing of the Merger and subsequent to the Merger. These costs were offset against paid-in-capital within stockholders equity in the year ended December 31, 2002.

(13)  EXCHANGE OF CLASS C AND CLASS D CONVERTIBLE PREFERRED

On July 28, 2003, the Company was named as a defendant in a class action lawsuit, AUGENBAUM V. DIOMED HOLDINGS, INC. On August 6, 2003, the Company entered into a stipulation of settlement to resolve this suit. The stipulation of settlement became final on October 15, 2003.

In connection with the stipulation of settlement, on August 22, 2003, the Company entered into an agreement with the holders of the Class C Preferred Stock by which the holders tendered all 20 shares of Class C Preferred Stock in exchange for an equal number of shares of Class E Preferred Stock, and the Company entered into an agreement with the holders of the Class D Preferred Stock by which the holders tendered all 24 shares of Class D Preferred Stock for an equal number of shares of Class F Preferred Stock. The Class E Preferred Stock and the Class F Preferred Stock entitle the holders to one vote per share. Following the exchange of Class C Preferred Stock for Class E Preferred Stock and Class D Preferred Stock for Class F Preferred Stock, both the Class C Preferred Stock and Class D Preferred Stock were eliminated.

Following stockholder approval of the issuance of shares of Common Preferred Stock to be issued in exchange for the Class E Preferred Stock and Class F Preferred Stock, the Company has the right to purchase from the holders of the Class E Preferred Stock, and the holders of the Class E Preferred Stock were obligated to sell, all 20 shares of Class E Preferred Stock in exchange for 1,084,690 shares of Common Stock, and the Company had the right to purchase from the holders of the Class F Preferred Stock, and the holders of the Class F Preferred Stock were obligated to sell, all 24 shares of Class F Preferred Stock in exchange for 120,863 shares of Common Stock. Upon a sale, lease, exchange or other disposition of all or substantially all of the Company's assets, the holders of the Class E Preferred Stock and Class F Preferred Stock had the right to tender all shares of their preferred stock in exchange for the corresponding numbers of shares of Common Stock noted above.

Shares of Class E Preferred Stock and Class F Preferred Stock were preferred in liquidation to the extent that before any distribution was made to the holders of Common Stock, there must be a distribution to the holders of the Class E Preferred Stock in the amount of $108,469 per share of Class E Preferred Stock and a distribution to the holders of the Class F Preferred Stock in the amount of $10,072 per share of Class F Preferred Stock. The holders of Common Stock share pro rata in the remainder of the net liquidation proceeds.

On November 25, 2003, in connection with the final closing of the equity financing discussed in Note 14, the Company exchanged all outstanding Class E Preferred Stock for a total of 1,084,690 shares of common stock and exchanged all outstanding Class F Preferred Stock for a total of 120,863 shares of common stock, as provided by the August 2003 exchange agreement.

(14)  SEPTEMBER 2003 EQUITY FINANCING

On September 2, 2003, the Company entered into a private placement equity financing transaction with accredited investors who agreed to purchase common stock for an aggregate purchase price of $23,200,000. The terms of this transaction provided that the equity financing would occur at two closings. The first closing occurred on September 3, 2003. At that time, the investors funded $6,500,000 in cash to the Company in exchange for $6,500,000 principal amount of secured convertible bridge notes. At the second closing on November 25, 2003, the $6,500,000 principal amount of notes was converted into a total of 3,250,000 shares of common stock at a conversion price of $2.00 per share and the investors invested the remaining $16,700,000 of the equity financing in exchange for common stock at a purchase price of $2.50 per share.

The investors who participated in the first closing of the equity financing included the four holders of our $2,000,000 principal amount of Class E Secured Notes due 2006, which we issued in connection with a bridge financing transaction in December 2002. At the first closing, these noteholders invested an aggregate of $2,000,000. These noteholders were (i) Gibralt U.S., Inc., an affiliate of one of our former directors, Samuel Belzberg, which held $1,500,000 of the Class E Notes and purchased $1,500,000 of the secured bridge notes, (ii) Morris Belzberg, a cousin of Samuel Belzberg, who held $300,000 of the Class E Notes and purchased $300,000 of the secured bridge notes, (iii) Charles Diamond, who held $100,000 of the Class E Notes and purchased $100,000 of the secured bridge notes and (iv) Steven Schraiberg, who held $100,000 of the Class E Notes and purchased $100,000 of the secured bridge notes. At the time of the first closing, we repaid all of the Class E Notes.

Of the $16,700,000 invested at the second closing of the equity financing, $15,500,000 was paid by the investors in cash. The Company also converted the Class D Secured Notes due 2004, which were issued in connection with a bridge financing transaction in May 2003, for the remaining $1,200,000 of common stock. The holders of the Class D Notes were, at the time of the May 2003 bridge financing, directors, or affiliates of directors. These three Class D holders are Gibralt U.S., Inc., which is an affiliate of Samuel Belzberg (the holder of $1,100,000 in principal amount of Class D Notes); James A. Wylie, Jr. (the holder of $50,000 in principal amount of Class D Notes); and Peter Norris (the holder of $50,000 principal amount of Class D Notes). The Company issued a total of 10,259,921 shares of common stock to the 119 investors (including the placement agent and the holders of the Class D Notes) on November 25, 2003 at the final closing of the equity financing, including 499,294 shares that were issued on conversion of the Class D Notes. Subsequently, on December 18, 2003, the Company issued an additional 13,903 shares of common stock to those investors who paid cash for their shares at the final closing of the equity financing. The Company issued these shares because under the terms of the escrow agreement under which these investors deposited all funds for their investment, these investors were entitled to either receive the interest that was earned on their funds while held in escrow or to receive shares in lieu of this interest, with the interest earned being paid to the Company, as determined by the placement agent. The placement agent elected to have the interest paid to the Company and for the Company to issue additional shares accordingly. The Company received approximately $35,000 in interest from the escrow agent on December 18, 2003, and then issued the additional shares to the investors.

In connection with the Equity Financing, the Company issued warrants to purchase up to 1,635,163 shares of Common Stock to its placement agent, including 701,663 warrants at an exercise price of $0.025, 247,500 warrants at an exercise price of $2.00 and 686,000 warrants at an exercise price of $2.50. The warrants issued to the placement agent are exercisable for five years beginning upon approval by stockholders of the Equity Financing at the annual meeting. The placement agent also participated as an investor in the Equity Financing by reinvesting $495,000 of its fee in exchange for Secured Bridge Notes convertible into 247,500 shares of Common Stock. The original agreement with the placement agent provided that the Company pay the placement agent a cash fee equal to 10% of the funds it raised in a financing and issue to the placement agent warrants to purchase shares of Common Stock equal to 10% of the aggregate number of shares of Common Stock that were purchased by the Investors in the Equity Financing.

On August 28, 2003, the agreement with the placement agent was amended to raise the maximum amount of the financing approved by the board of directors and to provide for the deposit of all of the Investors' funds into an escrow pending the second closing. The Company further agreed that it would pay the cash portion of the fee due to the placement agent in connection with the Equity Financing in securities rather than in cash. The placement agent agreed to reinvest its financing fee, and the parties agreed that they would calculate the financing fee on the total amount invested in the Company, exclusive of amounts to be invested by the holders of the Class D notes and the Class E notes, but inclusive of the amount the placement agent reinvested. On September 3, 2003, the Company amended its agreement with the placement agent to reflect the increased maximum amount of the offering from $21,200,000 to $23,200,000.

As of December 31, 2003, the Company incurred approximately $3,500,000 in placement agent, legal and other fees in connection with the Equity Financing, including $1,798,579 in non-cash charges and $1,851,000 in cash-based fees. In connection with the first closing, the Company incurred $651,923 in placement agent and legal fees, including the fee due to be paid in cash to the placement agent in the amount of $495,000 that the placement agent invested in the Secured Bridge Notes. These costs were capitalized as deferred financing costs and were being amortized to general interest expense over the life of the notes, such that the full amount of costs was amortized by the earlier of the maturity date of the notes or by the month the notes were converted into equity. In the year ended December 31, 2003, the Company recognized $651,923 in general interest expense pertaining to this amortization of the deferred financing costs, and accordingly, the balance of the deferred financing costs were zero as of December 31, 2003.

In connection with the first closing, the Company recognized an additional placement agent fee, in the amount of $1,798,579, for 247,500 warrants issued to a placement agent. The warrant fee was recorded as a deferred financing cost upon favorable stockholder approval of the Equity Financing on November 25, 2003, and was fully amortized to general interest expense in the period in which the Secured Bridge Notes converted to equity, with a corresponding increase in additional paid in capital. The net impact on stockholders' equity was zero when the net loss, including the deferred financing cost, was fully reflected in the accumulated deficit.

In connection with the second closing, the Company incurred approximately $1,200,000 in legal and other fees through December 31, 2003. These costs were capitalized as deferred offering costs and were recorded as an offset against additional paid in capital in stockholders equity upon completion of the second closing of the Equity Financing.

The Company entered into a registration rights agreement providing for the Company to register with the Securities and Exchange Commission the shares purchased by the investors and the shares underlying the warrants issued to the placement agent for resale to the public. The registration rights agreement required the Company to file a registration statement for these shares within 5 days after the completion of the Equity Financing, and accordingly the Company filed the resale registration statement on December 3, 2003. The Company was obligated to issue additional shares ratably to the Investors at the rate of 3% of the Investors' shares per month, subject to a limit of 12%, if the Company did not file the registration statement timely or if the SEC did not declare the registration effective within 70 days after filing the registration statement. On February 10, 2004, the Company's registration statement was declared effective by the Securities and Exchange Commission within the 70 day period, and accordingly, the Company was not required to issue any additional shares.

(15)  ACQUISITION OF EXCLUSIVE EVLT(R) TECHNOLOGY

On September 3, 2003, we acquired exclusive rights to U.S. Patent No. 6,398,777 and related foreign patents and patent applications for endovenous laser treatment of varicose veins. These patents relate to the technology underlying our EVLT(R) procedure. This acquisition resulted from two transactions.

In the first transaction, we purchased the interest in the EVLT(R) patent owned by one of its five named inventors, Dr. Robert J. Min. This transaction was completed under a purchase agreement between us and Dr. Min entered into on July 23, 2003, after the satisfaction of the conditions precedent to the closing of the purchase agreement. On September 3, 2003, we paid the purchase price of $500,000 in cash and options to purchase 40,000 (adjusted to give effect to the 1:25 reverse split effective June 17, 2004) shares of our common stock in exchange for Dr. Min's assignment to us of his interest in the EVLT(R) patent. We have agreed to pay to Dr. Min variable payments based on our sales of EVLT(R) products. Dr. Min had previously licensed the EVLT(R) patent to us and had served as a consultant to Diomed. Dr. Min's consulting agreement with Diomed was amended to reflect the changes in the relationship between him and Diomed as a result of Diomed's acquisition of the EVLT(R) patent rights. Dr. Min will continue to act as a consultant to Diomed under the revised consulting agreement.

In the second transaction, we licensed, on an exclusive basis, the EVLT(R) patent from Endolaser Associates, LLC, the assignee of interest in the EVLT(R) patent from the other four named inventors. This transaction was completed under a license agreement between us and Endolaser Associates entered into on July 11, 2003, after the satisfaction of the conditions precedent to the taking effect of the license agreement. On September 3, 2003, we paid Endolaser Associates $1,500,000 in cash in exchange for the exclusive license granted by Endolaser Associates. We are to make additional payments totaling $2,500,000 in 10 quarterly installments of $250,000 each, commencing in the fourth quarter of 2003, and accordingly the Company recorded a liability in the amount of $2,500,000 net of a $254,000 discount to reflect imputed interest based on an interest rate of 8%. The discount is being amortized to general interest expense over the period of the technology payable. On December 1, 2003, subsequent to completion of the equity financing, the Company paid Endolaser Associates the first quarterly installment of $250,000. We have agreed with Endolaser Associates that we will pay variable royalties based on our sales of EVLT(R) products.

The Company recorded an intangible technology asset in the amount of $4,702,000 to record the acquisition of the EVLT Patent. The intangible asset will be amortized over the remaining 16-year life of the EVLT Patent.

DIOMED HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2004 (UNAUDITED) AND DECEMBER 31, 2003

ASSETS                                                                               SEPTEMBER 30, 2004   DECEMBER 31, 2003
                                                                                     ------------------   -----------------
Current Assets:
       Cash and Cash Equivalents                                                        $ 6,824,561          $13,398,075
       Accounts Receivable, net                                                           2,128,103            1,437,238
       Inventories                                                                        2,296,465            1,892,241
       Prepaid Expenses and Other Current Assets                                            726,836              449,625
                                                                                        -----------          -----------

              Total Current Assets                                                       11,975,965           17,177,179


Property, Plant and Equipment, net                                                          830,559              747,728
Intangible Assets, net                                                                    4,604,631            4,972,253
Other Assets                                                                                390,323              183,756
                                                                                        -----------          -----------

Total Assets                                                                            $17,801,478          $23,080,916
                                                                                        ===========          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
       Bank Loan                                                                        $        --          $   261,676
       Promissory Notes                                                                          --              936,000
       Accounts Payable                                                                   2,535,385            1,497,541
       Accrued Expenses and Other                                                         1,474,328            1,852,480
       Deferred Revenue                                                                     248,911               56,802
   EVLT Technology Payable ($1,000,000 Face Value,
          net of $109,302 and $35,609 Debt Discount at
          September 30, 2004 and December 31, 2003)                                         890,698              964,391
                                                                                        -----------          -----------

              Total Current Liabilities                                                   5,149,322            5,568,890

EVLT  Technology Payable ($500,000 Face Value, net of $14,610 Debt Discount at
        September 30, 2004 and $1,250,000 Face Value, net of $173,832 Debt
        Discount at December 31, 2003)                                                      485,390            1,076,168
                                                                                        -----------          -----------

              Total Liabilities                                                           5,634,712            6,645,058

              Commitments and Contingencies

Stockholders' Equity                                                                     12,166,766           16,435,858
                                                                                        -----------          -----------

Total Liabilities and Stockholders' Equity                                              $17,801,478          $23,080,916
                                                                                        ===========          ===========

The accompanying notes are an integral part of these consolidated financial statements.

DIOMED HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    THREE MONTHS    THREE MONTHS     NINE MONTHS     NINE MONTHS
                                                                       ENDED           ENDED           ENDED            ENDED
                                                                    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                                        2004           2003            2004             2003
                                                                    ------------    ------------    ------------    ------------
Revenues                                                            $  3,276,464    $  2,371,768    $  9,408,769    $  6,644,118

Cost of Revenues                                                       1,959,384       1,540,003       5,822,032       4,211,409
                                                                    ------------    ------------    ------------    ------------

Gross Profit                                                           1,317,080         831,765       3,586,737       2,432,709
                                                                    ------------    ------------    ------------    ------------

Operating Expenses:
       Research and Development                                          453,578         248,467       1,123,181         635,253
       Selling and Marketing                                           1,708,391         870,403       4,865,889       2,892,381
       General and Administrative                                      1,712,727       1,047,705       4,521,375       2,829,422
                                                                    ------------    ------------    ------------    ------------

              Total Operating Expenses                                 3,874,696       2,166,575      10,510,445       6,357,056
                                                                    ------------    ------------    ------------    ------------

              Loss from Operations                                    (2,557,616)     (1,334,810)     (6,923,708)     (3,924,347)
                                                                    ------------    ------------    ------------    ------------

Interest Expense, Non-cash                                                    --       1,995,484              --       2,933,333
Interest Expense, net, Cash-based                                         15,433         218,778          37,194         449,661
                                                                    ------------    ------------    ------------    ------------
             Total Interest Expense                                       15,433       2,214,262          37,194       3,382,994
                                                                    ------------    ------------    ------------    ------------

                       Net Loss Applicable to Common Stockholders   $ (2,573,049)   $ (3,549,072)   $ (6,960,902)   $ (7,307,341)
                                                                    ============    ============    ============    ============

    Basic and Diluted Net Loss per Share
    Applicable to Common Stockholders                               $      (0.18)   $      (2.99)   $      (0.50)   $      (7.26)
                                                                    ============    ============    ============    ============

    Basic and Diluted Weighted Average
    Common Shares Outstanding*                                        14,606,422       1,188,470      14,041,892       1,007,120
                                                                    ============    ============    ============    ============

* All amounts reflect, on a retroactive basis, the 1 for 25 reverse stock split effective June 17, 2004.

The accompanying notes are an integral part of these consolidated financial statements.

DIOMED HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Nine Months Ended September 30,
                                                                           --------------------------------
                                                                               2004                2003
                                                                           ------------        ------------
Cash Flows from Operating Activities:
             Net loss                                                      $ (6,960,902)       $ (7,307,341)
             Adjustments to reconcile net loss
             to net cash used in operating activities:
                       Depreciation and amortization                            712,989             460,234
                       Non-cash interest expense on
                                  related party debt                                 --           2,933,333
                       Non-cash interest expense on
                                  EVLT(R) purchase obligation                    85,529                  --
                       Issuance of stock options
                                  to third party                                 62,231               8,600
                       Changes in operating assets
                                  and liabilities:
                                  Accounts receivable                          (690,865)           (490,185)
                                  Inventories                                  (404,224)            431,238
                                  Prepaid expenses
                                            and other current assets           (277,210)           (340,828)
                                  Deposits                                     (206,568)            452,094
                                  Accounts payable                            1,037,845           1,029,270
                                  Accrued expenses
                                            and deferred revenue               (240,781)            538,964
                                                                           ------------        ------------

Net cash used in operating activities                                        (6,881,956)         (2,284,621)
                                                                           ------------        ------------

Cash Flows from Investing Activities:
                       Purchases of property and equipment                     (331,349)           (194,627)

                       Acquisition of intangible EVLT Technology                     --          (2,144,500)
                                                                           ------------        ------------

Net cash used in investing activities                                          (331,349)         (2,339,127)
                                                                           ------------        ------------

DIOMED HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash Flows from Financing Activities:
                       Payment on promissory notes                             (936,000)            (11,664)
                       Net (payments) proceeds on bank borrowings              (261,676)             94,447
                       Payment on EVLT(R) purchase obligation                  (750,000)                 --
                       Increase in deferred financing costs                          --            (683,991)
                       Increase in deferred offering costs                           --            (605,343)
                       Proceeds from redeemable debt                                 --           1,200,000
                       Proceeds from convertible debt                                --           6,500,000
                       Net Proceeds from Equity Financing                     2,723,620                  --
                       Payments on related party debt                                --          (2,000,000)
                       Payments on capital lease obligations                    (33,378)            (15,610)
                                                                           ------------        ------------

Net cash provided by financing activities                                       742,566           4,477,839
                                                                           ------------        ------------

Effect of Exchange Rate Changes                                                (102,775)           (165,497)
                                                                           ------------        ------------

Net Decrease in Cash and Cash Equivalents                                    (6,573,514)           (311,406)

Cash and Cash Equivalents, beginning of period                               13,398,075           1,848,646
                                                                           ------------        ------------

Cash and Cash Equivalents, end of period                                   $  6,824,561        $  1,537,240
                                                                           ============        ============

Supplemental Disclosure of Cash Flow Information:
             Cash paid for interest                                        $     20,053        $     67,077
                                                                           ============        ============

             Equipment under capital lease                                 $     88,116        $         --
                                                                           ============        ============

Value ascribed to debt discount related
             to redeemable debt                                            $         --        $    240,000
                                                                           ============        ============

Value ascribed to debt discount related
             to related party debt                                         $         --        $  2,000,000
                                                                           ============        ============

Value ascribed to stock options issued in connection
             with acquisition of EVLT Technology                           $         --        $    312,078
                                                                           ============        ============

Debt associated with EVLT Technology acquisition                           $         --        $  2,040,559
                                                                           ============        ============

The accompanying notes are an integral part of these consolidated financial statements.

                              DIOMED HOLDINGS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

(1)   OPERATIONS

Diomed Holdings, Inc. ("Diomed" or "the Company") develops and commercializes minimally invasive medical procedures that employ its laser technologies and associated disposable products. Using its proprietary technology, including its exclusive rights to U.S. Patent No. 6,398,777, the Company currently focuses on endovenous laser treatment (EVLT(R)) of varicose veins. The Company also develops and markets lasers and disposable products for photodynamic therapy
(PDT) cancer procedures and products for other clinical applications, including dental and general surgical procedures.

In developing and marketing its clinical solutions, the Company uses proprietary technology and aims to secure strong commercial advantages over competitors by gaining governmental approvals in advance of others, by developing and offering innovative practice enhancement programs including physician training and promotional materials, and obtaining exclusive commercial arrangements. To optimize revenues, Diomed focuses on clinical procedures that generate revenues from both capital equipment and disposable products, such as procedure kits and optical fibers.

Diomed's high power semiconductor diode lasers combine clinical efficacy, operational efficiency and cost effectiveness in a versatile, compact, lightweight, easy-to-use and easy-to-maintain system. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002.

(2)   BASIS OF PRESENTATION

In the opinion of management, these unaudited consolidated financial statements contain all adjustments considered normal and recurring and necessary for their fair presentation. Interim results are not necessarily indicative of results to be expected for the year. These interim financial statements have been prepared in accordance with the instructions for Form 10-QSB, and therefore, do not include all information and footnotes necessary for a complete presentation of operations, financial position, and cash flows of the Company in conformity with accounting principles generally accepted in the United States. The Company filed with the Securities and Exchange Commission its 2003 annual report on Form 10-KSB on March 30, 2004, which included audited consolidated financial statements for the year ended December 31, 2003, and included information and footnotes necessary for such presentation. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our annual report on Form 10-KSB for the year ended December 31, 2003.

(3)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our Annual Report on Form 10-KSB for the year ended December 31, 2003 includes a comprehensive summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. The application of these policies has a significant impact on our reported results. In addition, the application of some of these policies depends on management's judgment, with financial reporting results relying on estimations and assumptions about the effect of matters that are inherently uncertain. For all of these policies, management cautions that future events rarely develop exactly as forecast and the best estimates routinely require adjustment.

(a)   REVERSE STOCK SPLIT

On June 16, 2004, we announced that the Board of Directors approved a one-for-twenty-five reverse stock split of our common stock to be effective on June 17, 2004. The Board of Directors had been granted authority to implement a one-for-twenty-five reverse stock split and reduce the authorized shares to 50 million at the Board's discretion by affirmative vote of the Company's Common Stockholders at the Company's 2004 Annual Meeting of Stockholders held on June 15, 2004. All amounts within the accompanying consolidated financial statements and footnotes reflect the reverse stock split on a retroactive basis. Additionally, the Company reduced the number of authorized shares of common stock from 500 million to 50 million shares.

                              DIOMED HOLDINGS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004
(b)   INVENTORIES

Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-progress and finished goods consist of materials, labor and manufacturing overhead. Inventories consist of the following:

                                 September 30,         December 31,
                                      2004                 2003
                                    ----------          ----------
Raw Materials                       $  887,971          $  856,886
Work-in-Process                        716,276             456,934
Finished Goods                         692,218             578,421
                                    ----------          ----------
                                    $2,296,465          $1,892,241
                                    ==========          ==========

(c)   ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees utilizing the intrinsic value method. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market price of the Company's stock at the date of the fixed grant over the amount an employee must pay to acquire the stock. SFAS No. 123, Accounting for Stock-Based Compensation as amended by SFAS No. 148, establishes a fair value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure only alternative under SFAS No. 123, with respect to its employee stock compensation plan, which requires disclosure of the pro forma effects on net loss and loss per share as if SFAS No. 123 had been adopted as well as certain other information.

                                                                  Three-Months Ended September 30, Nine Months Ended September 30,

                                                                          2004           2003           2004           2003
                                                                      -----------    -----------    -----------    -----------
       Net loss as reported                                           $(2,573,049)   $(3,549,072)   $(6,960,902)   $(7,307,341)
       Add : Stock-based employee compensation
                  expense included in reported net loss, net of tax            --             --             --             --
       Deduct : Total stock-based employee compensation
                     expense determined under the fair value-based
                     method for all awards, net of tax                   (107,317)       (71,060)      (596,573)      (211,729)
                                                                      -----------    -----------    -----------    -----------
          Pro forma net loss                                          $(2,680,366)   $(3,620,132)   $(7,557,475)   $(7,519,070)
                                                                      ===========    ===========    ===========    ===========
          Loss per share:

                    Basic and diluted - as reported                   $     (0.18)   $     (2.99)   $     (0.50)   $     (7.26)
                                                                      ===========    ===========    ===========    ===========
                    Basic and diluted - pro forma                     $     (0.18)   $     (3.05)   $     (0.54)   $     (7.47)
                                                                      ===========    ===========    ===========    ===========

(d)   COMPREHENSIVE INCOME

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income (loss). Comprehensive income is defined as the change in stockholders' equity of a business enterprise

                              DIOMED HOLDINGS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

during a period from transactions and other events and circumstances from non-owner sources. For all periods presented, comprehensive loss consists of the Company's net loss and changes in the cumulative translation adjustment account. Comprehensive net loss for all periods presented is as follows:

                                       Three Months Ended September 30,   Nine Months Ended September 30,
                                       --------------------------------   -------------------------------
                                              2004           2003               2004            2003
                                          -----------    -----------        -----------     -----------
Net loss                                  $(2,573,049)   $(3,549,072)       $(6,960,902)    $(7,307,341)
Foreign currency translation adjustment        (7,173)       255,591            (94,041)        105,221
                                          -----------    -----------        -----------     -----------

Comprehensive loss                        $(2,580,222)   $(3,293,481)       $(7,054,943)    $(7,202,120)
                                          ===========    ===========        ===========     ===========

(e) NET LOSS PER SHARE

Net loss per share is computed based on the guidance of SFAS No. 128, Earnings per Share. SFAS No. 128 requires companies to report both basic loss per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. As a result of the losses incurred by the Company for the three-month and nine-month periods ended September 30, 2004 and 2003, respectively, all potential common shares were antidilutive and were excluded from the diluted net loss per share calculations. The following table summarizes securities outstanding as of each of the three-month and nine-month periods, which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                            Three Months Ended September 30,    Nine Months Ended September 30,
                            --------------------------------    -------------------------------
                                   2004          2003                 2004          2003
                                 ---------     ---------            ---------     ---------
Common Stock Options             1,017,006       137,274            1,017,006       137,274
                                 =========     =========            =========     =========

Common Stock Warrants              882,625     1,640,039              882,625     1,640,039
                                 =========     =========            =========     =========


Convertible Debt                        --     3,977,500                   --     3,977,500
                                 =========     =========            =========     =========

Exchangeable Preferred Stock                          --            1,205,552     1,205,552
                                 =========     =========            =========     =========

(4)   LINE OF CREDIT ARRANGEMENTS

Diomed, Ltd., the Company's United Kingdom-based subsidiary, utilizes a line of credit with Barclays Bank, limited to the lesser of (GBP)150,000 ($271,350 at September 30, 2004) or 80% of eligible accounts receivable. The credit line bears interest at a rate of 3% above Barclays base rate (4.75% at September 30, 2004) and borrowings are due upon collection of receivables from customers. As security interest, Barclay's Bank has a lien on all of the assets of Diomed Ltd., excluding certain intellectual property. As of September 30, 2004, there were no amounts outstanding under this line of credit. As of September 30, 2003, there was approximately $292,246 outstanding under this line.

On June 8, 2004, the Company entered into a line of credit facility with Silicon Valley Bank for $2,500,000, limited to 80% of domestic accounts receivable and 50% of eligible inventory balances, as defined. The credit

                              DIOMED HOLDINGS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

line bears interest at a rate of 1% above the prime interest rate (4.75% at September 30, 2004). The credit line is secured by the assets of Diomed Inc., excluding certain intellectual property, and is subject to financial covenants including tangible net worth and liquidity. At September 30, 2004, there were no amounts outstanding under this line of credit. The Company terminated this line of credit in October 2004. See Subsequent Events Footnote (8).

(5)   STOCK OPTIONS

(a) In November 2003, the Company's stockholders approved the 2003 Omnibus Plan, under which the Company reserved 1,600,000 shares of common stock for future issuance. The 2003 Omnibus Plan provides for grants or awards of stock options, restricted stock awards, restricted stock units, performance grants, stock awards, and stock appreciation rights. Only present and future employees and outside directors and consultants are eligible to receive incentive awards under the 2003 Omnibus Plan.

The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two to four years, and expire 10 years after the date of grant. Incentive stock options under the Plans are granted at not less than fair market value per share of Common Stock on the date of grant or 110% of fair market value for any stockholder who holds more than 10% of the total combined voting power of all classes of stock of the Company.

As of September 30, 2004, 675,196 options and other incentive stock awards were available for future grants under the 2003 Omnibus Plan. In addition, 27,076 options were available under the 1998 Plan and 14,877 options were available under the 2001 Plan as of September 30, 2004.

A summary of stock option activity is as follows:

                                 Range of Exercise                       Weighted Average
                                       Price         Number of Shares     Exercise Price
                                 --------------------------------------------------------
Outstanding, December 31, 2003    $2.00 - $205.75         222,343             $ 25.00
        Granted                    2.50 -    6.75         855,976                4.69
        Forfeited                  5.00 -  138.00         (61,313)              12.76
                                 --------------------------------------------------------

Outstanding, September 30, 2004   $2.00 - $205.75       1,017,006             $  8.56
                                 ========================================================

Exercisable, September 30, 2004   $2.00 - $205.75         226,965             $ 20.42
                                 ========================================================

                              DIOMED HOLDINGS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

The following table summarizes currently outstanding and exercisable options as of September 30, 2004.

                                                           OUTSTANDING                                     EXERCISABLE
                                              ----------------------------------------          ---------------------------------
                                                                      Weighted Average                            Weighted Average
     Exercise Price              Shares       Remaining Life*           Exercise Price             Shares           Exercise Price
     --------------              ------       ---------------         ----------------            ------          ----------------
      $2.00 - $50.00               995,327         9.53                        $ 5.75             205,486                $  8.12
      56.25 - 88.50                  4,531         3.36                         66.40               4,331                  66.87
     100.00 - 164.00                16,508         3.46                        153.05              16,508                 153.05
     $201.25 - $205.75                 640         1.41                        205.75                 640                 205.75
                                -----------                            ---------------          ----------         --------------
                                 1,017,006                                     $ 8.56             226,965                $ 20.42
                                ===========                            ===============          ==========         ==============

* Weighted average remaining contractual life (in years).

(b) In the first quarter of 2004, the Company granted 20,059 options to purchase shares of Common Stock at exercise prices in the range of $5.00 per share to $6.75 per share to two consultants and a third party service provider for services performed. The Company recorded the fair value of such options, based on the Black-Scholes option pricing model, as stock-based compensation expense totaling $62,231 in the statement of operations for the nine-month period ended September 30, 2004.

(c)   A summary of warrant activity is as follows:

                                                                                                            Weighted Average
                                             Range of Exercise                         Weighted Average   Remaining Contractual
                                                  Price            Number of Shares     Exercise Price       Life (In Years)
                                           ----------------------------------------------------------------------------------
Outstanding, December 31, 2003                $0.025 - $87.50         1,196,838              $ 2.00                     4.9
        Exercised by former Placement Agent    0.025 -   2.50          (313,813)               0.03                      --
        Forfeited due to expiration                     50.00              (400)              50.00                      --
                                           ---------------------------------------------------------------------------------

Outstanding, September 30, 2004               $0.025 - $87.50           882,625              $ 2.50                     4.2
                                           =================================================================================

Exercisable, September 30, 2004               $0.025 - $87.50           882,625              $ 2.50                     4.2
                                           =================================================================================

                              DIOMED HOLDINGS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

(6)   SEGMENT REPORTING

The Company's reportable segments are determined by product type: laser systems and fibers, accessories and service. The Board of Directors evaluates segment performance based on revenue. Accordingly, all expenses are considered corporate level activities and are not allocated to segments. Also, the Board of Directors does not assign assets to its segments. This table presents revenues by reportable segment:

                                       Three Month Period Ended          Nine Month Period Ended
                                             September 30,                     September 30,
                                      ---------------------------       --------------------------
                                        2004              2003            2004              2003
                                      ----------       ----------       ----------      ----------
Laser systems                         $1,878,281       $1,504,234       $5,537,152      $4,205,931
Fibers, accessories, and service       1,398,183          867,534        3,871,617       2,438,187
                                      ----------       ----------       ----------      ----------
Total                                 $3,276,464       $2,371,768       $9,408,769      $6,644,118
                                      ==========       ==========       ==========      ==========

The following table represents percentage of revenues and long-lived assets by geographic destination:

                                              % of Revenue                   Long-lived Assets
                                      ---------------------------       --------------------------
                                    Nine Months Ended September 30,
                                    -------------------------------
                                                                       September 30,    December 31,
                                        2004              2003             2004            2003
                                      ----------       ----------       ----------      ----------
North America                                 64%              60%      $5,282,369      $5,300,029
Asia/Pacific                                  25%              23%              --              --
Europe                                        11%              15%         543,144         603,708
Other                                          --               2%              --              --
                                      ----------       ----------       ----------      ----------
Total                                        100%             100%      $5,825,513      $5,903,737
                                      ==========       ==========       ==========      ==========

(7)   COMMITMENTS AND CONTINGENCIES

From time to time the Company is involved in legal and administrative proceedings and claims of various types. While any litigation contains an element of uncertainty, management, in consultation with the Company's general counsel, presently believes that the outcome of each such other proceedings or claims which are pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company.

(8)   SUBSEQUENT EVENTS

PRIVATE PLACEMENT - On September 28, 2004, the Company entered into definitive agreement for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction ("Private Placement"). On October 25, 2004, the Company completed the sale of $7,000,000 aggregate principal amount of convertible debentures, which mature four years from the date of issuance, and 2,362,420 shares of its common stock. The Company issued warrants to purchase up to 1,832,461 shares of its common stock to investors who purchased convertible debentures, and warrants to purchase up to 1,181,210 additional shares of its common stock to investors purchasing common stock. The Company received net proceeds of approximately $9.8 million before related legal and registration expenses of approximately $300,000. The Company will use the proceeds for general working capital purposes.

                              DIOMED HOLDINGS, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2004

LINE OF CREDIT - As a result of the Private Placement, the Company terminated the $2,500,000 line of credit with Silicon Valley Bank. At no time during the term of the line of credit did the Company draw down on the line, and accordingly, there were no amounts outstanding at the time of termination.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "DGCL") allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Ninth Article of the Registrant's certificate of incorporation and Article VII of the Registrant's bylaws authorize indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant maintains liability insurance for the benefit of its directors and certain of its officers.

The above discussion of the DGCL and of the Registrant's certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Company in connection with the issuance and distribution of the shares of common stock.

                                                                 Estimated
Expense                                                            Amount
-------                                                            ------
Securities and Exchange Commission Registration Fee.......        $  8,500
Printing and Engraving Expenses...........................        $ 25,000
Legal Fees and Expenses...................................        $200,000
Accounting Fees and Expenses..............................        $ 30,000
Transfer Agent Fees and Expenses..........................        $ 10,000
Miscellaneous.............................................        $  5,000
                                                                  --------
      Total...............................................        $278,500

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

During 2001, 2002, 2003 and the first nine months of 2004, Diomed, Inc. and Diomed Holdings sold and issued the unregistered securities described below:

1) On March 15, 2001, pursuant to a plan of reorganization, Diomed sold and issued, and agreed to sell and issue, securities as follows (figures not adjusted to give effect to the 1:25 reverse split effective June 17, 2004):

Diomed sold 2,000,000 shares of its Series A Preferred Stock to nine purchasers for an aggregate purchase price of $2,000,000 (each share of Series A Preferred Stock could be converted into two shares of its common stock, subject to adjustment as provided in its certificate of incorporation). The nine purchasers, the shares of Diomed Series A Preferred Stock that they purchased and the respective purchase prices paid were as follows:

                                                       Shares                  Purchase Price
                                                   ----------------       -----------------------
Verus International Group Limited                       500,000                     $500,000.00
Verus Investments Holdings Inc.                         500,000                     $500,000.00
Winton Capital Holdings Ltd.                            500,000                     $500,000.00
Green Crescent Corporation                              318,500                     $318,500.00
James Arkoosh                                            41,500                     $ 41,500.00
George M. Lieberman                                       5,000                       $5,000.00
Marousa L. Dumaresq                                      35,000                     $ 35,000.00
Content Groove Inc.                                      50,000                     $ 50,000.00
Jack L. Rivkin                                           50,000                     $ 50,000.00
                                                   ----------------       -----------------------
                                                      2,000,000                   $2,000,000.00

Diomed committed to sell an additional 500,000 shares of its Series A Preferred Stock to Verus International, Group Limited by April 30, 2001, for an aggregate purchase price of $500,000;

Diomed issued a put/call option under which Verus International Group Limited and Winton Capital Holdings Ltd. could elect to purchase, and Diomed could elect to require such purchasers to purchase, up to an additional 1,000,000 shares of its Series A Preferred Stock at the same purchase price of $1.00 per share. The put option expired on May 31, 2001 and the call option expired on October 31, 2001;

Diomed issued 2,475,000 shares of its common stock in connection with the conversion by 19 noteholders of $2,475,000 in principal amount of its 9% Convertible Subordinated Notes due March 31, 2001 (which notes were amended as of March 15, 2001 to reduce the conversion price of such notes to $1.00 per share). Diomed repaid an aggregate of $225,000 principal amount of these notes that were not so converted. The 19 noteholders who converted their notes, the principal amounts of the notes they tendered to Diomed and the number of shares of Diomed common stock issued upon conversion of such notes were as follows (figures not adjusted to give effect to the 1:25 reverse split effective June 17, 2004):

                                                                   Principal
                                                                   Amount
                      Noteholder                                   of Notes             Shares Issued
                      ----------                                -------------           --------------
Charles Savill                                                   $   25,000.00                25,000
Chris Ohlsen                                                     $   25,000.00                25,000
CMWL Trust                                                       $  500,000.00               500,000
Edward Baxter                                                    $   25,000.00                25,000
Hugh Moreshead                                                   $   25,000.00                25,000
Jeffrey Evans                                                    $   25,000.00                25,000
Julian Rogers-Coltman                                            $   25,000.00                25,000
Mark & Amanda Sater                                              $   25,000.00                25,000
Michael May                                                      $   25,000.00                25,000
Mr Robert N. Bee and/or Mrs Delores M. Bee                       $   25,000.00                25,000
Neil Durazzo                                                     $  100,000.00               100,000
Nick Burge                                                       $   25,000.00                25,000
Nick Robinson                                                    $   25,000.00                25,000
Rathbone Jersey Limited re PT635                                 $1,000,000.00             1,000,000
Richard Gray                                                     $   25,000.00                25,000
Ross Jones                                                       $   25,000.00                25,000
Rupert Scott                                                     $   25,000.00                25,000
Verus Investments Holdings Inc.                                  $  500,000.00               500,000
Xavier De. La Rochefoncould                                      $   25,000.00                25,000
                                                                  --------------        ---------------
                                                                 $2,475,000.00             2,475,000

Diomed had issued 2,000,001 shares of its common stock to the five purchasers who purchased units on August 31, 2000 in consideration of the tender to it for cancellation of all securities purchased by such purchasers from us in August 2000 (namely, 571,429 shares of its common stock and warrants to purchase 1,142,858 shares of its common stock at an exercise price of $3.50 per share) and the termination of all rights granted by it to such purchasers in connection with the August 2000 transaction. The purchasers, the numbers of shares of common stock that were reissued to them and, the numbers of shares of common stock and warrants previously issued that were respectively cancelled were as follows (rounded to whole numbers):

                                                Shares of Common     Shares of Common
                                                   Stock to be          Stock to be         Warrants to be
                                                    Reissued             Cancelled            Cancelled
                                               -------------------  --------------------  -------------------
Verus Investment Holdings                               771,985               220,567              441,134
Gibralt Capital                                         999,999               285,714              571,428
James Arkoosh                                            17,500                 5,000               10,000
George Lieberman                                         10,500                 3,000                6,000
Marousa Dumaresq                                        200,018                57,148              114,296
                                               -------------------  --------------------  -------------------
                                                      2,000,001               571,429            1,142,858

      Diomed issued 708,792 shares of its common stock to five purchasers who purchased units in October 2000 in consideration of the tender to it for cancellation of all securities purchased by such purchasers from us in October 2000 (namely, 202,152 shares of its common stock and warrants to purchase 202,152 shares of its common stock at an exercise price of $3.50 per share) and the termination of all rights granted by it to such purchasers in connection with the October 2000 transaction. The purchasers, the numbers of shares of common stock that were reissued to them and, the numbers of shares of common stock and warrants previously issued that were respectively cancelled were as follows:

                                                                Shares of Common      Shares of Common
                                                                   Stock to be          Stock to be          Warrants to be
                                                                    Reissued             Cancelled             Cancelled
                                                                ----------------      ----------------       --------------
DLG Rowlands                                                          25,000.50                 7,143               7,143
Mrs. T. Norris                                                           12,250                 3,500               3,500
HSBC Financial Services (Cayman) Limited - Trustee of The             81,350.50                23,243              23,243
Abe-Sci Venture Fund
Fortis Fund Services (Cayman) Ltd. -                                    576,093               164,598             164,598
Trustee of Sofaer Funds/SCI Global Hedge Fund
Michael Bourne                                                           14,098                 4,028               4,028
                                                                  -------------         -------------         -----------
                                                                        708,792               202,512             202,512

Diomed issued and sold the securities in the six above-referenced transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. Each purchaser represented that such purchaser was an accredited investor or not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

2) On April 30, 2001, Diomed sold 500,000 shares of its Series A Preferred Stock to Verus International Group Limited, pursuant to the commitment entered into on March 15, 2001, for a purchase price of $500,000.

Diomed issued and sold its shares to Verus International Group Limited in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. The purchaser represented that it was an accredited investor, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. The purchaser also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificate issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that the purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

3) On May 31, 2001, Diomed exercised its put rights under the put/call option issued on March 15, 2001 (described under paragraph 1(iii), above) and sold 225,000 shares of its Series A Preferred Stock to four purchasers, three of which were assignees of Verus International Group Limited, for an aggregate purchase price of $225,000 in connection with the exercise of its rights. The purchasers, the numbers of shares of common stock purchased and the amounts paid were respectively as follows (figures not adjusted to give effect to the 1:25 reverse split effective June 17, 2004):

                                    Shares Purchased       Purchase Price
                               ---------------------  ---------------------
Winton Capital Holdings Ltd                 112,500         $112,500.00
Virtual Winds Capital                        80,500          $82,500.00
Philip Winder                                25,000          $25,000.00
Caryn Baily                                   5,000           $5,000.00
                               ---------------------  ---------------------
                                            225,000         $225,000.00

Diomed issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. Each purchaser represented that such purchaser was an accredited investor or not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

4) On September 24, 2001, Diomed issued a Promissory Note due January 1, 2004 in the principal amount of $936,000 to Axcan Pharma, a customer, in consideration of a prior advance of funds by such customer of $936,000. Diomed repaid this note in full, including all accrued interest, on January 2, 2004.

Diomed issued its note to Axcan in the above transaction in reliance upon exemptions from registration under the Securities Act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Axcan Pharma represented that it was an accredited investor, and agreed that the note would not be resold without registration under the Securities Act or exemption therefrom. Axcan Pharma also represented its intention to acquire the note for investment only, and not with a view to the distribution thereof.

5) On October 5, 2001, Diomed issued secured promissory notes due January 1, 2003 (subject to prior maturity in certain circumstances specified in such note) in the aggregate principal amount of $500,000 to Verus International Group Limited and Winton Capital Holdings Ltd. for an aggregate purchase price of $500,000 (which notes are convertible into shares of its common stock at a conversion price, referred to as the "note conversion price," equal to the lower of $2.25 per share ($56.25 per share after giving effect to the 1:25 reverse split effective June 17, 2004) or the price per share (on a common stock-equivalent basis) paid by other persons who purchase shares of its capital stock in the transaction in connection with which such conversion occurs) and warrants to purchase an aggregate of 50,000 (2,000 after giving effect to the 1:25 reverse split effective June 17, 2004) shares of its common stock (subject to increase in certain circumstances specified in such warrant) at an exercise price equal to the note conversion price. Diomed received the proceeds of these promissory notes in September 2001. Each purchaser purchased equal amounts of the notes and warrants. On December 21, 2001, Diomed and the noteholders agreed to reduce the note conversion price and the warrant exercise price to the lower of $2.00 per share ($50.00 per share after giving effect to the 1:25 reverse split effective June 17, 2004) or the price per share paid by other persons who purchase shares of its capital stock in the transaction in connection with which such conversion occurs. The principal and accrued interest payable under these secured promissory notes was paid in full by the Company after the closing of the private placement sale of common stock which occurred immediately prior to the Merger on February 14, 2002 and after the Merger became effective. As a result, these notes are no longer outstanding, and the warrants issued in conjunction therewith expired without having been exercised.

Diomed issued and sold its securities to Verus International Group Limited and Winton Capital Holdings Ltd. in the above transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each purchaser represented that it was an accredited investor, and each agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each purchaser also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the securities issued in the transactions with Verus International Group Limited and Winton Capital Holdings Ltd. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

6) On December 21, 2001, Diomed issued secured promissory notes due January 1, 2003 (subject to prior maturity in certain circumstances specified in such notes) in the aggregate principal amount of $200,000 to Verus International Group Ltd. and Winton Capital Holdings, Ltd. for an aggregate purchase price of $200,000 (which notes are convertible into shares of its common stock at a conversion price, referred to as the "note conversion price," equal to the lower of $2.00 per share ($50.00 per share after giving effect to the 1:25 reverse split effective June 17, 2004) or the price per share (on a common stock-equivalent basis) paid by other persons who purchase shares of its capital stock in the transaction in connection with which such conversion occurs) and warrants to purchase an aggregate of 20,000 (800 after giving effect to the 1:25 reverse split effective June 17, 2004) shares of common stock (subject to increase in certain circumstances specified in such warrants) at an exercise price equal to the note conversion price. Each purchaser purchased equal amounts of the notes and warrants. The principal and accrued interest payable under these secured promissory notes was paid in full by the Company after the closing of the private placement sale of common stock which occurred immediately prior to the Merger on February 14, 2002 and after the Merger became effective. As a result, these notes are no longer outstanding, and the warrants issued in conjunction therewith expired without having been exercised.

Diomed issued and sold its securities to Verus International Group Limited and Winton Capital Holdings Ltd. in the above transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each purchaser represented that it was an accredited investor, and each agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each purchaser also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the securities issued in the transactions with Verus International Group Limited and Winton Capital Holdings Ltd. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

7) On January 1, 2002, Diomed issued 5,000 warrants to each of Verus International Group Limited and Winton Capital Holdings Ltd. pursuant to agreements under which Diomed issued warrants to Verus International Group Limited and Winton Capital Holdings Ltd. on October 5, 2001. The terms and conditions of the warrants include an exercise price of $2.00 per share ($50 per share after giving effect to the 1:25 reverse split effected June 17, 2004). These warrants expired without having been exercised.

Diomed issued and sold its warrants to Verus International Group Limited and Winton Capital Holdings Ltd., in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each purchaser also represented its intention to acquire the warrants for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the warrants issued in the transactions with Verus International Group Limited and Winton Capital Holdings Ltd. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each of Verus International Group Limited and Winton Capital Holdings Ltd. was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. Diomed affixed appropriate legends to the warrants issued in the transactions with Verus International Group Limited and Winton Capital Holdings Ltd.

8) In January 2002, Diomed issued 135,735 (5,430 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of its common stock in satisfaction of indebtedness it owed to QLT under a promissory note in the principal amount of $339,336. Diomed determined this number of shares in accordance with the provisions of the note regarding the conversion price of the note.

Diomed issued and sold these securities to QLT in reliance upon exemptions from registration under the Securities Act set forth in Section 4(2) thereof or Regulation S thereunder. QLT represented that it was not a U.S. person and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. QLT also represented it intended to acquire the securities for investment purposes only and not with a view to the distribution thereof. The common stock was not issued in certificated form. Before making any offering of the securities to QLT, Diomed had reasonable grounds to believe and believed that QLT was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

9) On February 14, 2002, immediately prior to the taking effect of the Merger, we issued 5,000,000 (200,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock at a purchase price of $2.00 per share ($50 per share after giving effect to the 1:25 reverse split effected June 17, 2004) in a private placement offering made to 46 purchasers, and received aggregate gross proceeds of $10,000,000 from this offering. The purchasers and the respective numbers of shares of common stock they purchased are set forth below. The numbers set forth below do not give effect to the 1:25 reverse split effected June 17, 2004.

Shareholder                                                 Shares Issued
-----------                                                 -------------
Lorne Neff                                                        10,000
Gerry Nichele                                                     12,500
Joan Woodrow                                                       5,000
Cheryl More                                                        5,000
Jim Fitzgerald                                                    25,000
T&J Reilly Revocable Trust                                        35,000
Walter Eeds                                                       35,000
3854973 Canada Inc.                                              100,000
Cirpa Inc.                                                       132,500
Melvin Fogel                                                      62,500
Bruce Fogel                                                      100,000
Joseph Yanow                                                      74,000
Elio Cerundolo                                                    56,000
Alan Dershowitz                                                   50,000
Elon Dershowitz                                                   25,000
Panamerica Capital Group, Inc.                                   250,000
Private Investment Company Ltd.                                  250,000
Green Mountain Trading, Ltd.                                      50,000
Steve Leisher                                                     50,000
Antonio Garcia                                                    75,000
Renee Schatz Revocable Trust                                      35,000
Ray Grimm                                                         25,000
Jeffrey Evans                                                     12,500
Nicholas Burge                                                    12,500

Julian Rogers - Coltman                                           12,500
Aslan Ltd.                                                        25,000
Patricia Kelly-White                                              12,500
Ernest Holloway                                                   10,000
W.T. Leahy III                                                    25,000
Thomas Brassil                                                    25,000
1212855 Ontario Ltd.                                              50,000
John Galt Fund, L.P.                                              50,000
Seneca Ventures                                                  125,000
Woodland Ventures Fund                                           125,000
Steve Shraiberg                                                  300,000
Semamor Enterprises                                              500,000
Matthew Bronfman Recipient Pour Off Trust                        250,000
Jack L. Rivkin                                                   100,000
Orva Harwood                                                      40,000
Winton Capital Holdings                                        1,200,000
Bridge Finance Ltd.                                               50,000
Hyde Park International Holdings Ltd.                            125,000
Sarah Investments Ltd.                                           250,000
Charles Diamond                                                  150,000
Lord Anthony St. John                                             37,500
Alex Vahabzadeh Money Purchase Plan                               50,000
                                                               ---------
                                                               5,000,000

Diomed issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D or Regulation S thereunder. Each purchaser represented that such purchaser was an accredited investor or not a U.S. person, and each agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each purchaser also represented such purchaser's intention to acquire the securities for investment only, and not with a view to the distribution thereof. Diomed affixed appropriate legends to the stock certificates issued in such transactions. Prior to making any offer or sale, Diomed had reasonable grounds to believe and believed that each purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. The shares of common stock issued by Diomed in the private placement on February 14, 2002 became shares of common stock of the Company when the Merger became effective.

10) In April 2002, we entered into an agreement, referred to as the IRG Agreement, with The Investor Relations Group, Inc., referred to as IRG, for investor relations and public relations services. In connection therewith, we granted to IRG 150,000 (6,000 after giving effect to the 1:25 reverse split effected June 17, 2004) options, referred to as the Awarded Options, to purchase shares of Class A Stock, (which, in connection with the Migratory Merger, discussed below, became options to purchase the Company's Class A Stock), priced at $5.35 per share ($133.75 per share after giving effect to the 1:25 reverse split effected June 17, 2004). The Awarded Options were not granted under the 2001 Plan, but are subject to the terms and conditions of the 2001 Plan as if granted thereunder. Any unvested Awarded Options were to terminate upon the termination of the IRG Agreement. In November 2002, the Company terminated its agreement with IRG. In accordance with the agreement, IRG owned 1,750 (after giving effect to the 1:25 reverse split effected June 17, 2004) Awarded Options, exercisable until November 2004. The Awarded Options so held expired without exercise.

The Company issued and sold the options to IRG in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. IRG represented that it was an accredited investor, and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. IRG also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the options issued in this transaction. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that IRG was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

11) As a result of the Migratory Merger that occurred in May, 2002, the outstanding capital securities of the Company prior to the Migratory Merger were exchanged for comparable securities of the Company after the Migratory Merger. There was no change in the number of outstanding common share equivalents of the Company, which remained at 28,965,690 (1,158,627 after giving effect to the 1:25 reverse split effected June 17, 2004). However, each share of pre-Migratory Merger Class A Stock, each share of which would have been convertible into four shares of common stock on the basis of a pre-established schedule, received four shares of post-Merger Class A Stock, each share of which is convertible into one share of common stock on the basis of the same pre-established schedule. The Migratory Merger did not result in any change in the restrictions on transfer attaching to the 5,000,000 (200,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of the common stock sold in the February 14, 2002 private placement.

The Company issued the securities in the Migratory Merger in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 3(a)(9) thereof. In the Migratory Merger, the securities of the predecessor (Nevada) corporation were exchanged for like securities of the successor (Delaware) and no commission or other remuneration was paid or given for soliciting the exchange.

12) In August 2002, we re-valued the conversion price of the promissory note held by QLT, Inc. (issued in connection with our purchase in October 2000 of QLT's rights related to OPTIGUIDE(R) fibers) which QLT converted into common stock in January 2002 to $1.50 per share ($37.50 per share after giving effect to the 1:25 reverse split effected June 17, 2004) and in so doing, we issued an additional 90,489 (3,620 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of Class A Stock to QLT. QLT also converted a second promissory note held by QLT (also issued in connection with our purchase in October 2000 of QLT's rights related to OPTIGUIDE(R) fibers) at a conversion price of $1.50 per share ($37.50 per share after giving effect to the 1:25 reverse split effected June 17, 2004), and we issued 605,570 (2,423 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of Class A Stock to QLT in that connection.

The Company issued and sold these securities to QLT in reliance upon exemptions from registration under the Securities Act set forth in Section 4(2) thereof or Regulation S thereunder. QLT represented that it was not a U.S. person and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. QLT also represented it intended to acquire the securities for investment purposes only and not with a view to the distribution thereof. The common stock was not issued in certificated form. Before making any offering of the securities to QLT, Diomed had reasonable grounds to believe and believed that QLT was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

13) In November 2002, we issued an aggregate of 50,000 (2,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock to the purchasers of common stock in our February 14, 2002 private placement. We issued these shares because the registration statement we filed registering the private placement common stock did not become effective within 240 days of the private placement. (The registration statement was declared effective by the SEC as of October 25, 2002). According to the private placement agreement, we were required to issue 1% of the shares purchased in the private placement for each month after the 240 day deadline during which the registration statement was not effective.

The Company filed a registration statement on Form SB-2MEF simultaneously with the issuance of these shares of common stock. This registration statement became effective immediately upon filing with the SEC.

14) In December 2002, in consideration for aggregate gross proceeds to Diomed of $2,000,000 paid by Gibralt U.S., Inc. and pursuant to the terms and conditions of a Note Agreement, the Company issued to Gibralt U.S. (i) warrants to purchase up to 8,333,333 (333,333 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock at an exercise price of $.26 per share ($6.50 per share after giving effect to the 1:25 reverse split effected June 17, 2004), which warrants become exercisable on May 27, 2003 and expire on May 27, 2008, and (ii) $1,000,000 principal amount Class A Secured Convertible Notes due January 1, 2004 and $1,000,000 principal amount of Class B Unsecured Convertible Notes due January 1, 2004, which Notes bear interest at the rate of 8% per annum, and are convertible into common stock at the option of the holder(s) upon at least 60 days written notice to the Company or, at the option of the holder(s) upon the occurrence of certain transactions or events, specified in the Note Agreement. The rate of conversion is 80% of the Common Stock Price (as defined in the Note Agreement), which cannot be ascertained until a conversion is requested because it is based on the market price of the common stock during the period prior to the date that conversion is requested. The Company granted certain registration rights in connection with the common stock which may be issued upon exercise of the warrants and/or conversion of the Notes pursuant to a registration rights agreement. In addition, the Company granted a lien in certain assets of Diomed to the holder(s) of the Class A Secured Convertible Notes, and pledged to the Class A Secured Convertible Note holders 100% of the shares of Diomed PDT, Inc., a wholly-owned Delaware subsidiary of Diomed which owns certain assets related to the Company's PDT business. Under the terms of the Note Agreement, Gibralt U.S. is the "Designated Purchaser" with authority to perform certain actions relating to the Notes on behalf of the other holders of Notes, although this authority does not include investment discretion over the Notes or the Warrants.

Gibralt U.S. is an affiliate of Samuel Belzberg, a former director of Diomed Holdings and Diomed until February 2004. The Company believes the terms of this bridge financing were no less favorable to Diomed Holdings and/or Diomed than if the transaction were with a non-affiliate of the Company. This bridge financing transaction was approved by the Audit Committee of the board of directors of Diomed Holdings and by the boards of directors of Diomed Holdings and Diomed.

On March 18, 2003, Gibralt U.S. sold and transferred to three investors in a private transaction (i) $500,000 aggregate principal amount of Notes ($250,000 of which are Class A Notes and $250,000 of which are Class B Notes), and (ii) 2,083,334 (83,333 after giving effect to the 1:25 reverse split effected June 17, 2004) warrants. Accordingly, after the taking effect of this transfer, Mr. Belzberg beneficially owned 6,249,999 (250,000 after giving effect to the 1:25 reverse split effected June 17, 2004) warrants and $1,500,000 aggregate principal amount of Notes.

The Company issued and sold the securities in the above transaction in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Gibralt U.S. represented that it was an accredited investor, and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Gibralt U.S. also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the Notes and warrant certificate issued in this transaction. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that Gibralt U.S. was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

15) On May 7, 2003, the Company issued to the December 2002 noteholders a total of 20 shares of Class C Convertible Preferred Stock, convertible into a total of 27,117,240 (1,084,690 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock, in exchange for the convertibility feature of the $2,000,000 principal amount of notes and their warrants to purchase 8,333,333 (333,333 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock, as well as certain other rights. The terms of the Notes issued in the December 2002 financing were amended accordingly, and the Company issued Class (C Secured Notes in exchange for the Class A and B Notes issued in December 2002.

On May 28, 2003, the Company and the December 2002 noteholders agreed to certain further revisions of the terms of the Notes issued in December 2002, including extending the maturity date to January 1, 2006, limiting the collateral securing the Notes and increasing to 12.5% the interest rate on the Notes. The December 2002 noteholders exchanged their Class C Notes for an equal principal amount of Class E Notes, reflecting the revised terms. All of the Class E Notes were redeemed by the Company on September 3, 2003, using a portion of the proceeds from the first closing of the Company's equity financing which occurred on that date, and no Class E Notes remain outstanding.

The Company issued and sold the securities in the above transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each of the December 2002 noteholders represented that it was an accredited investor, and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each of the December 2002 noteholders also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the Notes issued in these transactions. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that the December 2002 noteholders were capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

16) On May 7, 2003, the Company issued Class D Secured Notes in the aggregate principal amount of $1,200,000 in connection with loans committed by three affiliates of the Company, Gibralt U.S., an affiliate of Samuel Belzberg, a former director of the Company ($1,100,000), Peter Norris, a director of the Company ($50,000) and James A. Wylie, Jr., a director and the chief executive officer of the Company ($50,000). The terms of these Notes provide that they are redeemable for securities that the Company issues in an equity financing transaction entered into after the issuance of these Notes, on the same terms and conditions as the other investors in such an equity financing.

In connection with this financing, the Company also issued to the lenders a total of 24 shares of Class D Convertible Preferred Stock, convertible into a total of 3,021,552 (120,862 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock, allocated among the lenders in proportion to their respective loan commitments, as compensation in consideration of the increased that they were taking by funding the operations of the Company in advance of investors in the future equity financing.

The Company issued and sold the securities in the above transactions in reliance upon exemptions from registration under the Securities act of 1933, as amended, set forth in Section 4(2) thereof or Regulation D thereunder. Each of the May 2003 noteholders represented that it was an accredited investor, and agreed that the securities would not be resold without registration under the Securities Act or exemption therefrom. Each of the May 2003 noteholders also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. The Company affixed appropriate legends to the Notes issued in these transactions. Prior to making any offer or sale, the Company had reasonable grounds to believe and believed that the May 2003 noteholders were capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment.

17) On August 22, 2003, pursuant to the stipulation of settlement that we reached in a class action lawsuit filed against us in July 2003, we entered into exchange agreements with the holders of the outstanding shares of our Class C Convertible Preferred Stock (the "Class C Stock") and Class D Convertible Preferred Stock (the "Class D Stock"). Upon entering into the exchange agreements, the holders of the Class C Stock exchanged their Class C Stock for 20 shares of Class E Stock, on a share-for-share basis. Similarly, upon execution of the exchange agreements, the holders of the 24 outstanding Class D Stock exchanged their Class D Stock for shares of Class F Stock, on a share-for-share basis. Following these exchanges, we eliminated all Class C Stock and all Class D Stock.

Shares of the Class E and Class F Stock are preferred in liquidation to the extent that, before any distribution of assets can be made to the holders of the common stock, there will be distributed pro rata to the holders of the issued and outstanding shares of Class E Stock and Class F Stock the amount of $108,469 as to each outstanding share of Class E Stock and $10,072 per share as to each outstanding share of Class F Stock. The holders of the common stock then share in the remainder of net liquidation of proceeds. The aggregate liquidation preference of the Class E Stock is $2,169,380 and the aggregate liquidation preference of the Class F Stock is $241,728.

The holders of the Class E Stock are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each share of Class E Stock being 1,355,862 (54,234 after giving effect to the 1:25 reverse split effected June 17, 2004) times the dividend or distribution to be paid on each share of common stock. The holders of the Class F Stock are entitled to cash dividends and distributions when and as declared by the board of directors, pari passu with the holders of our common stock with the dividend amount on each share of Class F Stock being 125,898 (5,036 after giving effect to the 1:25 reverse split effected June 17, 2004) times the dividend or distribution to be paid on each share of common stock.

The exchange agreements also gave both the Company and the holders of the Class E Stock and the Class F Stock rights to exchange those preferred shares for shares of our common stock, as long as our stockholders approve the issuance of the shares of our common stock underlying the preferred shares and the AMEX approves the listing of these shares of common stock. Specifically, if the stockholders approve the common stock issuance and the AMEX lists these the shares of common stock, then the holders of the Class E Stock have the right to sell to us, and we have the right to purchase from them, each outstanding share of Class E Stock in exchange for 1,355,862 (54,234 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of our common stock per share of Class E Stock. Similarly, the holders of the Class F Stock have the right to sell to us, and we have the right to purchase from them, each outstanding share of Class F Stock in exchange for 125,898 (5,036 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of our common stock per share of Class F Stock. The exchange agreements also provided that, should any sale, lease, exchange or other disposition of all or substantially all of our assets occur while shares of Class E Stock and Class F Stock are outstanding, each holder of the Class E Stock has the right to sell to us all shares of Class E Stock held in exchange for 1,355,862 (54,234 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock per share of Class E Stock. Similarly, each holder of the Class F Stock has the right to sell to us all shares of Class F Stock held in exchange for 125,898 (5,036 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock per share of Class F Stock.

The board of directors determined that the terms of the exchange agreements were appropriate in order to provide the former holders of the Class C Stock and the Class D Stock with the economic equivalence of the conversion rights they held in conjunction with the Class C Stock and Class D Stock. Upon exchange of all Class E Stock, the former holders of the Class C Stock will receive 27,117,240 (1,084,690 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of our common stock, or the same number of shares of our common stock we were obligated to issue to them upon conversion of the Class C Stock. Upon exchange of all shares of the Class F Stock, the former holders of the Class D Stock will receive 3,021,552 (120,862 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock, or the same number of shares of our common stock that we were obligated to issue to them upon conversion of the Class D Stock.

The Company issued its preferred shares to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the options or notes, as the case may be, nor the underlying securities would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the security holder was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the options granted.

18) On September 3, 2003, at the first closing of our equity financing transaction, we issued an aggregate principal amount of $6,995,000 in Secured Bridge Notes due 2004 to 119 accredited investors. The principal and accrued interest on these Secured Bridge Notes will convert into shares of common stock at the conversion price of $0.08 per share ($2.00 per share after giving effect to the 1:25 reverse split effected June 17, 2004) when we complete the equity financing. The names of the investors in the equity financing to whom we issued Secured Bridge Notes, the principal amount of the Secured Bridge Notes issued to each such investor and the number of shares of common stock into which the Secured Bridge Notes will convert are set forth below. These investors include Gibralt U.S., Inc., an affiliate of one of the Company's former directors, Samuel Belzberg. The numbers of shares set forth below do not give effect to the 1:25 reverse split effective June 17, 2004.

                                                                                                 Shares of common stock to
                                                                                                     Be Issued at Final
                                                                                                     Closing of Equity
                                                                                                 Financing upon Conversion
                                                                      Secured Bridge Notes        of Secured Bridge Notes
                                                                  Purchased September 3, 2003     (Excluding Shares to Be
                                                                   at First Closing of Equity    Issued upon Conversion of
                       Name of Investor                                    Financing                 Accrued Interest)
-----------------------------------------------------------      ------------------------------- ---------------------------
Gibralt U.S., Inc.                                                                   $1,500,000                  18,750,000
Morris Belzberg                                                                        $300,000                   3,750,000
Charles Diamond                                                                        $100,000                   1,250,000
Steven Schraiberg                                                                      $100,000                   1,250,000
Sunrise Securities Corp.                                                               $495,000                   6,187,500
Sanford Antignas                                                                         $2,250                      28,125
BPW Israel Ventures LLC                                                                 $56,250                     703,125
Emilio Bassini                                                                          $22,500                     281,250
HUG Funding LLC                                                                         $90,000                   1,125,000
West End Convertible Fund, L.P.                                                         $22,500                     281,250
F. Berdon Defined Benefit Plan                                                           $9,000                     112,500
Chana Braun                                                                              $5,625                    70,312.5
Smithfield Fiduciary, LLC                                                              $112,500                   1,406,250
Meredith A. Rauhut                                                                      $11,250                     140,625
Sean B. Curran                                                                          $11,250                      40,625
Incap Company Limited                                                                   $56,250                     703,125
Bel-Cal Holdings, Ltd.                                                                  $45,000                     562,500
SDS Merchant Fund, LP                                                                  $112,500                   1,406,250
BayStar Capital II, LP                                                                 $112,500                   1,406,250
Craig Drill Capital                                                                    $101,250                   1,265,625
Joseph Duchman                                                                           $5,625                    70,312.5
Bear Stearns Securities Corp., Custodian for J. Steven Emerson                         $135,000                   1,687,500
IRA II
Michael D. Farkas                                                                       $16,875                   210,937.5
The Riverview Group, LLC                                                               $317,250                   3,965,625
Robert Schecter                                                                          $6,750                      84,375
Shimon S. Fishman                                                                        $3,375                    42,187.5
Platinum Partners Global Macro Fund, LP                                                 $56,250                     703,125
Platinum Partners Value Arbitrage Fund, LP                                             $168,750                   2,109,375
Melton Management Ltd.                                                                  $22,500                     281,250
Asher Gottesman                                                                          $2,250                      28,125
James G. Groninger                                                                      $13,500                     168,750
Yehuda Harats                                                                           $45,000                     562,500
David Hirsch and Ruth Hirsh                                                              $5,625                    70,312.5
J.M. Hull Associates, LP                                                                $22,500                     281,250
Benjamin J. Jesselson 8/21/74 Trust                                                     $33,750                     421,875
Michael G. Jesselson 4/8/71 Trust                                                       $33,750                     421,875
Ron Katz                                                                                $33,750                     421,875
Joseph Klein III                                                                        $11,250                     140,625
Abraham Koot                                                                             $1,125                    14,062.5
ProMed Offshore Fund, Ltd.                                                              $16,425                   205,312.5
ProMed Partners, LP                                                                     $96,075                 1,200,937.5
Dwight E. Lee                                                                            $6,750                      84,375
Jonathan Leifer                                                                         $11,250                     140,625
David Leiner                                                                             $5,625                    70,312.5
Ruth Low                                                                                $22,500                     281,250
Avi Lyons                                                                                $2,250                      28,125
Jason Lyons                                                                              $1,125                    14,062.5
David D. May                                                                            $11,250                     140,625
Balestra Capital Partners, LP                                                           $45,000                     562,500
Monmouth Consulting Inc.                                                                 $5,625                    70,312.5
MTD Holdings LLC                                                                        $56,250                     703,125
Israel Nekritz                                                                           $1,125                    14,062.5
Tammy Newman                                                                             $2,250                      28,125
Pequot Navigator Offshore Fund, Inc.                                                   $135,000                   1,687,500
Pequot Navigator Onshore Fund, LP                                                       $78,750                     984,375
Pequot Scout Fund, LP                                                                  $236,250                   2,953,125
Piers Playfair                                                                           $5,625                    70,312.5
William J. Ritger                                                                       $22,500                     281,250

                                                                                                 Shares of common stock to
                                                                                                     Be Issued at Final
                                                                                                     Closing of Equity
                                                                                                 Financing upon Conversion
                                                                      Secured Bridge Notes        of Secured Bridge Notes
                                                                  Purchased September 3, 2003     (Excluding Shares to Be
                                                                   at First Closing of Equity    Issued upon Conversion of
                       Name of Investor                                    Financing                 Accrued Interest)
-----------------------------------------------------------      ------------------------------- ---------------------------
Orion Biomedical Fund, LP                                                            $92,418.75                1,155,234.38
Orion Biomedical Offshore Fund, LP                                                   $20,081.25                  251,015.63
Reuven Y. Rosenberg                                                                     $56,250                     703,125
Joan Schapiro                                                                            $5,625                    70,312.5
Rock Associates                                                                          $5,625                    70,312.5
Alexander Scharf                                                                         $5,625                    70,312.5
David Scharf                                                                             $6,750                      84,375
Abraham Schwartz                                                                         $3,375                    42,187.5
Rivie Schwebel                                                                           $5,625                    70,312.5
Morton Seelenfreund IRA                                                                 $22,500                     281,250
Sherleigh Associates Inc. Profit Sharing Plan                                          $112,500                   1,406,250
Terrapin Partners                                                                      $112,500                   1,406,250
Stanley B. Stern                                                                         $2,250                      28,125
David Stone                                                                             $56,250                     703,125
Richard B. Stone                                                                         $2,250                      28,125
Peter Sugarman                                                                          $45,000                     562,500
Langley Partners, L.P.                                                                  $45,000                     562,500
Ellis International Ltd.                                                                $56,250                     703,125
Fred Weber & Chaya Weber JT Ten                                                          $4,500                      56,250
George Weinberger                                                                       $22,500                     281,250
Congregation Mishkan Sholom                                                             $33,750                     421,875
North Sound Legacy Fund LLC                                                             $10,125                   126,562.5
North Sound Legacy Institutional Fund LLC                                              $102,375                 1,279,687.5
North Sound Legacy International Ltd.                                                  $112,500                   1,406,250
East Hudson Inc. (BVI)                                                                  $13,275                   165,937.5
The Conus Fund (QP), LP                                                                 $11,025                   137,812.5
The Conus Fund Offshore Ltd.                                                             $9,675                   120,937.5
The Conus Fund, LP                                                                      $78,525                   981,562.5
Bull & Co.                                                                              $14,625                   182,812.5
Albert L. Zesiger                                                                       $11,250                     140,625
Cudd & Co.                                                                              $16,650                     208,125
Barrie Ramsay Zesiger                                                                   $11,250                     140,625
City of Milford Pension & Retirement Fund                                              $155,250                   1,940,625
City of Stamford Firemen's Pension Fund                                                 $74,250                     928,125
Domenic J. Mizio                                                                        $22,500                     281,250
Francois deMenil                                                                        $15,750                     196,875
HBL Charitable Unitrust                                                                 $14,625                   182,812.5
Cudd & Co.                                                                              $18,000                     225,000
James F. Cleary                                                                          $2,250                      28,125
Jeanne L. Morency                                                                       $11,250                     140,625
John J. & Catherine H. Kayola                                                            $1,800                      22,500
Hare & Co.                                                                              $15,750                     196,875
Meehan Foundation                                                                       $14,625                   182,812.5
Morgan Trust Co. of the Bahamas Ltd. As Trustee U/A/D 11/30/93                          $48,375                   604,687.5
Murray Capital, LLC                                                                     $18,000                     225,000
Huland & Co.                                                                            $42,750                     534,375
Huland & Co.                                                                             $7,875                    98,437.5
Huland & Co.                                                                            $33,750                     421,875
Peter Looram                                                                             $6,750                      84,375
Psychology Associates                                                                    $4,500                      56,250
Mellon Bank NA, Custodian for PERSI-Zesiger Capital                                    $270,000                   3,375,000
Robert K. Winters                                                                          $675                     8,437.5
Susan Uris Halpern                                                                      $30,375                   379,687.5
Theeuwes Family Trust, Felix Theeuwes, Trustee                                          $14,625                   182,812.5
William B. Lazar                                                                        $11,250                     140,625
Wolfson Investment Partners, LP                                                         $11,250                     140,625
Zinc Partners II, LP                                                                    $505.80                     6,322.5
Zinc Partners Offshore, Ltd.                                                            $37,521                   469,012.5
Zinc Partners, LP                                                                    $40,723.20                     509,040

We received gross proceeds of $6,500,000 from the issuance of the Secured Bridge Notes. We applied a portion of these proceeds to repay in full all of our outstanding Class E notes (approximately $2,140,000 of principal and interest, including approximately $1,575,000 repaid to Gibralt U.S., Inc., an affiliate of Samuel Belzberg, a former director of the Company) and to acquire additional intellectual property rights related to our EVLT(R) product line ($2,000,000). We also paid fees incurred by legal counsel to the investors (approximately $100,000) and reimbursable expenses incurred by our placement agent (approximately $14,000). Our intention was to use the balance of these proceeds for general working capital purposes.

As part of the compensation payable to our placement agent, Sunrise Securities Corp., in connection with our equity financing, on September 3, 2003, we issued warrants to purchase up to a total of 40,879,063 (1,635,163 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock to our placement agent. The warrants may be exercised for a five-year period beginning when our stockholders approved the issuance of shares of our common stock underlying these warrants and those shares have been listed for trading on the AMEX. The following table sets forth the respective exercise prices of these warrants. The numbers of shares set forth below do not give effect to the 1:25 reverse split effected June 17, 2004.

           Number of Shares of
        Common Stock Purchasable               Exercise Price
        ------------------------               --------------
               17,541,563                          $0.001
                6,187,500                          $0.08
               17,150,000                          $0.10

The Company issued its securities to the above-referenced persons in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the notes, common stock or warrants, as the case may be, nor the underlying securities, would be resold without registration under the Securities Act or exemption therefrom. Each such person also represented his, her or its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the options granted.

19) On September 3, 2003, in connection with our purchase from Robert J. Min, M.D. of his interest in the technology we use in our EVLT(R) products and services, we issued options to purchase 1,000,000 (40,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock to Dr. Min.

The Company issued these options to Dr. Min in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Dr. Min agreed that neither the options or notes, as the case may be, nor the underlying securities would be resold without registration under the Securities Act or exemption therefrom. Dr. Min also represented intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that the purchaser was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the options granted.

20) On September 30, 2003, we agreed to issue 500,000 (20,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock to Verus Support Services, Inc. to satisfy our obligations arising under a December 2001 agreement between the Company and Verus. The Company believes that Verus is no longer a holder of greater than 5% of the Company's common stock. We engaged Verus as our financial advisor for the period ended August 31, 2003. Under that agreement, we were to pay Verus $15,000 per month for these services. We ceased making the $15,000 monthly payments to Verus beginning August 2002. On September 30, 2003, we entered into an agreement with Verus pursuant to which we were to issue to Verus a total of 500,000 (20,000 after giving effect to the 1:25 reverse split effected June 17, 2004) shares of common stock in lieu of the monthly payments that we did not pay to Verus. The issuance of these shares was contingent on the completion of the equity financing, and we were to issue these shares to Verus within three days after we completed the equity financing. We issued these shares on November 25, 2003, the same day that we completed the equity financing.

The Company issued securities to the Verus in reliance upon the exemption from registration set forth under Section 4(2) of the Securities Act of 1933, as amended. Each such person agreed that neither the common stock would not be resold without registration under the Securities Act or exemption therefrom. Verus also represented its intention to acquire the securities for investment only, and not with a view to the distribution thereof. Prior to making any offer or sale, we had reasonable grounds to believe and believed that Verus was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment represented by the shares to be issued.

21) On September 28, 2004, we entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. On October 25, 2004, after the AMEX approved our application list the shares to be issued in this financing, we completed this transaction. We received net proceeds of approximately $9.8 million from this transaction, which will be used for general working capital purposes. The following summarizes the principal terms of the transaction:

VARIABLE RATE CONVERTIBLE DEBENTURES

We issued an aggregate of $7,000,000 principal amount of convertible debentures at par. The convertible debentures bear interest (payable quarterly in arrears on March 31, June 30, September 30 and December 31) at a variable rate of 400 basis points over six-month LIBOR and mature four years from the date of issuance.

The debentures are convertible at any time at the option of the holder into common stock at a conversion price of $2.29 per share, which was 120% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements The conversion price is subject to certain adjustments, with a minimum conversion price of $2.20 per share unless we obtain stockholder approval to reduce the conversion price below $2.20.

Subject to certain conditions, the debentures will also be convertible at our option at any time after the first anniversary of the issuance date if the closing price of the common stock equals or exceeds 175% of the conversion price for at least 20 consecutive trading days. Also subject to certain conditions, upon maturity, we may cause the holders to convert the entire principal amount of debentures outstanding into shares of common stock upon maturity, at a price per share equal to the lesser of the stated conversion price and 90% of the volume weighted average trading price of its common stock for the 20 days prior to the maturity date.

After the first year and at our option, subject to certain conditions, interest may be paid in shares of its common stock in lieu of cash, at a conversion price which is based on the closing prices of the common stock on the fifth through first trading days immediately preceding the interest payment date. The conversion rate for interest will be discounted by 10% if we obtain stockholder approval of this discount. In any event, though, without stockholder approval, the conversion rate for interest will not be less than $1.91, the closing price of the common stock on the AMEX on the trading day prior to the date that the Company and the investors signed the definitive purchase agreements.

COMMON STOCK

We issued and sold, for an aggregate gross purchase price of $3,614,503, shares of its common stock at a purchase price of $1.53 per share, which is 80% of the closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. Accordingly, we issued a total of 2,362,420 shares of common stock to the investors who purchased common stock in this transaction.

WARRANTS TO PURCHASE COMMON STOCK

In connection with the issuance of both the convertible debentures and the common stock, we issued warrants to purchase shares of common stock. We issued warrants to purchase up to 1,832,461 shares of common stock to the investors who purchased convertible debentures and we issued warrants to purchase up to 1,181,210 additional shares of common stock to the investors who purchased common stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $2.10 per share, which is 110% of the $1.91 per share closing price of the common stock on the AMEX on the trading day prior to the date that we and the investors signed the definitive purchase agreements. The exercise price is subject to certain adjustments, including for future sales of securities below the exercise price, with a minimum exercise price of $1.91 per share unless we obtain stockholder approval to reduce the exercise price below $1.91. In addition, if the shares of common stock underlying the warrants are not registered with the United States Securities and Exchange Commission (the "Commission") within one year from the closing date, the warrant holders may exercise their warrants by means of a "cashless exercise" at a formula set forth in the form of warrant instead of paying cash to us upon exercise.

REGISTRATION OF COMMON STOCK

We have agreed to undertake registration with the Commission of the common stock and common stock underlying the convertible debentures and warrants. Accordingly, we are required to file a registration statement with the Commission within 30 days of the closing date of the financing transaction, which registration must be declared effective by the Commission within 90 days of the closing date (or 120 days if the Commission reviews the registration statement). If we do not file the registration statement within 30 days of the closing date or if the Commission does not declare the registration statement effective within the prescribed time period, we are required to pay certain amounts to the investors. This registration statement is the registration statement we agreed to file in connection with the 2004 equity financing.

---------

All of the above transactions were made directly without use of an underwriter. In each case the aggregate sales proceeds (if any), after payment of offering expenses in immaterial amounts, were applied to our working capital and other general corporate purposes.

ITEM 27. EXHIBITS

  Exhibit No.                     Identification of Exhibit
  -----------                     -------------------------

      2.1   Agreement and Plan of Merger for Diomed Merger (1)

      2.2 Certificate of Amendment of Articles of Incorporation of Natexco Corporation (1)

      2.3   Agreement and Plan of Merger for migratory merger (2)

      2.4   Articles of Merger for migratory merger (Nevada) (2)

      2.5   Certificate of Merger for migratory merger (Delaware) (2)

      3.1   Diomed Holdings, Inc. (Nevada) Articles of Incorporation (1)

      3.2 Diomed Holdings, Inc. (Nevada) Amendment to the Articles of Incorporation (1)

      3.3   Certificate of Incorporation of Diomed Holdings, Inc. (Delaware)
            (2)

      3.4   Restated By-laws of Diomed Holdings, Inc. (Nevada) (1)

      3.5   By-laws of Diomed Holdings, Inc. (Delaware) (2)

      4.2 Diomed Holdings, Inc. (Nevada) Certificate of Designation for Class A Convertible Preferred Stock (1)

      4.3 Diomed Holdings, Inc. (Delaware) Certificate of Designation for Class A Convertible Preferred Stock (2)

      4.4 Diomed Holdings, Inc. Certificate of Designations for Class C Convertible Preferred Stock (7)

      4.5 Diomed Holdings, Inc. Certificate of Designations for Class D Convertible Preferred Stock (7)

      4.6   Diomed, Inc. 1998 Incentive Stock Plan (1)

      4.7   Diomed, Inc. 2001 Employee Stock Option Plan (1)

      4.8   Diomed Holdings, Inc. 2003 Omnibus Incentive Plan (11)

      5.1 Legality Opinion rendered by the Registrant's legal counsel, McGuireWoods LLP (16)

      10.1 Form of Subscription Agreement and Investment Representation regarding February 14, 2002 Private Placement (1)

      10.2  Escrow Agreement regarding February 14, 2002 Private Placement (1)

      10.3 Lock-up Agreement Applicable to February 14, 2002 Private Placement Investors (1)

      10.4 Consulting Agreement between the Company and Verus Support Services, Inc. dated December 21, 2001 (1)

      10.5 Letter Agreement between Diomed Holdings, Inc. and Verus Support Services, Inc. dated as of September 3, 2003, providing for issuance of shares of common stock in lieu of payment (10)

      10.6  Agreement between James Arkoosh and Diomed (1)

      10.7  Employment Agreement with Peter Klein, dated July 24, 1999 (1)

      10.8 Employment Agreement with James A. Wylie, Jr. dated January 10, 2003 (6)

      10.9  Cambridge Facility Lease (3)

      10.10 Axcan Pharma, Inc.--Diomed photodynamic therapy Laser Development and Supply Agreement (3)

      10.11 HRI Sub-License Agreement between QLT and Diomed (3)

      10.12 EVLT(R) marketing and Promotion Agreement with Dr. Robert Min (3)

      10.13 EVLT(R) marketing and Promotion Agreement with Dr. Steven E. Zimmet (3)

      10.14 EVLT(R) patent Purchase Agreement with Dr. Robert Min (8)

      10.15 EVLT(R) patent Exclusive License Agreement with Endolaser Associates, LLC (8)

      10.16 Amendment to Engagement Letter with Placement Agent, dated as of September 3, 2003, providing for the 10.16 A issuance of 40,879,063 warrants to Placement Agent (including form of warrant)
            (9)

      10.17 Report of Atlas Capital Services dated February 4, 2002 (1)

      10.18 Descriptive Memorandum of Diomed Holdings, Inc. (4)

      10.19 Note Purchase Agreement dated December 27, 2002 (5)

      10.20 Form of Class A Secured Notes due 1/1/2004 (5)

      10.21 Form of Class B Unsecured Notes due 1/1/2004 (5)

      10.22 Registration Rights Agreement dated December 27, 2002 (5)

      10.23 Security Agreement dated December 27, 2002 (5)

      10.24 Pledge Agreement dated December 27, 2002 (5)

      10.25 Exchange Agreement dated as of April 22, 2003 (7)

      10.26 Form of Class C Secured Notes due 1/1/2004 (7)

      10.27 Secured Loan Agreement dated as of April 22, 2003 (7)

      10.28 Form of Class D Secured Notes due 5/8/04 (7)

      10.29 Amended and Restated Security Agreement dated as of April 22, 2003
            (7)

      10.30 Amended and Restated Pledge Agreement dated as of April 22, 2003
            (7)

      10.31 Amended and Restated Registration Rights Agreement dated as of April 22, 2003 (7)

      10.32 Second Exchange Agreement dated as of May 28, 2003 (12)

      10.33 Second Amended and Restated Security Agreement dated as of May 28, 2003 (12)

      10.34 Amendment to First Exchange Agreement dated as of May 28, 2003
            (12)

      10.35 Amendment to Secured Loan Agreement dated as of May 28, 2003 (12)

      10.36 Second Amendment to First Exchange Agreement dated as of July 31, 2003 (12)

      10.37 Amendment to Second Amended and Restated Security Agreement dated as of July 31, 2003 (12)

      10.38 Amendment to Second Exchange Agreement dated as of July 31, 2003
            (12)

      10.39 Second Amendment to Secured Loan Agreement dated as of July 31, 2003 (12)

      10.40 Exchange Agreement regarding Class C Stock (Exchanged for Class E Preferred Stock) (10)

      10.41 Exchange Agreement regarding Class D Stock (Exchanged for Class F Preferred Stock) (10)

      10.42 Letter of Understanding with Gibralt U.S., Inc. dated August 21, 2003 (10)

      10.43 Securities Purchase Agreement for Equity Financing (9)

      10.44 Form of Secured Bridge Notes (Issued at First Closing of Equity Financing on September 3, 2003) (9)

      10.45 Escrow Agreement regarding Equity Financing (9)

      10.46 Investors' Rights Agreement regarding Equity Financing (9)

      10.47 Patent Security Agreement regarding Equity Financing (9)

      10.48 Security Agreement regarding Equity Financing (9)

      10.49 Stockholders' Agreement regarding Equity Financing (9)

      10.50 Pledge Agreement regarding Equity Financing (9)

      10.51 Amendment to Employment Agreement with Global Strategy Associates regarding services of James A. Wylie, dated as of December 28, 2003 (13)

      10.52 Agreement with BrookstoneFive, Inc. regarding services of David B. Swank, dated as of August 5, 2003 (13)

      10.53 Loan and Security Agreement with Silicon Valley Bank, dated as of June 8, 2004 (14)

      10.54 Negative Pledge with Silicon Valley Bank, dated as of
            June 8, 2004 (14)

      10.55 Unconditional Guaranty to Silicon Valley Bank, dated as of June 8, 2004 (14)

      10.56 Security Agreement with Silicon Valley Bank, dated as of June 8, 2004 (14)

      10.57 Securities Purchase Agreement for Convertible Debentures, dated as of September 28, 2004 (15)

      10.58 Form of Convertible Debenture issued October 25, 2004 (15)

      10.59 Form of Warrant issued October 25, 2004 (15)

      10.60 Registration Rights Agreement, dated as of October 25, 2004 (15)

      10.61 Securities Purchase Agreement for Common Stock, dated as of September 28, 2004 (15)

      23.1  Consent of BDO Seidman, LLP (16)

      23.2  Consent of McGuireWoods LLP (included in Exhibit 5.1)

--------------

(1)   Filed with the Company's Current Report on Form 8-K dated February 14,
      2002.

(2)   Filed with the Company's Current Report on Form 8-K dated May 14, 2002.

(3)   Filed with the Company's Annual Report on Form 10-KSB/A dated April 29,
      2002.

(4)   Filed with the Company's Current Report on Form 8-K dated October 22,
      2003.

(5)   Filed with the Company's Current Report on Form 8-K dated December 30,
      2002.

(6)   Filed with the Company's Current Report on Form 8-K dated January 13,
      2003

(7)   Filed with the Company's Current Report on Form 8-K/A dated May 19, 2003

(8) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding EVLT(R) patent

(9) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding Equity Financing

(10) Filed with the Company's Quarterly Report on Form 10-QSB dated November 10, 2003

(11) Filed with the Company's Definitive Proxy Statement on Schedule 14A dated October 27, 2003

(12) Filed with the Company's Registration Statement on Form SB-2 dated December 3, 2003.

(13)  Filed with the Company's Annual Report on Form 10-KSB/A dated March 30,
      2004.

(14)  Filed with the Company's Current Report on Form 8-K dated June 15, 2004.

(15)  Filed with the Company's Current Report on Form 8-K dated September 29,
      2004.

(16)  Filed herewith.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the o ffering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) That, in connection with the registrant's anticipated request for acceleration of the effective date of the registration statement under Rule 461 under the Securities Act:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim form indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 24, 2004. Each person whose signature appears below hereby appoints James A. Wylie, Jr. as such person's true and lawful attorney, with full power for him to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                                DIOMED HOLDINGS, INC.


                                By: /s/ James A. Wylie, Jr.
                                    -------------------------------------
                                    James A. Wylie, Jr.
                                    President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons, constituting a majority of the members of the Board of Directors, in the capacities and on the dates indicated.

            Signature                                           Title                                      Date
            ---------                                           -----                                      ----
      /s/ James A. Wylie, Jr.                   President, Chief Executive Officer and                 November 24, 2004
--------------------------------------              Director
         (James A. Wylie, Jr)


      /s/ David B. Swank                        Chief Financial Officer and Director                   November 24, 2004
--------------------------------------
           (David B. Swank)


      /s/ Geoffrey H. Jenkins                   Chairman of the Board, Director                        November 24, 2004
--------------------------------------
        (Geoffrey H. Jenkins)


      /s/ Sidney Braginsky                      Director                                               November 24, 2004
--------------------------------------
            (Sidney Braginzky)


      /s/ Gary Brooks                           Director                                               November 24, 2004
--------------------------------------
            (Gary Brooks)


      /s/ A. Kim Campbell                       Director                                               November 24, 2004
--------------------------------------
            (A. Kim Cambpell)


      /s/ Joseph Harris                         Director                                               November 24, 2004
--------------------------------------
            (Joseph Harris)


      /s/ Peter Klein                           Director                                               November 24, 2004
--------------------------------------
            (Peter Klein)


      /s/ Edwin Snape                           Director                                               November 24, 2004
--------------------------------------
            (Edwin Snape)

                                INDEX TO EXHIBITS

Exhibit No.                     Identification of Exhibit
-----------                     -------------------------

      2.1   Agreement and Plan of Merger for Diomed Merger (1)

      2.2 Certificate of Amendment of Articles of Incorporation of Natexco Corporation (1)

      2.3   Agreement and Plan of Merger for migratory merger (2)

      2.4   Articles of Merger for migratory merger (Nevada) (2)

      2.5   Certificate of Merger for migratory merger (Delaware) (2)

      3.1   Diomed Holdings, Inc. (Nevada) Articles of Incorporation (1)

      3.2 Diomed Holdings, Inc. (Nevada) Amendment to the Articles of Incorporation (1)

      3.3   Certificate of Incorporation of Diomed Holdings, Inc. (Delaware)
            (2)

      3.4   Restated By-laws of Diomed Holdings, Inc. (Nevada) (1)

      3.5   By-laws of Diomed Holdings, Inc. (Delaware) (2)

      4.2 Diomed Holdings, Inc. (Nevada) Certificate of Designation for Class A Convertible Preferred Stock (1)

      4.3 Diomed Holdings, Inc. (Delaware) Certificate of Designation for Class A Convertible Preferred Stock (2)

      4.4 Diomed Holdings, Inc. Certificate of Designations for Class C Convertible Preferred Stock (7)

      4.5 Diomed Holdings, Inc. Certificate of Designations for Class D Convertible Preferred Stock (7)

      4.6   Diomed, Inc. 1998 Incentive Stock Plan (1)

      4.7   Diomed, Inc. 2001 Employee Stock Option Plan (1)

      4.8   Diomed Holdings, Inc. 2003 Omnibus Incentive Plan (11)

      5.1 Legality Opinion rendered by the Registrant's legal counsel, McGuireWoods LLP (16)

      10.1 Form of Subscription Agreement and Investment Representation regarding February 14, 2002 Private Placement (1)

      10.2  Escrow Agreement regarding February 14, 2002 Private Placement (1)

      10.3 Lock-up Agreement Applicable to February 14, 2002 Private Placement Investors (1)

      10.4 Consulting Agreement between the Company and Verus Support Services, Inc. dated December 21, 2001 (1)

      10.5 Letter Agreement between Diomed Holdings, Inc. and Verus Support Services, Inc. dated as of September 3, 2003, providing for issuance of shares of common stock in lieu of payment (10)

      10.6  Agreement between James Arkoosh and Diomed (1)

      10.7  Employment Agreement with Peter Klein, dated July 24, 1999 (1)

      10.8 Employment Agreement with James A. Wylie, Jr. dated January 10, 2003 (6)

      10.9  Cambridge Facility Lease (3)

      10.10 Axcan Pharma, Inc.--Diomed photodynamic therapy Laser Development and Supply Agreement (3)

      10.11 HRI Sub-License Agreement between QLT and Diomed (3)

      10.12 EVLT(R) marketing and Promotion Agreement with Dr. Robert Min (3)

      10.13 EVLT(R) marketing and Promotion Agreement with Dr. Steven E. Zimmet (3)

      10.14 EVLT(R) patent Purchase Agreement with Dr. Robert Min (8)

      10.15 EVLT(R) patent Exclusive License Agreement with Endolaser Associates, LLC (8)

      10.16 Amendment to Engagement Letter with Placement Agent, dated as of September 3, 2003, providing for the 10.16 A issuance of 40,879,063 warrants to Placement Agent (including form of warrant)
            (9)

      10.17 Report of Atlas Capital Services dated February 4, 2002 (1)

      10.18 Descriptive Memorandum of Diomed Holdings, Inc. (4)

      10.19 Note Purchase Agreement dated December 27, 2002 (5)

      10.20 Form of Class A Secured Notes due 1/1/2004 (5)

      10.21 Form of Class B Unsecured Notes due 1/1/2004 (5)

      10.22 Registration Rights Agreement dated December 27, 2002 (5)

      10.23 Security Agreement dated December 27, 2002 (5)

      10.24 Pledge Agreement dated December 27, 2002 (5)

      10.25 Exchange Agreement dated as of April 22, 2003 (7)

      10.26 Form of Class C Secured Notes due 1/1/2004 (7)

      10.27 Secured Loan Agreement dated as of April 22, 2003 (7)

      10.28 Form of Class D Secured Notes due 5/8/04 (7)

      10.29 Amended and Restated Security Agreement dated as of April 22, 2003
            (7)

      10.30 Amended and Restated Pledge Agreement dated as of April 22, 2003
            (7)

      10.31 Amended and Restated Registration Rights Agreement dated as of April 22, 2003 (7)

      10.32 Second Exchange Agreement dated as of May 28, 2003 (12)

      10.33 Second Amended and Restated Security Agreement dated as of May 28, 2003 (12)

      10.34 Amendment to First Exchange Agreement dated as of May 28, 2003
            (12)

      10.35 Amendment to Secured Loan Agreement dated as of May 28, 2003 (12)

      10.36 Second Amendment to First Exchange Agreement dated as of July 31, 2003 (12)

      10.37 Amendment to Second Amended and Restated Security Agreement dated as of July 31, 2003 (12)

      10.38 Amendment to Second Exchange Agreement dated as of July 31, 2003
            (12)

      10.39 Second Amendment to Secured Loan Agreement dated as of July 31, 2003 (12)

      10.40 Exchange Agreement regarding Class C Stock (Exchanged for Class E Preferred Stock) (10)

      10.41 Exchange Agreement regarding Class D Stock (Exchanged for Class F Preferred Stock) (10)

      10.42 Letter of Understanding with Gibralt U.S., Inc. dated August 21, 2003 (10)

      10.43 Securities Purchase Agreement for Equity Financing (9)

      10.44 Form of Secured Bridge Notes (Issued at First Closing of Equity Financing on September 3, 2003) (9)

      10.45 Escrow Agreement regarding Equity Financing (9)

      10.46 Investors' Rights Agreement regarding Equity Financing (9)

      10.47 Patent Security Agreement regarding Equity Financing (9)

      10.48 Security Agreement regarding Equity Financing (9)

      10.49 Stockholders' Agreement regarding Equity Financing (9)

      10.50 Pledge Agreement regarding Equity Financing (9)

      10.51 Amendment to Employment Agreement with Global Strategy Associates regarding services of James A. Wylie, dated as of December 28, 2003 (13)

      10.52 Agreement with BrookstoneFive, Inc. regarding services of David B. Swank, dated as of August 5, 2003 (13)

      10.53 Loan and Security Agreement with Silicon Valley Bank, dated as of June 8, 2004 (14)

      10.54 Negative Pledge with Silicon Valley Bank, dated as of
            June 8, 2004 (14)

      10.55 Unconditional Guaranty to Silicon Valley Bank, dated as of June 8, 2004 (14)

      10.56 Security Agreement with Silicon Valley Bank, dated as of June 8, 2004 (14)

      10.57 Securities Purchase Agreement for Convertible Debentures, dated as of September 28, 2004 (15)

      10.58 Form of Convertible Debenture issued October 25, 2004 (15)

      10.59 Form of Warrant issued October 25, 2004 (15)

      10.60 Registration Rights Agreement, dated as of October 25, 2004 (15)

      10.61 Securities Purchase Agreement for Common Stock, dated as of September 28, 2004 (15)

      23.1  Consent of BDO Seidman, LLP (16)

      23.2  Consent of McGuireWoods LLP (included in Exhibit 5.1)

--------------

(1)   Filed with the Company's Current Report on Form 8-K dated February 14,
      2002.

(2)   Filed with the Company's Current Report on Form 8-K dated May 14, 2002.

(3)   Filed with the Company's Annual Report on Form 10-KSB/A dated April 29,
      2002.

(4)   Filed with the Company's Current Report on Form 8-K dated October 22,
      2003.

(5)   Filed with the Company's Current Report on Form 8-K dated December 30,
      2002.

(6)   Filed with the Company's Current Report on Form 8-K dated January 13,
      2003

(7)   Filed with the Company's Current Report on Form 8-K/A dated May 19, 2003

(8) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding EVLT(R) patent

(9) Filed with the Company's Current Report on Form 8-K dated September 10, 2003 regarding Equity Financing

(10) Filed with the Company's Quarterly Report on Form 10-QSB dated November 10, 2003

(11) Filed with the Company's Definitive Proxy Statement on Schedule 14A dated October 27, 2003

(12) Filed with the Company's Registration Statement on Form SB-2 dated December 3, 2003.

(13)  Filed with the Company's Annual Report on Form 10-KSB/A dated March 30,
      2004.

(14)  Filed with the Company's Current Report on Form 8-K dated June 15, 2004.

(15)  Filed with the Company's Current Report on Form 8-K dated September 29,
      2004.

(16)  Filed herewith.